     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 1998.
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       -----------------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       -----------------------------------

                         GENERAL ROOFING SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                       -----------------------------------

         FLORIDA                              1761                   65-0836979
(State or other jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)     Classification Code Number)  Identification Number)

                            951 SOUTH ANDREWS AVENUE
                          POMPANO BEACH, FLORIDA 33069
                                 (954) 942-3550
                        (Address, including zip code, and
                        telephone number, including area
                         code, of registrant's principal
                               executive offices)

                                GREGG E. WALLICK
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         GENERAL ROOFING SERVICES, INC.
                            951 SOUTH ANDREWS AVENUE
                          POMPANO BEACH, FLORIDA 33069
                                 (954) 942-3550
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

       ANDREW HULSH, ESQ.                        JEFFREY M. STEIN, ESQ.
       BAKER & MCKENZIE                             KING & SPALDING
701 BRICKELL AVENUE, SUITE 1600               191 PEACHTREE STREET, N.E.
     MIAMI, FLORIDA  33131                       ATLANTA, GEORGIA  30303
        (305) 789-8900                             (404) 572-4600

    Approximate date of commencement of proposed sale to the public: AS PROMPTLY AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________.

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        --------------------------------

                         CALCULATION OF REGISTRATION FEE

==================================================================================================
     Title of Each Class of                       Proposed Maximum Aggregate       Amount of
   Securities to be Registered                         Offering Price(1)        Registration Fee
--------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share........            $69,000,000                $20,355
==================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
                        ---------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

                    SUBJECT TO COMPLETION DATED MAY 27, 1998

                                4,000,000 SHARES

                                     GRS(TM)
                         GENERAL ROOFING SERVICES, INC.

                                  Common Stock

                             ---------------------

     All of the 4,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby (the "Offering") are being sold by General Roofing Services, Inc. ("GRS" or the "Company").

     Prior to the Offering there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $13.00 and $15.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price of the Common Stock. The Company has applied for quotation of the Common Stock on the Nasdaq Stock Market under the symbol "ROOF."

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                           PRICE TO       UNDERWRITING        PROCEEDS TO
                            PUBLIC        DISCOUNT (1)        COMPANY (2)
--------------------------------------------------------------------------------
Per Share...........        $                $                   $
Total(3)............       $                $                   $
================================================================================

(1) See "Underwriting" for a description of the indemnification arrangements with the Underwriters.
(2) Before deducting expenses of the Offering payable by the Company estimated to be $ .
(3) The Company has granted the Underwriters a 30-day option to purchase up to 600,000 additional shares of Common Stock, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $ , $ and $ , respectively. See "Underwriting."

                                   ---------

     The shares of Common Stock are offered severally by the Underwriters named herein subject to prior sale when, as and if received and accepted by the Underwriters, subject to their right to reject orders, in whole or in part, and to certain other conditions. It is expected that delivery of the certificates will be made against payment therefor at the office of The Robinson-Humphrey
Company, LLC, Atlanta, Georgia, on or about       1998.


THE ROBINSON-HUMPHREY COMPANY

                                             BANCAMERICA ROBERTSON STEPHENS

           , 1998


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 [Map of United States indicating GRS locations]

"GRS," "General Roofing Services" and its logo are service marks of the Company for which federal service mark registration has been applied. All other service marks, trademarks or trade names referred to in this Prospectus are the property of their respective owners.

                              --------------------

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the financial statements, including the related notes thereto, appearing elsewhere in this Prospectus. Concurrently with, and as a condition to, the Offering, the Company plans to acquire (the "Combination") 18 companies (the "Founding Companies"). Unless the context otherwise requires, (i) the "Company" or "GRS" refers to General Roofing Services, Inc. and the Founding Companies, and assumes that the Combination has been consummated and (ii) the information in this Prospectus assumes that the Underwriters' over-allotment option has not been exercised.

                                   THE COMPANY

         General Roofing Services, Inc. (the "Company" or "GRS") was founded in 1998 to become the leading nationwide provider of commercial roofing services. Concurrently with, and as a condition to, the Offering, GRS plans to acquire 18 leading commercial roofing companies (the "Founding Companies"). The Founding Companies, which have been in business for an average of approximately 28 years, had pro forma combined 1997 revenues and income from operations of approximately $195.9 million and $13.4 million, respectively. Following the Combination and the Offering, the Company will have operations in 20 cities in 12 states, and will be one of the largest providers of commercial roofing services in the United States. Combined historical revenues of the Founding Companies grew at a compound annual growth rate of 14.7 % from 1995 through 1997. Management believes that the Company will have certain competitive advantages as the first public company seeking to consolidate the commercial roofing industry.

         The Company offers a broad range of comprehensive roofing services, which include re-roofing, restoration and repair, and new roof construction. Approximately 65% of the Company's 1997 pro forma revenues were derived from re-roofing, restoration and repair services, and 35% were derived from new roof construction. The Company also offers maintenance services, which provide recurring revenues and on-going interaction with its customers. The Company provides services to customers in a broad range of industries, including the industrial, office, retail, hospitality, government, educational and entertainment industries. The Company has performed services for a broad range of companies, including Home Depot, Inc., The Walt Disney Company, United States Postal Service, NationsBank, N.A., Bass Hotels & Resorts (Holiday Inn Hotels), Sea World, AMC Entertainment Inc., General Motors Corporation, Rockwell International Corp., Ford Motor Company, Chrysler Corporation, The Coca-Cola Company, U.S. Army, U.S. Navy, Simon DeBartolo Group, Inc., Wal Mart Stores, Inc., Sears Roebuck & Company, Abbott Laboratories, Inc., Trammel Crow Company, Arvida Company, Cushman & Wakefield, Inc., Columbia/HCA Healthcare Corporation, and University of Michigan.

         The Company believes that its size, geographic diversity of operations, knowledge of local markets and industry relationships will give the Company significant competitive advantages. Through increased size, the Company believes that it will have a greater ability to (i) provide services to customers with locations in multiple markets, (ii) more effectively allocate resources in serving customers in each of its markets, (iii) attract, train and retain skilled roofing labor and (iv) achieve economies of scale in the purchase of roofing materials. The Company also believes that increased size will provide operating and cost efficiencies by performing a wide range of functions on a centralized basis, including administrative functions, such as those relating to human resources, employee benefits and insurance, as well as purchasing, accounting and bonding. The Company intends to share best practices among the Founding Companies and with other companies to be acquired. The Company believes that the geographic diversity of its operations will diminish the effects of local market downturns, offer opportunities to pursue growth in its existing markets and create a base of expertise and relationships to expand into new markets. In anticipation of the Combination, one of the Founding Companies has made a substantial investment in a scalable, advanced enterprise information system to be utilized by the Company, which provides critical project status and cost information to all employees on a daily basis and provides management with comprehensive reports on substantially all aspects of the Company's operations.

         The Company plans to leverage its experienced management and extensive relationships within the commercial roofing industry to increase its revenues through internal growth as well as through the acquisition of additional commercial roofing companies. The Company has extensive relationships within the industry, in part through the Founding Companies that are all members of the National Roofing Contractor's Association (the "NRCA"), the largest roofing trade organization with approximately 3,200 commercial roofing companies as members. Gregg E. Wallick, the Company's President and Chief Executive Officer, with more than 18 years of experience in the commercial roofing industry, is a member of the Board of Directors of the NRCA. Mr. Wallick is also a member of the Board of Governors of the Alliance for Progress and is a member of its Steering Committee. The Alliance for Progress is an industry organization that invests funds contributed by its membership in certain programs, such as special training programs, for the benefit of the roofing industry and the organization's membership.

         According to a market survey conducted by the NRCA, total expenditures for roofing services in the United States in 1997 were approximately $20.0 billion, of which approximately $14.5 billion were for commercial roofing services. The roofing industry is highly fragmented, and is estimated to be comprised of more than 25,000 companies, most of which are small, owner-operated, independent contractors serving a local customer base, with limited access to capital for investment in infrastructure, technology and expansion. The Company believes that no single company accounted for more than 1% of total expenditures for roofing services in the United States. According to the market survey conducted by the NRCA, approximately 75% of roofing expenditures in 1997 were attributable to re-roofing, restoration and repair, with the balance attributable to new roof construction.

         The Company believes that its business strategy will enable it to continue its growth in existing markets and, together with its relative size and recognition within the industry, enable it to achieve its goal of maintaining and expanding its position as the leading national provider of commercial roofing services. Key elements of the Company's strategy are to:

                  Focus on Commercial Roofing Market. The Company intends to continue to focus on the commercial roofing market because of its size, the magnitude of individual projects, the diverse and multiple location customer base, the trend of consolidation in commercial real estate, recurring revenue opportunities and the potential for long-term relationships with companies, building owners, property managers, general contractors and roof consultants.

                  Establish Regional and National Market Coverage. The Company believes that the growth of many of the Founding Companies has been restricted due to the geographic limitations of their existing operations and that the Company's broad geographic coverage will increase internal growth opportunities. The Company intends to leverage its geographic diversity to solicit additional business from existing customers and new business from new customers that operate on a regional and national basis, such as real estate investment trusts ("REITs"), contractors, owners of national chains and roof consultants. The Company believes that significant demand exists from such companies to utilize the services of a single commercial roofing service provider and that existing local and regional relationships can be expanded as the Company develops a nationwide network.

                  Expand Maintenance Services. The Company intends to further develop its maintenance service operations, which generally provide higher gross margins, recurring revenues and ongoing interaction with customers. The Company has adopted a maintenance-oriented approach, whereby it performs regularly scheduled maintenance checks and focuses on increasing customer awareness of the cost-effectiveness of preventive maintenance and the available repair and restoration services that can most efficiently prolong the life of a roof. The Company believes that this approach builds long-term relationships with customers and encourages them to turn to the Company for all of their roofing needs.

                  Apply Certain Functions and Technology to Achieve Operating and Cost Efficiencies. The Company believes that it will achieve operating and cost efficiencies by performing a wide range of functions on a centralized basis, including administrative functions, such as those relating to human resources, employee benefits and insurance, as well as purchasing, accounting and bonding. The Company also intends to leverage its proprietary scalable, advanced enterprise information system, which will provide management on a daily basis with information regarding project estimates, materials and labor cost, accounts receivable and accounts payable tracking, project progress and sales, as well as comprehensive reports on substantially all aspects of the Company's operations. Management believes that this system, which was developed by one of the Founding Companies over a five-year period, will provide the Company with significant competitive advantages through more accurate job estimates, enhanced cost awareness and uniform control procedures through the timely flow of comprehensive project information. Management believes that this advanced enterprise information system will be fully implemented and accessible on a Company-wide basis by the end of 1999.

                  Adopt Best Practices. The Company believes that it will be able to increase operating efficiencies and enhance internal growth by identifying and incorporating the operational and marketing strengths of individual Founding Companies. The Company intends to institute a "best practices" program, which will evaluate and implement on a Company-wide basis selected policies, practices and procedures of the Founding Companies and other companies to be acquired, with the goal of maximizing service levels and profitability. In order to ensure that best practices are shared among each of the individual Founding Companies, the Company has created a Presidents' Council composed of the president or senior executive of each of the Founding Companies. The Council has begun meeting on a regular basis as a group and through smaller working committees, to share operating practices and to develop additional methods to improve the overall performance of the Company and the individual operating companies.

                  Operate on a Decentralized Basis. The Company believes that, while maintaining strong operating and financial controls, a decentralized operating structure will retain the entrepreneurial spirit present in each of the Founding Companies. The Company's decentralized operating structure will allow it to capitalize on the considerable local and regional market knowledge and customer relationships possessed by each Founding Company, as well as by companies that may be acquired in the future.

                  Grow through Acquisitions. The Company believes that, due to the highly fragmented nature of the commercial roofing industry, it has significant opportunities to pursue an acquisition strategy and expand in targeted geographic markets. The Company intends to focus on acquiring profitable companies with an established customer base and a reputation for quality that will serve as a platform for the acquisition and integration of smaller companies. The Company will also seek to acquire companies with entrepreneurial management philosophies and a willingness to learn and share improved business practices through open communication. The Company believes that many commercial roofing businesses that lack the capital necessary to expand operations will become acquisition candidates. The Company believes that it will be attractive to these acquisition candidates because it will provide
         (i) information on best practices, (ii) expertise to expand in specialized markets, (iii) the opportunity to focus on customers rather than administration, (iv) national name recognition, (v) increased financial flexibility, (vi) existing management the opportunity for a continued role with the Company and (vii) the opportunity to provide services to the Company's customers in their respective geographic markets. All of the Founding Companies participate in professional associations, including the NRCA. The Company intends to capitalize on the relationships created within these professional associations and the combined industry reputation of the Founding Companies to pursue its acquisition strategy. Through these and other resources, the Company believes it will be able to identify and attract acquisition candidates who meet the Company's criteria.

                                  THE OFFERING

Common Stock Offered .....................................  4,000,000 Shares

Common Stock to be Outstanding after the Offering(1)......  10,258,667 Shares

Use of Proceeds...........................................  To fund the cash portion of the
                                                            purchase price for
                                                            the Founding
                                                            Companies, to repay
                                                            certain outstanding
                                                            indebtedness of the
                                                            Founding Companies
                                                            and for other
                                                            general corporate
                                                            purposes, including
                                                            working capital and
                                                            future acquisitions.
                                                            See "Use of
                                                            Proceeds."

Proposed Nasdaq Symbol....................................  ROOF

-------------

(1) Includes 6,258,667 shares to be issued in connection with the acquisition of the Founding Companies concurrently with the Offering, but excludes 282,222 shares of Common Stock reserved for issuance upon the exercise of stock options and warrants to be issued to holders of options and warrants of certain of the Founding Companies in the Combination. In addition, immediately following the Offering the Company will grant approximately 560,000 options to employees and directors of the Company pursuant to the Company's 1998 Stock Option and Restricted Stock Purchase Plan. See "Management -- 1998 Stock Option and Restricted Stock Purchase Plan."

                    SUMMARY PRO FORMA COMBINED FINANCIAL DATA

                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

         General Roofing Services, Inc. will acquire the Founding Companies concurrently with and as a condition to the consummation of the Offering. For financial statement presentation purposes, General Roofing Industries ("GRI") has been identified as the "accounting acquirer," and the financial statements of GRI will be regarded as the historical financial statements of the Company. The following summary unaudited pro forma combined financial data present certain data for the Company, as adjusted for (i) the effects of the Combination, (ii) the effects of certain other pro forma adjustments to historical financial statements and (iii) the consummation of the Offering and the application of the net proceeds therefrom. The unaudited pro forma combined income statement data assume that the Combination, the Offering and related transactions were consummated on January 1, 1997 and are not necessarily indicative of the results that the Company would have obtained had these events actually occurred at that date or indicative of the Company's future results. During the periods presented below, the Founding Companies were not under common control or common management, and therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by the Company. The unaudited pro forma combined income statement data are based on preliminary estimates, available information and certain assumptions that Company management deems appropriate. The unaudited pro forma combined financial data should be read in conjunction with the other financial information included elsewhere in this Prospectus. See "Selected Financial Data," the Unaudited Pro Forma Combined Financial Statements and notes thereto, and the historical financial statements for the Founding Companies and the notes thereto, all included elsewhere in this Prospectus.


                                                                           PRO FORMA COMBINED (1)
                                                                ----------------------------------------
                                                                    YEAR ENDED        THREE MONTHS ENDED
                                                                DECEMBER 31, 1997       MARCH 31, 1998
                                                                -----------------     ------------------
INCOME STATEMENT DATA:
   Revenues ............................................          $    195,909           $     39,584

   Cost of Revenues ....................................               153,390                 31,701
                                                                  ------------           ------------
   Gross Profit ........................................                42,519                  7,883

   Selling, General and Administrative Expenses (2) ....                27,497                  7,742

   Goodwill Amortization (3) ...........................                 1,607                    402
                                                                  ------------           ------------
   Income (Loss) from Operations .......................                13,415                   (261)

   Interest and Other Income (Expense), net (4) ........                  (499)                  (126)
                                                                  ------------           ------------
   Income (Loss) Before Income Taxes (5) ...............                12,916                   (387)

   Provision for Income Taxes ..........................                (5,664)                    (7)
                                                                  ------------           ------------
   Net Income (Loss) ...................................          $      7,252           $       (394)
                                                                  ============           ============

   Basic Earnings (Loss) Per Share .....................          $       0.71           $      (0.04)
                                                                  ============           ============

   Shares Used in Computing Pro Forma Income
     (Loss) Per Share (6) ..............................            10,258,667             10,258,667
                                                                  ============           ============

                                                                  PRO FORMA
                                                             AS OF MARCH 31, 1998
                                                             --------------------
                                                                             COMBINED AS
                                                        COMBINED             ADJUSTED (7)
                                                        --------             ------------
BALANCE SHEET DATA: (8)
  Working Capital (Deficiency) (4) ...............    $ (22,797)(9)          $  19,639
  Total assets ...................................      118,557                131,201
  Long-term debt, net of current maturities (4) ..        6,054                    410
  Total stockholders' equity (4) .................       48,018                 96,098

--------------
(1) Because of varying weather patterns, the commercial roofing industry is seasonal in nature. Typically, because of winter weather during the first calendar quarter of each year, the Founding Companies have experienced periods of relatively lower revenues and gross profits with no corresponding decrease in selling, general and administrative expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Results of Operations - Combined" for a more detailed discussion of seasonality.

(2) The pro forma combined income statement data reflect an aggregate of $3.3 million for the year ended December 31, 1997 and $317,000 for the three months ended March 31, 1998 in pro forma reductions in salaries, bonuses, and benefits to the owners of the Founding Companies to which they have agreed prospectively. See "Management - Employment Agreements."

(3) Consists of amortization of goodwill to be recorded as a result of the Combination over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

(4) Several of the Founding Companies are S Corporations. Prior to the Combination, these Founding Companies will make distributions to their stockholders totaling $14.6 million, representing substantially all of their previously taxed undistributed earnings (the "S Corporation Distributions"). Certain Founding Companies will incur debt of $11.7 million relating to these distributions and, subsequent to the Offering, such amounts will be repaid by borrowings of the Company. Accordingly, pro forma interest expense has been increased by $936,000 for the year ended December 31, 1997 and $234,000 for the three months ended March 31, 1998, pro forma working capital has been reduced by $2.7 million, pro forma debt has been increased by $11.7 million and pro forma stockholders' equity has been reduced by $14.2 million. One of the Founding Companies has declared S Corporation Distributions of $434,000 which have been recorded as a dividend payable to shareholder and reduction of stockholders' equity in the pro forma combined balance sheet data. This $434,000 is included in the $14.6 million of S Corporation Distributions. The Combination excludes certain assets and operations of the Founding Companies with a net book value of $1.0 million, not required for the ongoing operations of the Company.

(5) Assumes a corporate income tax rate of 39% and the non-deductibility of goodwill.

(6) Includes 6,258,667 shares to be issued in connection with the acquisition of the Founding Companies concurrently with the Offering, but excludes 282,222 shares of Common Stock reserved for issuance upon the exercise of stock options and warrants to be issued to holders of options and warrants of certain of the Founding Companies in the Combination. In addition, immediately following the Offering the Company will grant approximately 560,000 options to employees and directors of the Company pursuant to the Company's 1998 Stock Option and Restricted Stock Purchase Plan. See "Management -- 1998 Stock Option and Restricted Stock Purchase Plan."

(7) Adjusted for the sale of the 4,000,000 shares of Common Stock offered hereby at an assumed price of $14.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

(8) The pro forma combined balance sheet data assume that the Combination was consummated on March 31, 1998.

(9) Includes a $25.8 million note payable to the owners of the Founding Companies, representing the cash portion of the Acquisition Consideration to be paid from a portion of the net proceeds of the Offering. Excludes contingent consideration of up to $7.6 million issuable upon achievement of certain performance requirements.

          SUMMARY INDIVIDUAL FOUNDING COMPANY HISTORICAL FINANCIAL DATA
                                 (IN THOUSANDS)

         The following table presents certain summary historical income statement data of the Founding Companies and combined summary historical income statement data for the Founding Companies for each of their three most recent fiscal years. The historical income statement data below have not been adjusted for the pro forma adjustments related to contractually agreed reductions in salaries and benefits, or any other pro forma adjustments reflected in the Unaudited Pro Forma Combined Financial Statements, included elsewhere in this Prospectus. The income statement data presented below have been audited for certain of the Founding Companies and for the periods as reflected in the historical financial statements of such Founding Companies, included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The combined historical financial data of the Founding Companies do not represent data derived from results of operations presented in accordance with generally accepted accounting principles, but are only the summation of the revenues, gross profit, selling, general and administrative expenses and operating income of the Founding Companies.

                                                                                                           THREE MONTHS ENDED
                                                                      FISCAL YEARS (1)                           MARCH 31,
                                                        ----------------------------------------      -------------------------
                                                           1995            1996           1997            1997            1998
                                                           ----            ----           ----            ----            ----
COMBINED:
     Revenue .....................................      $ 152,992       $ 171,510      $ 201,220      $  40,682       $  40,746
     Gross Profit ................................         29,390          35,634         42,686          7,576           7,893
     Selling, General and Administrative
      Expenses....................................         24,329          28,690         31,194          7,229           8,084
     Operating Income (Loss) .....................          5,061           6,944         11,492            347            (191)
GENERAL ROOFING INDUSTRIES(2):
     Revenue .....................................      $  18,174       $  24,810      $  26,792      $   6,508       $   7,135
     Gross Profit ................................          4,615           7,552          7,691          1,977           1,827
     Selling, General and Administrative
      Expenses....................................          4,955           6,570          6,995          1,715           2,204
     Operating Income (Loss) .....................           (340)            982            696            262            (377)
THE C.E.I. COMPANIES(3):
     Revenue .....................................      $  39,694       $  42,525      $  45,163      $   9,653       $  10,025
     Gross Profit ................................          8,505           9,673         10,264          1,911           2,292
     Selling, General and Administrative
      Expenses....................................          7,289           7,699          8,018          1,933           2,105
     Operating Income (Loss) .....................          1,216           1,974          2,246            (22)            187
ANTHONY ROOFING, LTD.:
     Revenue .....................................      $  12,290       $  12,226      $  19,778      $   2,524       $   2,489
     Gross Profit ................................          3,446           2,719          5,337            282             357
     Selling, General and Administrative
      Expenses....................................          1,961           2,086          2,870            372             445
     Operating Income (Loss) .....................          1,485             633          2,467            (90)            (88)
SPECIALTY ASSOCIATES, INC. AND AFFILIATE(4):
     Revenue .....................................      $  14,105       $  15,306      $  17,197      $   3,529       $   2,300
     Gross Profit ................................          1,516           1,647          2,240            326              14
     Selling, General and Administrative
      Expenses....................................          1,416           1,236          1,486            272             317
     Operating Income (Loss) .....................            100             411            754             54            (303)
CYCLONE ROOFING COMPANY:
     Revenue .....................................      $   9,243       $  10,254      $  16,057      $   3,085       $   2,829
     Gross Profit ................................          1,625           1,716          3,534            501             372
     Selling, General and Administrative
      Expenses....................................            683           1,157          1,099            227             227
     Operating Income ............................            942             559          2,435            274             145
WRIGHT-BROWN ROOFING COMPANY:
     Revenue .....................................      $  10,923       $  12,820      $  15,316      $   2,135       $   2,447
     Gross Profit ................................          1,441           2,190          2,496            347             334
     Selling, General and Administrative
      Expenses....................................          1,007           1,285          1,393            393             307
     Operating Income (Loss) .....................            434             905          1,103            (46)             27
HARRINGTON-SCANLON ROOFING COMPANY, INC ..........
  AND AFFILIATES:
     Revenue .....................................      $   5,067       $  10,313      $  11,816      $   2,654       $   2,369
     Gross Profit ................................            989           1,636          1,770            468             184
     Selling, General and Administrative
      Expenses....................................            839           1,515          1,550            329             377
     Operating Income (Loss) .....................            150             121            220            139            (193)
SLAVIK, BUTCHER & BAECKER CONSTRUCTION
  COMPANY, INC.:
     Revenue .....................................      $   7,273       $   9,322      $  11,265      $   2,816       $   2,858
     Gross Profit ................................          1,087           1,053          1,337            321             555
     Selling, General and Administrative
      Expenses....................................            981           1,043          1,215            302             347
     Operating Income ............................            106              10            122             19             208

FIVE-K INDUSTRIES, INC. AND SUBSIDIARY:
     Revenue .....................................      $  10,402       $   9,361      $  11,091      $   2,117       $   2,172
     Gross Profit ................................          2,349           2,840          3,212            543             859
     Selling, General and Administrative
      Expenses....................................          2,226           2,652          2,775            823             882
     Operating Income (Loss) .....................            123             188            437           (280)            (23)
ADVANCED ROOFING, INC. AND AFFILIATES:
     Revenue .....................................      $  12,078       $  10,682      $  12,174      $   2,627       $   3,097
     Gross Profit ................................          1,740           1,839          2,347            455             630
     Selling, General and Administrative
      Expenses....................................          1,219           1,317          1,571            335             400
     Operating Income ............................            521             522            776            120             230
BLACKMORE & BUCKNER ROOFING, INC.:
     Revenue .....................................      $   7,210       $   7,704      $   7,739      $   1,401       $   1,061
     Gross Profit ................................          1,415           1,756          1,418            128             165
     Selling, General and Administrative
      Expenses....................................          1,161           1,326          1,220            206             215
     Operating Income (Loss) .....................            254             430            198            (78)            (50)
REGISTER CONTRACTING COMPANY, INC.:
     Revenue .....................................      $   6,533       $   6,187      $   6,832      $   1,633       $   1,964
     Gross Profit ................................            662           1,013          1,040            317             304
     Selling, General and Administrative
      Expenses....................................            592             804          1,002            322             258
     Operating Income (Loss) .....................             70             209             38             (5)             46

---------------

(1) The fiscal years presented above are the years ended December 31, 1995, 1996 and 1997, except for (i) General Roofing Industries for which the fiscal years presented are the years ended October 31, 1995, 1996 and 1997;
     (ii) Anthony Roofing, Ltd. for which the fiscal years presented are October 31, 1995, and December 31, 1996 and 1997; (iii) Specialty Associates, Inc. and Affiliate for which the fiscal years presented are the year ended June 30, 1995, the 53-week period ended February 2, 1997 and the 52-week period ended February 1, 1998; (iv) Slavik, Butcher & Baecker Construction Company, Inc. for which the fiscal years presented are the years ended June 30, 1995, 1996 and 1997; (v) Five-K Industries, Inc. and Subsidiary for which the fiscal years presented are the years ended March 31, 1996, 1997 and 1998; and (vi) Register Contracting Company, Inc. for which the fiscal years presented are the years ended September 30, 1995, 1996 and 1997.

(2)  Consists of (i) GRI of South Florida, Inc., (ii) GRI of West Florida, Inc.,
     (iii) GRI of Orlando, Inc. and (iv) Dakota Leasing, Inc.

(3) Consists of (i) C.E.I. Roofing, Inc., (ii) C.E.I. West Roofing Company, Inc. and (iii) C.E.I. Florida, Inc.

(4)  Consists of Specialty Associates, Inc. and SAI Wholesale Distributors,
     Inc.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective purchasers of the Common Stock offered hereby should consider carefully the following factors before deciding to invest in the Common Stock. To the extent this Prospectus contains certain forward-looking statements, actual results could differ materially from those projected in the forward-looking statements as a result of any number of factors, including the risk factors set forth below and elsewhere in this Prospectus.


ABSENCE OF COMBINED OPERATING HISTORY

     Although each of the Founding Companies has operated for more than 10 years, the business of the Founding Companies will not be operated on a combined basis until after the Offering. There can be no assurance that the Company will be able to integrate the operations of the Founding Companies successfully or to institute the necessary systems and procedures, including accounting and financial reporting systems, to manage the combined enterprise on a profitable basis. There can be no assurance that the Company's management group will be able to manage the combined entity or to implement effectively the Company's operating strategy, internal growth strategy and acquisition program. The pro forma and combined historical financial results of the Founding Companies cover periods when the Founding Companies were not under common control or management and may not be indicative of the Company's future financial or operating results. The inability of the Company to integrate and manage the Founding Companies and such additional businesses as the Company may acquire as a cohesive, efficient enterprise or to eliminate unnecessary duplication may have a material adverse effect on the business, financial condition and results of operations of the Company.


DEPENDENCE ON ACQUISITIONS FOR GROWTH

     The Company intends to grow primarily by acquiring commercial roofing companies in its existing and new markets. The Company's acquisition strategy presents risks that, singularly or in any combination, could materially adversely affect the Company's business, financial condition and results of operations. These risks include the possibility of the adverse effect on existing operations of the Company from the diversion of management attention and resources to acquisitions, the possible loss of acquired customer bases and key personnel, possible adverse effect on earnings resulting from amortization of goodwill created in purchase transactions and the contingent and latent risks associated with the past operations and other unanticipated problems arising in the acquired businesses. The success of the Company's acquisition strategy will depend on the extent to which it is able to identify, acquire, successfully integrate and profitably manage additional businesses, and no assurance can be given that the Company's strategy will succeed. Competition for suitable acquisition targets could limit the Company's ability to locate suitable acquisition targets and could increase the cost of purchasing such acquisition targets. See "Business -- Acquisition Strategy."


DEPENDENCE ON ADDITIONAL CAPITAL FOR FUTURE GROWTH

     Expansion of the Company through acquisitions and internal growth will require significant capital. The timing, size and success of the Company's acquisition efforts and the associated capital commitments cannot be readily predicted. The Company currently intends to finance future acquisitions by using shares of its Common Stock for a substantial portion of the consideration to be paid. If the Common Stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. The Company will have approximately $12.6 million (at an assumed offering price of $14.00 per share) of the net proceeds of this Offering remaining for future acquisitions and working capital after payment of Offering expenses, any indebtedness incurred or assumed by the Company and the cash portion of the purchase price for the Founding Companies. There can be no assurance the Company will be able to raise sufficient capital upon terms acceptable to the Company, or at all. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through equity or debt financing. Such indebtedness, if incurred, would increase the Company's leverage, may make the Company more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


SEASONALITY; QUARTERLY FLUCTUATIONS

     The Company's results of operations and the demand for its roofing services can be expected to fluctuate from quarter to quarter due to a variety of factors, including but not limited to, adverse weather and the timing of acquisitions. For example, mild, dry weather results in reduced demand for the number of roofs in need of repair. Conversely, adverse weather increases the number of roofs in need of repair, but due to the increased demand and the inability to render services during such periods, severe weather can delay the time it takes to complete a roofing project. Accordingly, the Company expects its revenues and operating results generally will be lower in the first and fourth quarters. Historically, the commercial roofing industry has been highly cyclical. As a result, the Company's volume of business may be adversely affected by declines in new installation projects in various geographic regions of the United States. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality" and "-- Quarterly Financial Information."


RISKS ASSOCIATED WITH DEVELOPMENT, IMPLEMENTATION, AND INTEGRATION OF OPERATING SYSTEMS AND POLICIES

     As a rapidly growing provider of commercial roofing services, the Company is faced with the development, implementation and integration of Company-wide policies and systems related to its operations. The Company plans to implement and integrate certain information and operating systems and procedures for the Founding Companies including, but not limited to, accounting systems, employment and human resources policies, uniform purchasing programs and certain centralized marketing programs. Each of the Founding Companies and companies to be acquired in the future will need to modify certain systems and policies they have utilized historically to implement the Company's systems and policies. As a result of the Company's decentralized operating strategy, there can be no assurance that the Company's operating systems and policies will be successfully implemented at the subsidiary level or that the Company will be successful in monitoring the performance of the subsidiaries. The Company may experience delays, complications and expenses in implementing, integrating and operating such systems, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Operating Strategy."


DEPENDENCE ON ENTERPRISE INFORMATION SYSTEMS

     The Company's operations are dependent on the Company's enterprise information systems which consist of a proprietary project management system and a management information system. The Company relies on these information systems for communications with its operating locations, employee and customers and information regarding the status of roofing projects, employee productivity, Company operations, accounting and financial matters, marketing and sales, the Company's facility management program and a variety of other matters. In addition, any significant disruption or unavailability of the Company's information systems for any significant period of time would have a material adverse effect on the Company's business and results of operations. Although the Company has taken precautions to protect itself from events that could interrupt its operations, including the secured storage of back-up data, physical security systems and an early warning fire detection system, there can be no assurance that a sustained electrical or communications link outage, fire, flood or other natural disaster would not disable the information systems or prevent the information systems from communicating with the Company's branch locations. See "Business -- Enterprise Information Systems."


VALUATION OF ACQUISITIONS

     The initial public offering price of the Common Stock will be determined based on negotiations between the Company and the representatives of the Underwriters, and the factors which will be considered in determining such price include, in addition to prevailing market conditions, the expected results of operations of the Company, estimates of the business potential and earnings prospects of the Company and the economy as a whole. See "Underwriting." The valuation of the Company has not been established on a company-by-company basis, and no third party appraisals of the Founding Companies were obtained by the Company for purposes of the Offering nor has a fairness opinion been obtained. A valuation of the Company determined solely by appraisal of the individual Founding Companies would likely result in a different valuation of the Company than that reflected by the initial public offering price of the shares of Common Stock offered hereby. At the initial public offering price, the aggregate consideration related to the Founding Companies (other than General Roofing Industries) will be approximately $101.9 million, which will consist of $58.7 million in Common Stock and $25.8 million in cash, assumed debt of $11.7 million for the S Corporation Distributions and $5.7 million of assumed existing debt to be repaid following upon the Offering. There can be no assurance that the consideration paid or to be paid by the Company for the Founding Companies accurately reflects the value of the assets of these companies or that the percentage of Common Stock of the Company owned by the former owners of the Founding Companies reflects the value of the assets of the Founding Companies. See "The Combination."


AVAILABILITY OF SKILLED ROOFING LABOR

     The timely provision of high-quality maintenance, repair, restoration, re-roofing and new roof construction services requires an adequate supply of skilled roofing labor. The supply of roofing labor is sensitive to economic and competitive conditions and the level of demand for roofing services. Accordingly, the Company's ability to increase its productivity and profitability may be limited by its ability to employ, train and retain the skilled roofing laborers necessary to meet the Company's service requirements. From time to time, there are shortages of skilled labor, and there can be no assurance that the Company will be able to maintain an adequate skilled labor force necessary to operate efficiently, that the Company's labor expense will not increase as a result of a shortage in the supply of skilled labor or the unionization of a portion of its labor force, or that the Company will not have to curtail its planned internal growth as a result of labor shortages. At March 31, 1998, the Company had 1,960 full-time employees, including 1,666 employees in field operations and 294 managers and administrative employees. Approximately 600 employees in six of the Founding Companies are members of unions and work under collective bargaining agreements which are subject to renegotiation from time to time. See "Business--Personnel, Training and Safety."


FACTORS AFFECTING INTERNAL GROWTH

     The Company's ability to increase the revenues of the Founding Companies and any subsequently acquired company will be affected by various factors, including demand for commercial roofing services, the level of new construction, the Company's ability to expand the range of services offered to customers of individual Founding Companies and other acquired businesses, the Company's ability to develop national accounts and other marketing programs in order to attract new customers and the Company's ability to attract and retain a sufficient number of skilled roofing labor and other necessary personnel. Many of these factors are beyond the control of the Company, and there can be no assurance that the Company's operating and internal growth strategies will be successful or that it will be able to generate cash flow adequate for its operation and to support internal growth. Furthermore, there can be no assurance that management can integrate acquired companies and reduce overhead expenses. See "Business -- Operating Strategy."


GENERAL ECONOMIC CONDITIONS

     The Company believes that the roofing industry is sensitive to economic and competitive conditions, including national, regional and local slowdowns in construction, commercial, industrial and/or real estate activity and weakening demand for roofing services. New roof construction is particularly sensitive to adverse or other economic conditions. In addition, the Company's operating results may be adversely affected by increases in interest rates that may lead to a decline in economic activity. There can be no assurance that adverse or other economic or competitive conditions will not have a material adverse effect on the Company's operating results and financial condition.


COMPETITION

     The commercial roofing industry is highly fragmented and competitive and is served principally by small, owner-operated private companies. The Company competes for sales with numerous roofing companies in each of its markets. Certain of these smaller competitors have lower overhead cost structures and may be able to provide their services at lower rates than the Company. There can be no assurance that the Company will not encounter increased competition from existing competitors or new market entrants that may be significantly larger and have greater financial and marketing resources. In addition, to the extent existing or future competitors seek to gain or retain market share by reducing prices, the Company may be required to lower its prices, which may adversely affect operating results. Existing or future competitors also may seek to compete with the Company for acquisition candidates. Other consolidators of commercial roofing companies may have greater financial and other resources than the Company, which could have the effect of increasing the price for acquisitions or reducing the number of suitable acquisition candidates. See "Business -- Competition."


DEPENDENCE ON KEY PERSONNEL

     The Company's operations depend on the continuing efforts of its executive officers and the senior management of the Founding Companies, and the Company will depend on the senior management of significant businesses it acquires in the future. The business of the Company could be affected adversely if any of these persons does not continue in his or her management role with the Company or an acquired business and the Company is unable to attract and retain qualified replacements. Certain shareholders and key managers of the Founding Companies have entered into employment agreements containing, among other things, confidentiality and non-competition provisions. See "Management."


CONTROL BY EXISTING MANAGEMENT AND SHAREHOLDERS

     Upon the consummation of the Offering, the executive officers, directors and certain former shareholders of the Founding Companies will beneficially own in the aggregate approximately 61.0% of the outstanding Common Stock (57.6% if the Underwriters' over-allotment is exercised in full). Accordingly, such persons will have substantial influence on the Company, which influence might not be consistent with the interests of other shareholders, and on the outcome of any matters submitted to the Company's shareholders for approval. In addition, although there is no current agreement, understanding or arrangement for these shareholders to act together on any matter, these shareholders may have economic and business reasons to act together, and would be in a position to execute significant influence over the affairs of the Company if they were to act together in the future. If these persons were to act in concert, they might, as a practical matter, be able to exercise control over the Company's affairs, including the election of the entire Board of Directors and any matter submitted to a vote of shareholders. See "Security Ownership of Certain Beneficial Owners and Management."


REGULATION

     The Company's business and the activities of its roofing contractors are subject to various federal, state, and local laws, regulations and ordinances relating to, among other things, the licensing and certification of roofing contractors, OSHA standards, advertising, building and zoning regulations and environmental laws and regulations relating to the disposal of demolition debris and other solid wastes. In certain jurisdictions, the Company or one of its employees is required to be a licensed contractor. In addition, certain jurisdictions require the Company to obtain a building permit for each roofing project. The Company is also subject to certain federal, state and local laws and regulations, which, among other things, regulate the Company's advertising, warranties and disclosures to customers. Although the Company believes that it has been and is currently in compliance in all material respects with such laws and regulations, there can be no assurance that in the future the Company's results of operations will not be materially adversely affected by existing or new laws or regulations applicable to the Company's business.


POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

     Upon the closing of the Offering, 10,258,667 shares of Common Stock will be outstanding. The 4,000,000 shares sold in this Offering (other than shares that may be purchased by affiliates of the Company) will be freely tradable. The remaining shares outstanding may be resold publicly only following their effective registration under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an available exemption (such as provided by Rule 144 under the Securities Act following a holding period for previously unregistered shares) from the registration requirements of the Securities Act.

     Upon the closing of the Offering, the Company also will have outstanding options and warrants to purchase up to a total of 282,222 shares of Common Stock, none of which will be exercisable until February 1999. The Company intends to register all the shares subject to these options and warrants under the Securities Act for public resale. In addition, the Company will grant options to purchase approximately 560,000 shares of Common Stock to employees and directors of the Company upon the consummation of the Offering pursuant to the Company's 1998 Stock Option and Restricted Stock Purchase Plan.

     The Company, its directors and executive officers and certain other shareholders have agreed not to offer or sell any shares for a period of 180 days following the date of this Prospectus without the prior written consent of The Robinson-Humphrey Company, LLC, except (A) that the Company may issue Common Stock in the Offering, in connection with acquisitions generally, and pursuant to the exercise of stock options which are either (i) outstanding on the date of this Prospectus or (ii) issued under the Company's 1998 Stock Option and Restricted Stock Purchase Plan and (B) that such directors, executive officers and shareholders may sell Common Stock pursuant to a cashless exercise of such stock options or make a bona fide gift of Common Stock, provided that the donee agrees to be bound by the terms of the donor's lockup agreement. The holders of Common Stock issued in connection with the Combination have agreed with the Company that they generally will not sell, transfer or otherwise dispose of any of their shares for two years following the date of acquisition of such shares. Sales made pursuant to Rule 144 must comply with its applicable volume limitations and other requirements.

     The effect, if any, of the availability for sale, or sale, of the shares of Common Stock eligible for future sale on the market price of the Common Stock prevailing form time to time is unpredictable, and no assurance can be given that the effect will not be adverse. See "Shares Eligible For Future Sale."

RESTRICTIONS ON DIVIDENDS; DEPENDENCE ON SUBSIDIARIES

     The Company will conduct its operations through subsidiaries, including the Founding Companies, and is therefore dependent upon the cash flow of and the transfer of funds by those subsidiaries to the Company in the form of loans, dividends or otherwise to meet its financial obligations. Each Founding Company and any future subsidiary of the Company will be distinct legal entities and will have no obligation, contingent or otherwise, to transfer funds to the Company. The Company's ability to pay dividends on the Common Stock could be restricted by the terms of subsequent financings and shares of Preferred Stock that may be issued in future transactions. See "Description of Capital Stock" and "Description of Capital Stock -- Common Stock."


NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, no public market for the Common Stock has existed, and the initial public offering price, which will be determined by negotiation between the Company and representatives of the Underwriters, may not be indicative of the price at which the Common Stock will trade after the Offering. See "Underwriting" for the factors considered in determining the initial public offering price. The Company has applied for listing of the Common Stock on the Nasdaq Stock Market, but no assurance can be given that such application will be approved, that an active trading market for the Common Stock will develop or, if it developed, that it will continue after the Offering. The market price of the Common Stock after the Offering may be subject to significant fluctuations from time to time in response to numerous factors, including variations in the reported financial results of the Company and changing conditions in the economy in general or in the Company's industry in particular. In addition, stock markets generally experience significant price and volume volatility form time to time which may affect the market price of the Common Stock for reasons unrelated to the Company's performance.


LIABILITY AND INSURANCE

     The Company's business exposes it to potential claims for personal injury or death resulting from injuries to its employees and other persons caused in connection with the Company's maintenance, repair or installation of roofing systems. Certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, are generally not covered by the Company's insurance. The Company carries comprehensive insurance subject to a deductible. There can be no assurance that existing or future claims will not exceed the level of the Company's insurance, or that such insurance will continue to be available on economically reasonable terms, if at all. See "Business-- Insurance" and "--Legal Proceedings."


POSSIBLE ANTI-TAKEOVER EFFECTS OF FLORIDA LAW, CHARTER PROVISIONS AND PREFERRED STOCK

     The Company is incorporated under the laws of the State of Florida. Certain provisions of Florida law may have the effect of delaying, deferring or preventing a change in control of the Company. In addition, certain provisions of the Company's Articles of Incorporation ("Articles") and Bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a shareholder might consider in its best interest. The Board of Directors ("Board") can, without any vote or action by the holders of the Common Stock, authorize and issue shares of preferred stock with voting or conversion rights and other privileges and preferences that could adversely affect the voting or other rights of holders of the Common Stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of the Company. See "Description of Capital Stock -- Anti-takeover Effects of Certain Provisions of Florida Law" and "-- Certain Provisions of the Company's Articles and Bylaws."

IMMEDIATE, SUBSTANTIAL DILUTION

     Purchasers of Common Stock in the Offering (i) will experience immediate, substantial dilution in the net tangible book value of their stock of $10.90 per share and (ii) may experience further dilution in that value from issuances of Common Stock in connection with future acquisitions. See "Dilution."


YEAR 2000 ISSUE

     Several of the Founding Companies are not year 2000-compliant. The Company has plans to prepare its computer systems and related software to accommodate sensitive information relating to the year 2000. The Company expects that any additional costs related to ensuring such systems and software to be ready for the year 2000 will not be material to the financial condition or results of operations of the Company. In addition, the Company is discussing with its vendors and customers the possibility of any difficulties which may affect the Company as a result of its vendors and customers ensuring that their computer systems and software are year 2000-compliant. To date, no significant concerns have been identified. However, there can be no assurance that no year 2000-related computer operating problems or expenses will arise with the Company's computer systems and software or in the computer systems and software of the Company's vendors and customers.


CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED COMMON STOCK

     Following the Offering, the Company will have 79,741,333 authorized but unissued shares of Common Stock available for future issuance without shareholder approval, subject to applicable requirements of the Nasdaq National Market. These additional shares of Common Stock may be utilized for a variety of corporate purposes, including acquisitions, future public offerings to raise additional capital and employee benefits plans and director compensation plans. The existence of these shares may enable the Board to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management. See "Description of Capital Stock."

                                   THE COMPANY


         The Company was founded in 1998 to create the leading nationwide provider of commercial roofing services. Concurrently with, and as a condition to, the Offering, the Company plans to acquire the 18 Founding Companies. The Founding Companies, which have been in business for an average of approximately 28 years, had pro forma combined 1997 revenues and income from operations of approximately $195.9 million and $13.4 million, respectively. Following the Combination and the Offering, the Company will have approximately 1,960 employees at operations in 20 cities in 12 states, and will be one of the largest providers of commercial roofing services in the United States. The aggregate consideration (the "Acquisition Consideration") to be paid by the Company for the Founding Companies consists of approximately $41.3 million in cash (without giving effect to certain earn-out provisions and distributions to be made by certain Founding Companies prior to the consummation of the Offering) and 6,258,667 shares of Common Stock. Certain shareholders and key managers of the Founding Companies have entered into employment agreements containing, among other things, confidentiality and non-competition provisions. Certain information and 1997 revenues for repair, restoration and re-roofing and new roof construction for the Founding Companies is set forth below.


                                                                            PERCENTAGE OF TOTAL REVENUES
                                                                            -----------------------------
                                                                              REPAIR,
                                      YEAR                                  RESTORATION       NEW ROOF         TOTAL
FOUNDING COMPANIES                   FOUNDED    HEADQUARTERS SITE           AND RE-ROOFING   CONSTRUCTION    REVENUES(1)
------------------                   -------    -----------------           --------------   ------------    -----------
                                                                                                           (In thousands)
General Roofing Industries (2)...     1988      Pompano Beach, Florida          52%              48%          $26,792
The C.E.I. Companies
     C.E.I. Roofing, Inc.........     1969      Dallas, Texas                   53               47            17,929
     C.E.I. West Roofing
      Company, Inc...............     1987      Denver, Colorado                40               60            16,991
     C.E.I. Florida, Inc.........     1978      DeBary, Florida                 60               40            10,243
Blackmore & Buckner Roofing, Inc.     1919      Indianapolis, Indiana           85               15             7,739
Cyclone Roofing Company..........     1964      Indian Trail, N.Carolina        70               30            16,057
Anthony Roofing, Ltd.............     1979      Aurora, Illinois                72               28            19,778
Slavik, Butcher & Baecker
Construction Company, Inc........     1977      Rochester Hills, Michigan       95                5            11,265
Advanced Roofing, Inc. and
Affiliates.......................     1983      Ft. Lauderdale, Florida         95                5            12,174
Five-K Industries, Inc. and
Subsidiary.......................     1942      Smyrna, Georgia                 63               37            11,091
Wright-Brown Roofing Company.....     1951      Detroit, Michigan               89               11            15,316
Register Contracting Company,Inc.     1981      Jacksonville, Florida           70               30             6,832
Harrington-Scanlon Roofing
Company, Inc. and Affiliates.....     1983      Kansas City, Kansas             38               62            11,816
Specialty Associates, Inc. and
Affiliate........................     1975      West Allis, Wisconsin           70               30            17,197
                                                                                                             --------
     Total.......................                                               65%              35%         $201,220
                                                                                ==               ==          ========

------------------

(1) Several of the individual Founding Companies have fiscal year ends that differ from December 31. All of the Founding Companies will use the fiscal year end December 31 upon the consummation of the Offering. In addition, certain operations of two Founding Companies are not being acquired in connection with the Combination.

(2) Consists of (i) GRI of South Florida, Inc., (ii) GRI of West Florida, Inc., (iii) GRI of Orlando, Inc. and (iv) Dakota Leasing, Inc.


         GENERAL ROOFING INDUSTRIES ("GRI") was founded in 1988 by Gregg E. Wallick and began its initial operations in south Florida. In 1992, GRI acquired a roofing company in Tampa, Florida and, in 1994, acquired an additional roofing company in Orlando, Florida. GRI currently operates throughout Florida and is the largest commercial roofing company in Florida. GRI specializes in commercial and industrial roofing and sheet metal systems. GRI has approximately 320 employees. GRI has implemented an enterprise information system and centralized accounting system which will be implemented by the Company following the consummation of the Offering. GRI was named Roofing, Siding and Installation

Magazine ("RSI") Contractor of the Year in 1993. GRI is a member of the NRCA and the Alliance for Progress. Gregg E. Wallick, its president and chief executive officer, has signed a three year employment agreement with the Company and serves as the president and chief executive officer and a director of the Company.

         C.E.I. ROOFING, INC. ("C.E.I. Roofing") was founded in 1982 by George Cook, John C. Cook and Doug Reader, and operates in Dallas, Texas and Detroit, Michigan. C.E.I. Roofing specializes in commercial and industrial roofing and sheet metal systems. C.E.I. Roofing has approximately 210 employees. George Cook, its executive vice president, and Doug Reader, its president, have signed three year employment agreements to continue in their present positions with C.E.I. Roofing upon the consummation of the Offering.

         C.E.I. WEST ROOFING COMPANY, INC. ("C.E.I. West") was founded in 1977 by George Cook, John C. Cook and Frederick E. Holland and operates in Denver, Colorado and Sacramento, California. C.E.I. West specializes in commercial and industrial roofing and sheet metal systems. C.E.I. West has approximately 200 employees. Frederick E. Holland, its president, and Michael McClane, the vice president and manager of C.E.I. West's Sacramento, California branch office, have signed three year employment agreements to continue in their present positions with C.E.I. West upon the consummation of the Offering.

         C.E.I. FLORIDA, INC. ("C.E.I. Florida") was founded in 1978 by George Cook, John C. Cook and Ron Martin and operates in north and central Florida. C.E.I. Florida specializes in commercial and industrial roofing and sheet metal systems. C.E.I. Florida has approximately 100 employees. John Cook, its president and chief executive officer, has signed a three year employment agreement to continue in his present position with C.E.I. Florida and will become a director of the Company upon the consummation of the Offering.

         BLACKMORE & BUCKNER ROOFING, INC. ("Blackmore & Buckner") was founded in 1919 and operates primarily in central Indiana. Blackmore & Buckner specializes in commercial and industrial roofing and sheet metal systems. Blackmore & Buckner has approximately 100 employees. Stephen Buckner, its president, and Donald Parrish its vice president, have each signed a three year employment agreement to continue in their present positions with Blackmore & Buckner upon the consummation of the Offering.

         CYCLONE ROOFING COMPANY ("Cyclone Roofing") was founded in 1964 and operates primarily in North Carolina and South Carolina. Cyclone Roofing specializes in commercial and industrial roofing and sheet metal systems. Cyclone Roofing has approximately 140 employees. Cyclone Roofing has been recognized for outstanding work by the U.S. Army and Metal Architecture, a trade magazine. R. Wayne Cooke, its president, has signed a three year employment agreement to continue in his present position with Cyclone Roofing upon the consummation of the Offering.

         ANTHONY ROOFING, LTD. ("Anthony Roofing") was founded in 1979 and operates in Aurora, Illinois, a suburb of Chicago. Anthony Roofing specializes in commercial and industrial roofing and sheet metal systems. Anthony Roofing has approximately 130 employees. Joel Thompson, its founder and president, has signed a three year employment agreement to continue in his present position with Anthony Roofing and will become a director of the Company upon the consummation of the Offering.

         SLAVIK, BUTCHER & BAECKER CONSTRUCTION COMPANY, INC. ("Slavik Butcher"), was founded in 1977 and operates in east and central Michigan. Slavik Butcher specializes in re-roofing and restoration, and has expertise in low and steep-sloped roofing. Slavik Butcher was named Contractor of the Year by RSI in 1994. Slavik Butcher has approximately 65 employees. Patrick Butcher, its co-founder and President, and Joe Butcher, its co-founder, vice president and chief financial officer, have signed three year employment agreements to continue in their present positions with Slavik Butcher upon the consummation of the Offering.

         ADVANCED ROOFING, INC. ("Advanced Roofing") was founded in 1983 and operates in south Florida. Advanced Roofing specializes in commercial and industrial roofing and sheet metal systems, and has expertise in difficult re-roofing projects. Advanced Roofing has approximately 100 employees. Robert Kornahrens, its founder and president, has signed a three year employment agreement to continue in his present position with Advanced Roofing upon the consummation of the Offering.

         FIVE-K INDUSTRIES, INC., which conducts business under the name of "Therrel-Kizer," ("Five-K" or "Therrel-Kizer") was founded in 1942 and operates in Atlanta, Georgia and the surrounding metropolitan area. Therrel-Kizer specializes in commercial and industrial roofing and sheet metal systems, and has expertise in large-scale roofing projects. Therrel-Kizer has approximately 100 employees. Herbert J. Kizer III, its president and chief executive officer, has signed a three year employment agreement to continue in his present position with Therrel-Kizer upon the consummation of the Offering.

         WRIGHT-BROWN ROOFING COMPANY ("Wright-Brown") was founded in 1951 and operates in the Detroit, Michigan metropolitan area. Wright-Brown specializes in commercial and industrial roofing sheet metal systems, and has a full service roof management program. Wright-Brown was named RSI Contractor of the Year in 1990. Wright-Brown has approximately 120 employees. Thomas Brown, Jr., its chairman and chief executive officer, served as a director of the NRCA. Mr. Brown has signed a three year employment agreement to continue in his present position with Wright-Brown and will become a director of the Company upon the consummation of the Offering.

         REGISTER CONTRACTING COMPANY, INC. ("Register Roofing") was founded in 1981 and operates in north Florida. Register Roofing specializes in commercial and industrial roofing and sheet metal systems, and has experience in working with architects and owners on various types of roof designs and specifications. Register Roofing has approximately 85 employees. Gary Register, its founder and president, has signed a three year employment agreement to continue in his present position with Register Roofing upon the consummation of the Offering.

         HARRINGTON-SCANLON ROOFING COMPANY, INC. ("Harrington-Scanlon") was founded in 1983 and operates in western Missouri and eastern Kansas. Harrington-Scanlon specializes in commercial and industrial roofing and sheet metal systems. Harrington-Scanlon has approximately 90 employees. J.R. Harrington, its co-founder and president, and Kevin Scanlon, its co-founder and vice president, have signed three year employment agreements to continue in their present positions with Harrington-Scanlon upon the consummation of the Offering. Harrington-Scanlon has a wholly-owned subsidiary which operates in the Tucson and Phoenix, Arizona areas and specializes in commercial and industrial roofing and sheet metal systems. This subsidiary has approximately 50 employees.

         SPECIALTY ASSOCIATES, INC. ("Specialty Associates") was founded in 1975 and operates in the Milwaukee, Wisconsin area. Specialty Associates specializes in commercial and industrial roofing and sheet metal systems, and has expertise in designing and renovating roofing systems. Specialty Associates has approximately 140 employees. Ronald J. Werowinski, its president, has signed a three year employment agreement to continue in his present position with Specialty Associates, upon the consummation of the Offering.

         The Company is a Florida corporation with its principal executive offices located at 951 South Andrews Avenue, Pompano Beach, Florida 33069, and its telephone number is (954) 942-3550.

                                 USE OF PROCEEDS


         The net proceeds to the Company from the sale of the shares of Common Stock in the Offering are estimated to be approximately $48.1 million ($55.9 million if the over-allotment option is exercised in full) after deduction of underwriting discounts and Offering expenses payable by the Company. The Company plans to use $25.8 million to fund the cash portion of the Acquisition Consideration. The Company intends to use $9.7 million to repay certain outstanding indebtedness of the Founding Companies with a weighted average interest of 9.3%, and the remaining proceeds will be used for general corporate purposes, including working capital and future acquisitions. Any net proceeds received from the exercise of the Underwriters' over-allotment option will be used for future acquisitions and for general corporate purposes. See "The Combination" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term investment grade or U.S. government interest bearing securities.

                                 CAPITALIZATION

         The following table sets forth the current maturities of long-term debt and the capitalization as of March 31, 1998 of (i) the Company on a pro forma combined basis after giving effect to the Combination and related transactions, and (ii) the Company on a pro forma combined basis after giving effect to the Combination and related transactions, as adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Unaudited Pro Forma Financial Statements of the Company and the notes thereto, included elsewhere in this Prospectus.




                                                                               PRO FORMA
                                                                         AS OF MARCH 31, 1998
                                                                     ----------------------------
                                                                                        COMBINED
                                                                      COMBINED         AS ADJUSTED
                                                                      --------         -----------
                                                                            (IN THOUSANDS)

Current Maturities of Long-Term Debt (1) (2).....................     $41,756  (3)       $11,964
                                                                      =======            ======

Long-Term Debt, net of Current Maturities (1)....................     $ 6,054            $   410
                                                                      -------            -------
Stockholders' Equity:
Preferred Stock: $.01 par value, 10,000,000 shares
  authorized; no shares issued and outstanding...................           -                  -
Common Stock: $.01 par value, 90,000,000 shares
  authorized; 6,258,667 shares issued and outstanding,
  pro forma combined; and 10,258,667 shares issued
  and outstanding, pro forma combined as adjusted (4)............          63                103
Additional Paid-In Capital.......................................      47,507             95,547
Retained Earnings................................................         448                448
                                                                      -------            -------
     Total Stockholders' Equity..................................      48,018             96,098
                                                                      -------            -------
     Total Capitalization........................................     $54,072            $96,508
                                                                      =======            =======

------------------

(1) For a description of the Company's debt, see the Notes to Unaudited Pro Forma Combined Financial Statements and Notes to the Founding Companies' Financial Statements.

(2) Includes $11.7 million in short-term obligations to reflect that portion of S Corporation Distributions that will be funded through borrowings.

(3) Includes a $25.8 million note payable to owners of the Founding Companies, representing the cash portion of the Acquisition Consideration to be paid from a portion of the net proceeds of the Offering.

(4) Excludes shares of Common Stock subject to options, of which approximately 560,000 shares will be granted to employees and directors of the Company upon the consummation of the Offering and 216,300 options to be issued in the Combination in exchange for existing options of GRI. Also, excludes 65,922 warrants that will be issued in exchange for outstanding warrants of GRI. See "Management - 1998 Stock Option and Restricted Stock Purchase Plan."

                                 DIVIDEND POLICY

     The Company does not anticipate paying any dividends on its Common Stock in the foreseeable future. The Company intends to retain earnings to finance the expansion of its business, repay indebtedness and for general corporate purposes. Any payment of future dividends will be at the discretion of the Board and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other relevant factors.

                                    DILUTION

         At March 31, 1998, after giving effect to the Combination as if it had occurred at such date, the deficit in pro forma combined net tangible book value of the Company would have been approximately $16.3 million, or $2.60 per share. The deficit in pro forma combined net tangible book value is equal to the aggregate net tangible book value (tangible assets less total liabilities) of the Company after giving effect to the Combination. The number of shares used for the per share calculation includes the 6,258,667 shares outstanding after the Combination but prior to the Offering. After giving effect to the Combination and the sale by the Company of the 4,000,000 shares of Common Stock offered hereby and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma combined net tangible book value of the Company would have been $31.8 million, or $3.10 per share. This represents an immediate increase in pro forma net tangible book value of $5.70 per share to existing stockholders and an immediate dilution in net tangible book value of $10.90 per share to new investors purchasing the shares of Common Stock in the Offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.......................... $14.00
     Pro forma combined net tangible book value per
     share prior to the Offering.............................. (2.60)
     Increase in pro forma net tangible book value per share
     attributable to new investors............................  5.70
                                                               -----
Pro forma combined net tangible book value per share
     after the Offering..................................................   3.10
                                                                          ------
Dilution per share to new investors...................................... $10.90
                                                                          ======

         The following table sets forth on a pro forma basis, after giving effect to the Combination as of March 31, 1998, the number of shares of Common Stock purchased from the Company, the total consideration to the Company and the average price per share paid to the Company by (i) existing stockholders and owners of the Founding Companies and (ii) the new investors purchasing Common Stock from the Company in the Offering (before deducting underwriting discounts and commissions and estimated offering expenses):

                                            SHARES PURCHASED
                                          --------------------     TOTAL       AVERAGE PRICE
                                          NUMBER       PERCENT  CONSIDERATION    PER SHARE
                                          ------       -------  -------------  -------------
Existing stockholders and owners of
     Founding Companies (1) (2) ...        6,259         61.0%    $(16,280)       $(2.60)
New investors .....................        4,000         39.0%      56,000         14.00
                                          ------        -----     --------
     Total ........................       10,259        100.0%    $ 39,720
                                          ======        =====     ========

----------------

(1) See "The Combination" for a discussion of the issuance of Common Stock to the owners of the Founding Companies.

(2) Total consideration paid by Founding Company owners represents the combined historical owners' equity of the Founding Companies before the Combination and the Offering, and has been adjusted to reflect (i) the payment of $25.8 million in cash to the owners of the Founding Companies as part of the Acquisition Consideration and (ii) the S Corporation Distributions of $14.6 million. The Combination excludes certain assets and operations of the Founding Companies with a net book value of $1.0 million, not required for the ongoing operations of the Company.

         The foregoing tables assume no exercise of outstanding options and warrants. Upon consummation of the Offering, there will be 216,300 and 65,922 shares of Common Stock issuable upon exercise of options and warrants to purchase shares of Common Stock at average exercise prices of $6.38 and $.01 per share, respectively. In addition, the Company will grant options to purchase approximately 560,000 shares of Common Stock to employees and directors of the Company pursuant to the Company's 1998 Stock Option and Restricted Stock Purchase Plan. See "Management - 1998 Stock Option and Restricted Stock Purchase Plan."

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

         The Company will acquire the Founding Companies concurrently with and as a condition of the consummation of the Offering. For financial statement presentation purposes GRI has been designated as the "accounting acquirer," and the financial statements of GRI will be regarded as the historical financial statements of the Company. The following selected historical financial data for GRI as of October 31, 1996 and 1997, and for the years ended October 31, 1995, 1996 and 1997, have been derived from audited combined financial statements of GRI included elsewhere in this Prospectus. The selected historical financial data for the five months ended March 31, 1997 and 1998, and as of October 31, 1993, 1994 and 1995, and for the years ended October 31, 1993 and 1994, have been derived from the unaudited combined financial statements of GRI, which have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments consisting of normal recurring items, necessary for a fair presentation of such data. The results of operations for the periods ended March 31, 1997 and 1998 should not be regarded as indicative of the results that may be expected for a full year.

         The summary unaudited pro forma combined financial data below present certain financial data for the Company includes (i) the effects of the Combination and (ii) the effect of certain other pro forma adjustments to the historical financial statements. The summary unaudited pro forma combined as adjusted financial data below includes the effects of the consummation of the Offering and the application of the net proceeds therefrom. The unaudited pro forma combined income statement data assume that the Combination, the Offering and related transactions were closed on January 1, 1997, and are not necessarily indicative of the results that the Company would have obtained had these events actually occurred at that date or indicative of the Company's future results. During the periods presented below, the Founding Companies were not under common control of management and therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by the Company. The unaudited pro forma combined income statement data are based on preliminary estimates, available information and certain assumptions that Company management deems appropriate. The unaudited pro forma combined financial data should be read in conjunction with the other financial information included elsewhere in this Prospectus. See the Unaudited Pro Forma Combined Financial Statements and the notes thereto, included elsewhere in this Prospectus.

         Because of varying weather patterns, the commercial roofing industry is seasonal in nature. Typically, because of winter weather during the first calendar quarter of each year, the Founding Companies have experienced periods of relatively lower revenues and gross profits with no corresponding decrease in selling general and administrative expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations - Combined" for a more detailed discussion of seasonality.


                                                                                PRO FORMA                       PRO FORMA
                                                                                COMBINED        HISTORICAL     COMBINED AS
                                                                              AS ADJUSTED  FIVE MONTHS ENDED     ADJUSTED
                                       YEAR ENDED OCTOBER 31, (1)              YEAR ENDED       MARCH 31,      THREE MONTHS
                               --------------------------------------------   DECEMBER 31,  ---------------   ENDED MARCH 31,
                                1993     1994      1995      1996      1997       1997       1997     1998        1998
                               ------   ------    ------    ------    ------     ------     ------   ------       -----
INCOME STATEMENT DATA:
Revenues ....................  $13,649  $18,984   $18,174   $24,810   $26,792  $  195,909   $11,339  $10,838   $    39,584
Cost of Revenues ............   10,249   13,900    13,559    17,258    19,101     153,390     7,738    8,016        31,701
                               -------  -------   -------   -------   -------  ----------   -------  -------   -----------
Gross Profit ................    3,400    5,084     4,615     7,552     7,691      42,519     3,601    2,822         7,883
Selling, General and
Administrative Expenses
(2) (3) .....................    3,291    5,498     4,955     6,570     6,995      27,497     2,557    3,244         7,742
Goodwill Amortization (4) ...       --       --        --        --        --       1,607        --       --           402
                               -------  -------   -------   -------   -------  ----------   -------  -------   -----------
Income (Loss) from
Operations ..................      109     (414)     (340)      982       696      13,415     1,044     (422)         (261)
Interest and Other, net (5) .       61      (86)      (73)      (22)      (71)       (499)       15     (126)         (126)
                               -------  -------   -------   -------   -------  ----------   -------  -------   -----------
Income (Loss) Before
Income Taxes ................      170     (500)     (413)      960       625      12,916     1,059     (548)         (387)
Income Tax Provision(6) .....       --       --        --        --        --      (5,664)       --       --            (7)
                               -------  -------   -------   -------   -------  ----------   -------  -------   -----------
Net Income (Loss) ...........  $   170  $  (500)  $  (413)  $   960   $   625  $    7,252   $ 1,059  $  (548)  $      (394)
                               =======  =======   =======   =======   =======  ==========   =======  =======   ===========

Basic Earnings (Loss) per Share                                                    $ 0.71                      $     (0.04)
                                                                               ==========                      ===========

Shares Used in Computing Pro Forma
  Net Income (Loss) per Share (7)                                              10,258,667                       10,258,667
                                                                               ==========                      ===========



                                                                                                     PRO FORMA
                                                          HISTORICAL                          AS OF MARCH 31, 1998(8)
                                  ---------------------------------------------------------- ------------------------
                                               AS OF OCTOBER 31,             AS OF MARCH 31,                COMBINED
                                  ------------------------------------------ ---------------                   AS
 BALANCE SHEET DATA:               1993     1994     1995     1996     1997      1998         COMBINED     ADJUSTED(9)
                                   ----     ----     ----     ----     ----      ----        ---------     -----------
 Working Capital
 (Deficiency)(5)................. $1,562   $1,161   $  616   $1,093   $  447    $1,845       $(22,797)(10)   $ 19,639
 Total Assets....................  3,750    4,924    5,280    6,591    7,523     9,394        118,557         131,201
 Long-Term Debt net of Current
  Maturities (5).................    505      666      494      665      767     3,720          6,054             410
 Total Stockholders' Equity (5)..  1,055      683      270    1,140    1,570     1,078         48,018          96,098

--------

(1) Concurrent with the Offering, GRI intends to change its year end from October 31 to December 31.

(2) The pro forma combined income statement data reflect an aggregate of $3.3 million for the year ended December 31, 1997 and $317,000 for the three months ended March 31, 1998 in pro forma reductions in salaries, bonuses, and benefits to the owners of the Founding Companies to which they have agreed prospectively.

(3) Includes $498,000, $331,000, and $215,000 of expenses for the build-up of corporate management and infrastructure during the year ended October 31, 1997, the five months ended March 31, 1998, and the three months ended March 31, 1998, respectively.

(4) Consists of amortization of goodwill to be recorded as a result of the Combination over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

(5) Several of the Founding Companies are S Corporations. Prior to the Combination, these Founding Companies will make S Corporation Distributions totaling $14.6 million. Certain Founding Companies will incur debt of $11.7 million relating to these distributions and, subsequent to the Offering, such amounts will be repaid from borrowings by the Company. Accordingly, pro forma interest expense has been increased by $936,000 for the year ended December 31, 1997 and $234,000 for the three months ended March 31, 1998, pro forma working capital has been reduced by $2.7 million, pro forma debt has been increased by $11.7 million and pro forma stockholders' equity has been reduced by $14.2 million. One of the Founding Companies has declared S Corporation Distributions of $434,000 which have been recorded as a dividend payable to shareholder and reduction of stockholders' equity in the pro forma combined balance sheet data. This $434,000 is included in the $14.6 million of S Corporation Distributions. The Combination excludes certain assets and operations of the Founding Companies with a net book value of $1.0 million, not required for the ongoing operations of the Company.

(6) Assumes a corporate income tax rate of 39% and the non-deductibility of goodwill.

(7) Includes 6,258,667 shares to be issued in connection with the acquisition of the Founding Companies concurrently with the Offering, but excludes 282,222 shares of Common Stock reserved for issuance upon the exercise of stock options and warrants to be issued to holders of options and warrants of certain of the Founding Companies in the Combination. In addition, immediately following the Offering the Company will grant approximately 560,000 options to employees and directors of the Company pursuant to the Company's 1998 Stock Option and Restricted Stock Purchase Plan. See "Management -- 1998 Stock Option and Restricted Stock Purchase Plan."

(8) The pro forma combined balance sheet data assume that the Combination was consummated on March 31, 1998.

(9) Adjusted for the sale of the 4,000,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

(10) Includes a $25.8 million note payable to the owners of the Founding Companies, representing the cash portion of the Acquisition Consideration to be paid from a portion of the net proceeds of the Offering. Excludes contingent consideration of up to $7.6 million issuable upon achievement of certain performance requirements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the Founding Companies' historical financial statements, and related notes thereto, and "Selected Financial Data" appearing elsewhere in this Prospectus.

INTRODUCTION

         The Company's revenues are derived primarily from comprehensive roofing services provided to commercial, construction, and government customers. The Company also provides some residential roofing services. Approximately 65% of the Company's 1997 pro forma revenues were derived from re-roofing, restoration and repair services, and 35% were derived from new roof construction. The Company also offers maintenance services, which provide recurring revenues and on-going interaction with its customers. Because of varying weather patterns, the commercial roofing industry is seasonal in nature. Revenues from fixed-price construction and renovation contracts are generally accounted for on a percentage-of-completion basis, using the cost-to-cost method. The cost-to-cost method measures the percentage completion of a contract based on total costs incurred to date compared to total estimated costs at completion. Distribution revenue is recognized at the time of delivery. Typically, because of winter weather during the first calendar quarter of each year, the Founding Companies have experienced periods of relatively lower revenues and gross profits with no corresponding decrease in selling general and administrative expenses.

         Cost of revenues consists primarily of compensation and benefits of field staff, materials, subcontracted services, parts and supplies, depreciation, fuel and other vehicle expenses and equipment rentals. The Company's gross profit percentage, which is gross profit expressed as a percentage of revenues, depends on the relative proportions of costs related to labor and materials. On jobs in which a higher percentage of the cost of revenues consists of labor costs, the Company typically achieves higher gross margins than on jobs where materials represent more of the cost of revenues. Margins are also affected by the competitive bidding process and the technical difficulty of the project. New construction work is more likely to be competitively bid than repair and re-roofing. Typically, repair and re-roofing jobs are more labor intensive than new construction and have higher margins than new construction.

         Selling, general and administrative expenses consist primarily of compensation and related benefits for owners, administrative salaries and benefits, advertising, office rent and utilities, property taxes and professional fees. The Founding Companies have operated throughout the periods presented as privately-owned entities and their results of operations reflect varying tax structures ("S Corporations" or "C Corporations") which have influenced the historical level of owners' compensation. Accordingly, selling, general and administrative expenses as a percentage of revenues may not be comparable among the individual Founding Companies. Certain owners and certain key employees of the Founding Companies have contractually agreed to reductions in their compensation and related benefits totaling approximately $3.3 million in the year ended December 31, 1997 in connection with the Combination. Such reductions in salaries, bonuses and benefits have been reflected as a pro forma adjustment in the Unaudited Pro Forma Combined Statement of Operations presented elsewhere in this Prospectus.

         The Company believes that it will realize savings from (i) consolidation of insurance and bonding programs; (ii) reduction in other general and administrative expenses, such as training and advertising; (iii) the Company's ability to borrow at lower interest rates than the Founding Companies;
(iv) consolidation of operations in certain locations; and (v) greater volume discounts from suppliers of materials, parts and supplies. Offsetting these savings will be costs related to the Company's new corporate management, costs of being a public company and costs of integrating the companies acquired in the Combination.

         In July 1996, the Commission issued Staff Accounting Bulletin No. 97 ("SAB 97") relating to business combinations immediately prior to an initial public offering. SAB 97 requires that these combinations be accounted for using the purchase method of acquisition accounting. Under SAB 97, the company receiving the largest voting position from the shares issued in connection with the Combination must be designated as the accounting acquirer. Accordingly, GRI is the company that has been designated as the "accounting acquirer." As a result of the Combination, the excess of the consideration paid over the fair value of the net assets to be acquired, will be recorded as goodwill on the Company's balance sheet. Goodwill will be amortized as a non-cash charge to the income statement over a 40-year period. The pro forma impact of this amortization expense, which is non-deductible for tax purposes, is expected to be approximately $1.6 million per year. See "Certain Transactions - Organization of the Company."

RESULTS OF OPERATIONS - COMBINED

         The combined results of operations of the Founding Companies for the periods presented do not represent combined results of operations presented in accordance with generally accepted accounting principles, but are only a summation of the net sales, cost of sales, and selling, general and administrative expenses of the individual Founding Companies on a historical basis. The combined results of operations assume that each of the Founding Companies was combined from the beginning of each period presented. The combined results also exclude the effect of pro forma adjustments and, therefore, may not be indicative of the Company's post-combination results of operations for a number of reasons, including the following: (i) the Founding Companies were not under common control or management during the periods presented, (ii) the Founding Companies used different tax structures ("S Corporations" or "C Corporations") during the periods presented, (iii) the Company will incur incremental costs related to its new corporate management and the costs of being a public company, (iv) the Company will use the purchase method of accounting to record the Combination, resulting in the recording and amortization of goodwill, and (v) the combined data do not reflect the reductions in compensation paid to the owners of the Founding Companies, or the potential benefits and cost savings the Company expects to realize when operating as a combined entity.

         The discussion below sets forth the results of operations for the following Founding Companies: GRI; The C.E.I. Companies; Anthony; Specialty Associates; Cyclone Roofing; Wright-Brown; Harrington-Scanlon; Slavik Butcher; Five-K; Advanced Roofing; Blackmore & Buckner; and Register Roofing.

         The following table sets forth the combined results of operations of the Founding Companies on a historical basis.



                                                                                               THREE MONTHS ENDED
                                               FISCAL YEAR (1)                                      MARCH 31,
                                              ----------------                                      ---------
                             1995                  1996                1997                 1997                1998
                             ----                  ----                ----                 -----               ----
COMBINED:
Revenue..................   $152,992    100.0%   $171,510   100.0%   $201,220   100.0%    $40,682    100.0%   $40,746  100.0%

Cost of Revenues.........    123,602     80.8%    135,876    79.2%    158,534    78.8%     33,106     81.4%    32,853   80.6%
                            --------    -----    --------   -----    --------   -----     -------    -----    -------  -----
Gross Profit.............     29,390     19.2%     35,634    20.8%     42,686    21.2%      7,576     18.6%     7,893   19.4%
Selling, General and
  Administrative Expenses     24,329     15.9%     28,690    16.7%     31,194    15.5%      7,229     17.8%     8,084   19.8%
                            --------    -----    --------   -----    --------   -----     -------    -----    -------  -----
Operating Income (Loss)..   $  5,061      3.3%   $  6,944     4.0%   $ 11,492     5.7%    $   347      0.9%   $  (191)  (0.5%)
                            ========    =====    ========   =====    ========   =====     =======    =====    =======  =====

         (1) The fiscal years presented above are the years ended December 31, 1995, 1996 and 1997, except for GRI for which the fiscal years presented are the years ended October 31, 1995, 1996 and 1997; Anthony for which the fiscal years presented are October 31, 1995, and December 31, 1996 and 1997; Specialty for which the fiscal years presented are the year ended June 30, 1995 and the 52-week periods ended February 2, 1997 and February 1, 1998; Slavik Butcher for which the fiscal years presented are the years ended June 30, 1995, 1996 and 1997; Five-K for which the fiscal years presented are the years ended March 31, 1996, 1997 and 1998; and Register for which the fiscal years presented are the years ended September 30, 1995, 1996 and 1997.

Combined Results For The Three Months Ended March 31, 1998 Compared To The Combined Results For The Three Months Ended March 31, 1997

         Although the quarterly results for the three months ended March 31, 1998 remained relatively constant when compared to the three months ended March 31, 1997, the following fluctuations principally contributed to the net $0.1 million increase in revenues: increases of $2.1 million resulting from (i) a $0.4 million increase in revenues at C.E.I. primarily attributable to improved sales efforts in the fourth quarter of 1997 and a mild winter in Colorado in 1998, (ii) a $0.3 million increase at Register attributable to contracts with industrial clients and (iii) combined increases in revenues of $1.7 million at GRI, Wright-Brown and Advanced as a result of increased volume and marketing efforts during the fourth quarter of 1997, all of which were offset by (i) a decrease of $1.2 million at Specialty primarily resulting from reduced demand by certain of the Company's customers and greater than normal activity during the 1997 period, (ii) a combined $0.6 million decrease at Cyclone and Harrington due to the effects of unusually adverse weather conditions in Kansas, Missouri, North Carolina and South Carolina. The overall increase in revenues was less than expected due to the negative impact of severe weather conditions in numerous locations from the effect of the climatic condition known as El Nino. As a result of these weather conditions, the Company experienced delays in completing scheduled work.

         Combined gross profit remained relatively constant during the three months ended March 31, 1998 when compared to the three months ended March 31, 1997, increasing by approximately $0.3 million. Although a portion of this increase is attributable to the slight increase in revenues, additional increases were realized as a result of higher gross margin work, offset by decreases resulting from severe weather conditions which seriously impacted the productivity of the field workforce.

         Combined selling, general and administrative expenses increased approximately $0.8 million during the three months ended March 31, 1998 to $8.0 million. This increase is primarily attributable to an increased focus on consummating the Offering. In addition to substantial costs being incurred during 1998 for professional service fees, additional key executive personnel, and expanded facilities to accommodate the Company's intended expansion in connection with the Combination.

Combined Results For 1997 Compared To Combined Results For 1996

         Combined revenues increased approximately $29.7 million, or 17.3% from $171.5 million in 1996 to $201.2 million in 1997. This increase is attributable to the following: (i) a $2.0 million increase in revenues at GRI as a result of improved sales efforts and the addition of new sales personnel, (ii) a $2.6 million increase in revenues at C.E.I. attributable to improved economic conditions and new construction trends throughout all markets serviced by C.E.I., (iii) a $7.5 million increase in revenues at Anthony resulting from the expansion of the sales and work force, local school renovation projects, growth in service and repair work, continued expansion of the sheet metal division, and some individually significant projects, (iv) a $1.9 million increase in revenues at Specialty primarily as a result of increased volume, (v) a $5.8 million increase in revenues at Cyclone attributable to greater bonding availability, increased estimating capability, and awards of higher margin commercial contracts, (vi) a $2.5 million increase in revenues at Wright-Brown due to an increase in volume primarily as a result of competitive bidding, (vii) a $1.5 million increase in revenues at Harrington resulting from expansion of its Arizona and sheet metal operations, (viii) an increase in revenues of $1.9 million at Slavik Butcher resulting from favorable pricing and increased demand, (ix) a $1.7 million increase in revenues at Five-K attributable to the hiring of additional personnel and aggressive pursuit of new business, (x) a $1.5 million increase in revenues at Advanced resulting from revenue of approximately $0.5 million generated by a subsidiary formed in 1996, a partnership agreement with a supermarket chain, and increased volume resulting from expanded marketing efforts, and (xi) an increase in revenues of $0.6 million at Register due to an agreement to be the preferred provider to a major Florida corporation.

         Combined gross profit increased approximately $7.1 million, or 19.8% from $35.6 million in 1996 to approximately $42.7 million in 1997. This increase is attributable to the following: (i) a $0.2 million increase in gross profit at GRI as a result of an increase sales volume, (ii) a $0.7 million increase in gross profit at C.E.I. attributable to a continuing effort to shift more of C.E.I.'s work to re-roofing, service and repair contracts which generally result in higher gross profit margins than new construction contracts, (iii) a $2.6 million increase in gross profit at Anthony resulting from the sales expansion discussed above with a proportionately lower increase in costs, (iv) a $0.6 million increase in gross profit at Specialty primarily as a result of increased profitability on certain contracts, (v) a $1.8 million increase in gross profit at Cyclone attributable to increased volume of higher margin commercial contracts, (vi) a $0.3 million increase in gross profit at Wright-Brown primarily as a result of the increase in sales, but slightly offset by a decrease in margins due to competitive bidding, (vii) a $0.3 million increase in gross profit at Slavik Butcher resulting from favorable pricing related to the increased demand as well as a significant loss contract included in the 1996 results, (viii) a $0.4 million increase in gross profit at Five-K, consistent with the increase in sales, (ix) a $0.5 million increase in gross profit at Advanced as a result of the sales increase, coupled with an increase in gross margins resulting from higher margin jobs obtained through marketing efforts and efficiencies in field operations, and (x) no change in Register's gross profit despite the increase in sales, as lower margins were realized due to three projects, one of which was underestimated, and two of which experienced unanticipated difficulties that resulted in losses. These increases were offset by a decrease in gross profit of $0.3 million at Blackmore and Buckner primarily as a result of an increase in material cost which was not passed onto the customer as well as increased projects from public bids which realize lower margins than negotiated contracts.

         Combined selling, general and administrative expenses increased approximately $ 2.5 million, or 8.7% from $28.7 million in 1996 to approximately $31.2 million in 1997. This increase is attributable to the following: (i) a $0.4 million increase at GRI as a result of additional staff hired to enhance GRI's infrastructure and facilitate the industry consolidation strategy, (ii) a $0.3 million increase at C.E.I. attributable principally to variable costs associated with increasing revenues, (iii) a $0.8 million increase at Anthony resulting from increased owner compensation and additional costs associated with the increase in business volume, (iv) a $0.3 million increase at Specialty primarily as a result of increased discretionary bonuses and additional costs consistent with the increase in revenue, (v) a slight increase of $0.1 million at each of Wright-Brown and Five-K, both attributable to an increase in compensation, (vi) a $0.2 million increase at Slavik Butcher resulting from increased activity and volume, (vii) a $0.3 million increase at Advanced as a result of increased marketing efforts and staffing levels, and (viii) an increase of $0.2 million at Register due to the addition of a key level accounting position and a warehouse/materials coordinator. These increases were offset by (i) a slight decrease of $0.1 million at each of Cyclone and Blackmore and Buckner attributable to decreased payroll costs.


Combined Results For 1996 Compared To 1995

         Combined revenues increased approximately $18.5 million, or 12.1% from $ 153.0 million in 1995 to $171.5 million in 1996. This increase is attributable to the following: (i) a $6.6 million increase in revenues at GRI as a result of improved sales efforts and additional projects, (ii) a $2.8 million increase in revenues at C.E.I. primarily attributable to a maturation of the operations in Michigan and improved economic conditions at all locations, (iii) a $1.2 million increase in revenues at Specialty primarily as a result of increased demand,
(iv) a $1.0 million increase in revenues at Cyclone attributable to an increase in bonding availability, (v) a $1.9 million increase in revenues at Wright-Brown due to increased demand and competitive bidding, (vi) a $5.2 million increase in revenues at Harrington resulting from increased new construction activity, and expansion in Arizona where it began operations in 1995, (vii) a $2.0 million increase in revenues at Slavik Butcher principally resulting from the general construction business which is excluded from this transaction, and (viii) a

$0.5 million increase in revenues at Blackmore and Buckner due to an increase in volume. These increases were offset by (i) a $1.0 million decrease in revenues at Five-K attributable to more selective competitive bidding, (ii) a $1.4 million decrease in revenues at Advanced as a result of decreased volume, coupled with management attention being diverted to the move to new facilities in late 1995, and (iii) a decrease in revenues of $0.3 million at Register due to a decline in the re-roofing market in Northeast Florida and the entrance into the metal roofing market.

         Combined gross profit increased approximately $6.2 million, or 21.2% from $29.3 million in 1995 to approximately $35.6 million in 1996. This increase is attributable to the following: (i) a $2.9 million increase in gross profit at GRI as a result of the increase in sales, as well as an increase in margins attributable to a change in the revenue mix from new construction to re-roofing and repairs, which generate higher margins, (ii) a $1.2 million increase in gross profit at C.E.I. primarily attributable to an effort by management to concentrate on higher margin re-roofing and repair work, coupled with several large new construction contracts in 1995 that were completed with little or no gross profit, (iii) a $0.1 million increase in gross profit at Specialty primarily as a result of increased revenues, (iv) a $0.8 million increase in gross profit at Wright-Brown due to increased volume at improved margins, (v) a $0.6 million increase in gross profit at Harrington resulting from increased revenues, (vi) a $0.5 million increase in gross profit at Five-K resulting from several highly profitable jobs, (vii) a $0.1 million increase in gross profit at Advanced, despite the decrease in revenues, as a result of abnormally low margins attained in 1995 due to the loss of certain personnel and the move to new facilities in 1995, (viii) a $0.3 million increase in gross profit at Blackmore and Buckner due to an increase in volume coupled with improved gross margins, and (ix) an increase in gross profit of $0.4 million at Register due to management's concentration on fewer projects with higher margins. These increases were offset by a $0.7 million decrease in gross profit at Anthony primarily resulting from lower margin projects in 1996.

         Combined selling, general and administrative expenses increased approximately $4.4 million, or 17.9% from $24.3 million in 1995 to approximately $28.7 million in 1996. This increase is attributable to the following: (i) a $1.6 million increase at GRI as a result of additional staff hired to manage the increased volume of projects, as well as costs associated with the development and installation of a networked enterprise information system developed to facilitate this increased volume, (ii) a $0.4 million increase at C.E.I. attributable principally to variable costs associated with increasing revenues,
(iii) a $0.1 million increase at each of Anthony, Slavik Butcher, and Advanced resulting primarily from increased compensation, (iv) an increase of $0.5 million at Cyclone attributable to an increase in the bonus paid to the president and employment of additional estimators and salesmen, (v) an increase of $0.3 million at Wright-Brown consistent with the increase in revenues, (vi) a $0.7 million increase at Harrington due to expansion in Arizona and increased volume in the Kansas City area, (vii) a $0.4 million increase at Five-K attributable to an additional compensation, (viii) a $0.2 million increase at Blackmore and Buckner attributable to increased commissions, and (ix) a $0.2 million increase in gross profit at Register primarily resulting from the addition of a new project manager. These increases were offset by a $0.2 million decrease at Specialty primarily as a result of increased revenues and lower costs, including reduced owner's compensation.


Combined Liquidity And Capital Resources

         On a combined basis, the Founding Companies generated $9.4 million of net cash from operating activities for the year ended December 31, 1997, primarily as a result of $10.6 million in net income during the period. Net cash used in investing activities was $4.3 million primarily for equipment purchases. Net cash used in financing activities was $2.9 million and consisted of increases in long-term debt of $6.6 million offset by $6.2 million of debt repayments and $3.3 million of distributions to stockholders.

         The Company's working capital after adjustment for the sale of the 4,000,000 shares of Common Stock offered hereby would be $19.6 million as of March 31, 1998. The anticipated cash flows subsequent to the Combination are expected to be sufficient to satisfy the Company's anticipated cash flows for the 12 months following the Offering.

         The net proceeds to the Company from the sale of the shares of Common Stock in the Offering are expected to be $48.1 million. The Company intends to use $25.8 million to pay the cash portion of the acquisitions, and $9.7 million to repay certain outstanding indebtedness of the Founding Companies, with the remaining proceeds of $12.6 million available for general corporate purposes, including working capital and future acquisitions. The Company expects to refinance the $11.7 million of debt assumed from the Founding Companies. All other debt of the Founding Companies is expected to be paid. Pending application of the net proceeds as described herein, the Company intends to invest the net proceeds in short-term investment grade or U.S. governmental interest bearing securities.

         Certain of the stock purchase agreements provide for contingent consideration. During the ensuing 24 months, additional consideration of up to $7.6 million in cash or shares of Common Stock could be required to be paid. The Company expects to have available lines of credit sufficient to fund such consideration, if earned.

         Prior to the Combination, certain Founding Companies will make distributions to their owners totaling $14.6 million, representing substantially all of their previously taxed undistributed earnings ("S Corporation Distributions"). The S Corporation Distributions will be funded through borrowings by the Company subsequent to the Combination.

         In addition, the Company intends to pursue acquisition opportunities. The Company expects to fund future acquisitions through the issuance of additional Common Stock and borrowings. The Company anticipates that its cash flow from operations will provide cash in excess of the Company's normal working capital needs, debt service requirements and planned capital expenditures for equipment.

         Retention is typical on new construction commercial work for both the sheet metal and roofing operations. Retention typically ranges from 5% to 10% of the contract, and may be reduced at the time of final billing of the Company's portion of the contract. The balance may be held until final close-out of the project including the work of other trades. The amount of retention will vary based upon the mix and timing of contract completion.

RESULTS OF OPERATIONS - GRI

         GRI operates as a provider of comprehensive roofing services to commercial, construction and government customers. At the present time, approximately all of the Company's revenues are generated in Florida. GRI generally experiences lower revenues during the first calendar quarter of each year, due largely to the general decline in construction-related activity during the winter months.

         The following table sets forth the historical results of operations for GRI.


                                                                                                   FIVE MONTHS ENDED
                                             YEAR ENDED OCTOBER 31,                                    MARCH 31,
                             ------------------------------------------------------------- ----------------------------------------
                                    1995                   1996                1997                 1997                1998
                                    ----                   ----                ----                 ----                ----

Revenue ...................  $ 18,174      100.0%  $ 24,810     100.0% $ 26,792     100.0% $ 11,339     100.0% $ 10,838      100.0%

Cost of Revenues ..........    13,559       74.6%    17,258      69.6%   19,101      71.3%    7,738      68.2%    8,016       74.0%
                             --------      -----   --------     -----  --------     -----  --------     -----  --------      -----
Gross Profit ..............     4,615       25.4%     7,552      30.4%    7,691      28.7%    3,601      31.8%    2,822       26.0%
Selling, General and
 Administrative Expenses...     4,955       27.3%     6,570      26.5%    6,995      26.1%    2,557      22.6%    3,244       29.9%
                             --------      -----   --------     -----  --------     -----  --------     -----  --------      -----

Operating Income (Loss)....  $   (340)      (1.9%) $    982       4.0% $    696       2.6% $  1,044       9.2% $   (422)      (3.9%)
                             ========      =====   ========     =====  ========     =====  ========     =====  ========      =====


Five Months Ended March 31, 1998 Compared To The Five Months Ended March 31,
1997

         Revenues decreased $501,000, or 4.4%, from $11.3 million for the five months ended March 31, 1997 to $10.8 million for the five months ended March 31, 1998, primarily as a result of extensive rain experienced throughout the entire state of Florida as a result of the El Nino weather pattern. This condition adversely affected the ability of GRI to provide roofing services.

         Gross profit decreased $779,000 or 21.6%, for the five months ended March 31, 1998 to $2.8 million, and gross margin decreased to 26.0% in 1998 from 31.8% in 1997. This is primarily a result of extensive rainfall which seriously impacted the productivity of the workforce in the field. During periods of intermittent rain, temporary measures must be taken to monitor roof work in progress for leaks and to secure the roof from leaks, adding to the cost of the project.

         Selling, general and administrative expenses increased 26.9% from $2.6 million to $3.2 million. The increase was attributable to the enhancement of GRI's infrastructure so as to facilitate their efforts in connection with the Offering and Combination.


Year Ended October 31, 1997 Compared To The Year Ended October 31, 1996

         Revenues increased $2.0 million, or 8.1%, from $24.8 million for the year ended October 31, 1996 to $26.8 million for the year ended October 31, 1997 primarily as a result of improved sales efforts and the addition of four new sales associates.

         Gross profit increased $139,000 or 1.8%, during the year ended October 31, 1997 to $7.7 million primarily as a result of an increase in sales volume. Gross margin decreased to 28.7% during the year ended October 31, 1997 from 30.4% during the year ended October 31, 1996 as a result of an increase in competitive market conditions.

         Selling, general and administrative expenses increased 6.5% from $6.6 million during 1996 to $7.0 million during 1997. The increase was primarily attributable to expenses incurred attributed to the enhancement of GRI's infrastructure, primarily in the form of executive staff, to facilitate the industry consolidation strategy. In addition, four sales associates were added to facilitate revenue growth.


Year Ended October 31, 1996 Compared To The Year Ended October 31, 1995

         Revenues increased $6.6 million, or 36.5%, from $18.2 million for the year ended October 31, 1995 to $24.8 million for the year ended October 31, 1996 primarily due to an overall increase in obtaining new projects as a result of increased sales efforts.

         Gross profit increased $2.9 million, or 63.6%, from $4.6 million for the year ended October 31, 1995 to $7.6 million for the year ended October 31, 1996. Gross margin increased from 25.4% to 30.4% over these periods. The increase in gross profit amounts and percentages is primarily attributable to a change in the combination of work from new construction to re-roofing and repairs, which result in higher margins.

         Selling, general and administrative expenses increased 32.6% from $5.0 million during 1995 to $6.6 million during 1996. The increase was attributable to the addition of three administrative personnel to manage the additional volume of projects obtained, and costs associated with the development and installation of a networked enterprise information system developed to facilitate the increased revenue volume of GRI. Selling, general and administrative expenses as a percentage of revenues remained constant during 1996 when compared to 1995.


LIQUIDITY AND CAPITAL RESOURCES - GRI

         GRI used $1.4 million of net cash from operating activities for the five months ended March 31, 1998 as a result of the following: decreases resulting from (i) a net decrease in operating assets and liabilities of $1.1 million, and (ii) a net loss of $548,000, offset by an increase resulting from $194,000 of depreciation and amortization. Net cash used in investing activities of $1.1 million resulted primarily from deferred costs of the Combination and the Offering of $808,000 and purchases of property and equipment of $303,000. Net cash generated by financing activities of $2.4 million resulted primarily from $5.4 million in borrowings of long-term debt, offset by repayments of $2.9 million. At March 31, 1998, GRI had working capital of $1.8 million and total debt of $4.7 million.

RESULTS OF OPERATIONS - C.E.I.

         C.E.I. has facilities and operations in Texas, Florida, Colorado, Michigan and California. C.E.I.'s revenues are derived from providing maintenance, repair and restoration, re-roofing and new roof construction services for commercial customers.

         The following table sets forth the historical results of operations for C.E.I.





                                                                                                 THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                                   MARCH 31,
                            ------------------------------------------------------------- -----------------------------------------
                                    1995                  1996                1997                 1997                  1998
                                    ----                  ----                ----                 ----                  ----
Revenue .................    $39,694      100.0%  $42,525      100.0%  $45,163      100.0%  $ 9,653       100.0%  $10,025    100.0%
Cost of Revenues ........     31,189       78.6%   32,852       77.3%   34,899       77.3%    7,742        80.2%    7,733     77.1%
                             -------      -----   -------      -----   -------      -----   -------       -----   -------    -----
Gross Profit ............      8,505       21.4%    9,673       22.7%   10,264       22.7%    1,911        19.8%    2,292     22.9%
Selling, General and
Administrative Expenses..      7,289       18.4%    7,699       18.1%    8,018       17.8%    1,933        20.0%    2,105     21.0%
                             -------      -----   -------      -----   -------      -----   -------       -----   -------    -----

Operating Income (Loss)..    $ 1,216        3.1%  $ 1,974        4.6%  $ 2,246        5.0%  $   (22)       (0.2%) $   187      1.9%
                             =======      =====   =======      =====   =======      =====   =======       =====   =======    =====



Three Months Ended March 31, 1998 Compared To The Three Months Ended March 31, 1997

         Revenues increased $372,000 or 3.9% from $9.7 million for the three months ended March 31, 1997 to $10.0 million for the three months ended March 31, 1998, primarily as a result of a significant increase in sales from the Colorado operations (34%) due primarily to increased sales efforts in the fourth quarter of 1997 and a mild winter in Colorado in 1998. The revenue gains in Colorado were offset by revenue declines in Texas and Florida due principally to record amounts of rainfall in these locations.

         Gross profit increased $381,000 or 20.0% during the first three months of 1998 to $2.3 million as a result of increased revenues from higher gross profit repair work brought on by the record rainfall in the Texas and Florida markets. In addition, management has implemented procedures to more closely monitor jobs in process to control costs.

         Selling, general and administrative expenses increased 8.9% from $1.9 million to $2.2 million. The increase was attributable principally to salary increases of 3-5% and the variable cost increases inherent in higher revenues.


Year Ended December 31, 1997 Compared To The Year Ended December 31, 1996

         Revenues increased $2.6 million or 6.2% from $42.5 million for the year ended December 31, 1996 to $45.2 million for the year ended December 31, 1997, primarily in the Colorado, Michigan and California operations. Revenue increases generally resulted from improved economic conditions and new construction trends throughout all the markets serviced by C.E.I.

         Gross profit increased $591,000 or 6.1% during the year ended December 31, 1997 to $10.3 million as a result of a continuing effort to shift more of C.E.I.'s work to re-roofing, service and repair contracts which generally result in higher gross profit margins than new construction contracts.

         Selling, general and administrative expenses increased 4.1% from $7.7 million to $8.0 million. The increase was attributable principally to variable costs associated with increasing revenues.

Year Ended December 31, 1996 Compared To The Year Ended December 31, 1995

         Revenues increased $2.8 million or 7.1% from $39.7 million for the year ended December 31, 1995 to $42.5 million for the year ended December 31, 1996, primarily as a result of a maturation of the operations in Michigan and improved economic conditions in all locations.

         Gross profit increased $1.2 million or 13.7% during the year ended December 31, 1996 to $9.7 million as a result of an effort by management to concentrate on higher margin re-roofing and repair work. Additionally, the Colorado operation had several large new construction contracts in 1995 that were completed with little or no gross profit.

         Selling, general and administrative expenses increased 5.6% from $7.3 million to $7.7 million. The increase was attributable primarily to variable costs associated with increasing revenues.

LIQUIDITY AND CAPITAL RESOURCES - C.E.I.

         C.E.I. generated approximately $300,000 of net cash from operating activities for both the three month periods ended March 31, 1998 and 1997, while revenues increased 3.9% during the period. Net cash used in financing activities was $515,000 and was used principally for the payment of dividends to stockholders in the three months ended March 31, 1998. C.E.I. has various lines of credit allowing for borrowings up to $1.3 million of which $300,000 was drawn at March 31, 1998. C.E.I. working capital at March 31, 1998 was $1.3 million.

         For the year ended December 31, 1997, C.E.I. generated $1.8 million in cash from operations on net income of $2.2 million. Cash generated from operations was less than net income primarily due to an increase in contract billings and retainage. Cash used by investing activities was $374,000 as a result of purchases of property and equipment. Cash used in financing activities of $1.5 million is the result of paying dividends to stockholders during the year. At December 31, 1997, C.E.I. had working capital of $3.3 million including $0.3 million drawn under their $1.3 million line of credit.

         At December 31, 1996, C.E.I. had working capital of $1.0 million and had drawn $0.03 million under their $0.9 million line of credit.


RESULTS OF OPERATIONS - ANTHONY

         Anthony Roofing Ltd. ("Anthony") was founded in 1979 and is headquartered in Aurora, Illinois. Anthony operates primarily in Illinois; however, approximately 20% of its projects are in other geographical regions of the United States. Anthony operates as a provider of comprehensive roofing services to commercial, construction, and government customers.

         The following table sets forth the historical results of operations for Anthony.



                                FOURTEEN MONTH
                                 PERIOD ENDED                                                        THREE MONTHS ENDED
                                 DECEMBER 31,            YEAR ENDED DECEMBER 31,                         MARCH 31,
                                --------------          ------------------------                         ---------
                                    1995                 1996                 1997                  1997               1998
                                   ------               ------               ------                ------             ------

Revenue ..................    $13,310      100.0%  $12,226    100.0%  $19,778      100.0%  $ 2,524     100.0%   $ 2,489   100.0%

Cost of Revenues .........      9,916       74.5%    9,507     77.8%   14,441       73.0%    2,242      88.8%     2,132    85.7%
                              -------      -----   -------    -----   -------      -----   -------     -----    -------   -----
Gross Profit .............      3,394       25.5%    2,719     22.2%    5,337       27.0%      282      11.2%       357    14.3%
Selling, General and
Administrative Expenses ..      1,915       14.4%    2,086     17.1%    2,870       14.5%      372      14.7%       445    17.9%
                              -------      -----   -------    -----   -------      -----   -------     -----    -------   -----

Operating Income (Loss) ..    $ 1,479       11.1%  $   633      5.2%  $ 2,467       12.5%  $   (90)     (3.6%)  $   (88)   (3.5%)
                              =======      ======  =======    ======  =======      =====   =======     ======   =======   =====

Three Months Ended March 31, 1998 Compared To The Three Months Ended March 31, 1997

         Revenues decreased $35,000 or 1.4% from the quarter ended March 31, 1997 to the quarter ended March 31, 1998.

         Gross profit increased $75,000 or 26.6% during the quarter ended March 31, 1998 to $357,000 and gross profit percentage increased to 14.3% in the quarter ended March 31, 1998 from 11.2% in the quarter ended March 31, 1997. This increase was primarily as a result of improved profit margin on contracts during the first quarter of 1998.

         Selling, general and administrative expenses increased 19.6% from $372,000 in 1997 to $445,000 in 1998. This increase is primarily attributable to increased salaries for employees, the addition of sales and executive personnel as part of the Company's growth plan and general increases due to volume increases.


Year Ended December 31, 1997 Compared To The Year Ended December 31, 1996

         Revenue increased by $7.6 million or 61.8% from $12.2 million for the year ended December 31, 1996 to $19.8 million for the year ended December 31, 1997. This increase primarily resulted from the expansion of the sales and work force, local school renovation projects, growth in service and repair work, and continued expansion of the sheet metal division and certain significant projects. The Company had three projects in 1997 with revenue in excess of $1 million and had a series of contracts with one customer that resulted in $ 2.7 million in revenue in 1997. This activity was increased significantly from 1996.

         Gross profit increased $2.6 million or 96.3% to $5.3 million during the year ended December 31, 1997 compared to 1996. Gross profit was 27.0% of revenue for the year ended December 31, 1997 compared to 22.2% for the year ended December 31, 1996, as a result of some large contracts being more profitable than expected and increased revenue, as discussed above, with a proportionately smaller increase in costs.

         Selling, general and administrative expenses increased 37.6% from $2.1 million for the year ended December 31, 1996 to $2.9 million for the year ended December 31, 1997. The increase was primarily due to increased owner compensation and additional costs associated with increased business volume.


Year Ended December 31, 1996 Compared To The Fourteen Month Period Ended December 31, 1995

         Anthony changed its fiscal year end in 1995 from October 31 to December
31. Consequently, the financial results for the period ended December 31, 1995 represent a 14-month period ended December 31, 1995. The unaudited twelve-month period ended October 31, 1995 revenue and gross profit were $12.3 million and $3.4 million, respectively. Adjusting for this fiscal year-end change, 1996 revenue was approximately the same as 1995.

         Gross profit declined $675,000 in 1996 from $3.4 million in 1995 to $2.7 million in 1996 and gross profit margin declined from 25.5% in 1995 to 22.2% in 1996 mainly due to lower margin projects in 1996.

         Selling, general and administrative expenses increased 8.9% from $1.9 million in 1995 to $2.1 million primarily as a result of increased owner compensation. Excluding owners' compensation, selling, general and administrative would have declined 4%. Bad debts in 1996 were $60,000 over 1995. Excluding owners compensation and the increase in bad debts, selling, general and administrative expenses would have declined 11% consistent with the differences in periods.

LIQUIDITY AND CAPITAL RESOURCES - ANTHONY

         Anthony generated approximately $661,000 of cash from operating activities for the quarter ended March 31, 1998. Net cash used in investing activities was approximately $68,000, primarily for the purchase of equipment. Net cash used in financing activities was nominal. At March 31, 1998, Anthony had working capital of $4.7 million. At March 31, 1998, Anthony had a line of credit in the amount of $1.5 million available for liquidity needs. There were no amounts outstanding under this line at March 31, 1998.

         Anthony generated $2.2 million from operating activities for the year ended December 31, 1997. Net cash used in investing activities was approximately $158,000, primarily for additions to property and equipment. Net cash used in financing activities of $976,000 resulted from repayment of bank borrowings of $803,000 and distribution to shareholder of $173,000. At December 31, 1997, Anthony had no debt outstanding.

         Retention is typical on new construction commercial work for both sheet metal and roofing contracts. Retention is typically 10% of the contract amount and is generally reduced to 5% at time of final billing of the Company's portion of the contract. The final 5% is generally held until final close-out of the project which can be 30 to 120 days after completion of the sheet metal and roofing portion of the contract and in some cases the time frame can be longer. The amount of retention outstanding at any one time is affected by a number of factors including amount of new work being done, stage of the projects as well as time of the year. Retention on average can run in the $300,000-$800,000 range. At December 31, 1997 and March 31, 1998 the amount of retention was $605,000 and $608,000, respectively.


RESULTS OF OPERATIONS - SPECIALTY ASSOCIATES

         Specialty Associates and Affiliate were founded in 1975 and 1977, respectively, and are headquartered in West Allis, Wisconsin. The companies have common management and facilities and are hereafter referred to collectively as Specialty Associates. Specialty Associates operates primarily in southeastern Wisconsin and northern Illinois but has operated throughout the continental United States. Specialty Associates is a construction contractor whose principal business is commercial roofing, architectural sheet metal fabrication, and residential roofing.

         The following table sets forth the historical results of operations for Specialty Associates.

                                                                                  NINE WEEKS ENDED
                                    53-WEEK              52-WEEK                  ----------------
                                  PERIOD ENDED         PERIOD ENDED          APRIL 6,            APRIL 5,
                                   FEB 2, 1997          FEB 1, 1998            1997               1998
                                  ------------         ------------           -----               ----

Revenue....................     $15,306     100.0%   $17,197    100.0%    $2,394  100.0%     $1,541   100.0%

 Cost of Revenues..........      13,659      89.2%    14,957     87.0%     2,213   92.4%      1,439    93.4%
                                -------     -----    -------    -----     ------  -----      ------   -----
 Gross Profit..............       1,647      10.8%     2,240     13.0%       181    7.6%        102     6.6%
 Selling, General and
 Administrative Expenses...       1,236       8.1%     1,486      8.6%       188    7.9%        212    13.8%
                                -------     -----    -------    -----     ------  -----      ------   -----
 Operating Income (Loss)...     $   411       2.7%   $   754      4.4%    $   (7)  (0.3%)    $ (110)   (7.1%)
                                =======     =====    =======    =====     ======  ======     ======   =====



Nine Weeks Ended April 5, 1998 Compared To The Nine Weeks Ended April 6, 1997

         Revenues decreased $853,000 or 35.6% from $2.4 million for the nine weeks ended April 6, 1997 to $1.5 million for the nine weeks ended April 5, 1998, primarily as a result of reduced demand by certain of the company's customers. The first nine weeks of the fiscal year are seasonally slow periods for the company. 1997 had more than normal activity while 1998 had less than normal activity for this time of year. Management expects demand to return to normal levels for the remainder of the fiscal year.

         Gross profit decreased $79,000 or 43.6% during the nine weeks ended April 5, 1998 to $102,000 and gross profit percentage decreased to 6.6% in the nine week period ended April 5, 1998 from 7.6% in the nine week period ended April 6, 1997, as a result of lower demand and decreased profit on contracts.

         Selling, general and administrative expenses increased 12.8% from $188,000 in 1997 to $212,000 in 1998. This increase is primarily attributable to an increase in salaries for employees and an increase in professional fees.


52 week period ended February 1, 1998 compared to the 53 week period ended February 2, 1997

         Revenue increased by $1.9 million or 12.4% from $15.3 million for the 53 week period ended February 2, 1997 to $17.2 million for the 52-week year ended February 1, 1998, primarily as a result of increased demand. This increase was partially offset by the length of the period being one week less.

         Gross profit increased $593,000 or 36.0% during the 52 week period ended February 1, 1998 to $2.2 million which was 13.0% of revenue in the 52 week period ended February 1, 1998 compared to 10.8% for the 53 week period ended February 2, 1997, as a result of increased profitability on certain contracts.

         Selling, general and administrative expenses increased 20.2% from $1.2 million during the 53-week period ended February 2, 1997 to $1.5 million for the 52 week period ended February 1, 1998. The increase was attributable to increased discretionary bonuses, including bonuses to owner-managers and additional costs associated with increased business volume.


LIQUIDITY AND CAPITAL RESOURCES - SPECIALTY ASSOCIATES

         Specialty Associates used approximately $143,000 of cash in operating activities for the nine-week period ended April 5, 1998, primarily for working capital. Net cash used in investing activities was approximately $12,000. Net cash provided from financing activities was $50,000, primarily from net borrowings on its line of credit. At April 5, 1998 Specialty Associates had working capital of $219,000. At April 5, 1998, there was $800,000 outstanding on the $1.0 million line of credit and $671,000 of long-term debt including current maturities of $202,000.

         Specialty Associates generated $777,000 from operating activities for the 52 week period ended February 1, 1998. Net cash used in investing activities was approximately $607,000, primarily for additions to property and equipment. Net cash used in financing activities of $43,000 resulted primarily from the purchase of treasury stock of $46,000. At February 1, 1998, Specialty Associates had $700,000 outstanding on its $1 million line of credit and long-term debt of $721,000 including current maturities of $202,000.

         Retention is typical on new construction commercial work for both the sheet metal and roofing operations. There is no retention on residential or wholesale business. Retention is typically 10% of the contract and is generally reduced to 5% at time of final billing of the Company's portion of the contract. The final 5% is generally held until final close-out of the project which can be 30 to 120 days after completion of the sheet metal and roofing portion of the contract and in some cases the time frame can be longer. Retention typically ranges from $300,000 to $500,000, but will vary based on the mix and timing of completion of contracts.. At February 1, 1998 and April 5, 1998 the amount of retention was $549,000 and $489,000, respectively.


RESULTS OF OPERATIONS - CYCLONE

         Cyclone operates as a provider of comprehensive roofing services to commercial, industrial, manufacturing, construction and government customers.

         The following table sets forth the historical results of operations for Cyclone.

                                                                                                 THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                                      MARCH 31,
                                           -------------------------                                    ---------
                                  1995                 1996                 1997                 1997               1998
                                  ----                 ----                 ----                 ----               ----

Revenue ..................    $ 9,243    100.0%  $10,254     100.0%  $16,057     100.0%  $ 3,085     100.0%  $ 2,829    100.0%

Cost of Revenues .........      7,618     82.4%    8,538      83.3%   12,523      78.0%    2,584      83.8%    2,457     86.9%
                              -------    -----   -------     -----   -------     -----   -------     -----   -------    -----
Gross Profit .............      1,625     17.6%    1,716      16.7%    3,534      22.0%      501      16.2%      372     13.1%
Selling, General and
 Administrative Expenses..        683      7.4%    1,157      11.3%    1,099       6.8%      227       7.4%      227      8.0%
                              -------    -----   -------     -----   -------     -----   -------     -----   -------    -----

Operating Income .........    $   942     10.2%  $   559       5.5%  $ 2,435      15.2%  $   274       8.9%  $   145      5.1%
                              =======    =====   =======     =====   =======     =====   =======     =====   =======    =====


Three Months Ended March 31, 1998 Compared To The Three Months Ended March 31, 1997

         Revenues decreased $256,000, or 8.3%, from $3.1 million for the three months ended March 31, 1997, to $2.8 million for the three months ended March 31, 1998, primarily due to the effects of unusually rainy weather in North and South Carolina.

         Gross profit decreased $129,000, or 25.7%, from $501,000 for the three months ended March 31, 1997 to $372,000 for the three months ended March 31, 1998. Gross margin decreased from 16.2% to 13.1% over these periods. The decrease in gross profit amounts and percentages is consistent with the decrease in revenues and a decrease in the amount of higher margin commercial contracts in relation to the total.

         Selling, general and administrative expenses remained constant at $227,000, or 7.4% and 8.0% of revenues for the three months ended March 31, 1997 and March 31, 1998, respectively.


Year Ended December 31, 1997 Compared To The Year Ended December 31, 1996

         Revenues increased $5.8 million, or 56.6%, from $10.3 million for the year ended December 31, 1996, to $16.1 million for the year ended December 31, 1997, primarily due to the Company's ability to increase the amount of its bonding availability, an increase in the Company's estimating capacity, and increased demand for the higher margin commercial projects.

         Gross profit increased $1.8 million, or 105.9%, from $1.7 million for the year ended December 31, 1996 to $3.5 million for the year ended December 31, 1997. Gross margin increased from 16.7% to 22.0% over these periods. The increase in gross profit amounts and percentages is consistent with the increase in revenues and the increased demand for the higher margin commercial contracts. The Company was able to gain contracts on several large and complex commercial projects with gross profit margins ranging up to 50%.

         Selling, general and administrative expenses decreased 5.0% from $1.2 million for the year ended December 31, 1996 to $1.1 million for the year ended December 31, 1997. The decrease was primarily attributable to a decrease in the bonus paid to the president.

         Selling, general and administrative expenses as a percentage of revenues decreased from 11.3% for the year ended December 31, 1996 to 6.8% for the year ended December 31, 1997. Excluding the bonus paid to the president, selling, general and administrative expenses, as a percentage of revenues would have been 8% for the year ended December 31, 1996.


Year Ended December 31, 1996 Compared To The Year Ended December 31, 1995

         Revenues increased $1.0 million, or 10.9%, from $9.2 million for the year ended December 31, 1995, to $10.3 million for the year ended December 31, 1996, primarily due to the Company's ability to increase the amount of its bonding availability.

         Gross profit increased $91,000, or 5.6%, from $1.6 million for the year ended December 31, 1995 to $1.7 million for the year ended December 31, 1996. Gross margin decreased from 17.6% to 16.7% over these periods. The fluctuation in gross profit amounts and percentages is consistent with the increase in revenues and the mix of commercial contracts.

         Selling, general and administrative expenses increased 69.4% from $683,000 for the year ended December 31, 1995 to $1.2 million for the year ended December 31, 1996. The increase was primarily attributable to an increase in the bonus paid to the president and the hiring of additional estimators and salesmen. Selling, general and administrative expenses as a percentage of revenues increased from 7.4% for the year ended December 31, 1995 to 11.3% for the year ended December 31, 1996.


LIQUIDITY AND CAPITAL RESOURCES - CYCLONE

         Cyclone generated $88,000 of net cash from operating activities for the three months ended March 31, 1998, which increased compared to the three months ended March 31, 1997 as a result of net income plus a decrease in contract receivables and decreases in accounts payable and accrued expenses, partly offset by increases in costs and estimated earnings in excess of billings on contracts in progress and a decrease in billings in excess of costs and estimated earnings. Net cash used in investing activities was $125,000 and $163,000 the three months ended March 31, 1998 and March 31, 1997, respectively, primarily for the purchase of fixed assets. Net cash used in financing activities of $413,000 for the three months ended March 31, 1998 resulted primarily from distributions to stockholder. Net cash provided by financing activities of $76,000 for the three months ended March 31, 1997 resulted primarily from advances on the line of credit. Cyclone had a $250,000 revolving line of credit as of March 31, 1998 that is due on demand. At March 30, 1998, Cyclone had no amounts outstanding under its line of credit.

         At March 31, 1998, Cyclone had working capital of $3.1 million and total debt and capitalized lease obligations of $322,000.

         Cyclone generated $814,000 of net cash from operating activities for the year ended December 31, 1997, which increased from $241,000 of net cash generated from operating activities for the year ended December 31, 1996. Higher cash flows from operating activities for 1997 resulted from significantly greater net income with offsetting increases in contract receivables and costs and estimated earnings in excess of billings on contracts in progress and a decrease in accounts payable. Net cash used in investing activities was $255,000 and $294,000 for the years ended December 31, 1997 and December 31, 1996, respectively, primarily for the purchase of fixed assets. Net cash used in financing activities of $56,000 for the year ended December 31, 1997 resulted primarily from repayments of long-term debt which were offset by advances on the line of credit. Net cash used in financing activities of $115,000 for the year ended December 31, 1996 resulted primarily from distributions to stockholder and repayments of long-term debt. Cyclone had a $250,000 revolving line of credit as of December 31, 1997 that is due on demand. At December 31, 1997, Cyclone had no amounts outstanding under its line of credit.

         At December 31, 1997 and December 31, 1996, Cyclone had working capital of $3.6 million and $1.3 million, respectively, and total debt and capitalized lease obligations of $352,000 and $407,000, respectively.

         Retention is typical for new construction commercial contracts. However, certain of the company's larger new commercial contracts have no retention and retention on commercial contracts with the State of North Carolina are 5% of the contract amount. There is no retention on the residential business. Retentions are usually 10% of contract revenues and may be reduced to 5% at time of final billing of the company's portion of the contract. The final retention is generally held until final close-out of the project which can be 30-120 days after completion of the contract and in some cases the time frame can be longer. The amount of retention outstanding at any one time is affected by a number of factors including amount of new work being done, stage of the projects as well as time of the year. Retention on average can run in the $250,000-$450,000 range. At December 31, 1997 and December 31, 1996, the amount of retention was $733,000 and $336,000, respectively.

RESULTS OF OPERATIONS - WRIGHT-BROWN

         Wright-Brown was founded in 1951 and is located in Detroit, Michigan. It operates exclusively in Michigan. Wright-Brown operates as a provider of comprehensive roofing services to commercial, construction and government customers.

         The following table sets forth the historical results of operations for Wright-Brown.



                                                                                     THREE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                          MARCH 31,
                                     --------------------------------------  ------------------------------------
                                          1996                  1997              1997                1998
                                          ----                  ----              ----                ---

 Revenue......................       $12,820   100.0%    $ 15,316    100.0%  $2,135   100.0%     $2,447   100.0%

 Cost of Revenues.............        10,630    82.9%      12,820     83.7%   1,788    83.7%      2,113    86.4%
                                     -------   -----     --------    -----   ------   -----      ------   -----
 Gross Profit.................         2,190    17.1%       2,496     16.3%     347    16.3%        334    13.6%
 Selling, General and
 Administrative Expenses......         1,285    10.0%       1,393      9.1%     393    18.4%        307    12.5%
                                     -------   -----     --------    -----   ------   -----      ------   -----
 Operating Income (Loss)......       $   905     7.1%    $  1,103      7.2%  $  (46)   (2.1%)    $   27     1.1%
                                     =======   =====     ========    =====   ======   =====      ======   =====


Three Months Ended March 31, 1998 Compared To The Three Months Ended March 31, 1997

         Contract revenues increased $312,000, or 14.6%, from $2.1 million for the three months ended March 31, 1997 to $2.4 million for the three months ended March 31, 1998, primarily due to increased demand.

         Gross profit decreased $13,000, or 3.7%, during the first three months of 1998 to $334,000 and gross profit as a percentage of contract revenues decreased to 13.6% in 1998 from 16.3% in 1997 as a result of increased labor costs and the use of subcontractors to meet the increased operations.

         Selling, general and administrative expenses decreased 21.9% from $393,000 to $307,000. This decrease was primarily attributable to reductions in insurance costs.


Year Ended December 31, 1997 Compared To The Year Ended December 31, 1996

         Contract revenues earned increased $2.5 million, or 19.5%, from $12.8 million for the year ended December 31, 1996 to $15.3 million for the year ended December 31, 1997. This increase was primarily due to an increase in demand and competitive bidding.

         Gross profit increased $306,000, or 14.0%, during 1997 to $2.5 million from $2.2 million, and gross profit as a percentage of contract revenues earned decreased to 16.3% in 1997 from 17.1% in 1996. This decrease was primarily a result of competitive bidding to generate the increase in contract revenues.

         Selling, general and administrative expenses increased 8.4% from $1.3 million to $1.4 million. The increase was primarily attributable to an increase in office salaries due to the addition of two positions.


LIQUIDITY AND CAPITAL RESOURCES - WRIGHT-BROWN

         Wright-Brown generated $397,000 of net cash in operating activities for the three months ended March 31, 1998. Net cash used in investing activities was approximately $44,000, primarily for the purchase of property and equipment. Net cash used in financing activities of $285,000 was primarily attributable to distributions to stockholders. At March 31, 1998, Wright-Brown had working capital of $808,000 and total debt of $169,000. Additionally, the company had a total of $500,000 available on a line of credit with no amounts outstanding at March 31, 1998.

         Wright-Brown generated $854,000 of net cash in operating activities for the year ended December 31, 1997. Net cash used in investing activities was approximately $161,000, primarily for purchases of property and equipment. Net cash used in financing activities of $950,000 resulted primarily from distributions to stockholders. At December 31, 1997, Wright-Brown had working capital of $1.1 million and total debt of $197,000. Additionally, at December 31, 1997, there were no amounts outstanding on the line of credit.


RESULTS OF OPERATIONS - HARRINGTON-SCANLON

         Harrington-Scanlon was founded in 1983 in Kansas City, Kansas. In 1993, Harrington opened a subsidiary with locations in Tucson and Phoenix, Arizona. Harrington-Scanlon operates as a provider of comprehensive roofing services to commercial, construction and government customers, as well as sheet metal operations. The majority of Harrington-Scanlon's operations are conducted in Kansas, Missouri, and Arizona.

         The following table sets forth the historical results of operations for Harrington-Scanlon.


                                                                THREE MONTHS ENDED
                                    YEAR ENDED                      MARCH 31,
                                   DECEMBER 31,    -----------------------------------------
                                     1997                 1997                1998
                              -------------------  ------------------   --------------------

Revenue ..................    $11,816      100.0%  $ 2,654      100.0%  $ 2,369       100.0%

Cost of Revenues .........     10,046       85.0%    2,186       82.4%    2,185        92.2%
                              -------      -----   -------      -----   -------       -----
Gross Profit .............      1,770       15.0%      468       17.6%      184         7.8%
Selling, General and
Administrative Expenses ..      1,550       13.1%      329       12.4%      377        15.9%
                              -------      -----   -------      -----   -------       -----
Operating Income (Loss) ..    $   220        1.9%  $   139        5.2%  $  (193)       (8.1%)
                              =======      =====   =======      =====   =======       =====



Three Months Ended March 31, 1998 Compared To The Three Months Ended March 31, 1997

         Revenues for the three months ended March 31, 1998 were $285,000 lower than March 31, 1997, or 10.7%. The lower revenues in the first quarter or 1998 are primarily attributable to adverse weather conditions in Kansas and Missouri during early 1998.

         Gross profit decreased by $284,000 from March 31, 1997 to March 31, 1998, and as a percent of sales reduced from 17.6% to 7.8%. This decrease is due to adverse weather conditions in early 1998 which resulted in non-productive time.

         Selling, general and administrative expenses at March 31, 1998 increased $48,000 or 14.6% from 1997. This increase is primarily the result of increases in salaries.


LIQUIDITY AND CAPITAL RESOURCES - HARRINGTON-SCANLON

         Harrington-Scanlon generated $6,000 net cash from operating activities during the three months ended March 31, 1998. Net cash used in investing activities was $42,000 related to purchases of property and equipment and net cash provided by financing activities of $7,000 was a result of net borrowings. Net working capital at March 31, 1998 was $49,000. Total debt outstanding at March 31, 1998 was $1.5 million including current maturities of $573,000. The company has a line of credit in the amount of $500,000. At March 31, 1998, $75,000 was available under this line.

            Net cash provided by operations during 1997 was $289,000. Net cash used in investing activities was $369,000 related to purchases of property and equipment, and net cash provided by financing activities of $105,000 was primarily a result of net borrowings. Net working capital at December 31, 1997 was $185,000. Total debt outstanding at December 31, 1997 was $1.5 million including current maturities of $543,000. Harrington-Scanlon had a line of credit in the amount of $350,000 of which $342,000 had been borrowed at December 31, 1997.


RESULTS OF OPERATIONS - SLAVIK BUTCHER

            Slavik Butcher, was founded in 1977 and is located in Rochester Hills, Michigan. It operates primarily in southern Michigan with some operations in Indiana and Ohio, and operates as a provider of comprehensive roofing services to commercial, construction, and government customers. Slavik Butcher also provides residential roofing and remodeling services.

            The following table sets forth the historical results of operations for Slavik Butcher.


                                                  NINE MONTHS ENDED
                               YEAR ENDED              MARCH 31,
                                 JUNE 30,   ------------------------------
                                  1997           1997            1998
                            -------------   -------------   --------------
Revenue ................... $11,265 100.0%  $8,495  100.0%  $9,492  100.0%
Cost of Revenues ..........   9,928  88.1%   7,477   88.0%   7,744   81.6%
                            ------- -----   ------  -----   ------  -----
Gross Profit ..............   1,337  11.9%   1,018   12.0%   1,748   18.4%
Selling, General and
  Administrative Expenses .   1,215  10.8%     897   10.6%   1,075   11.3%
                            ------- -----   ------  -----   ------  -----
Operating Income .......... $   122   1.1%  $  121    1.4%  $  673    7.1%
                            ======= =====   ======  =====   ======  =====


Nine Months Ended March 31, 1998 Compared To The Nine Months Ended March 31,
1997

         Contract revenues increased $997,000, or 11.7%, from $8.5 million for the nine months ended March 31, 1997 to $9.5 million for the nine months ended March 31, 1998. This increase was primarily due to favorable pricing and an increase in demand. Included in Slavik Butcher's operations is a general contracting business which will be retained by Slavik Butcher's owners.

         Gross profit increased $730,000, or 71.7%, during the first nine months of fiscal year 1998 to $1.7 million, and as a percentage of contract revenues increased to 18.4% in 1998 from 12.0% in 1997. These increases were a result of favorable pricing related to the increased demand and due to a significant loss contract included in the results for the first nine months of fiscal year 1997.

         Selling, general and administrative expenses increased 19.8% from $897,000 to $1.1 million. The increase is primarily attributable to an increase in office salaries and related benefits and insurance costs.


LIQUIDITY AND CAPITAL RESOURCES - SLAVIK BUTCHER

         Slavik Butcher generated $345,000 of net cash from operating activities for the nine months ended March 31, 1998. Net cash used in investing activities was approximately $227,000 was primarily for the purchase of property and equipment and an advance to a stockholder. Net cash provided by financing activities of $5,000 resulted from net borrowings. Slavik Butcher had a total of $350,000 available under lines of credit with $35,000 outstanding at March 31, 1998. The lines of credit are due on demand. At March 31, 1998, Slavik had working capital of $523,000 and total debt of $224,000 including current maturities of $106,000.

         Slavik Butcher generated $74,000 of net cash from operating activities for the year ended June 30, 1997. Net cash used in investing activities was approximately $83,000, primarily for the purchase of property and equipment. Net cash provided by financing activities of $2,000 resulted from net borrowings. At June 30, 1997 Slavik Butcher had a total of $350,000 available under lines of credit with $75,000 outstanding. At June 30, 1997, Slavik Butcher had working capital of $90,000 and total debt of $218,000, including current maturities of $127,000.

RESULTS OF OPERATIONS - FIVE-K

         Five-K (Therrel-Kizer) operates as a provider of comprehensive roofing services to commercial, construction, and government customers. The company's principal offices are located in Smyrna, Georgia and the majority of the company's business is transacted with customers in Georgia.

         The following table sets forth the historical results of operations for Five-K Industries, Inc.


                                                   YEAR ENDED MARCH 31,
                                                  ---------------------

                                      1996                1997                  1998
                                      ----                ----                  ----

 Revenue .................    $10,402     100.0%    $9,361     100.0%    $11,091     100.0%

 Cost of Revenues ........      8,053      77.4%     6,521      69.7%      7,879      71.0%
                              -------     -----     ------     -----     -------     -----
 Gross Profit ............      2,349      22.6%     2,840      30.3%      3,212      29.0%
 Selling, General and
   Administrative Expenses      2,226      21.4%     2,652      28.3%      2,775      25.0%
                              -------     -----     ------     -----     -------     -----
 Operating Income ........    $   123       1.2%    $  188       2.0%    $   437       3.9%
                              =======     =====     ======     =====     =======     =====


Year Ended March 31, 1998 Compared To The Year Ended March 31, 1997

         Revenues increased $1.7 million from 1997 to 1998, or 18.5%. This increase is primarily attributable to the company hiring an additional salesman during the year and aggressive pursuit of new business.

         Gross profit increased $372,000, or 13.1% and as a percent of sales was consistent with 1997.

         Selling, general, and administrative expenses were $123,000 higher in 1998 than 1997, or an increase of 4.6%. This increase was primarily due to increased compensation.


Year Ended March 31, 1997 Compared To The Year Ended March 31, 1996

         Revenues decreased $1.0 million from 1996 to 1997, or 10.0%, as a result of more selective competitive bidding.

         Gross profit increased by $491,000 or 20.9% from 1996 to 1997 and, as a percentage of sales increased from 22.6% to 30.3%. This increase was primarily attributable several highly profitable jobs the company completed during 1997.

         Selling, general, and administrative expenses were $426,000 higher in 1997 than 1996, or an increase of 19.1%. This increase was primarily due to increased compensation.


LIQUIDITY AND CAPITAL RESOURCES - FIVE-K (THERREL-KIZER)

         Cash provided by operating activities in 1998 was $542,000. Cash used in investing activities totaled $219,000 and was for purchases of property and equipment. Net cash provided by financing activities was $61,000 which consisted of net borrowings partially offset by shareholder distributions. Working capital at March 31, 1998 totaled $946,000. Total borrowings at March 31, 1998 were $86,000 including current maturities of $40,000. The Company has a line of credit in the amount of $200,000. There were no borrowings under this line at March 31, 1998.

         Retainage of 10% is generally required on all construction contracts. The retainage is held on the cumulative cost of the work-to-date, less the aggregate of previous payments. Retainage is billed and paid upon final completion of the work and final acceptance by the owner. All final paper work must be submitted prior to payment. Payment is usually received within 60 to 120 days after billing. Certain contractors reduce retainage to 5% when the contract is considered substantially complete. Retainage held at March 31, 1998 was $589,803, and the average for the twelve months was $444,188.


RESULTS OF OPERATIONS - ADVANCED ROOFING

         Advanced Roofing was founded in 1983 and is headquartered in Fort Lauderdale, Florida. It operates primarily in Florida, but has completed projects in Guantanamo Bay, Cuba and the U.S. Virgin Islands. Advanced Roofing operates as a provider of comprehensive roofing services to commercial, construction, and government customers.

         The following table sets forth the historical results of operations for Advanced.


                                                                        TEN           TWO
                                                                       MONTHS        MONTHS
                                    YEAR ENDED DECEMBER 31,             ENDED        ENDED           YEAR ENDED
                                   --------------------------        OCTOBER 31,   DECEMBER 31,     DECEMBER 31,
                                   1995                  1996           1997          1997             1997
                                   ----                  ----           ----          ----             ----

Revenue ...................  $12,078    100.0%    $10,682    100.0%    $10,203       $1,971      $12,174    100.0%
Cost of Revenues ..........   10,338     85.6%      8,843     82.8%      8,312        1,515        9,827     80.7%
                             -------    ------    -------    ------    -------       ------      -------    ------
Gross Profit ..............    1,740     14.4%      1,839     17.2%      1,891          456        2,347     19.3%
Selling, General and
  Administrative Expenses .    1,219     10.1%      1,317     12.3%      1,206          365        1,571     12.9%
                             -------    ------    -------    ------    -------       ------      -------    ------
Operating Income ..........  $   521      4.3%    $   522      4.9%    $   685       $   91      $   776      6.4%
                             =======    =====     =======    =====     =======       ======      =======    =====


                                         FIVE MONTHS ENDED
                                              MARCH 31,
                                      --------------------------
                                      1997                  1998
                                      ----                  ----

 Revenue ....................  $4,933      100.0%     $5,068      100.0%

 Cost of Revenues ...........   4,201       85.2%      3,982       78.6%
                               ------      ------     ------      ------
 Gross Profit ...............     732       14.8%      1,086       21.4%
 Selling, General and
   Administrative Expenses ..     676       13.7%        756       14.9%
                               ------      ------     ------      ------
 Operating Income ...........  $   56        1.1%     $  330        6.5%
                               ======      =====      ======      =====

Five Months Ended March 31, 1998 Compared To The Five Months Ended March 31,
1997

         Revenues increased $135,000, or 2.7%, from $4.9 million for the five months ended March 31, 1997 to $5.1 million for the five months ended March 31, 1998, primarily as a result of increased marketing efforts toward the end of 1997 along with an increase in demand for roofing services.

         Gross profit increased $354,000 or 48.4%, for the five months ended March 31, 1998 to $1.1 million, and gross margin increased to 21.4% in 1998 from 14.8% in 1997. This is primarily due to a non-recurring workers' compensation claim of approximately $100,000 that occurred in December 1996 which resulted in lower than expected margins during that period, and operations of an Affiliate were commenced during the five-month period ended March 31, 1997, and start-up losses were incurred during this period.

         Selling, general and administrative expenses increased 11.8% from $676,000 to $756,000. The increase was attributable to an increase in marketing efforts and increased administrative staffing.


Ten Months Ended October 31, 1997 and the Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

         Revenues increased $1.5 million, or 14.0%, from $10.7 million for the year ended December 31, 1996 to $12.2 million for the year ended December 31, 1997, primarily as a result of increased demand, revenue generated by an Affiliate formed in 1996, expanded marketing efforts and a preferred provider agreement with a supermarket chain. Revenues for the ten months ended October 31, 1997 were lower than those of the year ended December 31, 1996 due primarily to October 31, 1997 being a shorter period.

         Gross profit increased $508,000 or 27.6%, during the year ended December 31, 1997 to $2.3 million from the year ended December 31, 1996. This increase was the result of higher margin jobs obtained through marketing efforts and efficiencies in field operations. Gross margin for the ten months ended October 31, 1997 was $52,000 higher than for the year ended December 31, 1996 due primarily to higher margin jobs and efficiencies as discussed above.

         Selling, general, and administrative expenses increased 19.3% from $1.3 million in 1996 to $1.6 million in 1997. The increase was attributable to an increase in marketing efforts, and increased staffing levels. Increases were also attributable to the start-up of an Affilate and certain new divisions. Selling, general, and administrative expenses were $111,000 lower in the ten months ended October 31, 1997 as compared to the year ended December 31, 1996 due primarily to being a shorter period.


Year Ended December 31, 1996 Compared  To The Year Ended December 31, 1995

         Revenues decreased $1.4 million, or 11.6%, from $12.1 million for the year ended December 31, 1995 to $10.7 million for the year ended December 31, 1996, primarily as a result of decreased demand, coupled with the company's move to new facilities in late 1995 which negatively affected revenues in early 1996.

            Gross profit increased $99,000 or 5.7%, during the year ended December 31, 1996 to $1.8 million, and gross margin increased to 17.2% during the year ended December 31, 1996 from 14.4% during the year ended December 31, 1995. The increase is attributable to abnormally low margins attained in 1995 due to loss of certain personnel and the move to new facilities.

         Selling, general and administrative expenses increased 8.0% from $1.2 million during 1995 to $1.3 million during 1996. The increase was attributable to increased staffing levels and increases in salaries.


LIQUIDITY AND CAPITAL RESOURCES - ADVANCED ROOFING

         Advanced Roofing generated $105,000 of net cash from operating activities for the five months ended March 31, 1998. Cash used in investing activities of $34,000 relates to purchases of property and equipment.

Net cash used in financing activities of $73,000 resulted primarily from repayments of long-term debt. At March 31, 1998, Advanced Roofing had working capital of $409,000 and total debt of $1.3 million including current maturities of $728,000. The company maintains a $500,000 line of credit, of which $400,000 was outstanding at March 31, 1998. The line expires in June 1998.

         At October 31, 1997, the company had working capital of $122,000. Total debt was $1.3 million, including current maturities of $696,000. The company had a $500,000 line of credit under which $400,000 was outstanding.

         Retainage of 10% of each billing is applied to most contracts. However, this retainage is normally collected within a short period of time, as the Company has historically collected receivables within 45 days. Additionally, the Company acts as general contractor for the majority of its projects, whereby work is performed directly for the owner. Consequently, retainage is generally not withheld for more than 30 days subsequent to the project's completion.


RESULTS OF OPERATIONS - BLACKMORE & BUCKNER

         Blackmore and Buckner was founded in 1919 and is headquartered in Indianapolis, Indiana. The principal activities of the company include installing commercial and residential roofing, repair work on existing and newly constructed buildings, and metal fabrication. The company performs these construction activities primarily in Indiana for commercial enterprises.

         The following table sets forth the historical results of operations for Blackmore & Buckner.


                                                                                  THREE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                       MARCH 31,
                                         ------------------------                       ---------
                                   1995          1996            1997            1997               1998
                                   ----          ----            ----            ----               ----

Revenue ...................  $7,210  100.0%  $7,704  100.0%  $7,739  100.0%  $ 1,401   100.0%  $ 1,061    100.0%
Cost of Revenues ..........   5,795   80.4%   5,948   77.2%   6,321   81.7%    1,273    90.9%      896     84.4%
                             ------  -----   ------  -----   ------  -----   -------   -----   -------    -----
Gross Profit ..............   1,415   19.6%   1,756   22.8%   1,418   18.3%      128     9.1%      165     15.6%
Selling, General and
  Administrative Expenses .   1,161   16.1%   1,326   17.2%   1,220   15.8%      206    14.7%      215     20.3%
                             ------  -----   ------  -----   ------  -----   -------   -----   -------    -----
Operating Income (Loss) ...  $  254    3.5%  $  430    5.6%  $  198    2.6%  $   (78)   (5.6%) $   (50)    (4.7%)
                             ======  =====   ======  =====   ======  =====   =======   =====   =======    =====

Three Months Ending March 31, 1997 Compared To The Three Months Ending March 31, 1998

         Revenues decreased $340,000 or 24.3% from $1.4 million for the three months ended March 31, 1997 to $1.0 million for the three months ended March 31, 1998, primarily due to the extensive amount of rain during the month of March 1998.

         Gross profit increased 28.9% during the first three months of 1998 and gross margin increased to 15.6% in 1998 from 9.1% in 1997. This increase was due to higher margin work during 1998 offset partially by a lower volume of work.

         Selling, general, and administrative expenses remained relatively constant for the three months ended March 1997 and 1998.


Year Ended December 31, 1997 Compared To The Year Ended December 31, 1996

         Revenues increased less than 1.0% in 1997, while cost of revenues sold increased 6.3%, primarily due to an increase in material cost which was not passed onto the customer, and increased sales from public bids which realizes a lower margins than negotiated contracts. Net income decreased 54.0% in 1997 from 1996 due to the same factors discussed above.

            Selling, general and administrative costs decreased by 8.0% in 1997 from 1996, due primarily to a decrease in commissions paid to salesmen.


Year Ended December 31, 1996 Compared To The Year Ended December 31, 1995

            Revenues increased 6.9%, in 1996 from 1995 while cost of revenues sold increased by 2.6% for the same period. This was due to an increase in the amount of negotiated contracts completed during 1996 and resulted in an increase in gross profit for 1996 of 24.1% from 1995. Selling, general and administrative expenses increased by 14.2% in 1996 from 1995 due to the increase in commission paid to salesmen.


LIQUIDITY AND CAPITAL RESOURCES - BLACKMORE & BUCKNER

            Blackmore & Buckner generated $187,000 of net cash from operating activities for the three months ended March 31, 1998. Cash used in investing activities was nominal and cash used in financing activities of $176,000 was primarily related to distributions to stockholders. At March 31, 1998, the company had working capital of $706,000 and a total debt of $99,000, including current maturities of $22,000. Blackmore & Buckner has a $500,000 line of credit with a bank, which is available for its current working capital needs and an $85,000 line of credit to be used for capital expenditures. The company had no borrowings against the working capital line at March 31, 1998 or December 31, 1997. The company had outstanding borrowings of $27,000 under the equipment line of credit at December 31, 1997.

            During 1997, The company generated $567,000 of cash from operating activities. Cash used in investing activities of $127,000 was primarily related to purchases of property and equipment and cash used in financing activities of $269,000 was primarily related to distributions to stockholders. Working capital at December 31, 1997 was $919,000 and total debt was $108,000 including current maturities of $23,000.


RESULTS OF OPERATIONS - REGISTER ROOFING

            Register Roofing is engaged in the business of general contracting and commercial roofing throughout the southeastern United States with the majority of contracts in Florida.

            The following table sets forth the historical results of operations for Register Roofing.



                                                                                         SIX MONTHS ENDED
                                                     YEAR ENDED SEPTEMBER 30,                MARCH 31,
                                          ----------------------------------------  ---------------------------
                                               1995          1996          1997        1997           1998
                                               ----          ----          ----        ----           ----
 Revenue..........................        $6,533 100.0% $6,187 100.0% $6,832 100.0% 3,044 100.0%  $4,169 100.0%
 Cost of Revenues.................         5,871  89.9%  5,174  83.6%  5,792  84.8% 2,537  83.3%   3,443  82.6%
                                          ------ -----   ----- -----   ----- -----  ----- -----   ------ -----
 Gross Profit.....................           662  10.1%  1,013  16.4%  1,040  15.2%   507  16.7%     726  17.4%
 Selling, General and
   Administrative Expenses........           592   9.1%    804  13.0%  1,002  14.7%   431   14.2%    517  12.4%
                                          ------ -----   ----- -----   ----- -----  ----- -----   ------ -----

 Operating Income.................        $   70   1.1% $  209   3.4% $   38   0.6% $  76   2.5%  $  209   5.0%
                                          ====== =====  ====== =====  ====== =====  ===== =====   ====== =====


Six Months Ended March 31, 1998 Compared To The Six Months Ended March 31, 1997

            Contract revenues earned increased $1.1 million, or 37.0%, from $3.0 million for the six months ended March 31, 1997 to $4.2 million for the six months ended March 31, 1998. This increase was due to contracting with industrial clients which reduced competition and provided the company substantial revenue increases.

            Gross profit increased $219,000, or 43.2%, from $507,000 for the six months ended March 31, 1997 to $726,000 for the six months ended March 31, 1998. The contracts with industrial clients provided higher markups, resulting in higher gross profits.

            Selling, general and administrative expenses increased $86,000, or 20.0%, from $431,000 for the six months ended March 31, 1997 to $517,000 for the six months ended March 31, 1998. This increase correlates with the overall increase in volume.


Year Ended September 30, 1996 Compared To The Year Ended September 30, 1995

            Contract revenues earned increased by $645,000, or 10.4%, from $6.2 million for the fiscal year ended September 30, 1996 to $6.8 million for the fiscal year ended September 30, 1997. Register Roofing had a strong movement into the industrial re-roofing market which resulted in being "short-listed" for proposals. Register started long-term relationships with key industrial clients which resulted in larger contracts in 1997.

            Gross profit increased $27,000, or 2.7%, from 1.0 million for the fiscal year ended September 30, 1996. Register Roofing had one large project which had a loss because costs had been underestimated, and two smaller projects in Central Florida with unanticipated difficulties that caused a loss. These jobs had an overall affect of substantially reducing gross profits.

            Selling, general and administrative expenses increased $198,000 or 24.6% due to the addition of a key level accounting position and a warehouse/materials coordinator.


Year Ended September 30, 1996 Compared To The Year Ended September 30, 1995

            Contract revenues earned decreased $346,000, or 5.3%, from $6.5 million for the fiscal year ended September 30, 1995 to $6.2 million for the fiscal year ended September 30, 1996. In the first half of fiscal 1996, Register Roofing experienced a decline in the re-roofing market in Northeast Florida. Register Roofing chose not to increase or hold its present volume by contracting out of town projects, which usually result in higher costs and lower profit margins. Register Roofing also entered into the metal roofing market during this time period. In the last half of fiscal 1996, the re-roofing market in Northeast Florida began to rebound.

            Gross profit increased $351,000, or 53.0%, from $662,000 for the fiscal year ended September 30, 1995 to $1.0 million for the fiscal year ended September 30, 1996, as a result of management concentrating on fewer projects with higher margins. This initiative coupled with a stronger roofing market helped to increase profitability.

            Selling, general and administrative expenses increased $212,000, or 35.8%. The addition of a manager accounted for a significant portion of this increase.


LIQUIDITY AND CAPITAL RESOURCES - REGISTER ROOFING

            At the end of the fiscal year ended September 30, 1997, Register Roofing completed numerous jobs and billed final retainage. This timing issue caused a lower year-end work in progress, and a higher retainage billing of $336,000. Unbilled retainage also decreased significantly.

            Since September 1997, outstanding work in progress increased significantly, with higher unbilled retainage. The cash position, however, improved due to the collection of the previous quarter's retainage. The increase in work in progress trend continued into March 1998. At March 31, 1998, Register had $177,000 of debt outstanding. Debt increased $77,000 from September 30, 1997 due to financing of new equipment purchases. Net working capital at March 31, 1998 was $692,000, including cash and cash equivalents of

$489,000. The company's cash flow from operations is affected by the timing of collections of contract billings. Although the company generally bills as the work progresses, contracts may provide for a retainage on payments until the work is completed and approved. Also, certain large customers of the company may pay slower than the contractual requirement.


SEASONAL AND CYCLICAL NATURE OF THE COMMERCIAL ROOFING INDUSTRY

         The construction industry is cyclical and is influenced by seasonal factors, as those activities are usually lower during winter months than other periods. The Founding Companies have a broad geographic, product, and customer mix, which on a combined basis would have served to mitigate cyclical and seasonal trends; however, there can be no assurance that period-to-period differences will not occur in the future or that cyclical or seasonal patterns will not emerge. Further, the results of operations for any interim period (on a combined basis and for each of the Founding Companies) are not necessarily indicative of the results for a full year.


INFLATION

         Inflation has not had any significant impact on the results of operations for any of the Founding Companies during any of the periods presented herein.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements regarding the Company's competitive strengths, business strategy, expected benefits of any acquisition, future financial position, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "should," "intend," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("cautionary statements") are disclosed under "risk factors" and elsewhere in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements. The Company undertakes no obligation to update publicly or revise any forward-looking statements.

YEAR 2000 ISSUE

         Several of the Founding Companies are not year 2000-compliant. The Company has plans to prepare its computer systems and related software to accommodate sensitive information relating to the year 2000. The Company expects that any additional costs related to ensuring such systems and software to be ready for the year 2000 will not be material to the financial condition or results of operations of the Company. In addition, the Company is discussing with its vendors and customers the possibility of any difficulties which may affect the Company as a result of its vendors and customers ensuring that their computer systems and software are year 2000-compliant. To date, no significant concerns have been identified. However, there can be no assurance that no year 2000-related computer operating problems or expenses will arise with the Company's computer systems and software or in the computer systems and software of the Company's vendors and customers.

                                    BUSINESS


GENERAL

            The Company was founded in 1998 to become the leading nationwide provider of commercial roofing services. Concurrently with, and as a condition to, the Offering, GRS plans to acquire 18 Founding Companies. The Founding Companies, which have been in business for an average of approximately 28 years, had pro forma combined 1997 revenues and income from operations of $195.9 million and $13.4 million, respectively. Following the Combination and the Offering, the Company will have operations in 20 cities in 12 states, and will be one of the largest providers of commercial roofing services in the United States. Combined historical revenues of the Founding Companies grew at a compound annual growth rate of 14.7 % from 1995 through 1997. Management believes that the Company will have certain competitive advantages as the first public company seeking to consolidate the commercial roofing industry.

            The Company offers a broad range of comprehensive roofing services, which include re-roofing, restoration and repair, and new roof construction. Approximately 65% of the Company's 1997 pro forma revenues were derived from re-roofing, restoration and repair services, and 35% were derived from new roof construction. The Company also offers maintenance services, which provide recurring revenues and on-going interaction with its customers. The Company provides services to customers in a broad range of industries, including the industrial, office, retail, hospitality, government, educational and entertainment industries. The Company has performed services for a broad range of companies, including Home Depot, Inc., The Walt Disney Company, United States Postal Service, NationsBank, N.A., Bass Hotels & Resorts (Holiday Inn Hotels), Sea World, AMC Entertainment Inc., General Motors Corporation, Rockwell International Corp., Ford Motor Company, Chrysler Corporation, The Coca-Cola Company, U.S. Army, U.S. Navy, Simon DeBartolo Group, Inc., Wal Mart Stores, Inc., Sears Roebuck & Company, Abbott Laboratories, Trammel Crow Company, Arvida Company, Cushman & Wakefield, Inc., Columbia/HCA Healthcare Corporation and University of Michigan.

INDUSTRY OVERVIEW

      According to a market survey conducted by the NRCA, total expenditures for roofing services in the United States in 1997 were approximately $20.0 billion, of which approximately $14.5 billion were for commercial roofing services. The roofing industry is highly fragmented, and is estimated to be comprised of more than 25,000 companies, most of which are small, owner-operated, independent contractors serving a local customer base, with limited access to capital for investment in infrastructure, technology and expansion. The Company believes that no single company accounted for more than 1% of total expenditures for roofing services in the United States. According to the market survey conducted by the NRCA, approximately 75% of roofing expenditures in 1997 were attributable to re-roofing, restoration and repair, with the balance attributable to new roof construction.

      The Company believes significant opportunities are available to a well-capitalized, national company employing professionally trained, customer-oriented roofing personnel and providing a full complement of high quality commercial services. The commercial roofing industry as a whole has been characterized by low barriers to entry that result from relatively constant technology and methods, stable construction practices and pricing and inconsistent quality and reliability. For this reason, the Company believes that only those companies which are able to differentiate themselves through quality, scope and consistency of service will be able to maintain a competitive advantage. In addition, the relatively large expenditures associated with roofing systems has led to an increased need for qualified personnel to install, monitor and service these systems. The cost of recruiting, training and retaining a sufficient number of qualified roofing personnel makes it more difficult for small commercial roofing companies to expand their businesses. The Company also believes the highly fragmented nature of the commercial roofing industry will provide it with significant opportunities to consolidate a large number of existing commercial roofing businesses nationwide.

            The average useful life of a commercial roof is estimated to be approximately 14 years. Due to a lack of customer awareness of the savings that can result from a long-term, consistent roof maintenance program, customers and competitors have traditionally taken an all-or-nothing approach to roofing expenditures. By taking a maintenance-oriented approach to customer service, the Company will seek to create a more consistent revenue stream, while providing cost-effective solutions to its customers.


STRATEGY

      The Company believes that its size, geographic diversity of operations, knowledge of local markets and industry relationships will give the Company significant competitive advantages. Through increased size, the Company believes that it will have a greater ability to (i) provide services to customers with locations in multiple markets, (ii) more effectively allocate resources in serving customers in each of its markets, (iii) attract, train and retain skilled roofing labor and (iv) achieve economies of scale in the purchase of roofing material. The Company also believes that increased size will provide operating and cost efficiencies by performing a wide range of functions on a centralized basis, including administrative functions, such as those relating to human resources, employee benefits and insurance, as well as purchasing, accounting and bonding. The Company intends to share best practices among the Founding Companies and with other companies to be acquired. The Company believes that the geographic diversity of its operations will diminish the effects of local market downturns, offer opportunities to pursue growth in its existing markets and create a base of expertise and relationships to expand into new markets. In anticipation of the Combination, one of the Founding Companies has made a substantial investment in a scalable, advanced enterprise information system to be utilized by the Company, which provides critical project status and cost information to all employees on a daily basis and provides management with comprehensive reports on substantially all aspects of the Company's operations.

      The Company plans to leverage its experienced management and extensive relationships within the commercial roofing industry to increase its revenues through internal growth as well as through the acquisition of additional commercial roofing companies. The Company has extensive relationships within the industry, in part through the Founding Companies that are all members of the NRCA, the largest commercial roofing trade organization with approximately 3,200 commercial roofing companies as members. Gregg E. Wallick, the Company's President and Chief Executive Officer, with more than 18 years of experience in the commercial roofing industry, is a member of the Board of Directors of the NRCA. Mr. Wallick is also a member of the Board of Governors of the Alliance for Progress and is a member of its Steering Committee. The Alliance for Progress is an industry organization that invests funds contributed by its membership in certain programs, such as special training programs, for the benefit of the roofing industry and the organization's membership.

      Operating Strategy. The Company believes there are significant opportunities to increase revenues and profitability of the Founding Companies and subsequently acquired businesses. The key elements of the Company's operating strategy are:

                        Focus on Commercial Roofing Market. The Company intends
            to continue to focus on the commercial roofing market because of its size, the magnitude of individual projects, the diverse and multiple location customer base, the trend of consolidation in commercial real estate, recurring revenue opportunities and the potential for long-term relationships with companies, building owners, property managers, general contractors and roof consultants.

                        Establish Regional and National Market Coverage. The
            Company believes that the growth of many of the Founding Companies has been restricted due to the geographic limitations of their existing operations and that the Company's broad geographic coverage will increase internal growth opportunities. The Company intends to leverage its geographic diversity to solicit additional business from existing customers and new business from new customers that operate on a regional and national basis, such as REITs contractors, owners of national chains and roof consultants. The Company believes that significant demand exists from such companies to utilize the services of a single commercial roofing service provider and that existing local and regional relationships can be expanded as the Company develops a nationwide network.

                        Expand Maintenance Services. The Company intends to
            further develop its maintenance service operations, which generally provide higher gross margins, recurring revenues and ongoing interaction with customers. The Company has adopted a maintenance-oriented approach, whereby it performs regularly scheduled maintenance checks and focuses on increasing customer awareness of the cost-effectiveness of preventive maintenance and the available repair and restoration services that can most efficiently prolong the life of a roof. The Company believes that this approach builds long-term relationships with customers and encourages them to turn to the Company for all of their roofing needs.

                  Apply Certain Functions and Technology to Achieve Operating and Cost Efficiencies. The Company believes that it will achieve operating and cost efficiencies by performing a wide range of functions on a centralized basis, including administrative functions, such as those relating to human resources, employee benefits and insurance, as well as purchasing, accounting and bonding. The Company also intends to leverage its proprietary scalable advanced enterprise informations system, which will provide management on a daily basis information regarding project estimates, materials and labor costs, accounts receivable and accounts payable tracking, project progress and sales, as well as comprehensive reports on substantially all aspects of the Company's operations. Management believes that this system, which was developed by one of the Founding Companies over a five-year period, will provide the Company with significant competitive advantages through more accurate job estimates, enhanced cost awareness and uniform control procedures through the timely flow of comprehensive project information. Management believes that this advanced enterprise information system will be fully implemented and accessible on a Company-wide basis by the end of 1999.

                  Adopt Best Practices. The Company believes that it will be able to increase operating efficiencies and enhance internal growth by identifying and incorporating the operational and marketing strengths of individual Founding Companies. The Company intends to institute a "best practices" program, which will evaluate and implement on a Company-wide basis selected adopting policies, practices and procedures of the Founding Companies and other companies to be acquired, with the goal of maximizing service levels and profitability. In order to ensure that best practices are shared among each of the individual Founding Companies, the Company has created a Presidents' Council composed of the president or senior executive of each of the Founding Companies. The Council has begun meeting on a regular basis as a group and through smaller working committees, to share operating practices and to develop additional methods to improve the overall performance of the Company and the individual operating companies. Best practices that result from the work of the Council will be included in the training and monitoring programs developed and disseminated to the respective operating companies.

                  Operate on a Decentralized Basis. The Company believes that, while maintaining strong operating and financial controls, a decentralized operating structure will retain the entrepreneurial spirit present in each of the Founding Companies. The Company's decentralized operating structure will allow it to capitalize on the considerable local and regional market knowledge and customer relationships possessed by each Founding Company, as well as by companies that may be acquired in the future.

         Acquisition Strategy. The Company believes that due to the highly fragmented nature of the commercial roofing services industry, it has significant opportunities to pursue an acquisition strategy and expand in targeted geographic markets. The Company will also seek to acquire companies with entrepreneurial management philosophies and a willingness to learn and share improved business practices through open communications. The Company believes that many commercial roofing businesses that lack the capital necessary to expand operations will become acquisition candidates. The Company believes that it will be attractive to these acquisition candidates because it will provide (i) information on best practices, (ii) expertise to expand in specialized markets, (iii) the opportunity to focus on customers rather than administration, (iv) national name recognition, (v) increased financial flexibility, (vi) existing management the opportunity for a continued role with the Company and (vii) the opportunity to provide services to the Company's customers in their respective geographic markets. All of the Founding Companies participate in professional associations, including the NRCA. The Company intends to capitalize on the relationships created within these professional associations and the combined industry reputation of the Founding Companies to pursue its strategy. Through these and other resources, the Company believes it will be able to identify and attract acquisition candidates who meet the Company's criteria. Key elements of the Company's acquisition strategy are:

                  Enter New Geographic Markets. The Company will pursue acquisitions of companies that are located in new geographic markets, are financially stable and have the customer base necessary to integrate with or complement the Company's existing business. The Company also expects that increasing its geographic presence will allow it to better serve a growing nationwide base of customers and further reduce the impact on the Company of local and regional economic cycles, as well as weather-related or seasonal variations in business.

                  Expand Within Existing Markets. Once the Company has entered a new market, it will seek to acquire other well-established commercial roofing businesses operating within that region, including "tuck-in" acquisitions of smaller companies. The Company believes that tuck-in acquisitions afford the opportunity to improve its overall cost structure through the integration of such acquisitions into existing operations as well as to increase revenues through access to additional specialized markets. Despite the integration opportunities afforded by such tuck-in acquisitions, the Company intends to maintain existing business names and identities for marketing purposes.


SERVICES

     The Company provides a comprehensive range of commercial roofing services. The Company employs a knowledgeable and skilled work force utilizing standardized techniques and practices to determine a customer's optimal roofing solution which is designed to maximize the 14 average year life of a new roofing system. Annual maintenance services, which can result in the identification at an early stage of problems within a roofing system, can add as many as 10 years to the useful life of a roof through repair and restoration. The following is a description of the Company's services:

                  MAINTENANCE. Maintenance involves the physical inspection of an existing roofing system to determine its current condition, detect weaknesses and failures and identify any potential future problems. Through a program of regularly scheduled annual or semi-annual inspections, the Company's technicians assist owners in protecting their roofing investments by seeking to identify damage in its early stages. Early detection of leaks and roofing system failures make it possible for the Company to repair and extend the life of a roofing system through repair or restoration, which is significantly less expensive and time consuming than re-roofing. The Company also intends to offer its customers a facility management program to coordinate maintenance, repair, restoration and re-roofing as needed. The Company believes that the cost-effectiveness of regularly scheduled maintenance, repair and restoration enables the Company to cultivate strong relationships with its customers and establish a basis for recurring revenues.

                  REPAIR. Repair is a process where an existing roofing system has additions and adjustments made to it, such as caulking, re-coating, and repairing penetrations to fix leaks in the roofing system.

                  RESTORATION. Restoration involves the major repair of the roofing system, including the repair of all penetrations and re-surfacing of the roof to restore it to serviceable condition. The Company is able to inform building owners when a roof is approaching the end of its 14 year average life cycle through its regularly scheduled maintenance and repair program. The opportunity to perform restoration work normally exists two or three years prior to the end of a roof's life cycle and before significant damage occurs. As many as 10 years can be added to the useful life of the roof through restoration and typically the cost of restoration is one-half the cost of re-roofing.

                  RE-ROOFING. Re-roofing is the process of installing a new roof when a roofing system fails. Roofing system failure can be caused by a number of factors, including age, severe weather, poor workmanship, defective materials, improper specification of a roofing system, abuse and failure to maintain the roof through inspections. The Company performs re-roofing only when all repair and restoration alternatives are deemed incapable of bringing a roof back to serviceable condition, or at the specific request of a customer.

                  NEW CONSTRUCTION. New roof construction involves the construction of a variety of roofing systems, including metal roofing systems, built-up roofing membranes and single ply roofing systems. New roof construction coincides with the construction of a new building.


     New commercial roofing work usually begins with either a proposal request from the owner, general contractor or roof consultant. Initial meetings with the parties allow the roofing contractor to prepare preliminary and then more detailed design and product specifications, drawings and cost estimates. Once a project is awarded, it is conducted in scheduled phases, and progress billings are rendered to the owner of payment, less a retainage of 5% to 10% of the construction cost of the project. Actual field work (ordering of equipment and materials, fabrication or assembly of certain components, delivery of materials and components to the job site, scheduling of work crews and inspection and quality control) is coordinated during these phases. The Company generally provides the materials to be installed as a part of these contracts.


CUSTOMERS

     In 1997, the Founding Companies provided commercial roofing services to more than approximately 5,000 customers, with no one customer accounting for more than 2% of The Founding Companies' total revenues, and the ten largest customers representing less than 10% of total revenues. The Founding Companies provide roofing services to a customers having a local, regional and national presence in a broad range of industries, some of which are listed below:


   INDUSTRIAL          OFFICE            RETAIL       HOSPITALITY      GOVERNMENT       EDUCATIONAL        ENTERTAINMENT
Abbott            Arvida Company     Barnes &        Bass Hotels &   Army Corp. of   Dade County         AMC Entertainment
Laboratories                         Noble, Inc.     Resorts         Engineers       Public Schools      Inc.
                  Bell South                         (Holiday Inn
Anheuser-Busch    Telecommunications,Eckerds         Hotels)         St. Cloud       Georgia Institute   Harrah's
Companies, Inc.   Inc.               Corporation                     Public Library  of Technology       Entertainment,
                                                     Best Western                                        Inc.
Chrysler          CB Commercial/     Federated       International,  U. S Post       University of
Corporation       Koll Management    Department      Inc.            Office          Central Florida     Metro-Goldwyn-Mayer
                  Services           Stores, Inc.                                                        Studios, Inc.
Ford Motor                                           Embassy         U.S. Airforce   University of
Company           Cushman &          Home Depot      Suites, Inc.                    Colorado            Planet Hollywood
                  Wakefield, Inc.                                    U.S. Army                           International,
General Motors                       Publix          Hilton Hotels                   University of       Inc.
Corporation       Grubb & Ellis Co.  Supermarkets,   Corp.           U.S. Navy       Miami
                                     Inc.                                                                Sea World
Lucent            Lincoln                            Marriott        Vero Beach      University of
Technologies,     Properties         Sears Roebuck   International,  Police          Michigan            United Artists
Inc.              Company            & Co.           Inc.            Department                          Corporation
                                                                                     University of
The Coca-Cola     NationsBank, N.A.  Simon-DeBartolo Ramada Inc.                     South Florida       Universal
Company                              Group, Inc.                                                         Studios, Inc.
                  SunTrust Bank,
                  N.A.               Wal-Mart                                                            Walt Disney
                                     Stores, Inc.
                  Trammel Crow
                  Company            Winn Dixie
                                     Stores, Inc.

     The Company intends to continue its emphasis on developing and maintaining successful long-term relationships with its customers by providing superior, high quality service in a professional manner. The Founding Companies currently serve customers through 22 offices. The Company believes that opportunities exist to expand its services in other locations through the selective acquisition of commercial roofing companies and that demand exists for the Company to provide services to existing customers in other locations where they are conducting business.

ENTERPRISE INFORMATION SYSTEMS

     In anticipation of the Combination, one of the Founding Companies has made a substantial investment in a scalable, advanced enterprise information system to be utilized by the Company, which will provide critical project status and cost information to all employees on a daily basis and will provide management with comprehensive reports on substantially all aspects of the Company's operations. The Company's enterprise information system, which has been developed over a five-year period and has been operational since 1996, is integrated with the Company's accounting system. Each of the Company's current locations will be networked with a commonly configured work station electronically linked to all other Company locations and the Company's central databases, resulting in a centrally managed wide area network. The Company has developed a comprehensive set of management information databases covering financial performance, roofing projects budgets, employee productivity, sales and labor and material costs. Company management can access these databases 24 hours-a-day at all locations via the Internet to analyze substantially all aspects of the Company's operations, including the performance of acquired businesses. In addition, the job cost and productivity reports generated by the project management system are posted on bulletin boards at the Company's headquarters and locations for all personnel to evaluate. Set forth below is a description of the job cost and productivity reports.

         JOB COST REPORTS. Job cost reports convey the status of a roofing project and are updated daily. These reports provide feedback to management, project managers, and personnel on project budgets and enable them to manage and control material, equipment and labor costs and other project expenses. These reports also include information on total committed costs (costs recognized from purchase orders and unposted time cards), budgeted costs and costs incurred to date. Each cost category in the summary report is shown in bar graph format and detailed cost reports specify individual cost items as a line item and highlights the variance between budgeted and actual costs.

         PRODUCTIVITY REPORTS (SCORE CARDS). These reports offer a consistent, accurate and fair method of comparing employees measured by the gross profit attributable to each employee for a reporting period. Employees are compared by profit center, division and job classification. These reports may be generated on a monthly, quarterly and annual basis.

     With limited exceptions, in the initial integration stage the Company intends to continue to operate in the near-term with the existing accounting and other computer systems currently in place at the various Founding Companies. The Company has developed regular financial and operational "flash reports" and other mechanisms to allow for timely management control and oversight. The Company will utilize this information to establish and monitor performance of individual Founding Companies against operating benchmarks and ratios. The Company will, however, cause each of the Founding Companies to adopt a uniform chart of accounts and to standardize their budgeting process and reports so that results among the Founding Companies more easily can be compared and integrated. The Company believes that its substantial investment in advanced information technology is unique in the commercial roofing industry and will continue to create profit improvement opportunities. In addition, where a Founding Company or a future acquired company has a system in place that is inadequate for its existing or near term needs, the Company will begin the migration to a standard that will allow for greater consistency (and a longer term change to a Company-wide, integrated system). Management believes that the Company's enterprise information system will be fully implemented and accessible on a Company-wide basis by the end of 1999. See "Risk Factors-Dependence on Enterprise Information Systems."


SALES AND MARKETING

     The Company believes that the reputation of the Founding Companies for providing high-quality services has enabled them to obtain recurring business through customer referrals and new business. The Company intends to further develop its maintenance services, which provide higher margins and ongoing interaction with customers. The Company intends to capitalize on cross-marketing and business development opportunities that it believes will be available to the Company as a national provider of comprehensive commercial roofing services. The Company intends to leverage the diverse technical and marketing strengths of individual Founding Companies to expand the overall penetration of services within those local markets in which two or more Founding Companies are located. Eventually, the Company intends to offer comprehensive services from all of its operating locations.

     The Founding Companies use their direct sales force to market their services in their respective geographic markets. The Company is developing a marketing and advertising program to establish a national brand identity while preserving and enhancing the value of the unique and long-standing trade names and customer identification enjoyed by the individual Founding Companies. The GRS logo and identifying marks will be featured on service trucks, marketing materials and advertising of the Founding Companies, but in a manner that does not detract from the local brand. The Company proposes to develop market-leading warranty and service programs for the commercial markets, as well as an aggressive national account sales program focused on national and major corporations, governmental and private institutions, real estate investment trusts (REITS), real estate management firms and other multi-location commercial property owners and managers. The Company has also created a National Accounts Group, which will be responsible for developing and managing the Company's relationship with customers having a regional or national presence. The Company will supplement its sales and marketing activities through participation in industry trade shows and conferences, direct mail, its Internet website and advertising in local industry publications and the yellow pages in the markets it serves.


PERSONNEL, TRAINING AND SAFETY

     The Company intends to adopt an extensive training program, which provides extensive classroom and on-the-job training programs for its personnel based on the NRCA's model training program, and provide immediate training to roof laborers in the Company's methods, procedures and standards with an emphasis on high quality service. These programs will be presented by a special training team consisting of senior personnel of the Company and the laborers will be continuously informed of advances in roofing system technology and techniques and product selection. The Company's training program will also be designed to ensure that all of its roofing laborers meet safety standards established by the Company, its insurance carriers and federal, state and local laws and regulations. The Company has safety supervisors who conduct initial and continuous comprehensive training classes for all personnel in safety and risk management. In addition, the safety supervisors work with senior management to observe and evaluate safety procedures in an effort to constantly improve the effectiveness of the Company's safety programs. The Company also maintains a safety report database allowing senior management to oversee safety practices on a Company-wide level. The Company seeks to have all of its roofing laborers participate in on-going training seminars and professional education classes.

     At March 31, 1998, the Company had 1,960 full-time employees, including 1,666 employees in field operations and 294 managers and administrative employees. Approximately 600 employees in six of the Founding Companies are members of unions and work under collective bargaining agreements which are subject to renegotiation from time to time. The Company has not experienced any labor-related work stoppage and considers its relations with its employees to be good.


PURCHASING

    The Company believes it will be able to structure volume purchasing arrangements or otherwise achieve purchasing economies of scale in the following areas: (i) commercial roofing materials and supplies, (ii) purchase or lease and maintenance of equipment including service vehicles, (iii) casualty, liability and health insurance and related benefits and (iv) and accounting and legal services. Each Founding Company will have the opportunity to order products from the manufacturers or distributors at the discounted rate negotiated by the Company and, therefore, benefit from the Company's purchasing power while maintaining existing supplier relationships.


COMPETITION

     The commercial roofing industry is highly fragmented with many roofing contractors competing intensely with the Company on a local basis. In the future, competition may be encountered from new entrants on a regional or national level. The Company believes that purchasing decisions in this industry are based on (i) price, (ii) reputation for reliability and quality of services provided, (iii) long-term customer relationships, and (iv) range of services provided. The Company believes that its strategy of becoming a leading national provider of commercial roofing services will enhance its competitive position. In addition, the Company believes that its enterprise information systems and standardized operating procedures provide the Company with a distinct competitive advantage. The Company believes that the market for its services will expand as it selectively acquires other roofing businesses.


GOVERNMENT REGULATION

     The Company's business and the activities of its roofing contractors are subject to various federal, state, and local laws, regulations and ordinances relating to, among other things, the licensing and certification of roofing contractors, OSHA standards, advertising, building and zoning regulations and environmental laws and regulations relating to the disposal of demolition debris and other solid wastes. In certain jurisdictions, the Company or one of its employees is required to be a licensed contractor. In addition, certain jurisdictions require the Company to obtain a building permit for each roofing project. The Company is also subject to certain federal, state and local laws and regulations, which, among other things, regulate the Company's advertising, warranties and disclosures to customers. Although the Company believes that it has been and is currently in compliance in all material respects with such laws and regulations, there can be no assurance that in the future the Company's results of operations will not be materially adversely affected by existing or new laws or regulations applicable to the Company's business.

INSURANCE

     Upon completion of the Combination, the Company intends to consolidate insurance policies covering general liability, comprehensive property damage, workers' compensation, automobile and other risks. The Company believes that these coverages will be consistent with industry standards and adequate to insure against the various liability risks of its business. There can be no assurance, however, that the coverage limits of such insurance policy will be adequate. A successful claim against the Company in excess of its insurance coverage could have a material adverse affect on the Company and its financial condition.


FACILITIES AND VEHICLES

The following table sets forth the principal operating facilities of the
Company:


                                                        OWNED/                  LEASE
             LOCATION             SQ. FOOTAGE           LEASED             EXPIRATION DATE

      Tempe, AZ                       4,800             Leased                March 2000

      Tucson, AZ                      4,500             Leased              December 1998

      Sacramento, CA                 10,000             Leased               August 2002

      Denver, CO                      7,000              Owned                   --

      DeBary, FL                     10,300             Leased               August 1999

      Ft. Lauderdale, FL             10,500             Leased              December 2001

      Jacksonville, FL                6,000              Owned                   --

      Jacksonville, FL                5,000             Leased               August 1999

      Jacksonville, FL                2,000             Leased              December 1999

      Orlando, FL                    16,000             Leased              December 2005

                                                        OWNED/                  LEASE
             LOCATION             SQ. FOOTAGE           LEASED             EXPIRATION DATE


      Pompano Beach, FL              17,000             Leased              December 2008

      Pompano Beach, FL               6,000             Leased              December 2008

      Tampa, FL                      13,000             Leased              December 2005

      Smyrna, GA                      7,500             Leased              December 2003

      Aurora, IL                     26,000             Leased              December 2001

      Indianapolis, IN                5,200              Owned                    --

      Kansas City, KS                12,500              Owned                    --

      Detroit, MI                    26,000              Owned                    --

      Howell, MI                     10,400             Leased               August 2000

      Rochester Hills, MI            13,000             Leased              December 2000

      Indian Trail, NC               12,000              Owned                    --

      Dallas, TX                     11,500             Leased                June 2000

      West Allis, WI                 24,300              Owned                    --

     The Company operates a fleet of approximately 530 trucks, vans and other vehicles. A portion of the Company's fleet consists of rebuilt used vehicles. The Company retrofits these vehicles by increasing the passenger and cargo space which allows the Company to minimize the number of vehicles which are required on roofing jobs.

     The Company believes that its facilities and vehicles are generally well-maintained and adequate for the Company's current operations. See "Certain Transactions -- Leases with the Company."

LEGAL PROCEEDINGS

     The Company and its subsidiaries are, from time to time, parties to various litigation matters arising in the normal course of its business, most of which involve claims for personal injury and property damage incurred in connection with its operations. The Company is not currently involved in any litigation that the Company believes, based on its examination of such matters, is likely to have a material adverse effect on its financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the executive officers and directors of the Company and those persons who will become directors, executive officers and key employees of the Company prior to or upon the consummation of the Offering.


NAME                                   AGE     POSITION
----                                   ---     --------

Francis X. Maguire                     65      Chairman of the Board Nominee
Gregg E. Wallick                       43      President, Chief Executive Officer and Director
Eric B. Levine                         61      Senior Vice President of Corporate Development
William A. Abberger III                41      Senior Vice President of Operations
Dale E. Eby                            46      Senior Vice President, Chief Financial Officer and Treasurer
Robert Brooker                         34      Vice President of Technology
Angela Pettus                          31      Vice President of Human Resources Administration
John C. Cook                           53      President and Chief Executive Officer of C.E.I. Florida and Director
                                               Nominee
Joel A. Thompson                       45      President and Chief Executive Officer of Anthony Roofing and
                                               Director Nominee
Thomas E. Brown, Jr.                   51      Chairman and Chief Executive Officer of Wright-Brown and Director
                                               Nominee
Charles "Red" Scott                    70      Director Nominee
David C. Willis                        66      Director Nominee
Robert G. Shuler                       34      Director Nominee

--------------

     FRANCIS X. MAGUIRE will become the Chairman of the Board of the Company prior to the consummation of the Offering. Mr. Maguire serves as the president of Hearth Communication Group and is a key note speaker, trainer and consultant providing services to Fortune 500 companies. From 1974 to 1984, Mr. Maguire served as the senior vice president of Industrial Relations at Federal Express. Mr. Maguire has previously served as the senior vice president of Kentucky Fried Chicken, director of marketing and public relations of American Airlines, director of program development at the American Broadcasting Company and as one of the task force members of the "War on Poverty" initiative during the Kennedy-Johnson administration.

     GREGG E. WALLICK has served as the President and Chief Executive Officer and a member of the Board of Directors of the Company since its inception. From 1988 until the Company's inception, Mr. Wallick served as the president and chief executive officer of GRI, one of the Founding Companies. Mr. Wallick has spearheaded the Company's consolidation effort. Mr. Wallick has more than 18 years of experience in the commercial roofing industry. Mr. Wallick is a director of the NRCA and a member of the board of governors of the Alliance for Progress and sits on such organization's steering committee. Mr. Wallick holds a BBA and a Masters in Business Administration from the University of Miami and is a former captain of the University of Miami Hurricanes football team.

     ERIC B. LEVINE has served as the Senior Vice President of Corporate Development of the Company's since its inception. From June 1997 until the Company's inception, Mr. Levine served as the senior vice president of GRI, one of the Founding Companies. From June 1990 until he joined the Company, Mr. Levine served as the president of the Chief Executives Organization, an international business development and strategic planning consulting firm which he founded. From 1985 to 1989, Mr. Levine served as the vice president of Cincinnati Bell Information Systems. From 1981 to 1985, Mr. Levine served as the President of Vorwerk USA, a division of Vorwerk AG, a $2 billion computer products conglomerate engaged in manufacturing and marketing, and as a director for 12 years. Mr. Levine was the founder and president of Metlec Sales, Inc., a franchisee of Vorwerk AG, from 1970 to 1981.

     WILLIAM A. ABBERGER III has served as the Senior Vice President of Operations of the Company since its inception. From November 1997 until the Company's inception, Mr. Abberger served as the senior vice president of operations of GRI, one of the Founding Companies. From 1981 to 1997, Mr. Abberger served as the Vice President of the Quality and Productivity Improvement Group of FMI Corporation, a company which has provided construction consulting services since 1954, where his responsibilities included providing management consulting and education services in the construction industry. Mr. Abberger served as a director of FMI Corporation from 1987 to 1997. Mr. Abberger also currently serves as a member of the Board of Directors of American General Contractors Association. Mr. Abberger holds a Bachelor of Science degree from Clarkson College and a Masters of Business Administration from Dartmouth College.

     DALE E. EBY has served as the Senior Vice President, Chief Financial Officer and Treasurer of the Company since its inception. From July 1997 until the Company's inception, Mr. Eby served as the chief financial officer and treasurer of GRI, one of the Founding Companies. From December 1995 until July 1997, Mr. Eby served as the Chief Financial Officer of Gold Coast Media Inc., a direct marketing company. From April 1987 until May 1995, Mr. Eby served as Chief Financial Officer and in other financial management positions with Attwoods Incorporated, a waste management company which was a wholly-owned subsidiary of Attwoods PLC, a NYSE company, and a company whose securities traded on the London Stock Exchange. From June 1995 until December 1995, Mr. Eby served as a consultant to Browning-Ferris Industries, Inc., a NYSE company, which acquired Attwoods PLC in December 1994. Mr. Eby is a certified public accountant.

     ROBERT BROOKER has served as the Vice President of Technology of the Company since its inception. From February 1993 until the Company's inception, Mr. Brooker served as the vice president of technology of GRI, one of the Founding Companies. From 1988 until February 1993, Mr. Brooker served as the assistant supervisor of administration for the Palm Beach School District in south Florida, where he developed a computerized maintenance management system. From 1981 to 1988, Mr. Brooker served as the general manager of ABA Roofing & Sheetmetal. Mr. Brooker designed and implemented the Company's enterprise information system.

     ANGELA PETTUS has served as the Vice President of Human Resources Administration of the Company since its inception. From 1995 until the Company's inception, Ms. Pettus served as the vice president of human resources administration of GRI, one of the Founding Companies. Prior thereto, Ms. Pettus served in various positions with GRI involving its administrative functions. Ms. Pettus has expertise in resolving worker's compensation issues.

     JOHN C. COOK will become a Director of the Company and continue in his present position as the president and chief executive officer of The C.E.I. Companies, upon the consummation of the Offering. Mr. Cook is a co-founder of Cook Enterprises. From 1982 to 1992, Mr. Cook served as a member of the board of directors of First America Bank.

     JOEL A. THOMPSON will become a Director of the Company and continue in his present position as the president and chief executive officer of Anthony Roofing, one of the Founding Companies, upon the consummation of the Offering. Mr. Thompson is the founder of Anthony Roofing. Mr. Thompson has over 27 years of experience in the roofing industry, and has actively participated in several industry organizations throughout his career, including the NRCA, the Midwest Roofing Contractors Association and the Chicago Roofing Contractors Association.

     THOMAS E. BROWN, JR. will become a Director of the Company and continue in his present position as the chairman and chief executive officer of Wright-Brown, one of the Founding Companies which is one of the oldest commercial/industrial roofing contractors in Detroit, Michigan. Mr. Brown has served as a member of the board of directors of the NRCA. Mr. Brown has also served as chairman and trustee, and as a member of the board of directors of the Sheetmetal Industry Promotion Fund. Mr. Brown has also served as president of the Southeast Michigan Roofing Contractors Association.

     CHARLES "RED" SCOTT will become a Director of the Company prior to the consummation of the Offering. Mr. Scott is the chairman and chief executive officer of TEC Florida, a leadership training organization. From 1991 to December 1994, Mr. Scott served as the president and chief executive officer of Actava Group, Inc., a NYSE company. From 1970 until 1991, Mr. Scott served as the president and chief executive officer of Intermark, a NYSE company. In 1984, Mr. Scott was the recipient of the Horatio Alger Award of Distinguished Americans. Mr. Scott currently serves on the board of directors of Pier I Imports, a NYSE company, Union Bank of California and PSS World Medical, Inc., a company whose securities on the Nasdaq Stock Market.

     DAVID C. WILLIS will become a Director of the Company prior to the consummation of the Offering. Mr. Willis is a co-founder and has served as a senior consultant of FMI Corporation. From 1954 to 1997, Mr. Willis served as a partner of FMI Corporation. While at FMI Corporation, Mr. Willis developed a zero injury improvement process and co-developed the total quality management program for the construction industry. Prior to joining FMI Corporation, Mr. Willis was a professor for 17 years at North Carolina State University. He earned a Bachelor of Science at Tennessee Polytechnic Institute and a Master of Science at North Carolina State University.

     ROBERT G. SHULER will become a Director of the Company prior to the consummation of the Offering. Mr. Shuler is a co-founder of Petra Capital, LLC, an investment firm, and since 1996, has served as its co-managing partner and a member of its advisory board, mostly recently as its president, chief executive officer and a director. From 1993 to 1996, Mr. Shuler was a vice president and a principal at Sirrom Capital Corporation, a NYSE company. From 1991 to 1993, Mr. Shuler served as an investment banker at Equitable Securities Corporation. From 1987 to 1989, Mr. Shuler was a corporate finance professional at The Robinson-Humphrey Company, LLC.

     Effective upon the consummation of the Offering, the Board of Directors of the Company will consist of nine members divided into three classes consisting of one class of one director, one class of three directors and one class of five directors serving staggered three-year terms expiring at the annual meeting of shareholders in 1999, 2000, and 2001, respectively. At each annual meeting of shareholders, one class of directors will be elected for a full term of three years to succeed the class of directors whose terms are expiring.


COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established six committees--the Executive Committee, Nominating Committee, Audit Committee, Compensation Committee, Finance Committee and Acquisition Committee. Pursuant to resolutions of the Board of Directors, these committees have the responsibilities and authority described below.

     Executive Committee. The Executive Committee is authorized, subject to Florida law, to exercise the power and authority of the Board of Directors in the management of the business and affairs of the Company between meetings of the full Board of Directors. The members of the Executive Committee are Messrs. Wallick and Cook.

     Nominating Committee. The Nominating Committee has the responsibility to propose nominees to the Board of Directors. The members of the Nominating Committee are Messrs. Maguire, Shuler and Willis.

     Audit Committee. The Audit Committee has the responsibility of (i) recommending the selection of the Company's independent public accountants, (ii) reviewing and approving the scope of the independent public accountants' audit activity and extent of non-audit services, (iii) reviewing with management and the Company's independent public accountants the adequacy of the Company's accounting system and the effectiveness of the Company's internal audit plan and activities, (iv) reviewing with management and the Company's independent public accountants the Company's financial statements and exercising general oversight of the Company's financial reporting process and (v) reviewing with the Company litigation and other legal matters that may affect the Company's financial condition, and monitoring compliance with the Company's business ethics and other policies. The members of the Audit Committee are Messrs. Maguire, Shuler, Scott and Willis.

     Compensation Committee. The Compensation Committee has the responsibility of (i) establishing the salary rates of officers and employees of the Company and its subsidiaries, (ii) examining periodically the compensation structure of the Company and (iii) supervising the welfare and pension plans and compensation plans of the Company. The members of the Compensation Committee are Messrs. Maguire, Shuler, Scott and Willis.

     Finance Committee. The Finance Committee has the responsibility of (i) monitoring the financial performance of the Company and (ii) reviewing and making recommendations to the Board of Directors for the Company's annual budget and financial policies. The members of the Finance Committee are Messrs. Wallick, Thompson, Brown, and Cook.

     Acquisition Committee. The Acquisition Committee has the responsibility of establishing the profile of the types of companies, geographic area and valuation formula for the roofing companies to be acquired by the Company. The members of the Acquisition Committee are Messrs. Cook, Thompson, and Brown.


DIRECTOR COMPENSATION

     The Company intends to grant to directors of the Company who are not employees of the Company or its subsidiaries options to purchase 15,000 shares of Common Stock at a purchase price per share equal to the fair market value of the Common Stock on the date of grant. Such options will remain in effect for ten years after the date of grant and the option will become exercisable in equal amounts over a three year period. If a director ceases to serve in such capacity because of his death, disability or retirement, the options granted to that director will become exercisable for a ten period. Each outside director also will be paid $1,500 and reimbursed for travel expenses incurred for each Board meeting attended. Members of committees of the Company will be compensated $1,000 for each Committee meeting attended.

EXECUTIVE COMPENSATION

     The Company was incorporated in May 1998 and, prior to the Offering, has not conducted any operations other than activities related to the Combination and the Offering. During 1998, the annualized base salaries of its most highly compensated executive officers will be: Gregg E. Wallick -- $200,000; Dale E. Eby -- $120,000; Eric B. Levine -- $120,000; and William A. Abberger III -- $120,000 (collectively, the "Named Executive Officers").


EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with uniform terms for certain of its executive officers and members of management. Each of the agreements has an initial term of three years, and is terminable after the first year of the term by either party without cause upon 180 days' prior written notice. The agreements also generally restrict certain of the Company's executive officers and members of management from competing with the Company for a period of two years after the date of termination of employment with the Company, and prohibit such officers and members of management from disclosing the Company's confidential information and soliciting employees and former employees of the Company for employment in another company for a period of one year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee's function is to recommend to the Board of Directors compensation decisions for the Company's executive officers and to administer the Company's 1998 Stock Option and Restricted Stock Purchase Plan. See "Management -- Committees of The Board of Directors."


1998 STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN

    The Company has adopted a 1998 Stock Option and Restricted Stock Purchase Plan (the "Plan"). An aggregate of 1,500,000 shares of Common Stock are authorized for issuance under the Plan. As of the date of this Prospectus, after giving effect to the Combination (pursuant to which options to purchase shares of capital stock of certain of GRI will be converted into options to purchase 216,300 shares of Common Stock). In addition, the Company will grant options to purchase approximately 560,000 shares of Common Stock to employees and directors of the Company upon the consummation of the Offering pursuant to the Plan. The purpose of the Plan is to attract and retain qualified personnel, to provide additional incentives to employees, officers and directors of the Company and to promote the success of the Company's business. In furtherance of this purpose, the Plan authorizes (i) the granting of incentive and non-statutory stock options to purchase shares of Common Stock to employees, officers and directors of the Company, and (ii) the granting of rights to purchase shares of Common Stock on a "restricted stock" basis (the "Awards") to employees, officers and directors of the Company. Incentive stock options may only be granted to full-time employees of the Company or its subsidiaries. Non-statutory stock options and Awards may be granted to directors of the Company and any person employed by the Company or its subsidiaries. The Plan is administered by the Compensation Committee of the Board. The Compensation Committee has complete discretion to determine which eligible individuals are to receive option or Award grants, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option, the vesting schedule to be in effect for the option or Award grant and the maximum term for which any granted option or Award is to remain outstanding.

    Each option granted under the Plan has a maximum term of ten years, subject to earlier termination following the optionee's cessation of service with the Company. Options granted under the Plan may be exercised only for fully vested shares. The exercise price of incentive stock options and non-statutory stock options granted under the Plan must be at least 100% and 85% of the fair market value of the stock subject to the option on the date of grant, respectively (or 110% with respect to incentive stock options granted to holders of more than 10% of the voting power of the Company's outstanding stock). The purchase price is payable immediately upon the exercise of the option. Such payment may be made in cash, in outstanding shares of Common Stock held by the participant, through a promissory note payable in installments over a period of years or any combination of the foregoing.

    The Board may amend or modify the Plan at any time, provided that no such amendment or modification may adversely affect the rights and obligations of the participants with respect to their outstanding options, Awards or vested shares without their consent. In addition, no amendment of the Plan may, without the approval of the Company's shareholders: (i) modify the class of individuals eligible for participation; (ii) increase the number of shares available for issuance, except in the event of certain changes to the Company's capital structure; or (iii) extend the term of the Plan.

    Options granted under the Plan have been structured to provide incentive to achieve the Company's financial goals and enhance shareholder value. In general, options granted under the Plan vest ratably over a four year period commencing one year from the date of grant.

                              CERTAIN TRANSACTIONS


     Individuals who are or will become executive officers or directors of the Company will receive the following portions of the Acquisition Consideration in the Combination for their interests in the Founding Companies.

                                            SHARES OF
COMPANY                           CASH     COMMON STOCK
-------                           ----     ------------

         Gregg E. Wallick ....         --   2,067,596
         John C. Cook ........ $2,725,978     237,981
         Joel A. Thompson ....  7,514,439   1,022,357
         Thomas E. Brown, Jr..  3,634,064     317,259


     The Company leases its headquarters offices and operating facilities in Pompano Beach, Tampa, Orlando and Jacksonville, Florida from entities controlled by Gregg E. Wallick or members of Mr. Wallick's family. None of these leases expire prior to 2008. The aggregate annual base rent to be paid under these leases is approximately $260,000 with annual increases based on the consumer price index. The Company believes that the terms of such leases are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties. At March 31, 1998, Gregg E. Wallick owed General Roofing Industries $332,286.

     Anthony Roofing leases certain office facilities from Molitor, Inc., a company which is wholly owned by Joel A. Thompson. Lease payments made by Anthony Roofing to Molitor, Inc. were $195,677 and $135,741 for the years ended December 31, 1997 and 1996, respectively. The term of the lease expires in 2001 and is subject to a five year renewal option. The minimum annual payments for the years ended 1998, 1999, 2000 and 2001 are $163,800, $172,000, $180,600 and
$189,700, respectively.

     From time to time, Anthony Roofing hires as a subcontractor Uni-Craft, Inc., a company specializing in interior protection work which is owned by Joel
A. Thompson's brother. Payments to this company for work performed were approximately $164,000 and $202,000 for the years ended December 31, 1997 and 1996, respectively.

     C.E.I. Roofing leases certain office space in Michigan and Texas from Wheelock & Associates, a partnership owned by Doug Reader, George Cook and John Cook. Lease payments made by C.E.I. Roofing to Wheelock & Associates were $164,199 and 148,599 for the years ended December 31, 1997 and 1996. The term of the leases expire in 2000. The minimum annual payments for the years ending 1998, 1999 and 2000 are $120,000, $120,000 and $60,000, respectively. C.E.I.
Roofing also has granted a corporate guarantee to secure $500,000 of indebtedness of Wheelock & Associates.

     C.E.I. Roofing leases certain employees and laborers from CJRFG, Inc. and Chris Jon Roofing, Inc., Texas corporations owned by certain children of Doug Reader. Amounts paid by C.E.I. Roofing to these companies were $4.4 and $3.7 million for the years ended December 31, 1997 and 1996, respectively. CJRFG, Inc. and Chris Jon Roofing, Inc. lease the employees and laborers at cost with no markup. As such, C.E.I. Roofing believes these leasing arrangements are no less favorable than could have been negotiated by C.E.I. Roofing with unaffiliated third parties.

     General Roofing Industries paid the Chief Executive Officers Organization, a consulting company wholly owned by Eric B. Levine, $126,716 and $75,633 during the fiscal years ended October 31, 1997 and 1996, respectively, for certain consulting services.

     In 1998, Petra Capital, LLC ("Petra") loaned General Roofing Industries an aggregate of $3,000,000. In consideration of this loan (the "Petra Loan"), Petra received warrants to purchase common stock of General Roofing Industries. Upon the Combination, such warrant will represent the right to purchase 65,922 shares of Common Stock at a nominal price. Robert G. Shuler, who will become a director of the Company prior to the consummation of the Offering, is a co-founder of Petra and is Petra's co-managing partner.

                                      * * *

         Following the Offering, the Company will not enter into any material transaction with officers or directors, or their family members, without the approval of a majority of the directors who do not have an interest in such transaction.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the date of this Prospectus, certain information known by the Company with respect to the ownership of shares of Common Stock as to (i) all persons who are expected to be the beneficial owners of 5% or more of the outstanding shares of Common Stock upon consummation of the Offering, (ii) each director and each person who has consented to be named as a director (the "named directors"), (iii) each Named Executive Officer, and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the following persons may be deemed to have sole voting and dispositive power with respect to such shares. Information set forth in the table with respect to beneficial ownership of the Common Stock has been provided to the Company by such holders. Unless otherwise indicated, each person's address is c/o the Company's principal executive offices at 951 South Andrews Avenue, Pompano Beach, Florida 33069.

                                                                       Amount and
                                                                       Nature of                 Percent of
                                                                       Beneficial                Outstanding
                                                                      Ownership of              Common Stock
                                                                    Common Stock (1)         After Offering (2)
                                                                 -----------------------    ----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER
------------------------------------


Gregg E. Wallick..............................................           2,067,596                 20.15%
Joel A. Thompson (3)..........................................           1,022,357                  9.97%
Thomas E. Brown, Jr. (4)......................................             317,259                  3.09%
R. Wayne Cooke................................................             603,013                  5.88%
John C. Cook..................................................             237,981                  2.32%
Frank Maguire.................................................               *                       --
Robert G. Shuler..............................................               *                       --
David C. Willis...............................................               *                       --
Charles "Red" Scott...........................................               *                       --
                                                                    --------------                  -----
All executive officers and directors of the Company
as a group (__ persons).......................................                                           %
                                                                    ==============                  =====



*        Beneficially owns less than 1% of the outstanding shares of Common
         Stock.
(1) The shares of Common Stock will be issued to such persons upon consummation of the Offering.
(2) The above amounts do not include options to purchase shares of Common Stock held by such individuals which are not exercisable within 60 days of the date of this Prospectus.
(3) Includes 511,187 shares of Common Stock owned by Joel A. Thompson's wife.
(4) Such shares of Common Stock are held by the Thomas E. Brown, Jr. Revocable Trust U/T/A September 16, 1980 for the benefit of such shareholder.

                                 THE COMBINATION

         In May 1998, the Company entered into separate agreements to acquire the Founding Companies in exchange for cash, Common Stock or a combination thereof. The Combination will be effective concurrently with the consummation of the Offering, and the stockholders of the Founding Companies will receive an aggregate of 6,258,667 shares of Common Stock (assuming an initial public offering price of $14.00 per share, which represents the mid-point of the proposed offering range) and an aggregate of approximately $25.8 million in cash from the net proceeds of the Offering. The sole shareholder of the Company prior to the Combination ("Existing Shareholder") will receive the difference between
(i) the 6,258,667 shares of Common Stock to be outstanding after the Combination, exclusive of the shares sold in the Offering, and (ii) the total number of shares issued to the shareholders of the Founding Companies other than the Existing Shareholder. The specific number of shares of Common Stock to be issued in the Combination to the stockholders of the Founding Companies other than the Existing Shareholder (the "Stock Consideration") will be determined by dividing approximately $58.7 million by the initial public offering price of the Common Stock. The table below illustrates the aggregate number of shares of Common Stock and the percentage of the total number of shares of Common Stock after the Offering that will be issued in the Offering, to the shareholders of the Founding Companies and held by the Existing Shareholder in connection with the Combination if the initial public offering price of the Common Stock is, alternatively $13.00, $14.00 or $15.00.

                                                         NUMBER OF SHARES OF COMMON STOCK IF
                                                                 PRICE TO PUBLIC IS:

                                 ----------------------------------------------------------------------------------
                                          $13.00                      $14.00                      $15.00
                                 --------------------------  --------------------------  --------------------------
                                    SHARES          %           SHARES           %          SHARES           %
                                 -------------- -----------  --------------  ----------  --------------  ----------

New investors...............        4,000,000       39.0        4,000,000        39.0        4,000,000       39.0
Existing Shareholder........        1,745,206       17.0        2,067,596        20.2        2,347,001       22.9
Other Founding
 Companies..................        4,513,461       44.0        4,191,071        40.8        3,911,666       38.1
                                   ----------      -----       ----------       -----       ----------      -----
     Total(1)..............        10,258,667      100.0%      10,258,667       100.0%      10,258,667      100.0%
                                   ==========      =====       ==========       =====       ==========      =====

----------------

(1) Excludes 1,500,000 shares of Common Stock reserved for issuance under the Company's 1998 Stock Option and Restricted Stock Purchase Plan of which options to purchase approximately 560,000 shares of Common Stock will be granted to certain directors, executive officers and other employees of the Company and 282,222 options and warrants are expected to be issued in exchange for outstanding options and warrants of GRI in the Combination. See "Management--1998 Stock Option and Restricted Stock Purchase Plan."


     The consideration for the Combination was negotiated by the parties and was based primarily upon the historical earnings before interest and taxes of each Founding Company. In addition, the Company intends to repay approximately $9.7 million of existing indebtedness of the Founding Companies with proceeds from the Offering.

     The consummation of each acquisition is subject to customary conditions. These conditions include, among others, the accuracy of the representations and warranties by the Founding Companies, their stockholders and the Company; the performance by each of the parties of their respective covenants; and the nonexistence of a material adverse condition or business of each Founding Company. There can be no assurance that the conditions to the closing of each acquisition of the Founding Companies will be satisfied or waived or that the acquisition agreements will not be terminated.

     The following table sets forth for each Founding Company (i) the approximate portion of the Acquisition Consideration to be paid to the stockholders of each of the Founding Companies in cash and in shares of Common Stock (based upon an assumed initial public offering price of $14.00 per share), which number of shares is subject to adjustment based on the initial public offering price of the Common Stock offered hereby and (ii) the total debt which would have been assumed by the Company as of March 31, 1998, which represents historical indebtedness, excluding indebtedness transferred to owners of the Founding Companies. The Combination excludes certain assets and operations of the Founding Companies with a net book value of $1.0 million not required for the ongoing operations of the Company.


                                                             CASH AND             SHARES OF
                                                           S CORPORATION            COMMON                ASSUMED
                 FOUNDING COMPANIES                       DISTRIBUTIONS(7)          STOCK               INDEBTEDNESS
------------------------------------------------------  -------------------  -------------------   ---------------------
                                                          (In thousands)                               (In thousands)

General Roofing Industries Companies (1)............              --              2,067,596             $   4,651
The C.E.I. Companies:
     C.E.I. Roofing, Inc............................       $   3,190                278,500                   305
     C.E.I. West Roofing Company, Inc...............           3,460                302,000                   512
     C.E.I. Florida, Inc............................           4,085                356,643                   331
Blackmore & Buckner Roofing, Inc. (2)...............           1,481                129,286                   100
Cyclone Roofing Company.............................           3,800                603,000                   323
Anthony Roofing, Ltd................................           7,514              1,022,357                    --
Slavick, Butcher & Baecker Construction
Company, Inc.(3)....................................             900                192,857                   170
Advanced Roofing, Inc. and Affiliates...............           3,596                268,143                   660
Five-K Industries, Inc. and Subsidiary..............           4,747                414,357                    87
Wright-Brown Roofing Company........................           3,825                334,000                   168
Register Contracting Company, Inc. (4)..............           3,210                     --                   177
Harrington-Scanlon Roofing Company, Inc.
 and Affiliates(5)..................................             360                 31,428                 1,393
Specialty Associates, Inc. and Affiliate (6)........           1,206                258,500                 1,471
                                                            --------              ---------             ---------
     Total..........................................        $ 41,374              6,258,667             $  10,348
                                                            ========              =========             =========

----------------

(1) Consists of (i) GRI of South Florida, Inc., (ii) GRI of West Florida, Inc., (iii) GRI of Orlando, Inc. and (iv) Dakota Leasing, Inc.

(2) An additional cash payment of up to $192,000 may be made to the stockholders of Blackmore & Buckner based on a multiple of the excess of its earnings, as defined, in the year following the Combination over a threshold, as specified in an earn-out provision (the "Earn-Out Provision") in that certain Stock Purchase Agreement dated May 12, 1998 between Blackmore & Buckner and the Company. The consideration is payable in cash or common stock at the average market price for the last five business days of the earn-out period.

(3) An additional cash payment of up to $161,000 may be made to the stockholders of Slavik Butcher. based on a multiple of the excess of its earnings, as defined, in the year following the Combination over a threshold, as specified in an Earn-Out Provision in that certain Stock Purchase Agreement dated May 13, 1998. The consideration is payable in cash or common stock at the average market price for the last five business days of the earn-out period. Slavik Butcher has also warranted that its earnings as defined for the year ended June 30, 1998 will be at least a specified amount.

(4) An additional cash payment of up to of $1,019,340 may be made to the stockholders of Register Contracting Company, Inc. based on seven times the excess of its average annual earnings, as defined, in the two years following the Combination over $458,571 as specified in an Earn-Out Provision in that certain Stock Purchase Agreement dated May 8, 1998. The consideration is payable in cash or common stock at the average market price for the last five business days of the earn-out period.

(5) An additional payment of up to $5,820,000 may be made to the stockholders of Harrington-Scanlon Roofing Company, Inc. based on the excess of two times its earnings, as defined, in each of two years following the Combination over $180,000 as specified in an Earn-Out Provision in that certain Stock Purchase Agreement dated May 12, 1998. The consideration is payable in cash or common stock at the average market price for the last five business days of the earn-out period.

(6) An additional cash payment of up to $420,000 may be made to the stockholders of Specialty Associates, Inc. based on a multiple of the excess of its earnings, as defined, in the year following the Combination over a threshold, as specified in an Earn-Out Provision in that certain Stock Purchase Agreement dated May 12, 1998.

(7) In lieu of the cash consideration, certain Founding Companies may distribute cash or certain assets (principally cash surrender value of life insurance) to owners prior to the Combination.

                          DESCRIPTION OF CAPITAL STOCK


GENERAL

     The authorized capital stock of the Company consists of 90,000,000 shares of Common Stock, $0.01 par value, and 10,000,000 shares of Preferred Stock, $.01 par value. As of the date hereof, there are 10,258,667 shares of Common Stock outstanding. No shares of Preferred Stock have been issued or are currently outstanding.

     The following description of the capital stock of the Company and certain provisions of the Company's Articles and Bylaws is a summary and is qualified in its entirety by the provisions of the Articles and Bylaws which have been filed as exhibits to the Company's Registration Statement, of which this Prospectus is a part.


COMMON STOCK

     All shares of Common Stock have one vote on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor. Holders of Common Stock have no preemptive, conversion or other registration or subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of Preferred Stock, if any, then outstanding.


PREFERRED STOCK

     The Board has the authority without further action by the shareholders to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series, the voting powers, designations, preferences and relative participation, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights and dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without further vote or action by the shareholders. The issuance of Preferred Stock by the Board could adversely effect the rights of the holders of Common Stock. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends, and in liquidation, over the Common Stock, and could (upon conversion or otherwise) enjoy all of the rights of the Common Stock.

     The authority possessed by the Board to issue Preferred Stock could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. The Board may issue Preferred Stock with voting or conversion rights that could adversely affect the voting power of the holders of Common Stock. There are no agreements or understandings for the issuance of Preferred Stock and the Board has no present intention to issue Preferred Stock.


ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF  FLORIDA LAW

     The Company is subject to the (i) the Florida Control Share Act, which generally provides that shares acquired in excess of thresholds equaling 20%, 33% and more than 55% of a corporation's voting power will not possess any voting rights unless such voting rights are approved by a majority vote of the Company's disinterested shareholders and (ii) the Florida Fair Price Act which generally requires approval by the disinterested directors or supermajority approval by shareholders for certain specified transactions between a corporation and a holder of more than 10% of the outstanding shares of the corporation (or their affiliates).

These provisions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.


CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES AND BYLAWS

     Certain provisions of the Articles and Bylaws summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

     Advance Notice Requirements for Shareholder Proposals and Director Nominations. The Bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company's notice of annual meeting provided with respect to the previous year's annual meeting; provided, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than 30 calendar days earlier than or 60 calendar days after such anniversary, notice by the shareholder, to be timely, must be so received not more than 90 days nor later than the later of (i) 60 days prior to the annual meeting or (ii) the close of business on the 10th day following the date on which notice of the date of the meeting is given to shareholders or made public, whichever first occurs. The Bylaws also specify certain requirements for a shareholder's notice to be in proper written form. These provisions may preclude shareholders from bringing matters before the shareholders at an annual meeting or from making nominations for directors at an annual meeting.

     Authorized but Unissued Shares. The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate Combination and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock may enable the Board to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.


LIMITED LIABILITY AND INDEMNIFICATION

     Under the Florida Business Corporation Act ("FBCA"), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) a director's breach of, or failure to perform, those duties constitutes (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (3) a circumstance under which an unlawful distribution is made, (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the FBCA.

     The Articles and Bylaws of the Company provide that the Company shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

     Prior to this Offering, the Company will enter into separate indemnification agreements with its executive officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Company's Bylaws. The indemnification agreements may require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to provide directors' and officers' insurance, if available on reasonable terms. The Company believes these agreements are necessary to attract and retain qualified persons as executive officers and directors.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.


                         SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have outstanding 10,258,667 shares of Common Stock (10,858,667 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 4,000,000 shares (4,600,000 shares if the Underwriters' over-allotment option is exercised in full) sold in the Offering will be freely tradable in the public market without restriction or limitation under the Securities Act, except for any shares held by an "affiliate" (as defined in the Securities Act) of the Company. The 2,067,596 shares of Common Stock held by existing shareholders of the Company immediately prior to the Offering and the 4,191,071 shares of Common Stock to be issued in connection with the acquisition of the Founding Companies will be "restricted securities" within the meaning of Rule 144.

     In addition, certain of the Company's directors, executive officers and principal shareholders, who hold an aggregate of _____ shares of Common Stock, have entered into lock-up agreements with the Representatives of the Underwriters. These persons have agreed not to offer, sell, contract to sell, grant any option with respect to, pledge, hypothecate or otherwise dispose of, any shares of Common Stock owned by them until the date occurring 180 days after the date of this Prospectus without the prior written consent of The Robinson-Humphrey Company, LLC. All such ______ shares will become available for sale 180 days after the date of this Prospectus upon expiration of these lock-up agreements, subject to compliance with Rule 144 promulgated under the Securities Act. Furthermore, the shareholders of the Founding Companies, who collectively will hold 6,258,667 shares of Common Stock, have entered or will enter into Stock Transfer Restriction Agreements that impose restrictions of the transferability of their shares. See "--Transfer Restrictions."

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned, for at least one year, shares of Common Stock that have not been registered under the Securities Act or that were acquired from an "affiliate" of the Company is entitled to sell within any three-month period the number of shares of Common Stock that does not exceed the greater of (i) one percent of the number of the then outstanding shares or (ii) the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and to the availability of current public information about the Company and must be made in unsolicited brokers' transactions or to a market maker. A person (or persons whose shares are aggregated) who is not an "affiliate" of the Company under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the information, volume, manner of sale and notice provisions of such Rule. At the date of this Prospectus, 6,258,667 "restricted" shares of Common Stock will be eligible for resale within one year of the date of this Prospectus pursuant to Rule 144, subject to the volume, manner of sale and other limitations thereof.

     All of the purchasers of Common Stock in the Combination of the Founding Companies have agreed that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, without the prior written consent of the Company and the Underwriters for a period of two years after the date of this Prospectus.

     Prior to this Offering, there has been no active trading market for the Common Stock. No predictions can be made of the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of Common Stock could adversely affect the prevailing market price of Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities.


TRANSFER RESTRICTIONS

     Purchasers of Common Stock in the Combination of the Founding Companies have agreed not to transfer, sell or otherwise dispose of the shares of Common Stock received in connection with such acquisition for a period of two years from the closing of the Offering.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among the Company and the underwriters named below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters, for whom The Robinson-Humphrey Company, LLC and BancAmerica Robertson Stephens are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company the number of shares of Common Stock set forth below opposite their respective names. The Underwriters are committed to purchase all of such shares if any are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased as set forth in the Underwriting Agreement.

                                                                                               NUMBER OF
                                      Underwriters                                               SHARES
                                      ------------                                            -------------
                 The Robinson-Humphrey Company, LLC.....................................
                 BancAmerica Robertson Stephens.........................................


                                                                                              -------------
                      Total.............................................................
                                                                                              =============


     The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $____ per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $____ per share on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted the Underwriters an option, exercisable by the Representatives, to purchase up to 600,000 additional shares of Common Stock at the initial public offering price less the underwriting discount. Such option, which expires 30 days after the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent the Representatives exercise such option, each of the Underwriters will be obligated, subject to certain conditions, to purchase approximately the same percentage of the option shares as the number of shares to be purchased initially by that Underwriter bears to the total number of shares to be purchased initially by the Underwriters.

     Prior to this Offering, there has been no established trading market for the Common Stock. The initial price to the public for the Common Stock offered hereby was determined by negotiations among the Company and the Representatives. Among the factors considered in determining the initial price to the public were the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company and the historical results of operations of the Company, the prospects for future earnings of the Company, the general condition of the securities markets at the time of the Offering, and the recent market prices of securities of generally comparable companies. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when shares of Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq Stock Market or otherwise and, if commenced, may be discontinued at any time.

         In connection with the Offering, the Company's officers and directors and certain of its shareholders have agreed that, during a period of 180 days from the date of this Prospectus, such holders will not, without the prior written consent of The Robinson-Humphrey Company, LLC, directly or indirectly, offer, sell, contract to sell, grant any option with respect to, pledge, hypothecate or otherwise dispose of, any shares of Common Stock except for a cashless exercise of stock options or a bona fide gift provided that the donee agrees to be bound by the terms of the donor's lockup agreement. In addition, the Company has agreed that, during a period of 180 days from the date of this Prospectus, the Company will not, without the prior written consent of The Robinson-Humphrey Company, LLC, directly or indirectly, offer, sell, contract to sell, grant any option with respect to, pledge, hypothecate or otherwise dispose of any shares of Common Stock except for shares of Common Stock to be issued in the Offering, in connection with acquisitions generally, and upon the exercise of the stock options which are either (i) outstanding on the date of this Prospectus or (ii) issued under the Plan.


                                  LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for the Company by Baker & McKenzie, Miami, Florida, and for the Underwriters by King & Spalding, Atlanta, Georgia.


                                     EXPERTS

         The financial statements of General Roofing Services, Inc., the combined financial statements of GRI of South Florida, Inc., GRI of Orlando, Inc., GRI of West Florida, Inc. and Dakota Leasing, Inc., the combined financial statements of Advanced Roofing, Inc., Advanced Leasing, Inc., K&M Warehouse, Inc. and Hi-Rise Crane, Inc., the combined financial statements of Harrington - Scanlon Roofing Company, Inc. and Affiliates, the combined financial statements of Specialty Associates, Inc. and Affiliate, the financial statements of Register Contracting Company, Inc. and Slavik, Butcher and Baecker Construction Company, Inc., Anthony Roofing, Ltd. as of December 31, 1997 and for the year then ended, Wright-Brown Roofing Company, Cyclone Roofing Company, and Blackmore & Buckner Roofing, Inc. as of December 31, 1997 and for the year then ended, and the consolidated financial statements of Five-K Industries, Inc. and Subsidiary as of March 31, 1998 and for the year then ended included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The combined financial statements of C.E.I. Roofing, Inc., C.E.I. Florida, Inc. and C.E.I. West Roofing Company, Inc., included in this Prospectus have been audited by Belew Averitt LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of Anthony Roofing, Ltd. as of December 31, 1996 and for the fourteen month period ended December 31, 1995 and the year ended December 31, 1996 included in this Prospectus have been audited by Dugan & Lopatka CPAs, PC, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of Blackmore & Buckner Roofing, Inc. as of December 31, 1996 and for the two years in the period ended December 31, 1996 included in this Prospectus have been audited by Blue & Co. LLC, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Five-K Industries, Inc. and Subsidiary as of March 31, 1997 and for each of the two years in the period ended March 31, 1997 included in this Prospectus have been audited by Bearden & Smith PC, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement (which term encompasses any and all amendments thereto) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which were omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus concerning the contents of any contract, agreement or other document referred to are summaries of the terms of such contract, agreement or other document and are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission:
7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference facilities of the Commission, upon payment of the prescribed fees. The Registration Statement is also available on the Internet at the Commission's World Wide Web site at http://www.sec.gov. The Company has applied for listing the Common Stock on Nasdaq, and reports, proxy statements and other information concerning the Company can be inspected and copied at Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     As a result of the Offering, the Company will be subject to the reporting requirements under the Exchange Act and, in accordance therewith, will file reports, proxy statements, information statements and other information with the Commission. The Company intends to furnish annual reports to its shareholders containing audited financial statements reported on by an independent certified public accounting firm and quarterly reports containing unaudited summary financial information for each of the first three quarters of each year.

----------------------------------------------------------          ----------------------------------------------------------
----------------------------------------------------------          ----------------------------------------------------------
     NO  DEALER, SALESPERSON  OR ANY OTHER PERSON HAS BEEN
AUTHORIZED   TO  GIVE  ANY  INFORMATION  OR  TO  MAKE  ANY
REPRESENTATIONS  OTHER   THAN   THOSE   CONTAINED  IN THIS
PROSPECTUS IN  CONNECTION  WITH  THE  OFFER  MADE  BY THIS
PROSPECTUS, AND,  IF GIVEN OR MADE,  SUCH  INFORMATION  OR                              4,000,000 Shares
REPRESENTATIONS  MUST NOT BE RELIED  UPON AS  HAVING  BEEN
AUTHORIZED  BY THE  COMPANY  OR  ANY OF THE  UNDERWRITERS.
THIS  PROSPECTUS  DOES NOT  CONSTITUTE AN OFFER TO SELL OR
THE  SOLICITATION  OF ANY OFFER TO BUY ANY SECURITY  OTHER
THAN  THE   SHARES  OF  COMMON   STOCK   OFFERED  BY  THIS
PROSPECTUS,  NOR  DOES IT CONSTITUTE AN OFFER TO SELL OR A                                   GRS(TM)
SOLICITATION  OF ANY  OFFER TO BUY THE  SHARES  OF  COMMON
STOCK  BY ANYONE IN ANY JURISDICTION  IN WHICH  SUCH OFFER                       GENERAL ROOFING SERVICES, INC.
OR SOLICITATION IS NOT AUTHORIZED,  OR IN WHICH THE PERSON
MAKING SUCH OFFER OR  SOLICITATION  IS NOT QUALIFIED TO DO
SO, OR TO ANY PERSON TO WHOM IT IS  UNLAWFUL  TO MAKE SUCH
OFFER  OR  SOLICITATION.  NEITHER  THE  DELIVERY  OF  THIS                                COMMON STOCK
PROSPECTUS  NOR ANY SALE MADE HEREUNDER  SHALL,  UNDER ANY
CIRCUMSTANCES,    CREATE   ANY   IMPLICATION    THAT   THE
INFORMATION  CONTAINED  HEREIN IS  CORRECT  AS OF ANY TIME
SUBSEQUENT TO THE DATE HEREOF.

                     ---------------


                    TABLE OF CONTENTS
                                                     PAGE
                                                     ----
                                                                                       -------------------
Prospectus Summary..................................   3                               P R O S P E C T U S
Summary Pro Forma Combined Financial Data...........   7                               -------------------
Summary Individual Founding Company
  Historical Financial Data.........................   9
Risk Factors........................................  12
The Company.........................................  19
Use of Proceeds.....................................  22
Capitalization......................................  23
Dividend Policy ....................................  24
Dilution............................................  25
Selected Historical and Pro Forma Financial
  Data..............................................  26
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations........................................  29                              THE ROBINSON-HUMPHREY
Business............................................  54                                     COMPANY
Management..........................................  63
Certain Transactions................................  68                              BANCAMERICA
Security Ownership of Certain Beneficial                                              ROBERTSON STEPHENS
   Owners and Management............................  70
The Combination.....................................  71
Description of Capital Stock........................  74
Shares Eligible for Future Sales....................  76
Underwriting........................................  78
Legal Matters.......................................  79
Experts.............................................  79
Available Information...............................  80
Index to Financial Statements.......................  F-1
                                                                                                  , 1998
         UNTIL         1998,    ALL   DEALERS   EFFECTING
TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT
PARTICIPATING IN THIS  DISTRIBUTION,  MAY BE  REQUIRED TO
DELIVER  A  PROSPECTUS.   THIS  IS  IN  ADDITION  TO  THE
OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING
AS  UNDERWRITERS   AND  WITH   RESPECT  TO  THEIR  UNSOLD
ALLOTMENTS OR SUBSCRIPTIONS.

----------------------------------------------------------          ----------------------------------------------------------
----------------------------------------------------------          ----------------------------------------------------------

                          INDEX TO FINANCIAL STATEMENTS

                                                                                 Page
GENERAL ROOFING SERVICES, INC. (UNAUDITED) PRO FORMA COMBINED
    FINANCIAL STATEMENTS
        Introduction to Unaudited Pro Forma Combined Financial Statements        F-4
        Unaudited Pro Forma Combined Balance Sheet                               F-5
        Unaudited Pro Forma Combined Statements of Operations                    F-7
        Notes to Unaudited Pro Forma Combined Financial Statements               F-9

GENERAL ROOFING SERVICES, INC.
        Independent Auditors' Report                                             F-13
        Balance Sheet                                                            F-14
        Notes to Financial Statement                                             F-15

FOUNDING COMPANIES HISTORICAL FINANCIAL STATEMENTS

GENERAL ROOFING INDUSTRIES
        Independent Auditors' Report                                             F-17
        Combined Balance Sheets                                                  F-18
        Combined Statements of Operations                                        F-19
        Combined Statements of Stockholder's Equity                              F-20
        Combined Statements of Cash Flows                                        F-21
        Notes to Combined Financial Statements                                   F-22

CEI ROOFING, INC., CEI FLORIDA, INC., AND CEI WEST ROOFING COMPANY, INC.
(THE C.E.I. COMPANIES)
        Independent Auditors' Report                                             F-30
        Combined Balance Sheets                                                  F-31
        Combined Statements of Income                                            F-33
        Combined Statements of Stockholders' Equity                              F-34
        Combined Statements of Cash Flows                                        F-35
        Notes to Combined Financial Statements                                   F-37

ANTHONY ROOFING, LTD.
        Independent Auditors' Report                                             F-45
        Balance Sheets                                                           F-47
        Statements of Operations                                                 F-48
        Statements of Stockholders' Equity                                       F-49
        Statements of Cash Flows                                                 F-50
        Notes to Financial Statements                                            F-51

SPECIALTY ASSOCIATES, INC. AND AFFILIATE
        Independent Auditors' Report                                             F-57
        Combined Balance Sheets                                                  F-58
        Combined Statements of Operations                                        F-59
        Combined Statements of Stockholders' Equity                              F-60
        Combined Statements of Cash Flows                                        F-61
        Notes to Combined Financial Statements                                   F-62

CYCLONE ROOFING COMPANY
        Independent Auditors' Report                                             F-69
        Balance Sheets                                                           F-70
        Statements of Operations                                                 F-71
        Statements of Stockholders' Equity                                       F-72
        Statements of Cash Flows                                                 F-73
        Notes to Financial Statements                                            F-74

WRIGHT-BROWN ROOFING COMPANY
        Independent Auditors' Report                                             F-81
        Balance Sheets                                                           F-82
        Statements of Operations                                                 F-83
        Statements of Stockholder's Equity                                       F-84
        Statements of Cash Flows                                                 F-85
        Notes to Financial Statements                                            F-86

HARRINGTON - SCANLON ROOFING COMPANY, INC. AND AFFILIATES
        Independent Auditors' Report                                             F-93
        Combined Balance Sheets                                                  F-94
        Combined Statements of Operations                                        F-95
        Combined Statements of Stockholders' Equity                              F-96
        Combined Statements of Cash Flows                                        F-97
        Notes to Combined Financial Statements                                   F-98

SLAVIK, BUTCHER & BAECKER CONSTRUCTION COMPANY, INC.
        Independent Auditors' Report                                             F-107
        Balance Sheets                                                           F-108
        Statements of Operations                                                 F-109
        Statements of Stockholders' Equity                                       F-110
        Statements of Cash Flows                                                 F-111
        Notes to Financial Statements                                            F-112

FIVE-K INDUSTRIES, INC. AND SUBSIDIARY
        Independent Auditors' Report                                             F-120
        Consolidated Balance Sheets                                              F-122
        Consolidated Statements of Operations                                    F-123
        Consolidated Statements of Stockholder's Equity                          F-124
        Consolidated Statements of Cash Flows                                    F-125
        Notes to Consolidated Financial Statements                               F-126

ADVANCED ROOFING, INC. AND AFFILIATES
        Independent Auditors' Report                                             F-133
        Combined Balance Sheets                                                  F-134
        Combined Statements of Operations                                        F-135
        Combined Statements of Stockholders' Equity                              F-136
        Combined Statements of Cash Flows                                        F-137
        Notes to Combined Financial Statements                                   F-138

BLACKMORE AND BUCKNER ROOFING, INC.
        Independent Auditors' Report                                             F-145
        Balance Sheets                                                           F-147
        Statements of Operations                                                 F-148
        Statements of Stockholders' Equity                                       F-149
        Statements of Cash Flows                                                 F-150
        Notes to Financial Statements                                            F-151

REGISTER CONTRACTING COMPANY, INC.
        Independent Auditors' Report                                             F-157
        Combined Balance Sheets                                                  F-158
        Combined Statements of Operations                                        F-159
        Combined Statements of Stockholders' Equity                              F-160
        Combined Statements of Cash Flows                                        F-161
        Notes to Combined Financial Statements                                   F-162

                 GENERAL ROOFING SERVICES AND FOUNDING COMPANIES

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                              BASIS OF PRESENTATION

The following unaudited pro forma combined financial statements give effect to
(i) the acquisitions by General Roofing Services, Inc. ("GRS") (the "Combination"), of the outstanding capital stock and other equity interests of GRI, Advanced Roofing, Anthony Roofing, Blackmore and Buckner, The C.E.I. Companies, Cyclone Roofing, Five-K Industries, Harrington-Scanlon, Register, Slavik-Butcher, Specialty Associates, and Wright-Brown (together, the "Founding Companies"), and related transactions, and (ii) GRS' initial public offering. The Combination will occur concurrently with the closing of the Offering and will be accounted for using the purchase method of accounting. GRI has been reflected as the accounting acquirer for financial statement presentation purposes.

The unaudited pro forma combined balance sheet gives effect to the Combination and related transactions, and the Offering, as if they had occurred on March 31, 1998. The unaudited pro forma combined statements of operations gives effect to these transactions as if they had occurred on January 1, 1997.

GRS has preliminarily analyzed the savings that it expects to be realized from reductions in salaries, bonuses and certain benefits to the owners. To the extent the owners of the Founding Companies have contractually agreed to prospective changes in salary, bonuses, benefits and lease payments, these changes have been reflected in the unaudited pro forma combined statements of operations. With respect to other anticipated cost savings, GRS will not be able to accurately quantify these savings until completion of the Combination. It is expected that these savings will be partially offset by costs related to GRS' new corporate management and by the costs associated with being a public company. However, because these costs cannot be quantified at this time, they have not been included in the pro forma combined financial information of GRS.

The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that Company management deems appropriate and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what GRS' combined financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of GRS' combined financial position or combined results of operations for any future period. Since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus. See also "Risk Factors" included elsewhere herein.

             GENERAL ROOFING SERVICES, INC. AND FOUNDING COMPANIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1998
                                 (IN THOUSANDS)




                                                                               WRIGHT-       ANTHONY     SPECIALTY        CYCLONE
                                                     GRI           CEI          BROWN        ROOFING     ASSOCIATES       ROOFING
                                                  --------      --------      --------      --------      --------       --------
ASSETS
  Cash                                            $    156      $    294      $    253      $  2,531      $     31       $    487
  Receivables, net                                   5,548         9,549         2,239         2,736         1,753          3,514
  Inventories                                          347           370           198           107           800             12
  Prepaid Expenses                                     241            77            --            28            24             --
  Deferred Tax Assets                                   --            --            --            --            31             --
                                                  --------      --------      --------      --------      --------       --------
     Total Current Assets                            6,292        10,290         2,690         5,402         2,639          4,013
  Property and Equipment, net                        1,754         2,008           790           696         1,565            837
  Goodwill                                              --            --            --            --            --             --
  Life Insurance - CSV                                  --           420            56            --            --             --
  Other Noncurrent Assets                            1,348            --           162            --           162             37
                                                  --------      --------      --------      --------      --------       --------
     Total Assets                                 $  9,394      $ 12,718      $  3,698      $  6,098      $  4,366       $  4,887
                                                  ========      ========      ========      ========      ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts Payable                                $  2,329      $  4,560      $  1,087      $    449      $    824       $    281
  Accrued Expenses                                     692           564           610           174           389            173
  Billings in Excess of Costs and Profit               494           744            98            50           205            236
  Distributions Payable and Accrued                     --           434            --            --            --             --
  Deferred Income Taxes                                 --            --            --            --            --             --
  Notes Payable                                         --           328            --            --           800             --
  Current Portion of Long-Term Debt                    774           387            33            --           202            185
  Current Portion of Capitalized Leases                157            --            55            --            --             26
  Due to Related Parties                                --            --            --            --            --             --
                                                  --------      --------      --------      --------      --------       --------
      Total Current Liabilities                      4,446         7,017         1,883           673         2,420            901
  Long-Term Debt                                     3,445           433            58            --           469             78
  Long-Term Capitalized Leases                         275            --            22            --            --             34
  Deferred Income Taxes                                 --            --            --            --           139             --
  Other Non-Current Liabilities                        150            --            --            --            --             --
  Stockholders' Equity:
      Common Stock                                       1           335             5             1            34             25
      Additional Paid In Capital                       629            85            24            --           216             --
      Retained Earnings                                448         4,848         1,706         5,424         1,246          3,849
      Treasury Stock                                    --            --            --            --          (158)            --
                                                  --------      --------      --------      --------      --------       --------
     Total Stockholders' Equity                      1,078         5,268         1,735         5,425         1,338          3,874
                                                  --------      --------      --------      --------      --------       --------
  Total Liabilities and Stockholders' Equity      $  9,394      $ 12,718      $  3,698      $  6,098      $  4,366       $  4,887
                                                  ========      ========      ========      ========      ========       ========




                                                  TOTAL
                                                  OTHER                                                                   PRO FORMA
                                               ACQUISITION                    PRO FORMA      PRO FORMA      OFFERING       COMBINED
                                                COMPANIES       COMBINED     ADJUSTMENTS      COMBINED    ADJUSTMENTS    AS ADJUSTED
                                               -----------      --------     -----------     ---------    -----------    -----------
ASSETS
  Cash                                           $  1,829       $  5,581       $ (3,176)      $  2,405      $ 12,644       $ 15,049
  Receivables, net                                 11,200         36,539           (488)        36,051            --         36,051
  Inventories                                         537          2,371             --          2,371            --          2,371
  Prepaid Expenses                                     99            469            (13)           456            --            456
  Deferred Tax Assets                                  38             69             --             69            --             69
                                                 --------       --------       --------       --------      --------       --------
     Total Current Assets                          13,703         45,029         (3,677)        41,352        12,644         53,996
  Property and Equipment, net                       4,752         12,402         (1,315)        11,087            --         11,087
  Goodwill                                             --             --         64,298         64,298            --         64,298
  Life Insurance - CSV                                 85            561           (561)            --            --             --
  Other Noncurrent Assets                             259          1,968           (148)         1,820            --          1,820
                                                 --------       --------       --------       --------      --------       --------
     Total Assets                                $ 18,799       $ 59,960       $ 58,597       $118,557      $ 12,644       $131,201
                                                 ========       ========       ========       ========      ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts Payable                               $  4,181       $ 13,711       $   (434)      $ 13,277      $     --       $ 13,277
  Accrued Expenses                                  2,428          5,030           (181)         4,849            --          4,849
  Billings in Excess of Costs and Profit            1,528          3,355            (64)         3,291            --          3,291
  Distributions Payable and Accrued                    --            434           (434)            --            --             --
  Deferred Income Taxes                               546            546            430            976            --            976
  Notes Payable                                        --          1,128         11,696         12,824        (1,128)        11,696
  Current Portion of Long-Term Debt                 1,584          3,165           (267)         2,898        (2,898)            --
  Current Portion of Capitalized Leases                30            268             --            268            --            268
  Due to Related Parties                               --             --         25,766         25,766       (25,766)            --
                                                 --------       --------       --------       --------      --------       --------
      Total Current Liabilities                    10,297         27,637         36,512         64,149       (29,792)        34,357
  Long-Term Debt                                    1,771          6,254           (610)         5,644        (5,644)            --
  Long-Term Capitalized Leases                         79            410             --            410            --            410
  Deferred Income Taxes                                47            186             --            186            --            186
  Other Non-Current Liabilities                        --            150             --            150            --            150
  Stockholders' Equity:
      Common Stock                                     70            471           (408)            63            40            103
      Additional Paid In Capital                    1,165          2,119         45,388         47,507        48,040         95,547
      Retained Earnings                             5,475         22,996        (22,548)           448            --            448
      Treasury Stock                                 (105)          (263)           263             --            --             --
                                                 --------       --------       --------       --------      --------       --------
     Total Stockholders' Equity                     6,605         25,323         22,695         48,018        48,080         96,098
                                                 --------       --------       --------       --------      --------       --------
  Total Liabilities and Stockholders' Equity     $ 18,799       $ 59,960       $ 58,597       $118,557      $ 12,644       $131,201
                                                 ========       ========       ========       ========      ========       ========

             GENERAL ROOFING SERVICES, INC. AND FOUNDING COMPANIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1998
                                 (IN THOUSANDS)


                                                                                                                          TOTAL
                                                                                                                          OTHER
                                                                      SLAVIK-  HARRINGTON-    FIVE-K      BLACKMORE    ACQUISITION
                                             ADVANCED     REGISTER    BUTCHER    SCANLON    INDUSTRIES   AND BUCKNER    COMPANIES
                                             --------     --------   --------  -----------  ----------   -----------   -----------
ASSETS
 Cash                                        $    210     $    489   $    186   $      1     $    696      $    247      $  1,829
 Receivables, net                               2,436        1,545      1,905      2,495        1,769         1,050        11,200
 Inventories                                       95           88         --        242           36            76           537
 Prepaid Expenses                                  23           34         18         --           --            24            99
 Deferred Tax Assets                               --           --         --         38           --            --            38
                                             --------     --------   --------   --------     --------      --------      --------
      Total Current Assets                      2,764        2,156      2,109      2,776        2,501         1,397        13,703
 Property and Equipment, net                    2,063          549        366      1,057          374           343         4,752
 Goodwill                                          --           --         --         --           --            --            --
 Life Insurance - CSV                              --           --         --         --           --            85            85
 Other Noncurrent Assets                           --           46         31         80           97             5           259
                                             --------     --------   --------   --------     --------      --------      --------
    Total Assets                             $  4,827     $  2,751   $  2,506   $  3,913     $  2,972      $  1,830      $ 18,799
                                             ========     ========   ========   ========     ========      ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
 Accounts Payable                            $    713     $    590   $    817   $  1,342     $    428      $    291      $  4,181
 Accrued Expenses                                 565          504        272        227          605           255         2,428
 Billings in Excess of Costs and Profit           249          256        194        586          121           122         1,528
 Distributions Payable and Accrued                 --           --         --         --           --            --            --
 Deferred Income Taxes                             --           69        117         --          360            --           546
 Notes Payable                                     --           --         --         --           --            --            --
 Current Portion of Long-Term Debt                828           45        105        543           40            23         1,584
 Current Portion of Capitalized Leases             --           --         --         30           --            --            30
 Due to Related Parties                            --           --         --         --           --            --            --
                                             --------     --------   --------   --------     --------      --------      --------
      Total Current Liabilities                 2,355        1,464      1,505      2,728        1,554           691        10,297
 Long-Term Debt                                   563          132        118        834           47            77         1,771
 Long-Term Capitalized Leases                      --           --         --         79           --            --            79
 Deferred Income Taxes                             --           22         10         --           15            --            47
 Other Non-Current Liabilities                     --           --         --         --           --            --            --
 Stockholders' Equity:
      Common Stock                                  1           20         10          2            8            29            70
      Additional Paid In Capital                  673           73         --         19           30           370         1,165
      Retained Earnings                         1,340        1,040        863        251        1,318           663         5,475
      Treasury Stock                             (105)          --         --         --           --            --          (105)
                                             --------     --------   --------   --------     --------      --------      --------
    Total Stockholders' Equity                  1,909        1,133        873        272        1,356         1,062         6,605
                                             --------     --------   --------   --------     --------      --------      --------
 Total Liabilities and Stockholders' Equity  $  4,827     $  2,751   $  2,506   $  3,913     $  2,972      $  1,830      $ 18,799
                                             ========     ========   ========   ========     ========      ========      ========

              GENERAL ROOFING SERVICES, INC. AND FOUNDING COMPANIES

              UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATONS
                        THREE MONTHS ENDED MARCH 31, 1998
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                                 TOTAL
                                                                                                 OTHER                   PRO FORMA
                                                     WRIGHT-   ANTHONY   SPECIALTY   CYCLONE   FOUNDING     PRO FORMA    COMBINED
                                   GRI       CEI      BROWN    ROOFING  ASSOCIATES   ROOFING   COMPANIES   ADJUSTMENTS  AS ADJUSTED
                                 -------  --------  --------  --------  ----------  --------  -----------  -----------  -----------
Revenues                         $ 7,135  $ 10,025  $  2,447  $  2,489   $  2,300   $  2,829    $ 13,521    $ (1,162)   $    39,584
Cost of Revenues                   5,308     7,733     2,113     2,132      2,286      2,457      10,824      (1,152)        31,701
                                 -------  --------  --------  --------   --------   --------    --------    --------    -----------
Gross Profit                       1,827     2,292       334       357         14        372       2,697         (10)         7,883
SG&A Expenses                      2,204     2,105       306       445        317        227       2,479          61          8,144
                                 -------  --------  --------  --------   --------   --------    --------    --------    -----------
Income (Loss) From Operations       (377)      187        28       (88)      (303)       145         218         (71)          (261)
Other Income (Expense)               (97)      (58)      (17)       56        (32)         7         (43)         58           (126)
                                 -------  --------  --------  --------   --------   --------    --------    --------    -----------
Income (Loss) Before Taxes          (474)      129        11       (32)      (335)       152         175         (13)          (387)
Income Tax (Provision) Benefit        --        (3)       --        --        131         --          24        (159)            (7)
                                 -------  --------  --------  --------   --------   --------    --------    --------    -----------
Net Income (Loss)                $  (474) $    126  $     11  $    (32)  $   (204)  $    152    $    199    $   (172)   $      (394)
                                 =======  ========  ========  ========   ========   ========    ========    ========    ===========

Basic Loss Per Share                                                                                                    $     (0.04)
                                                                                                                        ===========
Net Loss Per Share                                                                                                       10,258,667
                                                                                                                        ===========

                                                                                                                 TOTAL
                                                                                                                 OTHER
                                                             SLAVIK-    HARRINGTON-    FIVE-K      BLACKMORE    FOUNDING
                                  ADVANCED     REGISTER      BUTCHER      SCANLON    INDUSTRIES   AND BUCKNER   COMPANIES
                                  --------     --------     --------    -----------  ----------   -----------  -----------
Revenues                          $  3,097     $  1,964     $  2,858     $  2,369     $  2,172     $  1,061     $ 13,521
Cost of Revenues                     2,467        1,660        2,303        2,185        1,313          896       10,824
                                  --------     --------     --------     --------     --------     --------     --------
Gross Profit                           630          304          555          184          859          165        2,697
SG&A Expenses                          400          258          347          377          882          215        2,479
                                  --------     --------     --------     --------     --------     --------     --------
Income (Loss) From Operations          230           46          208         (193)         (23)         (50)         218
Other Income (Expense)                 (31)           8           (1)         (27)           8           --          (43)
                                  --------     --------     --------     --------     --------     --------     --------
Income (Loss) Before Taxes             199           54          207         (220)         (15)         (50)         175
Income Tax (Provision) Benefit          --          (17)         (59)          94            6           --           24
                                  --------     --------     --------     --------     --------     --------     --------
Net Income (Loss)                 $    199     $     37     $    148     $   (126)    $     (9)    $    (50)    $    199
                                  ========     ========     ========     ========     ========     ========     ========

              GENERAL ROOFING SERVICES, INC. AND FOUNDING COMPANIES

              UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATONS
                          YEAR ENDED DECEMBER 31, 1997
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                                TOTAL
                                                                                                OTHER                    PRO FORMA
                                                     WRIGHT-   ANTHONY   SPECIALTY   CYCLONE   FOUNDING     PRO FORMA    COMBINED
                                    GRI      CEI      BROWN    ROOFING  ASSOCIATES   ROOFING   COMPANIES   ADJUSTMENTS  AS ADJUSTED
                                  -------  -------   -------   -------  ----------   -------  -----------  -----------  -----------
Revenues                          $26,792  $45,163   $15,316   $19,778    $17,198    $16,058    $61,865      $(6,261)   $   195,909
Cost of Revenues                   19,101   34,899    12,820    14,441     14,957     12,524     50,311       (5,663)       153,390
                                  -------  -------   -------   -------    -------    -------    -------      -------    -----------
Gross Profit                        7,691   10,264     2,496     5,337      2,241      3,534     11,554         (598)        42,519
SG&A Expenses                       6,995    8,018     1,393     2,870      1,487      1,099      9,431       (2,189)        29,104
                                  -------  -------   -------   -------    -------    -------    -------      -------    -----------
Income From Operations                696    2,246     1,103     2,467        754      2,435      2,123        1,591         13,415
Other Income (Expense)                (71)       7      (147)      103       (134)       (13)      (106)        (138)          (499)
                                  -------  -------   -------   -------    -------    -------    -------      -------    -----------
Income Before Taxes                   625    2,253       956     2,570        620      2,422      2,017        1,453         12,916
Income Tax (Provision) Benefit         --      (27)       --       (50)      (285)        --       (467)      (4,835)        (5,664)
                                  -------  -------   -------   -------    -------    -------    -------      -------    -----------
Net Income                        $   625  $ 2,226   $   956   $ 2,520    $   335    $ 2,422    $ 1,550      $(3,382)   $     7,252
                                  =======  =======   =======   =======    =======    =======    =======      =======    ===========

Basic Earnings Per Share                                                                                                $      0.71
                                                                                                                        ===========
Weighted Average Shares Outstanding                                                                                      10,258,667
                                                                                                                        ===========


                                                                                                                TOTAL
                                                                                                                OTHER
                                                             SLAVIK-    HARRINGTON-    FIVE-K     BLACKMORE    FOUNDING
                                  ADVANCED     REGISTER      BUTCHER      SCANLON    INDUSTRIES  AND BUCKNER   COMPANIES
                                  --------     --------     --------    -----------  ----------  -----------  -----------
Revenues                          $ 12,174     $  6,832     $ 12,213     $ 11,816     $ 11,091     $  7,739     $ 61,865
Cost of Revenues                     9,827        5,792       10,446       10,046        7,879        6,321       50,311
                                  --------     --------     --------     --------     --------     --------     --------
Gross Profit                         2,347        1,040        1,767        1,770        3,212        1,418       11,554
SG&A Expenses                        1,571        1,002        1,314        1,549        2,775        1,220        9,431
                                  --------     --------     --------     --------     --------     --------     --------
Income From Operations                 776           38          453          221          437          198        2,123
Other Income (Expense)                (124)          90          (19)        (102)          32           17         (106)
                                  --------     --------     --------     --------     --------     --------     --------
Income Before Taxes                    652          128          434          119          469          215        2,017
Income Tax (Provision) Benefit          --          (82)        (147)         (28)        (210)          --         (467)
                                  --------     --------     --------     --------     --------     --------     --------
Net Income                        $    652     $     46     $    287     $     91     $    259     $    215     $  1,550
                                  ========     ========     ========     ========     ========     ========     ========

              GENERAL ROOFING SERVICES, INC. AND FOUNDING COMPANIES NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.       GENERAL:

         General Roofing Services, Inc. (GRS), was founded to create a leading national provider of roofing contracting and maintenance services to the commercial, government and new construction markets. GRS has conducted no operations to date and will acquire the Founding Companies (the Combination) concurrently with and as a condition to the closing of the Offering.

         The historical financial statements reflect the financial position and results of operations of the Founding Companies and were derived from the respective Founding Companies' financial statements. The periods included in these financial statements for the individual Founding Companies are as of and for the year ended December 31, 1997, except for GRI for which the period is for the year ended October 31, 1997, Register, for which the period is for the year ended September 30 1997, Specialty Associates, for which the period is for the year ended February 2, 1998, and Five-K Industries for which the period is for the year ended March 31, 1998. The audited historical financial statements included elsewhere herein have been included in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 80.

2.       ACQUISITION OF FOUNDING COMPANIES:

         Concurrently with and as a condition to the closing of the Offering, GRS will acquire all of the outstanding capital stock and other equity interests of the Founding Companies. The Combination will be accounted for using the purchase method of accounting with GRI being reflected as the accounting acquirer.

         The following table sets forth the consideration to be paid (a) in cash and (b) in shares of Common Stock to the common stockholders of each of the Founding Companies, other than the accounting acquirer (GRI). For purposes of computing the estimated purchase price for accounting purposes, the value of the shares was determined using an estimated fair value of $11.20 per share (or $46.9 million), which is less than the initial public offering price of $14.00 per share due primarily to restrictions on the sale and transferability of the shares issued. This discount represents a 20% reduction from the Offering price. The Company is currently in process of obtaining a valuation which management believes will support this discount. The total purchase price, including cash consideration of $41.4 million, is $88.3 million. The following table is reflected net of estimated purchase price adjustments of $799,000 and net transfers of $14.6 million which represents previously undistributed earnings (dollars in thousands):

                                                      SHARES OF        ASSUMED
                                     CASH           COMMON STOCK    INDEBTEDNESS
                                  -----------       ------------    ------------
CEI                               $     8,630           937,143      $     3,267
Wright-Brown                            1,440           334,000            2,065
Anthony Roofing                         2,466         1,022,357            2,717
Specialty Associates                    1,068           258,500            1,471
Cyclone Roofing                          (268)          603,000            3,836
Advanced                                2,596           268,143            1,660
Register                                3,210                --              177
Slavik-Butcher                            900           192,857              170
Harrington-Scanlon                        360            31,428            1,393
Therrel-Kizer                           4,747           414,357               87
Blackmore and Buckner                     848           129,286              550
                                  -----------       -----------      -----------
                                  $    25,997         4,191,071      $    17,393
                                  ===========       ===========      ===========

3.       UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

         A) Records the S Corporation Distributions of $14.6 million, of which $2.7 million is expected to be paid using cash on hand and $0.2 million using other net assets of the applicable company and the incurrence of debt in the amount of $11.7 million.

         B) Records the deferred income tax liabilities associated with converting all acquired companies taxed under Subchapter S of the Internal Revenue Code (the Code) to corporations taxed under Subchapter C of the Internal Revenue Code.

         C) Records the payment of S Corporation Distributions established above in adjustment A through borrowings.

         D) Records the elimination of all non-operating assets and liabilities to be retained by the owners of the Founding Companies as well as affiliated businesses to be retained by the owners of the Founding Companies.

         E) Records the elimination of the historical equity accounts of the Founding Companies.

         F) Records the acquisition of the Founding Companies, including the cash and common stock due to those companies, and records all fair value adjustments necessary in purchase accounting. In connection with the combination of certain of the General Founding Companies, the Company has agreed to make contingent payments, if earned, to the former owners over periods up to two years based on formulas in their respective acquisition agreements. These payments will be made through a combination of cash and shares of Common Stock. Amounts earned under these terms will be recorded as additional goodwill at the time the amounts are known and will be amortized over the remaining amortization period.

         G) Records net proceeds from the issuance of 4,000,000 shares of General Roofing Services' Common Stock at $14.00 per share, net of estimated offering costs of $7.9 million. Offering costs consist primarily of underwriting discounts and commissions, accounting fees, legal fees, and printing expenses.

The following tables summarize unaudited pro forma combined balance sheet adjustments:

                                                                        PRO FORMA ADJUSTMENTS                 TOTAL       OFFERING
                                                  --------------------------------------------------------  PRO FORMA    ADJUSTMENT
                                                     (A)      (B)     (C)       (D)       (E)        (F)    ADJUSTMENTS      (G)
                                                  --------   ----  --------   -------   --------   -------  -----------  ----------
Cash                                              $ (2,718)  $ --  $     --   $  (458)  $     --   $    --   $ (3,176)    $ 12,644
Receivables, net                                        --     --        --      (488)        --        --       (488)          --
Prepaid Expenses                                        --     --        --       (13)        --        --        (13)          --
Property and Equipment, net                             --     --        --    (1,815)        --       500     (1,315)          --
Goodwill                                                --    300        --        --     (8,634)   72,632     64,298           --
Cash Surrender Value of Life Insurance                  --     --        --      (561)        --        --       (561)          --
Other Noncurrent Assets                                 --     --        --      (148)        --        --       (148)          --
Accounts Payable                                        --     --        --      (434)        --        --       (434)          --
Accrued Expenses                                        --     --        --      (181)        --        --       (181)          --
Billings in Excess of Costs and Estimated Profit        --     --        --       (64)        --        --        (64)          --
Distributions Payable and Accrued                     (434)    --        --        --         --        --       (434)          --
Deferred Income Taxes                                   --    300        --       (65)        --       195        430           --
Notes Payable                                           --     --    12,294      (598)        --        --     11,696       (1,128)
Current Portion of Long-Term Debt                       --     --        --      (267)        --        --       (267)      (2,898)
Due to Related Parties                              12,294     --   (12,294)     (231)        --    25,997     25,766      (25,766)
Long-Term Debt                                          --     --        --      (610)        --        --       (618)      (5,644)
Common Stock                                            --     --        --        (5)      (465)       63       (408)          40
Additional Paid In Capital                         (14,578)    --        --      (667)    13,755    46,877     45,387       48,040
Retained Earnings                                       --     --        --      (361)   (22,187)       --    (22,548)          --
Treasury Stock                                          --     --        --        --        263        --        263           --
                                                  --------   ----  --------   -------   --------   -------   --------     --------
                                                  $     --   $ --  $     --   $    --   $     --   $    --   $     --     $     --
                                                  ========   ====  ========   =======   ========   =======   ========     ========

4.       UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS:

         A) Records the prospective reduction in salaries, bonuses, and benefits to the owners of the General Roofing Companies to which they have agreed. These reductions in salaries, bonuses, and benefits are in accordance with the terms of employment agreements. Such employment agreements are generally for two years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances.

                  The salaries, bonuses, and benefits and other compensation items recorded in the individual financial statements of each of the acquired companies amounted to $5.9 million and $1.0 million in the twelve month period ended at or near December 31, 1997 and the three month period ended March 31, 1998, respectively. The contractually agreed upon compensation and benefits for these same companies, on a going forward basis, amount to $2.6 million and $0.7 million for the twelve month period ended at or near December 31, 1997 and the three month period ended March 31, 1998. The differences between these amounts for the periods noted herein equate to $3.3 million and $0.3 million, respectively, and are reflected as pro forma adjustments.

         B) Records reductions in historical interest expense of the Founding Companies related to debt paid with proceeds of the Offering.

         C) Records interest expense incurred on borrowings used to fund the S Corporation Distributions.

         D) Records statement of operations effect of the elimination of all non-operating assets and liabilities to be retained by the owners of the Founding Companies as well as affiliated businesses to be retained by the owners of the Founding Companies.

         E) Records amortization of goodwill to be recorded as a result of the Combination over an estimated life of 40 years.

         F) Records the incremental provision for federal and state income taxes related to pro forma adjustments as well as income taxes on S Corporation earnings.

The following tables summarize unaudited pro forma combined statements of operations adjustments at March 31, 1998:


                                                                      PRO FORMA ADJUSTMENTS
                                        --------------------------------------------------------------------------------------
                                                                                                                      TOTAL
                                                                                                                    PRO FORMA
                                          (A)          (B)         (C)          (D)          (E)          (F)      ADJUSTMENTS
                                        -------      -------     -------      -------      -------      -------    -----------
Revenues                                $    --      $    --     $    --      $(1,162)     $    --      $    --      $(1,162)
Cost of Revenues                             --           --          --       (1,152)          --           --       (1,152)
                                        -------      -------     -------      -------      -------      -------      -------
Gross Profit                                 --           --          --          (10)          --           --          (10)
Selling, General and Administrative        (317)          --          --          (24)         402           --           61
                                        -------      -------     -------      -------      -------      -------      -------
Income From Operations                      317           --          --           14         (402)          --          (71)
Other Income (Expense)                       --          273        (234)          19           --           --           58
                                        -------      -------     -------      -------      -------      -------      -------
Income Before Taxes                         317          273        (234)          33         (402)          --          (13)
Income Tax (Provision) Benefit               --           --          --           (1)          --         (158)        (159)
                                        -------      -------     -------      -------      -------      -------      -------
Net Income                              $   317      $   273     $  (234)     $    32      $  (402)     $  (158)     $  (172)
                                        =======      =======     =======      =======      =======      =======      =======


The following tables summarize unaudited pro forma combined statements of operations adjustments at December 31, 1997:


                                                                      PRO FORMA ADJUSTMENTS
                                        --------------------------------------------------------------------------------------
                                                                                                                      TOTAL
                                                                                                                    PRO FORMA
                                          (A)          (B)         (C)          (D)          (E)          (F)      ADJUSTMENTS
                                        -------      -------     -------      -------      -------      -------    -----------
Revenues                                $    --      $    --     $    --      $(6,261)     $    --      $    --      $(6,261)
Cost of Revenues                             --           --          --       (5,663)          --           --       (5,663)
                                        -------      -------     -------      -------      -------      -------      -------
Gross Profit                                 --           --          --         (598)          --           --         (598)
Selling, General and Administrative      (3,262)          --          --         (534)       1,607           --       (2,189)
                                        -------      -------     -------      -------      -------      -------      -------
Income From Operations                    3,262           --          --          (64)      (1,607)          --        1,591
Other Income (Expense)                       --          711        (936)          87           --           --         (138)
                                        -------      -------     -------      -------      -------      -------      -------
Income Before Taxes                       3,262          711        (936)          23       (1,607)          --        1,453
Income Tax (Provision) Benefit               --           --          --           44           --       (4,879)      (4,835)
                                        -------      -------     -------      -------      -------      -------      -------
Net Income                              $ 3,262      $   711     $  (936)     $    67      $(1,607)     $(4,879)     $(3,382)
                                        ====================================================================================

INDEPENDENT AUDITORS' REPORT


To the Stockholder of General Roofing Services, Inc.:

We have audited the accompanying balance sheet of General Roofing Services, Inc. (the "Company") as of May 8, 1998 (date of formation). This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as of May 8, 1998 (date of formation) in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Miami, Florida
May 26, 1998

GENERAL ROOFING SERVICES, INC.

BALANCE SHEET
MAY 8, 1998 (DATE OF FORMATION)
--------------------------------------------------------------------------------

TOTAL ASSETS                                                    $          --
                                                                -------------

LIABILITIES                                                     $          --


STOCKHOLDER'S EQUITY:
  Common stock, 90,000,000 shares authorized,
    no shares issued or outstanding; $0.01 par value                       --

  Preferred stock, no shares issued or outstanding                         --
                                                                -------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                      $          --
                                                                -------------

GENERAL ROOFING SERVICES, INC.

NOTES TO BALANCE SHEET
MAY 8, 1998 (DATE OF FORMATION)
--------------------------------------------------------------------------------


1.    BUSINESS AND ORGANIZATION

      General Roofing Services, Inc. (referred to herein as "GRS" or the "Company") was formed on May 8, 1998 to become a holding company of entities that provide commercial roofing services. GRS intends to acquire a number of such companies (the "Combination"), complete an initial public offering (the "Offering") of its common stock and, subsequent to the Offering, continue to acquire through merger or purchase, similar companies to expand its operations on a national basis. GRS has not conducted any operations to date and has not yet been capitalized.

      GRS has signed a definitive agreement to acquire by Combination certain companies that are wholly-owned by GRS' stockholder (the "General Roofing Industries"). These acquisitions will be accounted for as a reorganization of entities under common control which is similar to the pooling of interests method of accounting for business combinations. The General Roofing Industries have been identified as the accounting acquirer of the unrelated entities described below for financial statement presentation purposes.

      GRS has signed definitive agreements to acquire by Combination certain unrelated companies. The acquisition of these unrelated companies will be accounted for under the purchase method of accounting for business combinations.

      GRS is dependent upon the Offering to execute the pending Combination. There is no assurance that the pending Offering or Combination will be completed.

2.    STOCK OPTION PLAN

      1998 STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN - The Company has adopted a 1998 Stock Option and Restricted Stock Purchase Plan (the "Option Plan"). As of May 26, 1998, no options have been granted. After the mergers with the General Roofing Industries are consummated, GRS expects to convert options issued by the General Roofing Industries into options to purchase shares of GRS' common stock. The number of GRS options that are to be outstanding as a result of the conversion will be in direct proportion to the number of shares of GRS that will be issued to the General Roofing Industries' stockholder in the reorganization. It is anticipated to amount to options to acquire approximately 216,300 shares of GRS common stock with an aggregate exercise price of approximately $1.4 million. Further it is anticipated that an additional 560,000 options will be granted at the date of the Offering at the initial public offering price. A reserve of 1,500,000 shares of the Company's common stock has been established for issuance under the Option Plan.

      The Option Plan is administered by the Compensation Committee of the Board. The Compensation Committee has complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option, the vesting schedule to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

      Each option granted under the Option Plan has a maximum term of 10 years, subject to earlier termination following the optionee's cessation of service with the Company. Options granted under the Option Plan may be exercised only for fully vested shares. The exercise price of incentive stock options and non-statutory stock option's granted under the Option Plan must be at least 100% and 85% of the fair market value of the stock subject to the option on the date of grant, respectively (or 110% with respect to incentive stock options granted to holders of more than 10% of the voting power of the Company's outstanding stock). The Board or the Compensation Committee has the authority to determine the fair market value of the stock. The purchase price is payable immediately upon the exercise of the option.

      Options granted under the Option Plan have been structured to provide incentive to achieve the Company's financial goals. In general, options granted under the Option Plan will vest ratably over a four-year period commencing one year from the date of grant.

INDEPENDENT AUDITORS' REPORT


To the Stockholder of
   GRi of South Florida, Inc.,
   GRi of Orlando, Inc.,
   GRi of West Florida, Inc. and
   Dakota Leasing, Inc.:

We have audited the accompanying combined balance sheets of GRi of South Florida, Inc., GRi of Orlando, Inc., GRi of West Florida, Inc. and Dakota Leasing, Inc., all of which are under common ownership and common management, as of October 31, 1996 and 1997, and the related combined statements of operations, stockholder's equity and cash flows for each of the three years in the period ended October 31, 1997. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the combined financial position of GRi of South Florida, Inc., GRi of Orlando, Inc., GRi of West Florida, Inc. and Dakota Leasing, Inc. as of October 31, 1996 and 1997, and the combined results of their operations and their combined cash flows for each of the three years in the period ended October 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP


Miami, Florida
December 12, 1997,
(January 20, 1998 as to the final paragraph of Note 6)
(February 16, 1998 as to Note 11)

GENERAL ROOFING INDUSTRIES


COMBINED BALANCE SHEETS

                                                                                                        MARCH 31,
                                                                                OCTOBER 31,               1998
ASSETS                                                                      1996           1997        (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents                                              $  106,783     $  240,679     $  155,634
  Contract receivables, net of an allowance for doubtful
    accounts of $7,054, $36,345 and $36,345, respectively                 4,580,183      4,011,561      4,924,733
  Due from stockholder                                                      172,317        326,679        332,286
  Costs and estimated earnings in excess of billings                        264,573        428,791        290,957
  Inventory                                                                 304,742        320,889        347,285
  Other current assets                                                       51,327        104,645        240,515
                                                                         ----------     ----------     ----------

           Total current assets                                           5,479,925      5,433,244      6,291,410

PROPERTY AND EQUIPMENT - net                                              1,111,263      1,605,369      1,754,506

DEFERRED COSTS                                                                             483,972      1,348,466
                                                                         ----------     ----------     ----------

TOTAL                                                                    $6,591,188     $7,522,585     $9,394,382
                                                                         ==========     ==========     ==========


LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                       $2,986,574     $2,693,636     $2,328,722
  Accrued workers' compensation                                             265,000        409,782        354,822
  Accrued payroll                                                           166,771        266,637        294,898
  Other accrued expenses and current liabilities                              6,113                        42,319
  Billings in excess of costs and estimated earnings                        718,171        237,316        493,660
  Current portion of long-term debt                                         157,739      1,227,326        774,270
  Current portion of capitalized lease obligations                           86,627        151,114        157,499
                                                                         ----------     ----------     ----------

           Total current liabilities                                      4,386,995      4,985,811      4,446,190

LONG-TERM DEBT, net of current portion                                      420,725        485,429      3,445,463

CAPITALIZED LEASE OBLIGATIONS, net of current portion                       243,895        281,659        274,594

OTHER LIABILITIES                                                           400,000        200,000        150,000
                                                                         ----------     ----------     ----------

           Total                                                          5,451,615      5,952,899      8,316,247
                                                                         ----------     ----------     ----------

COMMITMENTS AND CONTINGENCIES (Note 11)

STOCKHOLDER'S EQUITY:
  Common stock                                                                1,200          1,200          1,200
  Additional paid-in capital                                                572,825        572,825        628,967
  Retained earnings                                                         565,548        995,661        447,968
                                                                         ----------     ----------     ----------

          Total                                                           1,139,573      1,569,686      1,078,135
                                                                         ----------     ----------     ----------

TOTAL                                                                    $6,591,188     $7,522,585     $9,394,382
                                                                         ==========     ==========     ==========


See notes to combined financial statements.

GENERAL ROOFING INDUSTRIES

COMBINED STATEMENTS OF OPERATIONS

                                                                                                   FIVE MONTHS
                                                                                                      ENDED
                                                  YEAR ENDED OCTOBER 31,                            MARCH 31,
                                                    1995          1996           1997          1997           1998
                                                                                                   (UNAUDITED)
CONTRACT REVENUES EARNED                         $ 8,174,012   $24,810,346    $26,792,268   $11,338,671   $ 10,838,123

COSTS OF CONTRACT REVENUES EARNED                 13,559,134    17,258,133     19,100,850     7,737,795      8,015,732
                                                 -----------   -----------    -----------   -----------   ------------

GROSS PROFIT                                       4,614,878     7,552,213      7,691,418     3,600,876      2,822,391

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES                          4,954,614     6,570,209      6,995,095     2,556,510      3,244,448
                                                 -----------   -----------    -----------   -----------   ------------

INCOME (LOSS) FROM OPERATIONS                       (339,736)      982,004        696,323     1,044,366       (422,057)

OTHER INCOME (EXPENSE):
  INTEREST AND OTHER INCOME                           26,184        81,216         81,338        69,690         24,280

  INTEREST EXPENSE                                   (99,332)     (103,134)      (152,548)      (54,641)      (149,916)
                                                 -----------   -----------    -----------   -----------   ------------

NET INCOME (LOSS)                                $  (412,884)  $   960,086    $   625,113   $ 1,059,415   $   (547,693)
                                                 ===========   ===========    ===========   ===========   ============


SEE NOTES TO COMBINED FINANCIAL STATEMENTS.

GENERAL ROOFING INDUSTRIES

COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                         ADDITIONAL
                                          COMMON          PAID-IN          RETAINED
                                          STOCK           CAPITAL          EARNINGS           TOTAL

BALANCE, OCTOBER 31, 1994                $ 1,200          $ 197,825    $     483,949         $  682,974

  Net loss                                                                  (412,884)          (412,884)

  Contribution from stockholder                             175,000                             175,000

  Distributions to stockholder                                              (175,000)
                                         -------         ----------    -------------     --------------
                                                                                               (175,000)

BALANCE, OCTOBER 31, 1995                  1,200            372,825         (103,935)           270,090

  Net income
                                                                             960,086            960,086

  Contribution from stockholder                             200,000                             200,000

  Distributions to stockholder                                              (290,603)          (290,603)
                                         -------         ----------    -------------     --------------

BALANCE, OCTOBER 31, 1996                  1,200            572,825          565,548          1,139,573

  Net income
                                                                             625,113            625,113

  Distributions to stockholder                                              (195,000)          (195,000)
                                         -------         ----------    -------------     --------------

BALANCE, OCTOBER 31, 1997                $ 1,200         $  572,825   $      995,661       $  1,569,686

   Net loss (unaudited)                                                     (547,693)          (547,693)

  Issuance of warrants (unaudited)                           56,142                              56,142
                                         -------         ----------    -------------     --------------

BALANCE, MARCH 31, 1998 (unaudited)      $ 1,200         $  628,967    $     447,968     $    1,078,135
                                         =======         ==========    =============     ==============


See notes to combined financial statements.

GENERAL ROOFING INDUSTRIES

COMBINED STATEMENTS OF CASH FLOWS

                                                                                                              Five Months Ended
                                                                             Year Ended October 31,               March 31,
                                                                         1995         1996        1997         1997         1998
CASH FLOWS FROM OPERATING ACTIVITIES:
  NET INCOME (LOSS)                                                $ (412,884)    $  960,086   $  625,113    $1,059,415  $ (547,693)
  ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET
    CASH PROVIDED (USED) BY
    OPERATING ACTIVITIES:
      DEPRECIATION AND AMORTIZATION                                   175,356        214,319      380,010       161,357     194,467
      LOSS (GAIN) ON DISPOSAL OF ASSETS                                (9,001)         5,747      (23,667)                   (7,554)
      CHANGES IN OPERATING ASSETS AND LIABILITIES:
        CONTRACT RECEIVABLES, NET                                    (452,728)      (958,375)     568,622      (265,330)   (913,172)
        COSTS AND ESTIMATED
          EARNINGS IN EXCESS OF BILLINGS                             (134,699)       (38,407)    (164,218)      114,771     137,834
        INVENTORY                                                      (1,042)       (68,576)     (16,147)       33,049     (26,396)
        OTHER CURRENT ASSETS                                           36,752        (49,765)     (53,318)     (166,166)   (135,870)
        ACCOUNTS PAYABLE                                            1,025,163        509,524     (292,938)     (942,348)   (364,914)
        ACCRUED WORKERS' COMPENSATION, PAYROLL AND OTHER             (119,340)       193,151      238,535       500,326      15,620
        BILLINGS IN EXCESS OF COSTS
          AND ESTIMATED EARNINGS                                       93,180        (12,975)    (480,855)     (204,831)    256,344
        OTHER LIABILITIES                                             200,000       (100,000)  $ (200,000)                  (50,000)
                                                                   ----------     ----------   ----------    ----------  ----------
           NET CASH PROVIDED BY (USED IN) OPERATING
             ACTIVITIES                                               400,757        654,729      581,137       290,243  (1,441,334)
                                                                   ----------     ----------   ----------    ----------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  PURCHASES OF PROPERTY AND EQUIPMENT                                 (49,391)      (404,319)    (651,248)     (436,754)   (302,679)
  PROCEEDS FROM SALE OF PROPERTY AND EQUIPMENT                        145,821                      40,000        23,616      34,566
  ADVANCES TO STOCKHOLDER                                            (205,252)       (58,613)    (154,362)                   (5,607)
  DEFERRED COSTS INCURRED                                                                        (483,972)                 (808,350)
                                                                   ----------     ----------   ----------    ----------  ----------
           NET CASH USED IN INVESTING ACTIVITIES                     (108,822)      (462,932)  (1,249,582)     (413,138) (1,082,070)
                                                                   ----------     ----------   ----------    ----------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  PROCEEDS FROM THE ISSUANCE OF LONG-TERM DEBT                      1,049,287      1,594,597    3,570,043       625,300   5,433,895
  REPAYMENT OF LONG-TERM DEBT                                      (1,098,897)    (1,953,863)  (2,435,752)      (68,616) (2,926,915)
  PRINCIPAL PAYMENTS UNDER CAPITAL LEASE OBLIGATIONS                  (10,857)       (68,387)    (136,950)      (40,760)    (68,617)
  CONTRIBUTIONS FROM STOCKHOLDER                                      175,000        200,000
  DISTRIBUTIONS TO STOCKHOLDER                                       (175,000)      (290,603)    (195,000)      (88,660)
                                                                   ----------     ----------   ----------    ----------  ----------

           NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES        (60,467)      (518,256)     802,341       427,264   2,438,363
                                                                   ----------     ----------   ----------    ----------  ----------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                    231,468       (326,459)     133,896       304,369     (85,041)

CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD                                                 201,774        433,242      106,783       106,783     240,679
                                                                   ----------     ----------   ----------    ----------  ----------

CASH AND CASH EQUIVALENTS,
  END OF PERIOD                                                    $  433,242     $  106,783   $  240,679    $  411,152  $  155,638
                                                                   ==========     ==========   ==========    ==========  ==========

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING
  AND INVESTING ACTIVITIES:
     EQUIPMENT ACQUIRED THROUGH CAPITAL LEASES,
        NET OF DISPOSALS                                           $  130,289     $  279,477   $  239,201    $  201,218  $   67,937
                                                                   ==========     ==========   ==========    ==========  ==========


SEE NOTES TO COMBINED FINANCIAL STATEMENTS.

GENERAL ROOFING INDUSTRIES

NOTES TO COMBINED FINANCIAL STATEMENTS


1.    GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      GENERAL - GRi of South Florida, Inc., GRi of Orlando, Inc., GRi of West Florida, Inc., and Dakota Leasing, Inc. (collectively referred to herein as "General Roofing Industries," "GRi" or the "Company"), all of which are S Corporations wholly-owned by the same stockholder and are under common management. The Company operates in one segment as a provider of comprehensive roofing services to commercial, construction and government customers. At the present time, primarily all of the Company's revenues are generated in Florida.

      The capital structure of each entity as of October 31, 1996 and 1997 is as follows:

                                                                      ADDITIONAL
                                                        COMMON         PAID-IN
                                                        STOCK          CAPITAL
GRI OF SOUTH FLORIDA, INC.
  (500 SHARES AUTHORIZED, 100 SHARES
  ISSUED AND OUTSTANDING; $1 PAR VALUE)                 $100          $  371,925


GRI OF ORLANDO, INC.
  (100 SHARES AUTHORIZED, ISSUED
  AND OUTSTANDING; $1 PAR VALUE)                         100                 400


GRI OF WEST FLORIDA, INC.
  (500 SHARES AUTHORIZED, ISSUED
  AND OUTSTANDING; $1 PAR VALUE)                         500             200,500


DAKOTA LEASING, INC.
  (500 SHARES AUTHORIZED, ISSUED
  AND OUTSTANDING; $1 PAR VALUE)                         500
                                                     -------          ----------
                                                     $ 1,200          $  572,825
                                                     =======          ==========


PRINCIPLES OF COMBINATION - The combined financial statements include all of the accounts of GRi of South Florida, Inc., GRi of Orlando, Inc., GRi of West Florida, Inc. and Dakota Leasing, Inc. All significant intercompany balances and transactions have been eliminated in combination.

INTERIM FINANCIAL INFORMATION - The interim financial statements and information as of March 31, 1998 and for the five months ended March 31, 1997 and 1998 are unaudited and certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position, results of operations, and cash flows with respect to the interim financial statements have been included. The results of operations for the interim period are not necessarily indicative of the results for an entire fiscal year.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

CONTRACT RECEIVABLES - The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

CREDIT POLICY - In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, state and local governments and well known local companies whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. Credit checks are performed for significant new customers that are not known to the Company. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

INVENTORIES - Inventories consist primarily of materials and supplies and are valued at the lower of first-in, first-out cost or market.

PROPERTY AND EQUIPMENT - Property and equipment is stated at cost less accumulated depreciation. Property and equipment are reviewed for impairment and a provision recorded, if necessary, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost. Depreciation is recorded using accelerated and straight-line methods over the estimated useful lives of the related assets. Depreciation and amortization is provided over the following estimated useful lives.


Service equipment                                   5 to 7  years
Capitalized leased equipment                        3 to 5  years
Leasehold improvements                              3 to 31 years
Machinery and equipment                             3 to 10 years
Computer equipment                                  5 to 10 years

Leases that transfer substantially all the benefits and risks of ownership to the Company are accounted for as an acquisition of assets and incurrence of obligations. Accordingly, capitalized leased assets are recorded as property and equipment and the present value of the future minimum lease payments are recorded as capitalized lease obligations. Amortization of such assets is computed using the straight-line method over the shorter of the estimated useful lives of the respective assets or the lease agreement.

WARRANTIES - The Company provides for future estimated warranty obligations in the period in which the related revenue is recognized.

REVENUE AND COST RECOGNITION - Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, and tools. Selling, general, and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from the percentage of completion calculation for purposes of determining profits earned on uncompleted contracts.

Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecasted for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

The asset, "Costs and estimated earnings in excess of billings" on uncompleted contracts, represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings" on uncompleted contracts, represents billings in excess of revenues recognized.

DEFERRED COSTS - Included in deferred costs are certain costs incurred in connection with the Company's proposed mergers and acquisitions described in
Note 13 and certain costs incurred in connection with obtaining related debt or equity financing. The deferred acquisition costs will become part of the Company's basis of the acquired businesses and the deferred financing and offering costs will be either amortized as interest expense over the term of debt instruments or charged as a cost of raising capital as appropriate. Should the transactions not be consummated, the amounts will be charged to operations.

INCOME TAXES - The Company is an S Corporation for federal income tax purposes. As such, the income tax effects of the results of operations of the Company accrue directly to the Shareholder. Accordingly, the accompanying combined balance sheets do not include a provision for income taxes.

LONG-LIVED ASSETS - In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS No. 121"). This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 requires that long-lived assets to be held and used by the Company be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment is recognized to the extent that the sum of undiscounted estimated future cash flows expected to result from the assets used is less than the carrying value. The Company has evaluated its asset base, and determined that no impairment was required.

NEW ACCOUNTING PRONOUNCEMENT - In June 1997, SFAS No. 130, Reporting Comprehensive Income, was issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that a company (a) classify items of other comprehensive income by their nature in a financial statement and
(b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company has not determined the effects, if any, that SFAS No. 130 will have on its combined financial statements.

2.    CONTRACT RECEIVABLES

Contract receivables consisted of the following as of October 31, 1996 and 1997:



                                                                   OCTOBER 31,
                                                              1996             1997
Completed contracts:
  Current accounts                                       $1,273,283         $1,806,993
  Retention                                                 563,481            418,943
                                                         ----------         ----------
         Subtotal                                         1,836,764          2,225,936
                                                         ----------         ----------

Contracts in progress:
  Current accounts                                        2,440,096          1,579,273
  Retention                                                 310,377            242,697
                                                         ----------         ----------
         Subtotal                                         2,750,473          1,821,970
                                                         ----------         ----------

                                                          4,587,237          4,047,906

Less:  allowance for doubtful accounts                       (7,054)           (36,345)
                                                         ----------         ----------
Contract receivables, net                                $4,580,183         $4,011,561
                                                         ==========         ==========

3.    PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of October 31, 1996 and 1997:


                                                                   October 31,
                                                                1996           1997
Service equipment                                         $   543,753      $   826,809
Capitalized leased equipment                                  409,766          648,967
Leasehold improvements                                        249,164          251,227
Machinery and equipment                                       295,946          459,057
Computer equipment                                             96,341          279,360
                                                          -----------      -----------
           Subtotal                                         1,594,970        2,465,420

Less accumulated depreciation (including $68,387
  and $122,599 on capital leased equipment)                  (483,707)        (860,051)
                                                          -----------      -----------

Property and equipment, net                               $ 1,111,263      $ 1,605,369
                                                          ===========      ===========


4.    CONTRACTS IN PROGRESS

      Information relative to contracts in progress is summarized as follows:


                                                                    October 31,
                                                              1996             1997
Costs incurred on uncompleted contracts                    $6,458,979       $5,211,664
Estimated earnings                                          2,178,635        1,259,043
                                                           ----------       ----------
        Total                                               8,637,614        6,470,707

Less billings to date                                       9,091,212        6,279,232
                                                           ----------       ----------

        Net (over) under billings                          $ (453,598)      $   91,475
                                                           ==========       ==========



      Included in the accompanying balance sheets under the following captions:


                                                                 OCTOBER 31,
                                                            1996            1997

Costs and estimated earnings in excess of billings       $  264,573       $ 428,791

Billings in excess of costs and estimated earnings          718,171         237,316
                                                         ----------       ---------

Total                                                    $ (453,598)      $ 191,475
                                                         ==========       =========





5.    CAPITALIZED LEASE OBLIGATIONS

      The Company has entered into lease arrangements which expire through the year 2002 and accrue interest on a monthly basis using a variable rate of interest which is based on the prime interest rate for certain vehicles (see Note 3). Such arrangements transfer to the Company substantially all of the risks and benefits of ownership of the related assets. The assets have been capitalized and the obligations have been recorded as capitalized lease obligations. As of October 31, 1997, approximate future minimum lease payments (excluding interest) under capitalized lease obligations were as follows for the year ended October 31:


1998                                                                            $ 151,114
1999                                                                              150,740
2000                                                                               90,455
2001                                                                               37,640
2002                                                                                2,824
                                                                                ---------

Present value of net future minimum lease payments                                432,773

Less current portion of capitalized lease obligations                            (151,114)
                                                                                ---------
Long-term portion of capitalized lease obligations                              $ 281,659
                                                                                =========


6.    LONG-TERM DEBT

      A summary of long-term debt is as follows:


                                                                                        1996              1997
Note payable due on April 21, 2000, bearing interest
at a variable rate based on the lender's index rate
(9.5% and 9% at October 31, 1996 and 1997, respectively).
Note is payable in monthly payments of $10,537 of principal
and interest. Secured by contract receivables and equipment                           $ 374,403       $ 275,983

Various loans payable due through the year 2001, bearing
interest rates ranging from 9.0% to 9.75%.  Secured by
service and other equipment                                                             204,061         440,786

Revolving credit lines due on demand, bearing
interest at a variable rate based on the lender's
index rate (9% at October 31, 1997). Secured by
contract receivables and equipment                                                                      995,986
                                                                                      ---------       ---------
Total                                                                                   578,464       1,712,755

Less current portion                                                                   (157,739)     (1,227,326)
                                                                                     ----------      ----------

Total long term portion                                                               $ 420,725       $ 485,429
                                                                                     ==========       =========


      Maturities of long-term debt are as follows at October 31, 1997:


   1998                                                                   $ 1,227,326
   1999                                                                       258,646
   2000                                                                       198,785
   2001                                                                        27,998
                                                                          -----------

   Total                                                                  $ 1,712,755
                                                                          ===========


       On January 20, 1998, the Company obtained a subordinated loan in the amount of $3 million. Proceeds from the loan are to be used for general working capital needs and to complete the transactions described in Note
       12. The subordinated loan is payable on or before January 20, 2003 with interest payable monthly at the rate of 13% per year. In accordance with the terms of the subordinated loan, the Company issued warrants at fair value which are convertible at a nominal amount into an initial 3.183% of the Company's fully diluted ownership with annual increases of 2%, as the loan remains outstanding, up to an aggregate of 10.75% of the Company's fully diluted ownership. The loan is subordinate to other bank financing and is secured by a second lien on the assets of the Company. The balance due under the subordinated loan at March 31,1998 amounted to $3 million.

7.    FAIR VALUE OF FINANCIAL INSTRUMENTS

      The Company's financial instruments consist of cash and cash equivalents, contract receivables, accounts and notes payable, debt and capitalized lease obligations. The carrying value of these financial instruments approximates fair value because of their short duration or current interest rates. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure with any one financial institution. The carrying value of debt and capitalized lease obligations approximates their fair value based on current rates for borrowings of similar quality and terms.

      Other financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of contract receivables. The Company's customers are concentrated in the Florida market. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

8.    401(K) PROFIT SHARING PLAN

      The Company has a 401(k) profit sharing plan covering substantially all employees. Each year, participants may contribute up to 15% of pretax annual compensation, not to exceed $9,500, as defined in the plan. The Company shall contribute and allocate to each participant's account an amount equal to the amount withheld from the compensation of such participant pursuant to his or her salary savings agreement. Discretionary matching amounts may be contributed at the Company's option, not to exceed 6% of the participant's compensation. During the year ended October 31, 1997, the Company contributed $22,763. No amounts were contributed by the Company during the year ended October 31,1996.

9.    RELATED PARTY TRANSACTIONS

      The Company has entered into long-term lease arrangements (expiring through 2004) with entities controlled by and related to the Company's stockholder. The following are the Company's commitments with respect to these leases:

                                                                      FISCAL YEAR
                                                                         ENDED
                                                                      OCTOBER 31,
1998                                                                 $   293,548
1999                                                                     314,319
2000                                                                     334,495
2001                                                                     201,151
2002                                                                     120,964
2003 and thereafter                                                      335,249
                                                                     -----------
Total                                                                $ 1,599,726
                                                                     ===========



       Rent expense related to these arrangements were $216,756, $219,509 and $261,091 during the years ended October 31, 1995, 1996 and 1997, respectively.

       In addition, the Company has entered into a long-term consulting agreement (expiring through 2003) with a party related to the Company's stockholder. The following are the Company's commitments with respect to this agreement.

                                                                 FISCAL YEAR
                                                                    ENDED
                                                                 OCTOBER 31,
1998                                                             $  97,024
1999                                                                91,256
2000                                                                85,487
2001                                                                79,718
2002                                                                73,950
2003 and thereafter                                                 78,984
                                                                 ---------

Total                                                            $ 506,419
                                                                 =========

       The Company paid consulting fees related to this arrangement of $54,187, $75,633 and $126,715 during the years ended October 31, 1995, 1996 and 1997, respectively.

10.   COMMITMENTS AND CONTINGENCIES

      The Company is party to various litigation matters involving routine claims incidental to the business of the Company. Although the ultimate outcome cannot presently be determined with certainty, the Company believes, with advice from its legal counsel, that the ultimate liability associated with such claims, if any, will not have a material adverse effect on the Company's financial position or results of operations.

11.   STOCK OPTIONS

      The Company issued options to purchase an aggregate of approximately 10.5% of the Company's outstanding common stock to certain key employees. The options were issued on February 16, 1998 at an aggregate exercise price of approximately $1.4 million. Based on the results of an independent appraisal, the Company believes such exercise price to approximate the fair value on the date of grant of the shares issuable upon exercise of the options.

12.   SUBSEQUENT EVENT

      The Company expects to sign a merger agreement with General Roofing Services, Inc. ("GRS"). GRS is a newly-formed holding company and is presently wholly-owned by the Company's stockholder. Therefore the merger will be accounted for as a reorganization of entities under common control which is similar to a pooling of interests business combination. GRS plans to acquire a number of unrelated commercial roofing companies and complete an initial public offering of a portion of its shares of common stock to effect these acquisitions. GRS is dependent upon the initial public offering to execute the acquisitions and the Company will be reflected as the accounting acquiror for financial reporting purposes.

                                   * * * * * *

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of CEI Roofing, Inc., CEI Florida, Inc. and CEI West Roofing Company, Inc.:

We have audited the accompanying combined balance sheets of CEI Roofing, Inc., CEI Florida, Inc. and CEI West Roofing Company, Inc. (collectively, the Companies) as of December 31, 1996 and 1997, and the related combined statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits the combined financial statements referred to above present fairly, in all material respects, the combined financial position of CEI Roofing, Inc., CEI Florida, Inc. and CEI West Roofing Company, Inc. as of December 31, 1996 and 1997, and the results of their combined operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

BELEW AVERITT LLP

Dallas, Texas
February 18, 1998, except for
Note 13, as to which the date
is May 13, 1998

CEI ROOFING, INC., CEI FLORIDA, INC. AND
CEI WEST ROOFING COMPANY, INC.

COMBINED BALANCE SHEETS
-------------------------------------------------------------------------------------------------------------------


                                                                             December 31,             March 31,
                                                                       1996              1997             1998
                                                                 ---------------   --------------   ---------------

                                                                                                       (Unaudited)
ASSETS

CURRENT ASSETS
   Cash                                                          $       617,173   $      539,852   $       293,589
   Accounts receivable (Notes 4 and 5):
   Contract billings                                                   5,252,952        5,934,232         5,376,629
   Contract retainage                                                  2,114,346        2,751,702         2,852,934
   Other                                                                  36,656           34,333            91,832
                                                                 ---------------   --------------   ---------------

                                                                       7,403,954        8,720,267         8,321,395

   Costs and estimated earnings in excess of billings
    on uncompleted contracts (Note 2)                                    748,584          791,908         1,227,407
   Inventory (Notes 4 and 5)                                             686,955          521,629           370,656
   Prepaid expenses and other current assets                             118,464          137,206            76,619
                                                                 ---------------   --------------   ---------------

       Total current assets                                            9,575,130       10,710,862        10,289,666

PROPERTY AND EQUIPMENT, at cost, net of
  accumulated depreciation and amortization
  (Notes 3, 4 and 5)                                                   1,922,458        2,054,701         2,008,508

OTHER ASSETS                                                             395,559          429,124           419,475
                                                                 ---------------   --------------   ---------------

                                                                 $    11,893,147   $   13,194,687   $    12,717,649
                                                                 ===============   ==============   ===============

                                                                     (Continued)

CEI ROOFING, INC., CEI FLORIDA, INC. AND
CEI WEST ROOFING COMPANY, INC.

COMBINED BALANCE SHEETS (CONT.)
-------------------------------------------------------------------------------------------------------------------

                                                                    YEAR ENDED      DECEMBER 31,         MARCH 31,
                                                                       1996             1997               1998
                                                                 ---------------   --------------   ---------------
                                                                                                       (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Lines-of-credit (Note 4)                                      $        80,000   $      300,000   $       327,615
   Accounts payable, trade                                             3,241,044        4,209,856         4,560,085
   Accrued payroll                                                       474,551          433,881           245,732
   Accrued insurance                                                     502,420          157,495           151,615
   Other accrued liabilities                                              73,691          144,888           166,333
   Distributions payable (Note 6)                                        328,126          797,651           434,482
   Billings in excess of costs and estimated earnings
    on uncompleted contracts (Note 2)                                  1,333,731        1,010,559           744,478
   Current portion of long-term (Note 5)                                 395,079          399,393           387,040
                                                                 ---------------   --------------   ---------------

       Total current liabilities                                       6,428,642        7,453,723         7,017,380

LONG-TERM DEBT, net of current portion (Note 5)                          520,519          535,474           433,424

COMMITMENTS AND CONTINGENCIES (Notes 8 and 9)                             -                   -                -

STOCKHOLDERS' EQUITY (Notes 9 and 10)
   Common stock, voting                                                    3,315            3,315             3,315
   Common stock, nonvoting                                               331,346          331,346           331,346
   Paid-in capital                                                        84,499           84,499            84,499
   Retained earnings                                                   4,524,826        4,786,330         4,847,685
                                                                 ---------------   --------------   ---------------

       Total stockholders' equity                                      4,943,986        5,205,490         5,266,845
                                                                 ---------------   --------------   ---------------

                                                                 $    11,893,147   $   13,194,687   $    12,717,649
                                                                 ===============   ==============   ===============


See accompanying notes to combined financial statements.

CEI ROOFING, INC., CEI FLORIDA, INC. AND
CEI WEST ROOFING COMPANY, INC.

COMBINED STATEMENTS OF INCOME
-------------------------------------------------------------------------------------------------------------------



                                                                                            THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                     MARCH 31
                                             1995           1996            1997           1997           1998
                                        -------------  --------------  -------------  -------------  --------------
                                                                                       (UNAUDITED)     (UNAUDITED)

CONTACT REVENUE                         $  39,693,912  $   42,525,236  $  45,163,485  $   9,652,618  $   10,025,121

DIRECT CONTRACT COSTS                      31,188,523      32,851,735     34,899,406      7,741,858       7,733,485
                                        -------------  --------------  -------------  -------------  --------------

GROSS PROFIT                                8,505,389       9,673,501     10,264,079      1,910,760       2,291,636

GENERAL AND ADMINISTRATIVE
 EXPENSES (Note 11)                         7,289,281       7,699,302      8,018,064      1,932,600       2,105,173
                                        -------------  --------------  -------------  -------------  --------------

INCOME FROM OPERATIONS                      1,216,108       1,974,199      2,246,015        (21,840)        186,463

OTHER INCOME (EXPENSE)
   Interest income                              2,286          14,507         12,885            417           1,101
   Interest expense                          (112,674)       (102,341)      (131,289)       (24,341)        (66,421)
   Gain (loss) on sale of assets               (6,772)          3,388         18,109         (2,493)         (1,254)
   Miscellaneous                              198,161          97,213        107,384         20,720           9,222
                                        -------------  --------------  -------------  -------------  --------------

                                               81,001          12,767          7,089         (5,697)        (57,352)
                                        -------------  --------------  -------------  -------------  --------------

INCOME (LOSS) BEFORE INCOME TAXES           1,297,109       1,986,966      2,253,104        (27,537)        129,111

STATE INCOME TAXES (Note 7)                    12,668          31,243         27,195            853           2,729
                                        -------------  --------------  -------------  -------------  --------------

NET INCOME (LOSS)                       $   1,284,441  $    1,955,723  $   2,225,909  $     (28,390) $      126,382
                                        =============  ==============  =============  =============  ==============


See accompanying notes to combined financial statements.

CEI ROOFING, INC., CEI FLORIDA, INC. AND
CEI WEST ROOFING COMPANY, INC.

COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------------------------------------------

                                              COMMON STOCK
                              ---------------------------------------------
                               OUTSTANDING SHARES           AMOUNT             ADDITIONAL
                              -------------------    ----------------------      PAID-IN     RETAINED
                              VOTING   NON-VOTING    VOTING      NON-VOTING      CAPITAL     EARNINGS       TOTAL
                              ------   ----------    ------      ----------    ----------   ----------   -----------
BALANCE AT
 DECEMBER 31, 1994             3,315      338,416    $3,315      $  338,416    $   84,499   $3,372,963   $ 3,799,193

STOCK REDEMPTION
   (Note 9)                        -       (7,070)        -          (7,070)            -     (269,734)     (276,804)

DISTRIBUTIONS                      -            -         -               -             -     (640,500)     (640,500)

NET INCOME                         -            -         -               -             -    1,284,441     1,284,441
                              ------   ----------    ------      ----------    ----------   ----------   -----------

BALANCE AT
 DECEMBER 31, 1995             3,315      331,346     3,315         331,346        84,499    3,747,170     4,166,330

DISTRIBUTIONS                      -            -         -               -             -   (1,178,067)   (1,178,067)

NET INCOME                         -            -         -               -             -    1,955,723     1,955,723
                              ------   ----------    ------      ----------    ----------   ----------   -----------

BALANCE AT
 DECEMBER 31, 1996             3,315      331,346     3,315         331,346        84,499    4,524,826     4,943,986

DISTRIBUTIONS                      -            -         -               -             -   (1,964,405)   (1,964,405)

NET INCOME                         -            -         -               -             -    2,225,909     2,225,909
                              ------   ----------    ------      ----------    ----------   ----------   -----------

BALANCE AT
 DECEMBER 31, 1997             3,315      331,346     3,315         331,346        84,499    4,786,330     5,205,490

DISTRIBUTIONS
 (Unaudited)                       -            -         -               -             -      (65,027)      (65,027)

NET INCOME (Unaudited)             -            -         -               -             -      126,382       126,382
                              ------   ----------    ------     -----------    ----------   ----------   -----------

BALANCE AT
 DECEMBER 31, 1998             3,315      331,346    $3,315     $   331,346    $   84,499   $4,847,685   $ 5,266,845
                              ======   ==========    ======     ===========    ==========   ==========   ===========


See accompanying notes to combined financial statements.

CEI ROOFING, INC., CEI FLORIDA, INC. AND
CEI WEST ROOFING COMPANY, INC.

COMBINED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------------------------------------------


                                                                                           THREE MONTHS ENDED
                                                                                                 MARCH 31
                                                    YEAR ENDED DECEMBER 31,           ----------------------------
                                             1995           1996            1997           1997            1998
                                        -------------  --------------  -------------  -------------    -----------
                                                                                       (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES
   Net income (loss)                    $   1,284,441  $    1,955,723  $   2,225,909  $     (28,390)   $   126,382
   Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
      Depreciation and amortization           436,366         432,447        486,063        105,431         107,945
      (Gain) loss on sale of assets             6,772          (3,388)       (18,109)         2,493           1,254
      Net (increase) decrease in:
        Contract billings and retainage       931,198        (925,593)    (1,318,636)       (44,013)        456,371
        Accounts receivable, other            132,273          13,875          2,323        (30,114)        (57,499)
        Costs and estimated earnings in
          excess of billings on
          uncompleted contracts               375,350        (314,971)       (43,324)      (178,636)       (435,499)
        Inventory                            (129,183)       (143,762)       165,326        240,592         150,973
        Prepaid expenses and other
          current assets                       55,230         (30,321)       (18,742)       107,081          60,587
      Net increase (decrease) in:
        Accounts payable and accrued
          liabilities                        (538,015)       (465,727)       654,414        215,363         177,645
        Billings in excess of costs and
          estimated earnings on
          uncompleted contracts               117,597         579,270       (323,172)       (87,707)       (266,081)
                                        -------------  --------------  -------------  -------------  --------------

   Net cash provided by operating
     activities                             2,672,029       1,097,553      1,812,052        302,100         322,078

CASH FLOWS FROM INVESTING
  ACTIVITIES
   Increase in other assets                   (53,554)        (51,661)       (33,565)        (7,927)          9,649
   Proceeds from sale of equipment             44,350          18,343         49,717              -               -
   Purchases of property and equipment       (314,790)       (338,565)      (390,090)       (93,128)        (63,006)
                                        -------------  --------------  -------------  -------------  --------------

   Net cash used in investing activities     (323,994)       (371,883)      (373,938)      (101,055)        (53,357)

CASH FLOWS FROM FINANCING
  ACTIVITIES
   Proceeds from lines-of-credit and
    long-term debt                            217,709         426,852      1,202,665        464,381         596,878
   Payments on lines-of-credit               (366,700)              -              -       (265,000)       (635,000)
   Principal payments on long-term debt      (720,028)       (576,152)    (1,223,220)       (61,009)        (48,666)
   Distributions paid                        (590,607)     (1,069,541)    (1,494,880)      (458,545)       (428,196)
   Redemption of stock                       (100,000)              -              -              -               -
                                        -------------  --------------  -------------  -------------  --------------

   Net cash used in financing activities   (1,559,626)     (1,218,841)    (1,515,435)      (320,173)       (514,984)
                                        -------------  --------------  -------------  -------------  --------------

NET INCREASE (DECREASE) IN CASH               788,409        (493,171)       (77,321)      (119,128)       (246,263)

CASH AT BEGINNING OF YEAR                     321,935       1,110,344        617,173        617,173         539,852
                                        -------------  --------------  -------------  -------------  --------------

CASH AT END OF YEAR                     $   1,110,344  $      617,173  $     539,852  $     498,045  $      293,589
                                        =============  ==============  =============  =============  ==============


                                                                     (Continued)

CEI ROOFING, INC., CEI FLORIDA, INC. AND
CEI WEST ROOFING COMPANY, INC.

COMBINED STATEMENTS OF CASH FLOWS (CONT.)
-------------------------------------------------------------------------------------------------------------------

                                                                                          THREE MONTHS ENDED
                                                                                                MARCH 31
                                                    YEAR ENDED DECEMBER 31,           -----------------------------
                                             1995            1996           1997          1997             1998
                                        -------------  --------------  -------------  -------------  --------------
                                                                                       (UNAUDITED)     (UNAUDITED)
SUPPLEMENTAL CASH FLOW
 INFORMATION

   Interest paid                        $     110,223  $       91,842  $     141,126  $      24,341  $       66,421
                                        =============  ==============  =============  =============  ==============

   State income taxes paid              $      38,281  $       25,142  $      18,892  $           -  $            -
                                        =============  ==============  =============  =============  ==============

SUMMARY OF NON-CASH
 TRANSACTIONS

   Redemption of stock:
     For note payable                   $     165,000  $            -  $           -  $           -  $            -
                                        =============  ==============  =============  =============  ==============

     For insurance policy               $      11,804  $            -  $           -  $           -  $            -
                                        =============  ==============  =============  =============  ==============

   Financed equipment purchases         $     221,708  $      166,443  $     259,824  $           -  $            -
                                        =============  ==============  =============  =============  ==============


See accompanying notes to combined financial statements.

CEI ROOFING, INC., CEI FLORIDA, INC. AND
CEI WEST ROOFING COMPANY, INC.


NOTES TO COMBINED FINANCIAL STATEMENTS

1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      ORGANIZATION

      CEI Roofing, Inc. (CEI), was incorporated in Texas on May 14, 1981, and operates as a roofing and sheet metal contractor engaged in the installation of new roofs and reroofing of existing commercial, industrial and residential buildings. CEI has offices in Dallas, Texas and Howell, Michigan.

      CEI Florida, Inc. (Florida), was incorporated in Florida on May 10, 1982, and operates as a roofing contractor engaged in the installation of new roofs and reroofing of existing commercial, industrial and residential buildings, primarily in the southern United States. Florida has an office located in DeBary, Florida.

      CEI West Roofing Company, Inc. (West), was incorporated in Colorado on August 24, 1977, and operates as a roofing contractor engaged in the installation of new roofs and reroofing of existing commercial, industrial and residential buildings, primarily in the western United States. West has offices located in Denver, Colorado and Sacramento, California.

      COMBINATION POLICY

      The accompanying combined financial statements include the accounts of CEI Roofing, Inc., CEI Florida, Inc. and CEI West Roofing Company, Inc. (collectively, the Companies), all of which have some common ownership. All significant intercompany transactions and balances have been eliminated in combination.

      INTERIM FINANCIAL INFORMATION

      The interim financial statements, as of March 31, 1998 and for the three months ended March 31, 1997 and 1998, are unaudited and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for an entire fiscal year.

      ACCOUNTING ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Actual results could differ from management's estimates.

      CASH AND CASH EQUIVALENTS

      The Companies consider all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

      INVENTORY

      Inventory of construction materials is carried at the lower of cost or market value under the first-in, first-out method.

      PROPERTY AND EQUIPMENT

      Property and equipment are depreciated using the straight-line and accelerated methods for financial statement purposes and accelerated methods for Federal income tax purposes over estimated useful lives ranging from 3 to 39 years.

      Maintenance and repairs of a routine nature are expensed as incurred. Renewals and betterments, which substantially extend the useful life of an existing asset, are capitalized and depreciated over the asset's estimated useful life.

      RECOGNITION OF CONTRACT REVENUE

      Generally, the work performed by CEI, Florida and West is done so under fixed-price contracts of durations less than one year.

      Contract revenue is recognized using the percentage-of-completion method. Under this method, the percentage of contract revenue to be recognized currently is computed as the percentage of estimated total revenue that incurred costs to date bear to total estimated costs, after giving effect to the most recent estimate of costs to complete.

      Revisions in costs and revenue estimates are reflected in the period in which the facts requiring revision become known. When revised cost estimates indicate a loss on an individual contract, the total estimated loss is provided for currently without regard to the percentage-of-completion. Revenues recognized in excess of amounts billed are classified under current assets as costs and estimated earnings in excess of billings on uncompleted contracts. Amounts billed in excess of revenue recognized to date on contracts are classified under current liabilities as contract billings in excess of costs and estimated earnings on uncompleted contracts.

      CONCENTRATIONS OF CREDIT RISK

      Financial instruments, which potentially subject the Companies to concentrations of credit risk, consist principally of cash, contract billings and retainage. The Companies deposit cash with reliable financial institutions which management considers to be of high credit quality. Concentration of credit risk with respect to contract billings and retainage is limited due to the large number of customers comprising the Companies' customer bases. In addition, the Companies review a customer's credit history before extending credit and generally obtain liens to ensure payment. Management of the Companies does not anticipate significant credit losses from such financial instruments.

      ADVERTISING

      The Companies expense the costs of advertising as the costs are incurred. Advertising expense was approximately $50,300, $74,200 and $62,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

      EARNINGS PER SHARE

      The Companies calculate earnings per share pursuant to Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires dual presentation of basic and diluted earnings per share (EPS) on the face of the statement of income for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS calculations are based on the weighted-average number of common shares outstanding during the period, while diluted EPS calculations are based on the weighted-average common shares and dilutive potential common shares outstanding during each period. The Companies had no dilutive potential common shares outstanding and, therefore, only basic EPS is presented.

2.    CONTRACTS IN PROGRESS

      Costs and estimated earnings on uncompleted contracts at December 31, 1996 and 1997 are summarized as follows:

                                                                                      1996               1997
                                                                                ---------------    ----------------

         Costs incurred on uncompleted contracts                                $    20,780,460    $     24,133,642
         Estimated earnings                                                           4,710,518           6,416,367
                                                                                ---------------    ----------------

                                                                                     25,490,978          30,550,009

         Less billings to date                                                      (26,076,125)        (30,768,660)
                                                                                ---------------    ----------------

                                                                                $      (585,147)   $       (218,651)
                                                                                ===============    ================


      Included in the accompanying balance sheets at December 31, 1996 and 1997 are the following captions and amounts:

                                                                                      1996               1997
                                                                                ---------------    ----------------

         Costs and estimated earnings in excess of billings
           on uncompleted contracts                                             $       748,584    $        791,908

         Billings in excess of costs and estimated earnings
           on uncompleted contracts                                                  (1,333,731)         (1,010,559)
                                                                                ---------------    ----------------

                                                                                $      (585,147)   $       (218,651)
                                                                                ===============    ================

      The Companies' backlog of signed contracts at December 31, 1996 and 1997, amounted to $12,205,250 and $11,414,215, respectively, which represented work not yet commenced and uncompleted construction in progress.

3.    PROPERTY AND EQUIPMENT

      Property and equipment consisted of the following at December 31, 1996 and 1997:

                                                                                      1996               1997
                                                                                ---------------    ----------------


         Leasehold improvements                                                 $       308,758    $        368,620
         Building and improvements                                                      437,019             439,268
         Land                                                                           141,724             141,724
         Land improvements                                                               87,749              89,048
         Equipment                                                                    1,540,200           1,409,748
         Autos and trucks                                                             2,651,253           2,884,473
         Furniture and fixtures                                                         810,842             708,158
                                                                                ---------------    ----------------

                                                                                      5,977,545           6,041,039

         Less accumulated depreciation
           and amortization                                                          (4,055,087)         (3,986,338)
                                                                                ---------------    ----------------

                                                                                $     1,922,458    $      2,054,701
                                                                                ===============    ================

4.    LINES-OF-CREDIT

      The Companies have various lines-of-credit which allow for combined borrowings, at December 31, 1997, of up to $1,325,000 with interest at the bank's prime rate plus 1%. The lines-of-credit are collateralized by accounts receivable, inventory, property and equipment, and limited personal guarantees of certain stockholders. The lines-of-credit mature during the first six months of 1998. At December 31, 1996 and 1997, the Companies had been advanced $80,000 and $300,000, respectively, under the lines-of-credit. The bank's prime rate at December 31, 1996 and 1997 was 8.25% and 8.5%, respectively. The Companies had $845,000 and $1,025,000 available under the lines-of-credit at December 31, 1996 and 1997, respectively.

5.    LONG-TERM DEBT

      Long-term debt at December 31, 1996 and 1997 consisted of the following:

                                                                                       1996               1997
                                                                                   ------------       ------------

         Equipment loans, due in monthly installments ranging from $293 to
          $2,479 including interest at rates ranging from 2.9% to 12.5%, maturing on various dates through May 2002; collateralized by
          equipment and vehicles                                                   $    568,000       $     643,106

         Mortgage note payable, due in monthly installments of $1,600, including interest at 8.75%, with a balloon payment due at maturity in June
          1999; collateralized by real property                                         146,102             139,144

         Note payable to former stockholder, payable in five annual installments
          of $33,000, plus interest at 6.0%, commencing June 1996 (see Note 9)          132,000              99,000

         Notes payable, due in monthly installments ranging from $1,308 to
          $12,349, including interest at 7.5%, unsecured, paid-in full
          subsequent to December 31, 1997                                                50,097              50,075

         Note payable to bank, due on demand, but if no demand is made, then due in monthly installments of $2,500, plus interest at the bank's base lending rate plus 2% (10.5% at December 31, 1997), maturing in October
          1998; collateralized by inventory, equipment and accounts receivable            7,369               3,542

         Note payable to insurance company, due in monthly installments of
          $1,135, non-interest bearing and unsecured, paid-in full subsequent to
          December 31, 1996                                                               3,987                   -

         Notes payable to stockholder, due in monthly installments of $410 to
          $759, including interest at 7.0%, maturing in December 1997,
          collateralized by insurance policy                                              8,043                   -
                                                                                   ------------    ----------------

                                                                                        915,598             934,867

         Less current portion                                                          (395,079)           (399,393)
                                                                                   ------------    ----------------

                                                                                   $    520,519    $        535,474
                                                                                   ============    ================

      Scheduled maturities of long-term debt as of December 31, 1997 were as follows:

         YEAR ENDING
         DECEMBER 31,
         ------------

              1998                                           $        399,393
              1999                                                    340,880
              2000                                                    134,188
              2001                                                     48,303
              2002                                                     12,103
                                                             ----------------

                                                             $        934,867
                                                             ================

6.    DISTRIBUTIONS TO STOCKHOLDERS

      The Companies' declared distributions to stockholders of $1,178,067 and $1,964,405 during 1996 and 1997, respectively, of which $328,126 and $797,651 were payable at December 31, 1996 and 1997, respectively.

7.    INCOME TAXES

      The Companies have elected S Corporation status and as a result, the Companies' taxable income is included in the Federal income tax returns of the stockholders. Accordingly, no provision has been made for Federal income taxes.

      The Companies are obligated to pay state income taxes to certain states in which they do business. Provisions for state income taxes are computed at statutory rates for each state in which a return is filed.

8.    COMMITMENTS AND CONTINGENCIES

      The Companies lease office space and operating equipment under agreements which are accounted for as operating leases. The leases require monthly payments ranging from approximately $43 to $4,700 and expire on various dates through December 2002.

      Approximate minimum rental commitments for operating leases in effect at December 31, 1997, with initial or remaining lease terms in excess of one year, were as follows:

         YEAR ENDING
         DECEMBER 31,
         ------------
              1998                                       $        346,014
              1999                                                315,153
              2000                                                160,612
              2001                                                 99,132
              2002                                                 70,512
                                                         ----------------

                                                         $        991,423
                                                         ================

      Rent expense for office facilities and operating equipment for the years ended December 31, 1995, 1996 and 1997 was approximately $411,991, $438,439 and $499,115, respectively.

      CEI has guaranteed two bank loans of a partnership owned by the stockholders of CEI. The loans are due in monthly installments of approximately $8,200, but vary based upon the prime rate. The remaining principal and interest are due at maturity in September 1998 and July 2002. CEI was contingently liable for $501,013 as guarantor of the indebtedness at December 31, 1997. The loans are collateralized by real estate.

      Approximately 12% of CEI's non-management employees are covered by collective bargaining agreements, which expire within the next year. If CEI and the unions representing such workers are unable to agree on a new contract prior to the expiration of the current contract, a work stoppage may occur which could adversely affect the results of operations. Management anticipates successful renegotiations of the contracts.

9.    STOCK PURCHASE AND OTHER AGREEMENTS

      The individual companies have agreements with the stockholders to provide for the acquisition of stock in the event of the death, disability or withdrawal of a stockholder. The Companies have obtained life insurance to fund all or part of the redemption. The purchase price of the stock is to be determined by the net book value of the individual companies at a designated date.

      Effective May 1, 1995, West agreed to purchase all of the non-voting common stock (7,070 shares) held by a stockholder for $276,804. The redemption of the stock was paid by the transfer of a life insurance policy with a value of $11,804, cash payments in 1995 totaling $100,000 and the issuance of a promissory note for $165,000 (see Note 5).

      The Companies have consulting and non-compete agreements with a former stockholder. Terms of the agreements call for monthly payments of $6,400 through December 1999 for specific services to be performed.

10.   COMMON STOCK

      Common stock of the Companies consisted of the following:

         CEI:
         ----

         Common Stock - Voting                 $1 par value,  10,000  shares  authorized;  750 shares issued and outstanding.
         Common Stock - Nonvoting              $1 par value;  150,000 shares  authorized;  132,416 shares issued and outstanding.

         Florida:
         -------

         Common Stock - Voting                 $1 par value;  10,000 shares authorized;  2,250 shares issued and outstanding.
         Common Stock - Nonvoting              $1 par value;  250,000 shares  authorized;  174,500 shares issued and outstanding.

         WEST:
         -----

         Common Stock - Voting                 $1 par value;  10,000  shares  authorized;  315 shares issued and outstanding.
         Common Stock - Nonvoting              $1 par value; 50,000 shares authorized;  24,430 shares issued and outstanding.

11.   RELATED PARTY TRANSACTIONS

      CEI and Florida lease office space from two different partnerships owned by stockholders of CEI and Florida, respectively. The lease agreements require combined monthly payments of approximately $14,000 through June 2000. Total rent paid to the related partnerships for the years ended December 31, 1995, 1996 and 1997 was $152,524, $148,599 and $164,199,
      respectively.

      The Companies use numerous labor and material subcontractors on an ongoing basis, as needed. Two such labor providers are companies owned by trusts whose beneficiaries are children of one of the company's stockholders. Amounts paid to the related company during 1995, 1996 and 1997 were approximately $3,140,000, $3,681,000 and $4,388,000, respectively.

12.   EMPLOYEE BENEFIT PLANS

      The Companies have retirement plans (Plans) for all employees meeting certain eligibility requirements. The Plans qualify under Section 401(k) of the Internal Revenue Code. The Plans allow employee contributions of agreed-upon salary reductions equal to a percentage of the employees' annual compensation, subject to limitations. Employer contributions may be made at the discretion of the employer in each year the Companies have accumulated earnings. The Companies contributed $104,361, $122,650 and $57,265 to the Plans for the years ended December 31, 1995, 1996 and 1997, respectively.

13.   SUBSEQUENT EVENT

      Effective May 13, 1998, the stockholders of the Companies executed a stock purchase agreement to sell all of their outstanding common stock to General Roofing Services, Inc. (GRS) for cash and common shares of GRS.

INDEPENDENT AUDITORS' REPORT


To the Stockholder of
  Anthony Roofing Ltd.:

We have audited the accompanying balance sheet of Anthony Roofing Ltd. (the "Company") as of December 31, 1997, and the related statements of operations, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Anthony Roofing Ltd. as of December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

Dallas, Texas
April 23, 1998
(May 13, 1998 as to Note 11)

INDEPENDENT AUDITORS' REPORT


To the Stockholder of
  Anthony Roofing Ltd.:

We have audited the accompanying balance sheet of Anthony Roofing Ltd. as of December 31, 1996 and the related statements of operations, stockholder's equity and cash flows for the fourteen month period ended December 31, 1995 and the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Anthony Roofing Ltd. and the results of its operations and its cash flows for the fourteen month period ended December 31, 1995 and the year ended December 31, 1996 in conformity with generally accepted accounting principles.


DUGAN & LOPATKA CPA'S, P.C.
Wheaton, Illinois
May 22, 1998

ANTHONY ROOFING LTD.

BALANCE SHEETS
--------------------------------------------------------------------------------------------------------------------------


                                                                                     DECEMBER 31,               MARCH 31,
ASSETS                                                                         1996              1997              1998
                                                                                                               (UNAUDITED)

CURRENT ASSETS:
  Cash and cash equivalents                                                 $  922,347        $1,939,026       $2,531,185
  Contract receivables                                                       2,732,086         3,499,477        1,815,320
  Costs and estimated earnings in excess of billings                           583,485           460,548          920,018
  Other receivables                                                              4,084            16,265              796
  Due from related parties                                                     273,868
  Inventories                                                                   68,713            46,369          106,881
  Prepaid expenses and other current assets                                     61,068            22,365           27,687
  Refundable income taxes                                                       33,933
                                                                            ----------        ----------       ----------
        Total current assets                                                 4,679,584         5,984,050        5,401,887

PROPERTY AND EQUIPMENT, net                                                    416,255           683,677          695,897
                                                                            ----------        ----------       ----------
TOTAL                                                                       $5,095,839        $6,667,727       $6,097,784
                                                                            ==========        ==========       ==========


LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Notes payable                                                             $  803,086
  Accounts payable                                                             814,339        $  445,406          449,016
  Accrued salaries and wages                                                   136,434           222,620           76,355
  Accrued pension                                                               40,872            63,322           23,669
  Accrued expenses and other current liabilities                                57,328            98,483           73,633
  Billings in excess of costs and estimated earnings                           133,922           381,066           50,388
                                                                            ----------        ----------       ----------

        Total current liabilities                                            1,985,981         1,210,897          673,061

COMMITMENTS (Note 11)

STOCKHOLDER'S EQUITY:
  Common stock                                                                   1,000             1,000            1,000
  Retained earnings                                                          3,108,858         5,455,830        5,423,723
                                                                            ----------        ----------       ----------
          Total                                                              3,109,858         5,456,830        5,424,723
                                                                            ----------        ----------       ----------

TOTAL                                                                      $ 5,095,839       $ 6,667,727      $ 6,097,784
                                                                           ===========       ===========      ===========


See notes to financial statements.

ANTHONY ROOFING LTD.

STATEMENTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------


                                               PERIOD
                                             NOVEMBER 1,
                                               1994 TO                                                        THREE MONTHS ENDED
                                             DECEMBER 31,              YEARS ENDED DECEMBER 31,                   MARCH 31,
                                                 1995                   1996              1997               1997           1998
                                                                                                                (UNAUDITED)


CONTRACT REVENUES EARNED                     $ 13,310,048            $12,226,082       $19,777,750       $2,523,732      $2,488,841

COSTS OF CONTRACT
     REVENUES EARNED                            9,916,484              9,507,011        14,440,829        2,242,095       2,132,006
                                             ------------            -----------       -----------       ----------      ----------

GROSS PROFIT                                    3,393,564              2,719,071         5,336,921          281,637         356,835

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES                       1,915,034              2,086,484         2,869,800          371,818         444,744
                                             ------------            -----------       -----------       ----------      ----------

INCOME (LOSS) FROM OPERATIONS                   1,478,530                632,587         2,467,121          (90,181)        (87,909)
                                             ------------            -----------       -----------       ----------      ----------

OTHER INCOME (EXPENSE):
  Interest income                                  47,916                 30,922            32,912                           27,181
  Interest expense                                 (5,371)               (35,591)          (10,452)          (3,598)         (1,676)
  Other income (expense), net                      (5,133)               (17,279)           79,979            1,500          30,873
                                             ------------            -----------       -----------       ----------      ----------
                                                   37,412                (21,948)          102,439           (2,098)         56,378

INCOME (LOSS) BEFORE
  INCOME TAXES                                  1,515,942                610,639         2,569,560          (92,279)        (31,531)

INCOME TAX PROVISION                               (5,200)               (10,400)          (50,000)
                                             ------------           ------------       -----------       ----------      ----------

NET INCOME (LOSS)                            $  1,510,742           $    600,239       $ 2,519,560       $  (92,279)     $  (31,531)
                                             ============           ============       ===========       ==========      ==========


See notes to financial statements.

ANTHONY ROOFING LTD.

STATEMENTS OF STOCKHOLDER'S EQUITY
------------------------------------------------------------------------------------------------------------------------------


                                                                COMMON STOCK
                                                                    SHARES                      RETAINED
                                                               STATED VALUE $10   AMOUNT        EARNINGS          TOTAL


BALANCE, NOVEMBER 1, 1994                                             100        $ 1,000        $2,864,110      $ 2,865,110

  Net income                                                                                     1,510,742        1,510,742
  Distribution to stockholder                                                                     (614,164)        (614,164)
                                                                   ------        -------        ----------      -----------

BALANCE, DECEMBER 31, 1995                                            100          1,000         3,760,688        3,761,688

  Net income                                                                                       600,239          600,239
  Distributions to stockholder                                                                  (1,252,069)      (1,252,069)
                                                                   ------        -------        ----------      -----------

BALANCE, DECEMBER 31, 1996                                            100          1,000         3,108,858        3,109,858

  Net income                                                                                     2,519,560        2,519,560
  Distributions to stockholder                                                                    (172,588)        (172,588)
                                                                   ------        -------        ----------      -----------

BALANCE, DECEMBER 31, 1997                                            100          1,000         5,455,830        5,456,830

  Net loss (unaudited)                                                                             (31,531)         (31,531)
  Distributions to stockholder (unaudited)                                                            (576)            (576)
                                                                   ------        -------        ----------      -----------

BALANCE, MARCH 31, 1998
  (unaudited)                                                         100        $ 1,000        $5,423,723      $ 5,424,723
                                                                   ======        =======        ==========      ===========


See notes to financial statements.

ANTHONY ROOFING LTD.

STATEMENTS OF CASH FLOWS
---------------------------------------------------------------------------------------------------------------------------

                                                                  PERIOD
                                                                NOVEMBER 1,
                                                                  1994 TO                                        THREE MONTHS ENDED
                                                                DECEMBER 31,     YEARS ENDED DECEMBER 31,             MARCH 31,
                                                                   1995               1996         1997          1997          1998
                                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                              $  1,510,742     $  600,239   $2,519,560       $(92,279) $  (31,531)
 Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
   Depreciation and amortization                                     188,417        165,177      219,578         42,939      57,000
   Loss (gain) on disposal of assets                                   5,133         24,539      (55,534)                      (740)
   Changes in operating assets and liabilities:
    Contract receivables, net                                        763,867       (257,545)    (767,391)       706,571   1,684,157
    Costs and estimated earnings in excess of billings               254,581         35,634      122,937       (292,407)   (459,470)
    Inventories                                                                     (68,713)      22,344        (36,258)    (60,512)
    Other current assets                                             (58,577)        79,930       60,455         10,059      10,147
    Accounts payable and accrued expenses                           (570,645)       664,182     (219,142)      (327,447)   (207,158)
    Billings in excess of costs and estimated earnings              (335,587)      (112,227)     247,144        (85,095)   (330,678)
                                                                ------------     ----------   ----------       --------  ----------
     Net cash provided by (used in) operating activities           1,757,931      1,131,216    2,149,951        (73,917)    661,215
                                                                ------------     ----------   ----------       --------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment                                (217,615)      (260,869)    (506,197)       (23,579)    (69,997)
 Due from related parties                                                          (273,868)     273,868        273,868
 Proceeds from sale of property and equipment                         12,086         14,500       74,731                      1,517
 Other                                                                 1,370
                                                                ------------     ----------   ----------       --------  ----------
     Net cash provided by (used in) investing activities            (204,159)      (520,237)    (157,598)       250,289     (68,480)
                                                                ------------     ----------   ----------       --------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net payments on notes payable to bank                             (450,000)       803,086     (803,086)      (803,086)
  Distributions to stockholder                                      (614,164)    (1,152,069)    (172,588)                      (576)
                                                                ------------     ----------   ----------       --------  ----------
     Net cash used in financing activities                        (1,064,164)      (348,983)    (975,674)      (803,086)       (576)
                                                                ------------     ----------   ----------       --------  ----------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                   489,608        261,996    1,016,679       (626,714)    592,159

CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD                                                170,743        660,351      922,347        922,347   1,939,026
                                                                ------------     ----------   ----------       --------  ----------

CASH AND CASH EQUIVALENTS,
  END OF PERIOD                                                 $    660,351     $  922,347   $1,939,026       $295,633  $2,531,185
                                                                ============     ==========   ==========       ========  ==========

CASH PAYMENTS FOR:
  Interest                                                      $      5,371     $   35,591   $    5,613       $  3,356  $      168
  Taxes                                                               31,365         22,449       35,100         25,532      47,000

NONCASH FINANCING ACTIVITY - Note
  receivable distributed to shareholder                                          $  100,000


See notes to financial statements.

ANTHONY ROOFING LTD.

NOTES TO FINANCIAL STATEMENTS

1.    GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      GENERAL - Anthony Roofing Ltd. (the "Company") operates as a provider of comprehensive roofing services to commercial, construction and government customers. The work is generally performed under fixed-price contracts. The lengths of the Company's contracts vary, but generally are less than one year. The Company's offices are located in Aurora, Illinois and the majority of the Company's business is transacted with customers in Illinois. A majority of the Company's employees are covered by collective bargaining agreements.

      CHANGE IN FISCAL YEAR - Prior to 1995, the Company had a fiscal year of October 31. In 1995, the year-end was changed to December 31, and the Company's financial statements include the fourteen-month period ended December 31, 1995. On an unaudited basis, for the months of November and December 1995, revenues were $1,019,845, loss from operations was ($5,898) and net loss was ($8,476).

      INTERIM FINANCIAL INFORMATION - The interim financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited, and certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim period are not necessarily indicative of the results for an entire fiscal year.

      USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

      CONTRACT RECEIVABLES - The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amounts of contract receivables that become uncollectible could differ from those estimated.

      CREDIT POLICY - In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, state and local governments and local companies whose reputation is known to the Company. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

      INVENTORIES - Inventories consist primarily of materials and supplies and are valued at the lower of first-in, first-out cost or market.

      PROPERTY AND EQUIPMENT - Property and equipment are stated at cost less accumulated depreciation. Property and equipment are reviewed for impairment and a provision recorded, if necessary, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation is recorded using accelerated and straight-line methods over the estimated useful lives of the related assets. Depreciation and amortization are provided over the following estimated useful lives:

        Leasehold improvements                      7 to 39 years
        Machinery and equipment                     3 to  7 years
        Computer equipment                          3 to  7 years

      REVENUE AND COST RECOGNITION - Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

      Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies and tools. Selling, general and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from the percentage of completion calculation for purposes of determining profits earned on uncompleted contracts.

      Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

      The asset, "Costs and estimated earnings in excess of billings" on uncompleted contracts, represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings" on uncompleted contracts, represents billings in excess of revenues recognized.

      INCOME TAXES - The Company is an S Corporation for federal income tax purposes. Accordingly, the current taxable income of the Company is taxable to the shareholder, who is responsible for the payment of taxes thereon. The income tax provision and related deferred income tax balances are for state income and franchise taxes. The tax basis of assets and liabilities of the Company differs from the financial statement basis principally due to the use of the completed contract method of reporting revenues for income tax purposes and due to accelerated depreciation of assets for tax purposes.

      Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. There are no differences between comprehensive income and net income as reported in the statement of operations.

      RECLASSIFICATION - Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform to the 1997 presentation.

2.    CONTRACT RECEIVABLES

      Contract receivables consist of the following:

                                                                                    DECEMBER 31,
                                                                              1996              1997

Completed contracts:
  Current accounts                                                         $1,265,792        $1,192,346
  Retention                                                                    18,923           205,904

Contracts in progress:
  Current accounts                                                          1,165,709         1,701,751
  Retention                                                                   281,662           399,476
                                                                           ----------        ----------

Contract receivables, net                                                  $2,732,086        $3,499,477
                                                                           ==========        ==========

      There is no allowance for doubtful accounts recorded at December 31, 1997 and 1996; management believes all amounts are collectible.

3.    CONTRACTS IN PROGRESS

      Information relative to contracts in progress is summarized as follows:

                                                                                  DECEMBER 31,
                                                                            1996             1997

Costs incurred on uncompleted contracts                                $3,284,673        $ 6,367,687
Estimated earnings                                                      1,199,215          2,274,900
                                                                       ----------        -----------
                                                                        4,483,888          8,642,587

Activity in prior years on contracts in progress                                             447,380
                                                                       ----------        -----------
Total                                                                   4,483,888          9,089,967
Less:  billings to date                                                (4,034,325)        (9,010,485)
                                                                       ----------        -----------
Net under billings                                                     $  449,563        $    79,482
                                                                       ==========        ===========

      The foregoing is included in the accompanying balance sheets under the following captions:

                                                                                    DECEMBER 31,
                                                                                1996            1997

Costs and estimated earnings in excess of billings                          $ 583,485        $ 460,548
Billings in excess of costs and estimated earnings                           (133,922)        (381,066)
                                                                            ---------        ---------
Total                                                                       $ 449,563        $  79,482
                                                                            =========        =========

4.    PROPERTY AND EQUIPMENT

      Property and equipment consist of the following:

                                                                              DECEMBER 31,
                                                                        1996               1997

Leasehold improvements                                               $     42,112       $     69,614
Machinery and equipment                                                 1,474,459          1,853,457
Computer equipment                                                        162,279            181,238
                                                                     ------------       ------------

Subtotal                                                                1,678,850          2,104,309
Less:  accumulated depreciation                                        (1,262,595)        (1,420,632)
                                                                     ------------       ------------
Property and equipmen, net                                           $    416,255       $    683,677
                                                                     ============       ============


5.     NOTES PAYABLE

                                                                                          DECEMBER 31,
                                                                                     1996            1997

$1,250,000 revolving line of credit due May 31, 1998, bearing Interest at a variable rate based on the LIBOR rate plus 2.75% (8.5% and 8.25% at December
  31, 1996 and 1997, respectively). Secured by contract receivables, inventories and equipment. The Company must retain a compensating Balance of $70,000 in
  the bank at all times.                                                            $803,086         $  0

$200,000 revolving line of credit due May 31, 1998, bearing interest at a variable rate based on the LIBOR rate plus 2.75%. Secured by contract receivables, inventories and equipment.

                                                                                    --------         ----
                                                                                    $803,086         $  0
                                                                                    ========         ====


      At December 31, 1997, the Company had unused lines of credit totalling $1,450,000 to provide for additional borrowings.

6.    FAIR VALUE OF FINANCIAL INSTRUMENTS

      The Company's financial instruments consist of cash and cash equivalents, contract receivables, accounts and notes payable, and debt. The carrying value of these financial instruments approximates fair value because of their short duration or current interest rates. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure with any one financial institution.

      Other financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of contract receivables. The Company's customers are concentrated in the Illinois market. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

7.    MAJOR CUSTOMERS

      Sales to three customers were 18%, 13% and 10% of total sales, respectively, for the fourteen month period ended December 31, 1995. Sales to two customers were 16% and 12% of total sales, respectively, for the year ended December 31, 1996, and sales to one customer was 14% of total sales for the year ended December 31, 1997.

8.    MAJOR SUPPLIERS

      Purchases from each of two suppliers exceeded 10% of materials purchased for the fourteen month period ended December 31, 1995, aggregating 26%, purchases from each of three suppliers exceeded 10% of materials purchased for the year ended December 31, 1996 aggregating 48% and purchases from each of four suppliers exceeded 10% of materials purchased for the year ended December 31, 1997, aggregating 64%.

9.    EMPLOYEE BENEFIT PLANS

      The Company has a defined contribution money purchase plan covering substantially all full-time, nonunion employees who have completed at least one year of service. Participants vest 20% per year over a five-year period until 100% vested. The plan requires the Company to contribute 10% of an employee's compensation to the plan annually. The Company's contribution to the plan for the fourteen month period ended December 31, 1995 and the years ended December 31, 1996 and 1997 was $61,598, $40,872 and $63,322, respectively.

      The Company contributes monthly to multi-employer defined benefit union plans based upon hours worked by each eligible employee. Pension expense for these plans was approximately $429,000, $209,000 and $340,000 for the fourteen month period ended December 31, 1995 and the years ended December 31, 1996 and 1997, respectively.

10.   RELATED PARTY TRANSACTIONS

      The Company has entered into a long-term lease arrangement (with an initial term expiring in December 2001 and options to extend through 2016) with an entity controlled by and related to the Company's stockholder. The following are the Company's commitments with respect to the lease for the years ending December 31:

             1998                                                 $   164,000
             1999                                                     172,000
             2000                                                     181,000
             2001                                                     190,000
                                                                  -----------
             Total                                                $   707,000
                                                                  ===========



      Total rent expense with related entities was $140,182, $135,741 and $195,677 during the fourteen month period ended December 31, 1995 and the years ended December 31, 1996 and 1997, respectively.

      During the fourteen month period ended December 31, 1995 and the years ended December 31, 1996 and 1997, the Company purchased $74,000, $200,000 and $164,000, respectively, of subcontractor services from a company owned by a relative of the Company's stockholder.

      The Company has entered into an employment agreement with the officer/shareholder which includes a nonqualified deferred compensation program. There was no deferral required under the plan at December 31, 1996 and 1997. A deduction for income tax purposes is allowed at the time the deferred compensation is paid to the employee.

11.   SUBSEQUENT EVENT

      On May 13, 1998, the Company signed a merger agreement with General Roofing Services, Inc. ("GRS") whereby GRS will acquire the Company in a merger for a combination of cash and common shares of GRS concurrent with the consummation of an initial public offering of the common stock of GRS, subject to certain conditions including the approval by Directors of both companies.


                                   * * * * * *

INDEPENDENT AUDITORS' REPORT


To the Stockholders of
   Specialty Associates, Inc.
   and to the Stockholder of
   SAI Wholesale Distributors, Inc.

We have audited the accompanying combined balance sheets of Specialty Associates, Inc. and Affiliate both of which are under common ownership and common management (the "Company") as of February 1, 1998 and February 2, 1997, and the related combined statements of operations, stockholders' equity and cash flows for each of the two years in the period ended February 1, 1998. The combined financial statements include the accounts of Specialty Associates, Inc. and SAI wholesale Distributors, Inc., which are affiliates under common ownership and common management. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the combined financial position of Specialty Associates, Inc. and Affiliate, and the combined results of operations and combined cash flows for each of the two years in the period ended February 1, 1998 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

Dallas, Texas
April 27, 1998
(May 12,1998 as to Note 12)

SPECIALTY ASSOCIATES, INC. AND AFFILIATE

COMBINED BALANCE SHEETS
--------------------------------------------------------------------------------


                                                                        FEBRUARY 2,   FEBRUARY 1,      APRIL 5,
ASSETS                                                                     1997          1998            1998
                                                                                                      (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents                                            $     9,318    $   135,781    $    30,544
  Contract receivables, net of an allowance for doubtful accounts
    of $25,000, $25,000 and $26,000, respectively                        2,058,528      1,877,343      1,699,082
  Costs and estimated earnings in excess of billings                        45,677         49,524         53,835
  Inventories                                                              708,430        657,131        800,374
  Prepaid expenses and other current assets                                 14,623                        24,382
  Deferred income taxes                                                     31,000         31,000         31,000
                                                                       -----------    -----------    -----------
           Total current assets                                          2,867,576      2,750,779      2,639,217

PROPERTY AND EQUIPMENT, net                                              1,279,129      1,599,824      1,564,724

OTHER ASSETS                                                                85,127        149,823        161,823
                                                                       -----------    -----------    -----------

TOTAL                                                                  $ 4,231,832    $ 4,500,426    $ 4,365,764
                                                                       ===========    ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Line of credit                                                       $   700,000    $   700,000    $   800,000
  Accounts payable                                                       1,115,813        906,488        824,074
  Accrued expenses and other current liabilities                           233,752        453,362        389,240
  Billings in excess of costs and estimated earnings                       261,994        162,254        204,717
  Current portion of long-term debt                                        183,736        202,000        202,000
                                                                       -----------    -----------    -----------
           Total current liabilities                                     2,495,295      2,424,104      2,420,031

LONG-TERM DEBT, net of current portion                                     533,297        518,696        468,933

DEFERRED INCOME TAXES                                                       73,000        139,000        139,000
                                                                       -----------    -----------    -----------

           Total                                                         3,101,592      3,081,800      3,027,964
                                                                       -----------    -----------    -----------

COMMITMENTS AND CONTINGENCIES (Notes 10, 11)

STOCKHOLDERS' EQUITY:
  Common stock                                                              34,488         34,488         34,488
  Additional paid-in capital                                               216,175        216,175        216,175
  Retained earnings                                                        991,379      1,326,245      1,245,419
  Treasury stock                                                          (111,802)      (158,282)      (158,282)
                                                                       -----------    -----------    -----------
          Total                                                          1,130,240      1,418,626      1,337,800
                                                                       -----------    -----------    -----------

TOTAL                                                                  $ 4,231,832    $ 4,500,426    $ 4,365,764
                                                                       ===========    ===========    ===========


See notes to combined financial statements.

SPECIALTY ASSOCIATES, INC. AND AFFILIATE

COMBINED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------


                                                                      NINE WEEK PERIOD
                                                                            ENDED
                                                                  ---------------------------
                                    FEBRUARY 2,     FEBRUARY 1,     APRIL 6,       APRIL 5,
                                       1997            1998           1997           1998
                                    (53 WEEKS)     (52 WEEKS)              (UNAUDITED)
REVENUES:
  Construction revenues            $ 14,211,377    $ 16,148,375    $ 2,336,771    $ 1,486,539
  Product sales                       1,095,261       1,049,214         57,415         54,885

COSTS OF SALES AND CONSTRUCTION:
  Cost of construction               12,919,520      14,276,016      2,177,734      1,400,766
  Cost of product sold                  740,117         680,965         34,623         38,240
                                   ------------    ------------    -----------    -----------

GROSS PROFIT                          1,647,001       2,240,608        181,829        102,418

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES             1,235,738       1,486,581        188,739        212,371
                                   ------------    ------------    -----------    -----------

INCOME (LOSS) FROM
    OPERATIONS                          411,263         754,027         (6,910)      (109,953)

OTHER INCOME (EXPENSE):
  Interest expense                     (144,817)       (136,428)       (23,776)       (22,358)
  Other income, net                       2,195           2,267            303            485
                                   ------------    ------------    -----------    -----------

                                       (142,622)       (134,161)       (23,473)       (21,873)

INCOME (LOSS) BEFORE
  INCOME TAXES                          268,641         619,866        (30,383)      (131,826)

INCOME TAX (PROVISION)
  BENEFIT                              (132,000)       (285,000)        12,000         51,000
                                   ------------    ------------    -----------    -----------

NET INCOME (LOSS)                  $    136,641    $    334,866    $   (18,383)   $   (80,826)
                                   ============    ============    ===========    ===========


See notes to combined financial statements.

SPECIALTY ASSOCIATES, INC. AND AFFILIATE

COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------


                                                 ADDITIONAL
                                                   PAID-IN    TREASURY      RETAINED
                                       AMOUNT      CAPITAL      STOCK       EARNINGS       TOTAL

BALANCE, JANUARY 28, 1996           $  34,488    $ 216,175    $(109,960)   $  854,738   $  995,441

  Net income                                                                  136,641      136,641
  Stock repurchase (100 shares)                                  (1,842)                    (1,842)
                                    ---------    ---------    ---------    ----------   ----------

BALANCE, FEBRUARY 2, 1997              34,488      216,175     (111,802)      991,379    1,130,240

  Net income                                                                  334,866      334,866
  Stock repurchase (1,495 shares)                               (46,480)                   (46,480)
                                    ---------    ---------    ---------    ----------   ----------


BALANCE, FEBRUARY 1, 1998              34,488      216,175     (158,282)    1,326,245    1,418,626

  Net loss (unaudited)                                                        (80,826)     (80,826)
                                    ---------    ---------    ---------    ----------   ----------

BALANCE, APRIL 5, 1998
  (unaudited)                       $  34,488    $ 216,175    $(158,282)   $1,245,419   $1,337,800
                                    =========    =========    =========    ==========   ==========


See notes to combined financial statements.

SPECIALTY ASSOCIATES, INC. AND AFFILIATE

COMBINED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                                                       YEARS ENDED         NINE WEEK PERIOD ENDED
                                                                -------------------------  -----------------------
                                                                 FEBRUARY 2,  FEBRUARY 1,   APRIL 6,     APRIL 5,
                                                                    1997         1998         1997         1998
                                                                (53 WEEKS)   (52 WEEKS)          (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                              $ 136,641    $ 334,866    $ (18,383)   $ (80,826)
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
      Depreciation and amortization                                202,457      222,072       37,235       35,100
      Deferred income taxes                                         29,000       66,000
      Changes in operating assets and liabilities:
        Contract receivables, net                                 (496,309)     181,185      147,393      178,261
        Costs and estimated earnings in excess of billings         (13,625)      (3,847)     (27,517)      (4,311)
        Inventories                                                (72,260)      51,299        9,262     (143,243)
        Prepaid expenses and other current assets                   (5,352)      14,623      (13,406)     (24,382)
        Accounts payable and accrued expenses                      353,268       10,285      113,178     (146,536)
        Billings in excess of costs and estimated earnings         119,532      (99,740)     (41,622)      42,463
                                                                 ---------    ---------    ---------    ---------
           Net cash provided by (used in) operating activities     253,352      776,743      206,140     (143,474)
                                                                 ---------    ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                             (183,926)    (536,363)    (135,245)
  Other                                                              1,032      (71,100)     (10,000)     (12,000)
                                                                 ---------    ---------    ---------    ---------
           Net cash used in investing activities                  (182,894)    (607,463)    (145,245)     (12,000)
                                                                 ---------    ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchase of Treasury shares                                       (1,842)     (46,480)
  Net proceeds from (payments on) line of credit                                            (100,000)     100,000
  Proceeds from the issuance of long-term debt                     498,170      247,037      106,449
  Repayments of long-term debt                                    (580,968)    (243,374)     (32,183)     (49,763)
                                                                 ---------    ---------    ---------    ---------
           Net cash (used in) provided by financing activities     (84,640)     (42,817)     (25,734)      50,237
                                                                 ---------    ---------    ---------    ---------

NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS                                                 (14,182)     126,463       35,161     (105,237)

CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD                                               23,500        9,318        9,318      135,781
                                                                 ---------    ---------    ---------    ---------

CASH AND CASH EQUIVALENTS,
  END OF PERIOD                                                  $   9,318    $ 135,781    $  44,479    $  30,544
                                                                 =========    =========    =========    =========

CASH PAYMENTS FOR:
      Interest                                                   $ 147,436    $ 135,469    $  24,768    $  22,358
      Taxes                                                         42,302      103,680


See notes to combined financial statements.

SPECIALTY ASSOCIATES, INC. AND AFFILIATE

NOTES TO COMBINED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.       GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         GENERAL - Specialty Associates, Inc. is a construction contractor whose principal business is commercial and residential roofing, including architectural sheet metal fabrication, primarily in the Midwest United States. SAI Wholesale Distributors, Inc. distributes roofing material primarily to Specialty Associates, Inc. and other roofing contractors. The Company has general office facilities in West Allis, Wisconsin.

         FISCAL YEAR - The Company operates on a 52-53 week fiscal year ending on the Sunday nearest to January 31.

         BASIS OF PRESENTATION - The combined financial statements include the accounts of Specialty Associates, Inc. and SAI Wholesale Distributors, Inc. (collectively, the "Company"). The companies have common ownership, share management and facilities, and accordingly, the financial statements have been combined. Significant intercompany transactions have been eliminated in the accompanying combined financial statements.

         The capital structure of each entity as of February 1, 1998 and February 2, 1997 is as follows:

                                                                                         ADDITIONAL
                                                                               COMMON      PAID-IN
                                                                                STOCK      CAPITAL
         SAI Wholesale Distributors, Inc., 2,200 shares authorized, 1,000
           issued and outstanding no par value common stock                   $  2,288
         Specialty Associates, Inc., 100,000 shares authorized and no par value common stock, and outstanding 91,304
           shares in 1998 and 92,799 shares in 1997                             32,200    $   216,175
                                                                              --------    -----------

                                                                              $ 34,488    $   216,175
                                                                              ========    ===========





         INTERIM FINANCIAL INFORMATION - The interim financial statements as of April 5, 1998 and for the nine week period ended April 6, 1997 and April 5, 1998 are unaudited, and certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim period are not necessarily indicative of the results for an entire fiscal year.

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

         CONTRACT RECEIVABLES - The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amounts of contract receivables that become uncollectible could differ from those estimated.

         CREDIT POLICY - In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, state and local governments and local companies whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. Credit checks are performed for significant new customers that are not known to the Company. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

         INVENTORIES - Inventories are valued at the lower of first-in, first-out cost or market.

         PROPERTY AND EQUIPMENT - Property and equipment are stated at cost less accumulated depreciation. Property and equipment are reviewed for impairment and a provision recorded, if necessary, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation is recorded using accelerated and straight-line methods over the estimated useful lives of the related assets. Depreciation and amortization are provided over the following estimated useful lives:

          Building and improvements                               5 to 39 years
          Machinery and equipment                                 4 to 10 years
          Furniture and fixtures                                       10 years


         REVENUE AND COST RECOGNITION - Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

         Contract costs include all direct material and labor costs related to contract performance. Indirect costs are included in total construction costs but are not allocated to specific contracts. Selling, general and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from costs incurred for purposes of increasing revenue recognition and profits.

         Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

         The asset, "Costs and estimated earnings in excess of billings" on uncompleted contracts, represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings" on uncompleted contracts, represents billings in excess of revenues recognized.

         INCOME TAXES - The Company reports income taxes pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under SFAS No. 109, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred tax assets and liabilities represent the future tax consequences of those differences. Deferred taxes are also recognized for operating losses and tax credits that are available to offset future taxable income and income taxes, respectively. A valuation allowance is provided if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

         NEW ACCOUNTING PRONOUNCEMENTS - Effective February 2, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. There are no significant differences between comprehensive income and net income as reported in the Company's statements of operations.

2.       CONTRACT RECEIVABLES

         Contract receivables consist of the following:

                                         FEBRUARY 2,    FEBRUARY 1,
                                            1997           1998

Trade                                    $ 1,590,632    $ 1,352,844
Retention                                    492,896        549,499
                                         -----------    -----------

Subtotal                                   2,083,528      1,902,343
Less:  allowance for doubtful accounts       (25,000)       (25,000)
                                         -----------    -----------

Contract receivables, net                $ 2,058,528    $ 1,877,343
                                         ===========    ===========


3.       CONTRACTS IN PROGRESS

         Information relative to contracts in progress is summarized as follows:

                                         FEBRUARY 2,    FEBRUARY 1,
                                            1997           1998

Costs incurred on uncompleted contracts  $ 2,174,756    $ 1,511,001
Estimated earnings                           556,235        437,097
                                         -----------    -----------

Total                                      2,730,991      1,948,098
Less:  billings to date                   (2,947,308)    (2,060,828)
                                         -----------    -----------

Net over billings                        $  (216,317)   $  (112,730)
                                         ===========    ===========


         The foregoing is included in the accompanying balance sheets under the following captions:

                                                     FEBRUARY 2,  FEBRUARY 1,
                                                        1997         1998

Costs and estimated earnings in excess of billings   $  45,677    $  49,524
Billings in excess of costs and estimated earnings    (261,994)    (162,254)
                                                     ---------    ---------

Total                                                $(216,317)   $(112,730)
                                                     =========    =========

4.       PROPERTY AND EQUIPMENT

         Property and equipment consist of the following:

                                           FEBRUARY 2,    FEBRUARY 1,
                                              1997           1998

         Land                              $   125,000    $   125,000
         Building and improvements             616,145        659,445
         Machinery and equipment             2,155,729      2,648,792
                                            ----------     ----------

         Subtotal                            2,896,874      3,433,237
         Less:  accumulated depreciation    (1,617,745)    (1,833,413)
                                            ----------     ----------

         Property and equipment, net       $ 1,279,129    $ 1,599,824
                                           ===========    ===========


5.       LINE OF CREDIT, LONG-TERM DEBT AND NOTES PAYABLE

         A summary of long-term debt is as follows:

                                                                      FEBRUARY 2, FEBRUARY 1,
                                                                        1997        1998

           Mortgage note payable to bank, due in monthly
           installments of $5,297, including interest at prime plus
           1.5% (10% at February 1, 1998) to September 2001 when
           the unpaid balance is due
                                                                      $447,318   $407,831

           Notes payable collateralized by equipment and vehicles,
           payable in monthly installments ranging from $322 to
           $3,896, including interest ranging from 8.50% to 12.25%
           to various dates through 2002
                                                                       269,715    312,865
                                                                      --------   --------

           Total debt                                                  717,033    720,696

           Less: current maturities                                    183,736    202,000
                                                                      --------   --------

           Total long-term debt                                       $533,297   $518,696
                                                                      ========   ========

         At February 1, 1998, the Company has a $1,000,000 revolving credit agreement with a bank which expires June 1, 1998. Advances on the credit agreement bear interest at the prime rate plus .75% (9.25% at February 1, 1998), are due on demand, and are secured by a General Business Security Agreement covering substantially all assets of the Company and by a second mortgage on real estate owned by the Company. The agreement is further secured by a guaranty of the majority stockholder. In addition, the agreement requires the Company to meet certain financial covenants. Advances may not exceed 80% of qualified receivables and 50% of qualified inventory. As of February 1, 1998 and February 2, 1997, $700,000 was drawn on the line.

         Aggregate maturities of long-term debt for years ending February 1 are as follows:

         1999                           $202,000
         2000                            111,563
         2001                             72,900
         2002                            334,233
                                        --------

         Total                          $720,696
                                        ========


6.       INCOME TAXES

         The Company's provisions for income taxes consist of the following:


                          FEBRUARY 2,    FEBRUARY 1,
                              1997          1998
           Current:
             Federal       $ 92,000       $176,000
             State           11,000         43,000
                           --------       --------
                            103,000        219,000
                           --------       --------

           Deferred:
             Federal         29,000         66,000
                           --------       --------

                           $132,000       $285,000
                           ========       ========


         The difference between the statutory federal income tax rate and the Company's effective tax rate is as follows:

                                             FEBRUARY 2,    FEBRUARY 1,
                                                1997           1998

          Statutory federal tax rate           34.0 %         34.0 %
          State tax, net of federal benefit     5.1            5.1
          Other                                 9.9            6.9
                                               ----           ----
          Effective rate                       49.0 %         46.0 %
                                               ====           ====

         During 1997 and 1998, the Company increased the estimated effective rate for temporary differences as a result of increased taxable income.

         Components of the Company's deferred tax assets and liabilities are as follows:


                                                               FEBRUARY 2,   FEBRUARY 1,
                                                                  1997          1998
Deferred tax assets:
  Allowance for doubtful accounts                              $  10,000     $  10,000
  Accrual for unpaid self-insurance claims                        10,000        10,000
  Impact on gross profit for uninstalled contract materials       16,000         8,000
  Other temporary differences, net                                 3,000         3,000
                                                               ---------     ---------

                                                                  39,000        31,000
                                                               ---------     ---------

Deferred tax liabilities:
  Accelerated depreciation for income tax purposes               (73,000)     (139,000)
  Prepaid expenses                                                (8,000)            0
                                                               ---------     ---------

                                                                 (81,000)     (139,000)
                                                               ---------     ---------

Net deferred income tax liability                              $ (42,000)    $(108,000)
                                                               =========     =========


         The components of deferred income taxes included in the February 2, 1997 and February 1, 1998 balance sheet are as follows:


         Net current assets             $  31,000     $  31,000
         Net non-current liabilities      (73,000)     (139,000)
                                        ---------     ---------

                                        $ (42,000)    $(108,000)
                                        =========     =========


7.       FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company's financial instruments consist of cash and cash equivalents, contract receivables, and accounts and notes payable. The carrying value of these financial instruments approximates fair value because of their short duration or current interest rates. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure with any one financial institution. The carrying value of debt approximates fair value based on current rates for borrowings of similar quality and terms.

8.       PENSION AND PROFIT SHARING/401(K) PLANS

         The Company contributes to various union-sponsored, multi-employer pension and benefit plans and trust funds on behalf of the union employees. The total amount contributed to these union plans and trusts was approximately $429,000 and $476,000 in fiscal 1997 and 1998, respectively. If the Company's employees were to vote to withdraw from the union, certain amounts may be due for under-funded pension obligations.

         The Company has two profit sharing/401(k) plans covering eligible employees. One plan is for non-union employees and one is for union employees. Contributions to these plans are discretionary based on approval of the Board of Directors. Currently, the Company is matching 30% of the first 6% of compensation contributed by the employees for the non-union plan, and 10% of the first 6% of compensation for union employees. In addition, certain non-union employees receive an additional

         $1.45 per hour worked as a contribution from the Company. Contributions made by the Company for the years ended February 2, 1997 and February 1, 1998 to the plans were approximately $26,000 and $48,000, respectively.

9.       SELF-INSURANCE PLAN

         The Company, in an effort to reduce health and dental insurance premiums, participates in a partial self-funding insurance program. The maximum annual liability of the Company under this plan is $30,000 per employee for the years ended February 2, 1997 and February 1, 1998. The Company has purchased insurance to cover claims in excess of this amount.

         Total expenses under this plan, including insurance premiums and administration costs, aggregated approximately $187,000 and $155,000 for the years ended February 2, 1997 and February 1, 1998, respectively. Approximately $25,000 had been recorded as an accrued liability for claims incurred but unpaid.

10.      COMMITMENTS AND CONTINGENCIES

         The Company is party to various litigation matters involving routine claims incidental to the business of the Company. Although the ultimate outcome cannot presently be determined with certainty, the Company believes, with advice from its legal counsel, that the ultimate liability associated with such claims, if any, will not have a material adverse effect on the Company's financial position or results of operations.

11.      MAJOR MATERIAL SUPPLIER

         Purchases from one material supplier comprised approximately 33% and 31% of material purchases in fiscal years 1997 and 1998. Amounts to from this supplier represented approximately 35% and 20% of outstanding accounts payable at February 2, 1997 and February 1, 1998, respectively.

12.      SUBSEQUENT EVENT

         On May 12, 1998, the Company signed a merger agreement with General Roofing Services, Inc. ("GRS") whereby GRS will acquire the Company in a merger for a combination of cash and common shares of GRS concurrent with the consummation of an initial public offering of the common stock of GRS, subject to certain conditions including the approval by Directors of both companies.


                                   * * * * * *

INDEPENDENT AUDITORS' REPORT


To the Stockholder of
   Cyclone Roofing Company:

We have audited the accompanying balance sheets of Cyclone Roofing Company (the "Company") as of December 31, 1996 and 1997, and the related statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Cyclone Roofing Company as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
May 19, 1998

CYCLONE ROOFING COMPANY

BALANCE SHEETS


                                                                     DECEMBER 31,              MARCH 31,
ASSETS                                                           1996            1997           1998
                                                                                              (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents                                   $  432,718      $  935,952      $  486,531
  Contract receivables, net of an allowance for doubtful
    accounts of $5,000                                         1,408,108       2,179,878       2,020,074
  Costs and estimated earnings in excess of billings             419,247       1,190,001       1,377,515
  Other receivables from stockholder and employees                98,114         126,909         116,670
  Inventories                                                     12,247           9,691          12,003
  Prepaid expenses and other current assets                       39,889             675              xx
                                                              ----------      ----------      ----------
           Total current assets                                2,410,323       4,443,106       4,012,793

PROPERTY AND EQUIPMENT, net                                      664,056         754,585         837,179

OTHER ASSETS                                                      37,006          37,006          37,006
                                                              ----------      ----------      ----------

TOTAL                                                         $3,111,385      $5,234,697      $4,886,978
                                                              ==========      ==========      ==========

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable                                            $  583,445      $  251,797      $  281,427
  Accrued payroll and payroll taxes                               48,212          81,950         125,672
  Accrued workmen's compensation                                  37,793          14,546          45,904
  Accrued interest                                                42,400           1,389           1,325
  Billings in excess of costs and estimated earnings             307,844         427,354         236,330
  Current portion of long-term debt                              103,736          48,822         184,473
  Current portion of capitalized lease obligations                32,299          29,596          26,128
                                                              ----------      ----------      ----------
           Total current liabilities                           1,155,729         855,454         901,259

LONG-TERM DEBT, net of current portion                           203,163         235,450          77,964

CAPITALIZED LEASE OBLIGATIONS,
  net of current portion                                          68,216          37,691          33,619
                                                              ----------      ----------      ----------

           Total                                               1,427,108       1,128,595       1,012,842
                                                              ----------      ----------      ----------

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDER'S EQUITY:
  Common stock, $1 par value; 100,000 shares authorized;
    25,000 shares issued and outstanding                          25,000          25,000          25,000
  Retained earnings                                            1,659,277       4,081,102       3,849,136
                                                              ----------      ----------      ----------
          Total                                                1,684,277       4,106,102       3,874,136
                                                              ----------      ----------      ----------

TOTAL                                                         $3,111,385      $5,234,697      $4,886,978
                                                              ==========      ==========      ==========

See notes to financial statements.

CYCLONE ROOFING COMPANY

STATEMENTS OF OPERATIONS


                                                                                              THREE MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,                               MARCH 31,
                                   1995               1996              1997               1997                1998
                                                                                                  (UNAUDITED)
CONTRACT REVENUES
  EARNED                       $  9,242,737       $ 10,254,249       $ 16,057,460       $  3,084,923       $  2,828,887

COSTS OF CONTRACT
  REVENUES EARNED                 7,618,135          8,537,692         12,523,599          2,583,706          2,457,334
                               ------------       ------------       ------------       ------------       ------------

GROSS PROFIT                      1,624,602          1,716,557          3,533,861            501,217            371,553

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES           682,572          1,157,109          1,099,068            226,520            227,397
                               ------------       ------------       ------------       ------------       ------------

INCOME FROM OPERATIONS              942,030            559,448          2,434,793            274,697            144,156

OTHER INCOME (EXPENSE):
  Interest income                     4,448             16,200              2,576              6,709
  Interest expense                  (29,161)           (32,789)           (40,847)            (8,136)            (5,799)
  Other income, net                  11,208             94,005             11,679              1,122              6,968
                               ------------       ------------       ------------       ------------       ------------

NET INCOME                     $    924,077       $    625,112       $  2,421,825       $    270,259       $    152,034
                               ============       ============       ============       ============       ============

See notes to financial statements.

CYCLONE ROOFING COMPANY


STATEMENTS OF STOCKHOLDER'S EQUITY


                                    COMMON STOCK            RETAINED
                                 SHARES       AMOUNT        EARNINGS           TOTAL
BALANCE,
  JANUARY 1, 1995                25,000      $25,000      $   450,088       $   475,088

  Net income                                                  924,077           924,077
  Distributions to
    stockholder                                              (250,000)         (250,000)
                                 ------      -------      -----------       -----------

BALANCE,
  DECEMBER 31, 1995              25,000       25,000        1,124,165         1,149,165

  Net income                                                  625,112           625,112
  Distributions to
    stockholder                                               (90,000)          (90,000)
                                 ------      -------      -----------       -----------

BALANCE,
  DECEMBER 31, 1996              25,000       25,000        1,659,277         1,684,277

  Net income                                                2,421,825         2,421,825
                                 ------      -------      -----------       -----------

BALANCE,
  DECEMBER 31, 1997              25,000       25,000        4,081,102         4,106,102

  Net income (unaudited)                                      152,034           152,034
  Distributions to
    stockholder (unaudited)                                  (384,000)         (384,000)
                                 ------      -------      -----------       -----------

BALANCE,
  MARCH 31, 1998
  (Unaudited)                    25,000      $25,000      $ 3,849,136       $ 3,874,136
                                 ======      =======      ===========       ===========

See notes to financial statements.

CYCLONE ROOFING COMPANY

STATEMENTS OF CASH FLOWS


                                                                                                               THREE MONTHS ENDED
                                                                        YEARS ENDED DECEMBER 31,                    MARCH 31,
                                                                     1995        1996           1997           1997          1998
                                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                      $ 924,077   $ 625,112     $ 2,421,825     $ 270,259     $ 152,034
  Adjustments to reconcile net income to net
    cash provided by (used in) operating activities:
      Depreciation and amortization                                  76,774     120,582         154,225        38,077        41,944
      Loss (gain) on disposal of assets                                                          10,602        (1,077)
      Changes in operating assets and liabilities:
        Contract receivables, net                                   (25,579)   (588,273)       (771,770)     (566,163)      159,804
        Costs and estimated earnings in excess of billings         (235,517)   (115,695)       (770,754)       66,573      (187,514)
        Other receivables from stockholder and employees            (95,960)      2,831         (28,795)      (16,875)       10,239
        Inventories                                                   3,889         392           2,556       (10,080)       (2,312)
        Prepaid expenses and other current assets                    10,597     (19,496)         39,214        28,492           675
        Accounts payable                                           (117,499)    395,358        (331,648)      266,375        29,630
        Accrued expenses                                             24,892      48,327         (30,520)      (34,084)       75,016
        Billings in excess of costs and estimated earnings          116,273    (228,095)        119,510      (139,251)     (191,024)
                                                                  ---------   ---------     -----------     ---------     ---------
           Net cash provided by (used in) operating activities      681,947     241,043         814,445       (97,754)       88,492
                                                                  ---------   ---------     -----------     ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                              (191,889)   (293,896)       (296,094)     (179,092)     (124,538)
  Proceeds from sale of property and equipment                                                   40,738        16,500
                                                                  ---------   ---------     -----------     ---------     ---------
           Net cash used in investing activities                   (191,889)   (293,896)       (255,356)     (162,592)     (124,538)
                                                                  ---------   ---------     -----------     ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of long-term debt                       40,000      23,177         590,000       120,000
  Repayments of long-term debt                                      (31,085)    (42,787)       (613,556)      (36,561)      (21,835)
  Principal payments under capital lease obligations                             (5,314)        (32,299)       (7,933)       (7,540)
  Distributions to stockholder                                     (250,000)    (90,000)                                   (384,000)
                                                                  ---------   ---------     -----------     ---------     ---------
           Net cash provided by (used in) financing activies       (241,085)   (114,924)        (55,855)       75,506      (413,375)
                                                                  ---------   ---------     -----------     ---------     ---------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                  248,973    (167,777)        503,234      (184,840)     (449,421)

CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD                                               351,522     600,495         432,718       432,718       935,952
                                                                  ---------   ---------     -----------     ---------     ---------

CASH AND CASH EQUIVALENTS,
  END OF PERIOD                                                   $ 600,495   $ 432,718     $   935,952     $ 247,878     $ 486,531
                                                                  =========   =========     ===========     =========     =========

SUPPLEMENTAL SCHEDULE OF NON-CASH
  FINANCING AND INVESTING ACTIVITIES:
     Equipment acquired through capital leases                                $ 111,646
                                                                              =========

CASH PAYMENTS FOR:
      Interest                                                    $  19,391   $  22,052     $    81,858     $  48,404     $   5,863
                                                                  =========   =========     ===========     =========     =========


See notes to financial statements.

CYCLONE ROOFING COMPANY

NOTES TO FINANCIAL STATEMENTS


1.       GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         GENERAL - Cyclone Roofing Company (the "Company") operates as a provider of comprehensive roofing services to commercial, industrial, manufacturing, construction and government customers. The Company also provides residential roofing and remodeling services. The work is generally performed under fixed-price contracts. The length of the Company's contracts varies, but generally are less than one year. The Company's principal offices are located in Matthews, North Carolina and the majority of the Company's business is transacted with customers in North Carolina and South Carolina.

         INTERIM FINANCIAL INFORMATION - The interim financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited and certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position, results of operations, and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim period are not necessarily indicative of the results for an entire fiscal year.

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

         CONTRACT RECEIVABLES - The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

         CREDIT POLICY - In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, state and local governments and well known local companies whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. Credit checks are performed for significant new customers that are not known to the Company. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

         INVENTORIES - Inventories consist primarily of materials and supplies and are valued at the lower of cost, using the first-in, first-out method, or market.

         PROPERTY AND EQUIPMENT - Property and equipment are stated at cost less accumulated depreciation. Property and equipment are reviewed for impairment and a provision recorded, if necessary, whenever events or circumstances indicate that the carrying amounts of an asset may not be recoverable. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation is recorded using straight-line methods over the estimated useful lives of the related assets. Amortization of assets under capitalized leases is computed using the straight-line method over the shorter of the estimated useful lives of the respective assets or the lease agreement. Depreciation and amortization is provided over the following estimated useful lives:

           Building and improvements                                    25 years
           Service equipment                                             5 years
           Machinery and equipment                                  5 to 7 years
           Furniture and fixtures                                        5 years
           Computer equipment                                       5 to 7 years
           Equipment under capitalized leases                            7 years

         WARRANTIES - The Company provides for future estimated warranty obligations in the period in which the related revenue is recognized.

         REVENUE AND COST RECOGNITION - Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

         Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, and tools. Selling, general, and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from the percentage of completion calculation for purposes of determining profits earned on uncompleted contracts.

         Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

         The asset, "Costs and estimated earnings in excess of billings" on uncompleted contracts, represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings" on uncompleted contracts, represents billings in excess of revenues recognized.

         INCOME TAXES - The Company is an S Corporation for federal and state income tax purposes. Accordingly, the current taxable income of the Company is taxable to the shareholder who is responsible for the payment of taxes thereon.

         NEW ACCOUNTING PRONOUNCEMENT - Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standard No. 130, Reporting Comprehensive Income. There are no significant differences between comprehensive income and net income as reported in the Company's Statements of Operations.

2.       CONTRACT RECEIVABLES

         Contract receivables consist of the following:

                                                           DECEMBER 31,
                                                        1996           1997
           Completed contracts:
             Retention                               $  194,254    $  134,094

           Contracts in progress:
             Current accounts                         1,076,720     1,451,861
             Retention                                  142,134       598,923
                                                     ----------    ----------

           Subtotal                                   1,413,108     2,184,878
           Less:  allowance for doubtful accounts         5,000         5,000
                                                     ----------    ----------

           Contract receivables, net                 $1,408,108    $2,179,878
                                                     ==========    ==========

3.       CONTRACTS IN PROGRESS

         Information relative to contracts in progress is summarized as follows:

                                                             DECEMBER 31,
                                                          1996           1997
           Costs incurred on uncompleted contracts    $ 5,223,203    $10,257,311
           Estimated earnings                           2,109,782      3,662,170
                                                      -----------    -----------

           Total                                        7,332,985     13,919,481
           Less:  billings to date                      7,221,582     13,156,834
                                                      -----------    -----------

           Net under billings                         $   111,403    $   762,647
                                                      ===========    ===========

         Included in the accompanying balance sheets under the following captions:

                                                                         DECEMBER 31,
                                                                     1996            1997
           Costs and estimated earnings in excess of billings    $   419,247     $ 1,190,001
           Billings in excess of costs and estimated earnings       (307,844)       (427,354)
                                                                 -----------     -----------

           Total                                                 $   111,403     $   762,647
                                                                 ===========     ===========

4.       PROPERTY AND EQUIPMENT

         Property and equipment consist of the following:

                                                    DECEMBER 31,
                                                 1996          1997
           Land                               $   40,000    $   40,000
           Building and improvements             154,702       154,702
           Service equipment                     544,384       608,089
           Machinery and equipment               525,544       706,056
           Furniture and fixtures                 18,871        18,871
           Computer equipment                     29,288        29,288
                                              ----------    ----------

           Subtotal                            1,312,789     1,557,006
           Less:  accumulated depreciation       648,733       802,421
                                              ----------    ----------

           Property and equipment, net        $  664,056    $  754,585
                                              ==========    ==========

         Included in property and equipment are the following assets under capitalized leases:

                                                     DECEMBER 31,
                                                   1996        1997
           Equipment                             $104,900    $104,900
           Less:  accumulated depreciation          7,975      23,924
                                                 --------    --------

           Leased equipment, net                 $ 96,925    $ 80,976
                                                 ========    ========

5.       LONG-TERM DEBT AND NOTES PAYABLE

         A summary of long-term debt is as follows:

                                                                                   1996              1997
           Mortgage payable due on February 11, 1999, bearing interest at a fixed rate of 7.25%. Note is payable in monthly
             payments of $1,734 of principal and interest and a balloon
             payment of $149,468. Secured by land and building.                  $167,005          $159,003

           Loan payable to stockholder dated June 1992 with annual
             interest payments at 10%. Unsecured.                                  75,000             8,746

           Note payable due on July 10, 1999, bearing interest at a fixed rate of 8.5%. Note is payable in monthly payments of $618
             of principal and interest. Secured by equipment.                      17,036            10,828

           Note payable due on March 26, 1998, bearing interest at a
             fixed rate of 8.99%. Note is payable in monthly payments of
             $1,059 of principal and interest. Secured by vehicle.                 14,968             3,129

           Note payable due on January 15, 2002, bearing interest at a fixed rate of 10.49%. Note is payable in monthly payments
             of $2,582 of principal and interest. Secured by equipment.                             102,566

           Note payable due on May 5, 2000, bearing interest at a fixed rate of 9.75%. Note is payable in monthly payments of $848
             of principal and interest. Secured by vehicle.                        29,971

           Note payable due on October 26, 1997, bearing interest at a fixed rate of 8.79%. Note is payable in monthly payments
             of $304 of principal and interest. Secured by vehicle.                 2,919
                                                                                 --------          --------

           Total                                                                  306,899           284,272
           Less: current portion                                                  103,736            48,822
                                                                                 --------          --------

           Total                                                                 $203,163          $235,450
                                                                                 ========          ========

           Revolving line of credit for $250,000 due on demand, bearing interest at a variable rate based on the prime rate plus 0.5%
             (9.0% at December 31, 1997). Secured by property and cash
             balances.                                                                             $     --
                                                                                                   ========

         Interest accrued and unpaid on the loan payable to stockholder was $41,125 and $474 at December 31, 1996 and 1997, respectively. Interest expense on the loan payable to stockholder was approximately $9,530, $10,560, and $3,720 for the years ended December 31, 1995, 1996 and 1997, respectively.

         Aggregate maturities of long-term debt for years ending December 31 are as follows:

                  1998                                                  $ 48,822
                  1999                                                   177,683
                  2000                                                    26,163
                  2001                                                    29,044
                  2002                                                     2,560
                                                                        --------

                  Total                                                 $284,272
                                                                        ========

6.       CAPITALIZED LEASE OBLIGATIONS

         The Company has entered into lease arrangements for certain equipment which expire through the year 2000 with interest rates from 6.55% to 7.01%. The assets have been capitalized and the obligations have been recorded as capitalized lease obligations. As of December 31, 1997, approximate future minimum lease payments (excluding interest) under capitalized lease obligations were as follows for the years ending December 31:

                  1998                                                           $ 29,596
                  1999                                                             19,358
                  2000                                                             18,333
                                                                                 --------

                  Present value of net future minimum lease payments               67,287
                  Less: current portion of capitalized lease obligations           29,596

                  Long-term portion of capitalized lease obligations             $ 37,691
                                                                                 ========

7.       FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts and notes payable, debt, and capitalized lease obligations. The carrying value of these financial instruments approximates fair value because of their short duration or current interest rates. The Company places its temporary cash investments with one financial institution. The carrying value of debt and capitalized lease obligations approximates their fair value based on current rates for borrowings of similar quality and terms.

         Other financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of contract receivables. The Company's customers are concentrated in the North Carolina and South Carolina markets. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

8.       MAJOR CUSTOMERS

         At December 31, 1996, $178,223 was due from one customer of the Company. At December 31, 1997, $69,529, $103,429, and $408,420 was due
         from three customers of the Company. For the years ended December 31, 1995 and 1996, sales of 21% and 16%, respectively, of total sales were made to one customer of the Company. For the year ended December 31, 1997, sales of 12%, 10%, and 13% of total sales were made to three customers of the Company.

9.       COMMITMENTS AND CONTINGENCIES

         The Company is party to various litigation matters involving routine claims incidental to the business of the Company. Although the ultimate outcome cannot presently be determined with certainty, the Company believes, with advice from its legal counsel, that the ultimate liability associated with such claims, if any, will not have a material adverse effect on the Company's financial position or results of operations.

10.      SUBSEQUENT EVENT

         In May 1998, the Company signed a merger agreement with General Roofing Services, Inc. (GRS) whereby GRS will acquire the Company in a merger for a combination of cash and common shares of GRS concurrent with the consummation of an initial public offering of the common stock of GRS, subject to certain conditions including consummation of the offering.



                                  * * * * * *

INDEPENDENT AUDITORS' REPORT


To the Stockholders of
   Wright-Brown Roofing Company:

We have audited the accompanying balance sheets of Wright-Brown Roofing Company as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Atlanta, Georgia
April 29, 1998
(May 13, 1998 as to Note 12)

WRIGHT-BROWN ROOFING COMPANY

BALANCE SHEETS


                                                                     DECEMBER 31,           MARCH 31,
ASSETS                                                            1996          1997          1998
                                                                                           (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents                                    $  441,430    $  184,424    $  252,882
  Contract receivables, net of an allowance for doubtful
    accounts of $13,000, $15,000, and $10,000, respectively     2,119,649     2,803,378     1,945,348
  Costs and estimated earnings in excess of billings              189,451       367,816       291,221
  Other receivables                                                 3,562         2,500         3,250
  Inventories                                                     199,725       184,165       198,313
                                                               ----------    ----------    ----------

           Total current assets                                 2,953,817     3,542,283     2,691,014

PROPERTY AND EQUIPMENT, net                                       821,755       803,576       789,537

OTHER ASSETS                                                      162,307       157,069       217,725
                                                               ----------    ----------    ----------

TOTAL                                                          $3,937,879    $4,502,928    $3,698,276
                                                               ==========    ==========    ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                             $1,179,690    $1,571,688    $1,086,870
  Accrued expenses and other current liabilities                  494,612       630,851       609,873
  Billings in excess of costs and estimated earnings              123,450       123,316        97,813
  Current portion of long-term debt                                21,600        34,096        33,657
  Current portion of capitalized lease obligations                 71,748        62,953        54,855
                                                               ----------    ----------    ----------

           Total current liabilities                            1,891,100     2,422,904     1,883,068

LONG-TERM DEBT, net of current portion                             63,001        66,705        58,339

CAPITALIZED LEASE OBLIGATIONS, net of current portion              76,005        33,386        22,025
                                                               ----------    ----------    ----------

                                                                2,030,106     2,522,995     1,963,432
                                                               ----------    ----------    ----------

COMMITMENTS AND CONTINGENCIES (Notes 10 and 11)

STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 50,000 shares authorized,
     5,000 shares issued and outstanding                            5,000         5,000         5,000
  Additional paid-in capital                                       24,470        24,470        24,470
  Retained earnings                                             1,878,303     1,950,463     1,705,374
                                                               ----------    ----------    ----------

                                                                1,907,773     1,979,933     1,734,844
                                                               ----------    ----------    ----------

TOTAL                                                          $3,937,879    $4,502,928    $3,698,276
                                                               ==========    ==========    ==========


See notes to financial statements.

WRIGHT-BROWN ROOFING COMPANY

STATEMENTS OF OPERATIONS


                                                                        THREE MONTHS ENDED
                                                                             MARCH 31,
                                     1996             1997             1997             1998
                                                                            (UNAUDITED)
CONTRACT REVENUES EARNED         $ 12,819,966     $ 15,316,153     $  2,134,788     $  2,446,532

COSTS OF CONTRACT
  REVENUES EARNED                  10,629,771       12,820,307        1,787,799        2,112,995
                                 ------------     ------------     ------------     ------------

GROSS PROFIT                        2,190,195        2,495,846          346,989          333,537

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES           1,284,843        1,392,972          393,121          306,439
                                 ------------     ------------     ------------     ------------

INCOME (LOSS) FROM OPERATIONS         905,352        1,102,874          (46,132)          27,098

OTHER INCOME (EXPENSE):
  Interest income                         495            5,400              463                6
  Interest expense                    (68,383)         (76,928)         (15,306)         (15,923)
  Other income (expense), net         (50,108)         (75,678)           2,000
                                 ------------     ------------     ------------     ------------

NET INCOME (LOSS)                $    787,356     $    955,668     $    (58,975)    $     11,181
                                 ============     ============     ============     ============


See notes to financial statements.

WRIGHT-BROWN ROOFING COMPANY

STATEMENTS OF STOCKHOLDERS' EQUITY


                                                    ADDITIONAL
                                    COMMON STOCK      PAID-IN     RETAINED
                                  SHARES    AMOUNT    CAPITAL     EARNINGS          TOTAL
BALANCE, JANUARY 1, 1996           5,000    $5,000    $24,470    $ 1,945,088     $ 1,974,558

  Net income                                                         787,356         787,356
  Distributions to stockholders                                     (854,141)       (854,141)
                                   -----    ------    -------    -----------     -----------

BALANCE, DECEMBER 31, 1996         5,000     5,000     24,470      1,878,303       1,907,773

  Net income                                                         955,668         955,668
  Distributions to stockholders                                     (883,508)       (883,508)
                                   -----    ------    -------    -----------     -----------

BALANCE, DECEMBER 31, 1997         5,000     5,000     24,470      1,950,463       1,979,933

  Net income (unaudited)                                              11,181          11,181
  Distributions to
    stockholders (unaudited)                                        (256,270)       (256,270)
                                   -----    ------    -------    -----------     -----------

BALANCE, MARCH 31, 1998
  (Unaudited)                      5,000    $5,000    $24,470    $ 1,705,374     $ 1,734,844
                                   =====    ======    =======    ===========     ===========


See notes to financial statements.

WRIGHT-BROWN ROOFING COMPANY

STATEMENTS OF CASH FLOWS


                                                                                                       THREE MONTHS ENDED
                                                                                                            MARCH 31,
                                                                      1996            1997            1997            1998
                                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                               $   787,356     $   955,668     $   (58,975)    $    11,181
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
      Depreciation and amortization                                   185,615         206,450          47,880          58,421
      Loss (gain) on disposal of assets                                  (800)          4,310          (2,000)
      Changes in operating assets and liabilities:
        Contract receivables, net                                     864,820        (683,729)        261,934         858,030
        Costs and estimated earnings in excess of billings            (55,041)       (178,365)        (73,112)         76,595
        Inventories                                                   (27,600)         15,560           3,721         (14,148)
        Other receivables                                              (3,562)          1,062            (467)           (750)
        Other assets                                                     (275)          5,238             958         (60,656)
        Accounts payable and accrued expenses                        (132,479)        528,237        (191,852)       (505,796)
        Billings in excess of costs and estimated earnings              8,320            (134)        (39,559)        (25,503)
                                                                  -----------     -----------     -----------     -----------

           Net cash provided by (used in) operating activities      1,626,354         854,297         (51,472)        397,374
                                                                  -----------     -----------     -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                                (177,476)       (178,438)        (23,193)        (44,382)
  Proceeds from sale of property and equipment                            800          17,036          12,736
                                                                  -----------     -----------     -----------     -----------

           Net cash used in investing activities                     (176,676)       (161,402)        (10,457)        (44,382)
                                                                  -----------     -----------     -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of long-term debt                                         37,800
  Repayments of long-term debt                                       (190,177)        (21,600)         (5,400)         (8,805)
  Principal payments under capital lease obligations                  (70,508)        (82,593)        (24,813)        (19,459)
  Distributions to stockholders                                      (854,141)       (883,508)       (109,668)       (256,270)
                                                                  -----------     -----------     -----------     -----------

           Net cash used in financing activities                   (1,114,826)       (949,901)       (139,881)       (284,534)
                                                                  -----------     -----------     -----------     -----------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                    334,852        (257,006)       (201,810)         68,458

CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD                                                 106,578         441,430         441,430         184,424
                                                                  -----------     -----------     -----------     -----------

CASH AND CASH EQUIVALENTS,
  END OF PERIOD                                                   $   441,430     $   184,424     $   239,620     $   252,882
                                                                  ===========     ===========     ===========     ===========

SUPPLEMENTAL SCHEDULE OF NON-CASH
  FINANCING AND INVESTING ACTIVITIES:
     Equipment acquired through capital leases                    $    81,052     $    31,179     $    20,897     $

CASH PAYMENTS FOR:
      Interest                                                    $    68,383     $    76,928     $    15,306     $    16,489


See notes to financial statements.

WRIGHT-BROWN ROOFING COMPANY

NOTES TO FINANCIAL STATEMENTS


1.       GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         GENERAL - Wright-Brown Roofing Company (the "Company") operates as a provider of comprehensive roofing services to commercial, industrial, manufacturing, construction and government customers. The Company also provides residential roofing and remodeling services. The work is generally performed under fixed-price contracts. The lengths of the Company's contracts vary, but generally are less than one year. The Company's principal offices are located in Detroit, Michigan and the majority of the Company's business is transacted with customers in Michigan.

         A majority of the Company's hourly employees are covered under a collective bargaining agreement which expires June 1, 1998.

         INTERIM FINANCIAL INFORMATION - The interim financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited and certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position, results of operations, and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim period are not necessarily indicative of the results for an entire fiscal year.

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

         CONTRACT RECEIVABLES - The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

         CREDIT POLICY - In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, state and local governments and well known local companies whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. Credit checks are performed for significant new customers that are not known to the Company. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

         INVENTORIES - Inventories consist primarily of materials and supplies and are valued at the lower of cost, using the first-in, first-out method, or market.

         PROPERTY AND EQUIPMENT - Property and equipment are stated at cost less accumulated depreciation. Routine repairs and maintenance are expensed as incurred. Property and equipment are reviewed for impairment and a provision recorded, if necessary, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Significant improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets. Amortization of assets under capitalized leases is computed using the straight-line method generally over the estimated useful lives of the respective assets. Depreciation and amortization is provided over the following estimated useful lives:

                  Buildings                                     15 to 31.5 years
                  Machinery and equipment                           3 to 7 years
                  Transportation equipment                               5 years
                  Equipment under capitalized leases                     5 years
                  Office furniture and equipment                    5 to 7 years

         WARRANTIES - The Company provides for future estimated warranty obligations in the period in which the related revenue is recognized.

         REVENUE AND COST RECOGNITION - Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

         Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, and tools. Selling, general, and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from the percentage of completion calculation for purposes of determining profits on uncompleted contracts.

         Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

         The asset, "Costs and estimated earnings in excess of billings," represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings," represents billings in excess of revenues recognized.

         INCOME TAXES - The Company is an S Corporation for federal income tax purposes. Accordingly, the current taxable income of the Company is taxable to the shareholders who are responsible for the payment of taxes thereon.

         NEW ACCOUNTING PRONOUNCEMENT - Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standard No. 130, Reporting Comprehensive Income. There are no significant differences between comprehensive income and net income as reported in the Company's statement of operations.

2.       CONTRACT RECEIVABLES

         Contract receivables consist of the following:

                                                            DECEMBER 31,
                                                         1996          1997
           Completed contracts:
             Current accounts                        $  844,910    $1,418,118
             Retention                                   69,576       131,503

           Contracts in progress:
             Current accounts                         1,147,061     1,126,041
             Retention                                   71,102       142,716
                                                     ----------    ----------

           Subtotal                                   2,132,649     2,818,378
           Less:  allowance for doubtful accounts        13,000        15,000
                                                     ----------    ----------

           Contract receivables, net                 $2,119,649    $2,803,378
                                                     ==========    ==========

3.       CONTRACTS IN PROGRESS

         Information relative to contracts in progress is summarized as follows:

                                                            DECEMBER 31,
                                                         1996          1997
           Costs incurred on uncompleted contracts    $1,613,639    $4,130,038
           Estimated earnings                            313,657       801,315
                                                      ----------    ----------

           Total                                       1,927,296     4,931,353
           Less:  billings to date                     1,861,295     4,686,853
                                                      ----------    ----------

           Net under-billings                         $   66,001    $  244,500
                                                      ==========    ==========


         Included in the accompanying balance sheets under the following captions:

                                                                               DECEMBER 31,
                                                                           1996            1997
           Costs and estimated earnings in excess of billings           $ 189,451       $ 367,816
           Billings in excess of costs and estimated earnings            (123,450)       (123,316)
                                                                        ---------       ---------

           Total                                                        $  66,001       $ 244,500
                                                                        =========       =========

4.       PROPERTY AND EQUIPMENT

         Property and equipment consist of the following:

                                                                               DECEMBER 31,
                                                                            1996        1997

         Land                                                           $   34,770   $   34,770
         Buildings                                                         257,220      257,220
         Machinery and equipment                                           820,003      665,182
         Transportation equipment                                          789,384      714,651
         Office furniture and equipment                                    188,177      136,112
                                                                        ----------   ----------

         Subtotal                                                        2,089,554    1,807,935
         Less:  accumulated depreciation                                 1,267,799    1,004,359
                                                                        ----------   ----------

         Property and equipment, net                                    $  821,755   $  803,576
                                                                        ==========   ==========

         Included in property and equipment are the following assets under capitalized leases:


                                                                              DECEMBER 31,
                                                                          1996           1997

         Equipment                                                      $254,544        $213,926
         Less:  accumulated depreciation                                  77,111          85,033
                                                                        --------        --------

         Leased equipment, net                                          $177,433        $128,893
                                                                        ========        ========

5.       LONG-TERM DEBT AND NOTES PAYABLE

         A summary of long-term debt is as follows:

                                                                                              DECEMBER 31,
                                                                                            1996        1997

         Note payable to a bank due November 2000, bearing
           interest at 7.85%.  Note is payable in monthly principal
           payments of $1,800 plus interest.  Secured by any
           items deposited in any account with the bank                                    $84,601   $ 63,001

         Notes payable to a financial institution due November 2000, bearing interest at
           2.9%. Notes are payable in total monthly principal and interest payments of
           $1,118.  Secured by transportation equipment                                                37,800
                                                                                           -------   --------

         Total                                                                              84,601    100,801
         Less:  current portion                                                             21,600     34,096
                                                                                           -------   --------

         Long-term debt, net of current portion                                            $63,001   $ 66,705
                                                                                           =======   ========

         Aggregate maturities of long-term debt for years ending December 31 are as follows:

                  1998                     $ 34,096
                  1999                       34,464
                  2000                       32,241
                                           --------

                  Total                    $100,801
                                           ========

      The Company also has a $500,000 revolving line of credit with a bank, bearing interest at the bank's prime rate. The line is secured by any items deposited in any account with the bank. At December 31, 1997, no amount was outstanding under this line of credit.

6.    CAPITALIZED LEASE OBLIGATIONS

      The Company has entered into lease arrangements for certain transportation equipment which expire through November 2000 with interest at fixed rates. The assets have been capitalized and the obligations have been recorded as capitalized lease obligations. As of December 31, 1997, approximate future minimum lease payments (excluding interest) under capitalized lease obligations are as follows for each of the years ending December 31:

         1998                                                                    $62,953
         1999                                                                     31,710
         2000                                                                      1,676
                                                                                 -------

         Present value of net future minimum lease payments                       96,339
         Less:  current portion of capitalized lease obligations                  62,953
                                                                                 -------

         Long-term portion of capitalized lease obligations                      $33,386
                                                                                 =======

7.    FAIR VALUE OF FINANCIAL INSTRUMENTS

      The Company's financial instruments consist of cash and cash equivalents, contract receivables, accounts and notes payable, debt, and capitalized lease obligations or current interest rates. The carrying value of these financial instruments approximates fair value because of their short duration. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure with any one financial institution. The carrying value of debt and capitalized lease obligations approximates their fair value based on current rates for borrowings of similar quality and terms.

      Other financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist primarily of contract receivables. The Company's customers are concentrated in the Michigan market. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

8.    MAJOR CUSTOMERS

      At December 31, 1996, contract receivables of $227,914 and $233,820, respectively, were due from two customers of the Company. At December 31, 1997, contract receivables of $351,536 were due from one other customer of the Company. During the year ended December 31, 1997, sales of 11.5% of total sales were made to one customer.

9.    401(k) PROFIT SHARING PLAN

      The Company has a 401(k) profit sharing plan covering substantially all non-union employees. Each year, participants may contribute up to 10% of pretax annual compensation, not to exceed amounts allowable by the IRS. Discretionary matching amounts may be contributed at the Company's option. During the years ended December 31, 1996 and 1997, the Company contributed $10,556 and $19,386, respectively.

10.   EMPLOYMENT AGREEMENT

      The Company maintains an employment agreement (the "Agreement") with a certain officer of the Company. Under the terms of the Agreement, the employee is entitled to an annual bonus of 5% of the Company's profits, if such profits are in excess of specified limits, prior to any other employee bonus and prior to the computation of income taxes, if any.

      In addition, the Agreement provides for the awarding and potential repurchase of Phantom Stock Rights, as defined. Under this provision, as of each December 1, the employee shall receive common stock rights ("Phantom Stock") equal to 2-1/2% of the sum of the issued and outstanding common stock, the Phantom Stock to be awarded and any previously awarded Phantom Stock. The total aggregate amount of Phantom Stock to be awarded shall not exceed 25% of the sum of the issued and outstanding common stock and Phantom Stock. Such shares of Phantom Stock shall be converted to shares of common stock upon the employee's attainment of the age of 60 or the occurrence of the death or permanent disability, as defined, of the principle stockholder. The Agreement also provides for the repurchase of the Phantom Stock in the event of the employee's death or permanent disability, a change of control, as defined, or termination of employment, other than termination for cause, as defined. In the event of repurchase, the purchase price of each share of Phantom Stock is to be determined by dividing the Net Book Value of the Company, as defined, as of the last day of the Company's fiscal year immediately prior to any such event, by the sum of the issued and outstanding common stock and Phantom Stock.

      The Company awarded 128 shares and 132 shares of Phantom Stock during the years ended December 31, 1996 and 1997, respectively. The Company also recorded compensation expense of $47,694 and $49,498 related to these awards in the years ended December 31, 1996 and 1997, respectively. Should the Company be required to repurchase the Phantom Stock prior to December 1, 1998, due to any of the events described above (see also Note 12), the Company would be potentially liable for such repurchase in the amount of $97,759.

11.   COMMITMENTS AND CONTINGENCIES

      The Company is party to various litigation matters involving routine claims incidental to the business of the Company. Although the ultimate outcome cannot presently be determined with certainty, the Company believes, with advice from its legal counsel, that the ultimate liability associated with such claims, if any, will not have a material adverse effect on the Company's financial position or results of operations.

      The Company has entered into long-term operating lease arrangements (expiring through December 1998) for certain automobiles. Rental expense for the years ended December 31, 1996 and 1997 was $18,474 and $13,216, respectively. The total commitment under these leases for the year ending December 31, 1998 is $8,019.

12.   SUBSEQUENT EVENT

      On May 13, 1998, the Company signed a merger agreement with General Roofing Services, Inc. (GRS) whereby GRS will acquire the Company in a merger for a combination of cash and common shares of GRS concurrent with the consummation of an initial public offering of the common stock of GRS, subject to certain conditions including consummation of the offering.

INDEPENDENT AUDITORS' REPORT


To the Stockholders of:
   Harrington - Scanlon Roofing Company, Inc.
   H&S Investments, LLC
   Architectural Sheet Metal, Inc.:

We have audited the accompanying combined balance sheet of Harrington - Scanlon Roofing Company, Inc. and affiliates (the "Company"), as of December 31, 1997, and the related combined statements of operations, owners' equity and cash flows for the year ended December 31, 1997. The combined financial statements include the accounts of Harrington - Scanlon Roofing Company, Inc. and subsidiary and affiliate companies, H&S Investments, LLC and Architectural Sheet Metal, Inc., which are under common control and management. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of Harrington - Scanlon Roofing Company, Inc. and affiliates, and the results of their operations and their cash flows for the year ended December 31, 1997 in conformity with generally accepted accounting principles.




DELOITTE & TOUCHE LLP
Dallas, Texas
May 15, 1998

HARRINGTON - SCANLON ROOFING COMPANY, INC. AND AFFILIATES

COMBINED BALANCE SHEETS

                                                                                                        MARCH 31,
                                                                                   DECEMBER 31,           1998
ASSETS                                                                                1997             (UNAUDITED)

CURRENT ASSETS:
  Cash and cash equivalents                                                         $   29,838         $    1,386
  Contract receivables, net of an allowance for doubtful
    accounts of $45,000 and $45,000, respectively                                    3,095,651          2,376,687
  Costs and estimated earnings in excess of billings                                    42,112            118,537
  Inventories                                                                          237,888            241,731
  Deferred income tax assets                                                            38,000             38,000
                                                                                    ----------         ----------

           Total current assets                                                      3,443,489          2,776,341

PROPERTY AND EQUIPMENT, net                                                          1,074,877          1,057,025

OTHER ASSETS                                                                            73,417             79,795
                                                                                    ----------         ----------

TOTAL                                                                               $4,591,783         $3,913,161
                                                                                    ==========         ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                                   1,664,018          1,341,597
  Accrued expenses and other current liabilities                                       344,528            226,722
  Billings in excess of costs and estimated earnings                                   706,601            586,524
  Current portion of long-term debt                                                    512,175            542,675
  Current portion of capitalized lease obligations                                      30,904             30,000
                                                                                    ----------         ----------

           Total current liabilities                                                 3,258,226          2,727,518

LONG-TERM DEBT, net of current portion                                                 848,936            833,867

CAPITALIZED LEASE OBLIGATIONS, net of current portion                                   86,646             79,500
                                                                                    ----------         ----------

           Total                                                                     4,193,808          3,640,885
                                                                                    ----------         ----------

COMMITMENTS AND CONTINGENCIES (Note 11)

OWNERS' EQUITY:
  Common stock                                                                           2,000              2,000
  Additional paid-in capital                                                            19,000             19,000
  Retained earnings and members equity                                                 376,975            251,276
                                                                                    ----------         ----------

          Total                                                                        397,975            272,276
                                                                                    ----------         ----------

TOTAL                                                                               $4,591,783         $3,913,161
                                                                                    ==========         ==========


See notes to combined financial statements.

HARRINGTON - SCANLON ROOFING COMPANY, INC. AND AFFILIATES

COMBINED STATEMENTS OF OPERATIONS

                             YEAR ENDED         THREE MONTHS ENDED
                             DECEMBER 31,            MARCH 31,
                            -------------   --------------------------
                                1997            1997          1998
                                                    (UNAUDITED)

CONTRACT REVENUES EARNED    $ 11,815,850    $ 2,653,978    $ 2,368,456

COSTS OF CONTRACT
     REVENUES EARNED          10,046,144      2,186,058      2,184,737
                            ------------    -----------    -----------

GROSS PROFIT                   1,769,706        467,920        183,719

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES      1,549,380        328,809        377,009
                            ------------    -----------    -----------

INCOME (LOSS) FROM
    OPERATIONS                   220,326        139,111       (193,290)
                            ------------    -----------    -----------

OTHER INCOME (EXPENSE):
  Interest income                  3,234
  Interest expense              (144,775)       (22,007)       (29,768)
  Other income, net               40,249         42,154          3,063
                            ------------    -----------    -----------

INCOME (LOSS) BEFORE
  INCOME TAXES                   119,034        159,258       (219,995)
                            ------------    -----------    -----------

INCOME TAX PROVISION
  (BENEFIT)                       28,553         56,977        (94,296)
                            ------------    -----------    -----------

NET INCOME (LOSS)           $     90,481    $   102,281    $  (125,699)
                            ============    ===========    ===========


See notes to combined financial statements.

HARRINGTON - SCANLON ROOFING COMPANY, INC. AND AFFILIATES

COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                             RETAINED
                              COMMON STOCK       ADDITIONAL  EARNINGS
                         ---------------------    PAID-IN   AND MEMBERS'
                           SHARES      AMOUNT     CAPITAL    CAPITAL     TOTAL

BALANCE,
  JANUARY 1, 1997           2,000    $   2,000    $19,000   $343,863   $ 364,863

  Net income                                                  90,481      90,481
  Distributions to
    stockholders                                              57,369      57,369
                         --------    ---------    -------   --------   ---------

BALANCE,
  DECEMBER 31, 1997         2,000        2,000     19,000    376,975     397,975

  Net loss (unaudited)                                      (125,699)   (125,699)
                         --------    ---------    -------   --------   ---------

BALANCE,
  MARCH 31, 1998
  (unaudited)               2,000    $   2,000    $19,000   $251,276   $ 272,276
                         ========    =========    =======   ========   =========


See notes to combined financial statements.

HARRINGTON - SCANLON ROOFING COMPANY, INC. AND AFFILIATES

COMBINED STATEMENTS OF CASH FLOWS

                                                                            THREE MONTHS ENDED
                                                              YEAR ENDED         MARCH 31,
                                                             DECEMBER 31, ----------------------
                                                                1997        1997          1998
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                          $  90,481    $102,2811    $(125,699)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
      Depreciation and amortization                            253,535       37,900       59,612
      Deferred taxes                                           (38,000)      (2,000)
      Changes in operating assets and liabilities:
        Contract receivables, net                             (133,884)     503,096      718,964
        Costs and estimated earnings in excess billings        (35,008)    (334,458)     (76,425)
        Inventories                                            (76,279)      39,003       (3,843)
        Other current assets                                      (134)      (4,391)      (6,378)
        Accounts payable and accrued expenses                 (116,387)    (207,892)    (440,227)
        Billings in excess of costs and estimated earnings     344,734     (154,919)    (120,077)
                                                             ---------    ---------    ---------

           Net cash provided by operating activities           289,058      (21,380)       5,927
                                                             ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES -
  Purchases of property and equipment                         (369,622)    (201,508)     (41,760)
                                                             ---------    ---------    ---------

           Net cash used in investing activities              (369,622)    (201,508)     (41,760)
                                                             ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of long-term debt                 356,490      225,519
  Repayments of long-term debt                                (192,497)     (51,591)     (67,794)
  Principal payments under capital lease obligations           (43,163)      (1,788)      (7,500)
  Net borrowings under line of credit                           42,032       50,000       82,675
  Distributions to stockholders                                (57,369)
                                                             ---------    ---------    ---------

           Net cash provided by financing activities           105,493      222,140        7,381
                                                             ---------    ---------    ---------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                              24,929         (748)     (28,452)

CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD                                            4,909        4,909       29,838
                                                             ---------    ---------    ---------

CASH AND CASH EQUIVALENTS,
  END OF PERIOD                                              $  29,838    $   4,161    $   1,386
                                                             =========    =========    =========

SUPPLEMENTAL SCHEDULE OF NON-CASH
  FINANCING AND INVESTING ACTIVITIES -
     Equipment acquired through capital leases               $ 148,146    $   8,884
                                                             =========    =========

CASH PAYMENTS FOR:
      Interest                                               $ 125,033    $  22,007    $  53,486
      Taxes                                                     34,738


See notes to combined financial statements.

HARRINGTON - SCANLON ROOFING COMPANY, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS


1.    GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      GENERAL - The combined financial statements include the consolidated financial statements of Harrington - Scanlon Roofing Company, Inc. and its wholly-owned subsidiary Harrington - Nissen Roofing Company, Inc., ("H - S"), H & S Investments, LLC which is owned by the stockholders in H - S and Architectural Sheet Metal, Inc. owned by the spouses of the stockholders of H - S (collectively, the "Company"). The combined Company is under common management. The Company operates as a provider of comprehensive roofing services to commercial, construction and government customers. The work is generally performed under fixed-price contracts. The length of the Company's contracts varies, but generally are less than one year. The Company's principal offices are located in Kansas City, Kansas and the majority of the Company's business is transacted with customers in Missouri, Kansas and Arizona. A majority of the Company's employees are covered by collective bargaining agreements.

      The financial statements of the individual companies are combined for presentation purposes. The capital structure of each entity as of December 31, 1997 is as follows:



                                                                          ADDITIONAL
                                                                 COMMON    PAID-IN
                                                                  STOCK    CAPITAL

Harrington - Scanlon Roofing Company, Inc. and subsidiary
  common stock, par value $1:  authorized 50,000 shares,         $ 1,000   $10,000
  issued and outstanding 1,000 shares
Architectural Sheet Metal, Inc. common stock, par value $1:
  authorized 1,000 shares, issued and outstanding 1,000 shares     1,000     9,000
                                                                 -------   -------

                                                                 $ 2,000   $19,000
                                                                 =======   =======

      PRINCIPLES OF COMBINATION - The combined financial statements include all of the accounts of the Company. All significant intercompany balances and transactions have been eliminated in combination.

      INTERIM FINANCIAL INFORMATION - The interim financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited and certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position, results of operations, and cash flows with respect to the interim financial statements have been included. The results of operations for the interim period are not necessarily indicative of the results for an entire fiscal year.

      USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

      CONTRACT RECEIVABLES - The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

      CREDIT POLICY - In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, state and local governments and well known local companies whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

      INVENTORIES - Inventories consist primarily of materials and supplies and are valued at the lower of cost or market using the first-in, first-out method.

      PROPERTY AND EQUIPMENT - Property and equipment is stated at cost less accumulated depreciation. Property and equipment are reviewed for impairment and a provision recorded, if necessary, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation is recorded using accelerated and straight-line methods over the estimated useful lives of the related assets. Amortization of assets under capitalized leases is computed using the straight-line method over the shorter of the estimated useful lives of the respective assets or the lease agreement. Depreciation and amortization is provided over the following estimated useful lives:

         Building and improvements              31.5 years
         Vehicles                             3 to 5 years
         Furniture and fixtures               5 to 7 years
         Machinery and equipment              5 to 7 years
         Computer equipment                        5 years
         Equipment under capitalized leases   3 to 5 years

      WARRANTIES - The Company provides for future estimated warranty obligations in the period in which the related revenue is recognized.

      REVENUE AND COST RECOGNITION - Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

      Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, and tools. Selling, general, and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from costs incurred for purposes of profit recognition.

      Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

      The asset, "Costs and estimated earnings in excess of billings" on uncompleted contracts, represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings" on uncompleted contracts, represents billings in excess of revenues recognized.

      INCOME TAXES - H&S Investments is a limited liability company for federal income tax purposes. Accordingly, the current taxable income of H&S Investments is taxable to the shareholders who are responsible for the payment of taxes thereon.

      Harrington - Scanlon, Inc. and subsidiary and Architectural Sheet Metal, Inc. reports income taxes pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred tax assets and liabilities represent the future tax consequences of those differences. A valuation allowance is provided if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

      NEW ACCOUNTING PRONOUNCEMENTS - Effective January 1, 1998 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income. There are no significant differences between comprehensive income and net income as reported in the Company's statements of operations.

2.    CONTRACT RECEIVABLES

      Contract receivables consist of the following:

                                                 DECEMBER 31,
                                                    1997

         Current accounts                         $2,309,024
         Retention                                   831,627
                                                  ----------

         Subtotal                                  3,140,651
         Less:  allowance for doubtful accounts       45,000
                                                  ----------

         Contract receivables, net                $3,095,651
                                                  ==========

3.    CONTRACTS IN PROGRESS

      Information relative to contracts in progress is summarized as follows:

                                                    YEAR ENDED
                                                   DECEMBER 31,
                                                       1997

         Costs incurred on uncompleted contracts   $ 3,365,291
         Estimated earnings                            670,063
                                                   -----------

         Total                                       4,035,354
         Less:  billings to date                     4,699,843
                                                   -----------

         Net over billings                         $  (664,489)
                                                   ===========

      Included in the accompanying balance sheets under the following captions:

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                                1997

         Costs and estimated earnings in excess of billings   $  42,112
         Billings in excess of costs and estimated earnings    (706,601)
                                                              ---------

         Total                                                $(664,489)
                                                              =========


4.    PROPERTY AND EQUIPMENT

      Property and equipment consist of the following:

                                          DECEMBER 31,
                                             1997

         Land                              $  205,997
         Building and improvements            304,950
         Vehicles                             793,472
         Furniture and fixtures                62,272
         Machinery and equipment              681,973
         Computer equipment                    57,552
                                           ----------

         Subtotal                           2,106,216
         Less:  accumulated depreciation    1,031,339
                                           ----------

         Property and equipment, net       $1,074,877
                                           ==========

      Included in property and equipment are the following assets under capitalized leases:

                                         December 31,
                                            1997

         Equipment                         $155,719
         Less:  accumulated depreciation     32,652
                                           --------

         Leased equipment, net             $123,067
                                           ========

      Property and equipment are reviewed for impairment and a provision recorded if necessary whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable.

5.    NOTES PAYABLE

      A summary of notes payable is as follows:

                                                                                           DECEMBER 31,
                                                                                               1997

         Harrington - Scanlon
         --------------------
           Note payable - line of credit                                                    $  342,032

           Note payable to bank due in June 2001, bearing interest at 8.5% at
             December 31, 1997. Note is payable in monthly principal and
             interest payments of $558 and is secured by equipment                              20,328

           Notes payable to finance institutions due between 1998 and 2001 bearing interest between 2.7% and 8.0%. Notes are payable in monthly payments of
             $1,728 of principal and interest and are
             secured by property and equipment                                                  41,189

           Note payable to bank due in March 2000, bearing interest at 7.9% at December
             31, 1997. Note is payable in monthly principal and interest payments of
             $7,523 and is secured by contract receivables,
             inventory and equipment                                                           179,786

         Harrington - Nissen
         -------------------
           Notes payable to banks due between 2000 and 2001, bearing interest between
             8.5% and 9.5% at December 31, 1997. Notes are payable in monthly principal
             and interest payments of $1,205 and are secured by property and equipment          42,741

           Note payable to finance institution due in 2001 bearing interest at 9.0%. Note is payable in monthly payments of $351 of principal
             and interest and is secured by equipment                                           13,696

         H&S Investments
         ---------------

           Notes payable to banks due between 1999 and 2026, bearing interest between
             7.75% and 9.75% at December 31, 1997. Notes are payable in monthly principal
             and interest payments of $7,456 and are secured by property and equipment         381,063

           Notes payable to finance institutions due between 1998 and 2002 bearing interest between 8.75% and 10.5%. Notes are payable in monthly payments of
             $2,426 of principal and interest and are secured by property and equipment         53,062

           Note payable - land contract due in May 2000 bearing interest at prime plus 2%
             (10.5% at December 31, 1997). Note is payable in monthly installments of
             $5,269 and is secured by the related land                                          60,972

         Architectural Sheet Metal
         -------------------------

           Notes payable to banks due between 2001 and 2002, bearing interest between
             7.75% and 10.25% at December 31, 1997. Notes are payable in monthly principal and interest payments of $3,268 and are secured by property
             and equipment                                                                     144,497

           Note payable to finance institution due in December 2001 bearing interest at 8.5%. Note is payable in monthly payments of $1,668
             of principal and interest and is secured by equipment                              81,745
                                                                                            ----------

             Total                                                                           1,361,111
             Less:  current portion                                                            512,175
                                                                                            ----------

             Total                                                                          $  848,936
                                                                                            ==========

      At December 31, 1997 Harrington - Scanlon had a line of credit for $350,000 bearing interest at Prime plus 2% (10.5% at December 31, 1997) and collateralized by a first security interest in accounts receivable, a second security interest in inventory and certain equipment and personal guarantees of the Company's stockholders. The Small Business Administration ("SBA") guarantees 75% of the loan for an additional 0.25% fee on the outstanding balance. Borrowings on the line were $342,032 at December 31, 1997.

      Aggregate maturities of long-term debt for years ending December 31 are as follows:

         1998              $  512,175
         1999                 312,477
         2000                 321,302
         2001                  88,060
         2002                  28,466
         Thereafter            98,630
                           ----------

         Total             $1,361,110
                           ==========


      The loan includes certain restrictive covenants including limitations on dividends, capital stock transactions, affiliated transactions and distributions of assets, see Note 13 for additional line of credit made available subsequent to December 31, 1997.

6.    CAPITALIZED LEASE OBLIGATIONS

      The Company has entered into lease arrangements for certain vehicles which expire through the year 2002 with interest at variable rates which are based on changes in the prime interest rate (see Note 4). The assets have been capitalized and the obligations have been recorded as capitalized lease obligations. As of December 31, 1997, approximate future minimum lease payments (excluding interest) under capitalized lease obligations were as follows for the years ending December 31:

         1998                                                      $ 30,904
         1999                                                        30,000
         2000                                                        28,850
         2001                                                        27,796
                                                                   --------

         Present value of net future minimum lease payments         117,550
         Less: current portion of capitalized lease obligations      30,904
                                                                   --------

         Long-term portion of capitalized lease obligations        $ 86,646
                                                                   ========

7.    INCOME TAXES

      The Company's provisions for income taxes consists of the following:

                                    DECEMBER 31,
                                       1997

         Current:
           Federal                  $ 56,570
           State                       9,983
                                    --------

                                      66,553
                                    --------
         Deferred:
           Federal                   (32,300)
           State                      (5,700)
                                    --------

                                     (38,000)
                                    --------

                                    $ 28,553
                                    ========

      The difference between the statutory federal income tax rate and the Company's effective tax rate is as follows:

                                                DECEMBER 31,
                                                   1997

         Statutory federal tax rate           $ 40,460     34%
         State tax, net of federal benefit       7,140      6
         H&S Investments LLC Tax allocation    (20,843)   (18)
         Net operating loss utilized            (5,909)    (5)
         Other                                   7,705      7
                                              --------    ---

         Effective rate                       $ 28,553     24%
                                              ========    ===

      Components of the Company's deferred income tax assets are as follows:

                                           DECEMBER 31,
                                              1997

         Deferred tax assets:
           Warranties                        $20,000
           Allowance for doubtful accounts    18,000
                                             -------

             Total deferred taxes            $38,000
                                             =======

8.    FAIR VALUE OF FINANCIAL INSTRUMENTS

      The Company's financial instruments consist of cash and cash equivalents, contract receivables, accounts and notes payable, and current and long-term capitalized lease obligations. The carrying value of cash and cash equivalents approximates fair value because of their short duration. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure with any one financial institution. The carrying value of debt and capitalized lease obligations approximates their fair value based on current rates for borrowings of similar quality and terms.

      Other financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of contract receivables The Company's customers are concentrated in the Missouri, Kansas and Arizona markets. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base. At December 31, 1997, $519,711 was due from one customer of the Company.

9.    PENSION PLAN

      The Company has a simplified employee pension plan covering substantially all non-union employees. Discretionary amounts may be contributed at the Company's option based on years of service and employee compensation. During the years ended December 31, 1997, no contributions were made to the plan.

      The Company contributes monthly to multi-employer defined benefit union plans based upon hours worked by each eligible employee. Pension expense for these plans was approximately 291,575 for the year ended December 31, 1997.

10.   COMMITMENTS AND CONTINGENCIES

      The Company is party to various litigation matters involving routine claims incidental to the business of the Company. Although the ultimate outcome cannot presently be determined with certainty, the Company believes, with advice from its legal counsel, that the ultimate liability associated with such claims, if any, will not have a material adverse effect on the Company's financial position or results of operations.

11.   SUBSEQUENT EVENTS

      In January 1998, the Company obtained an additional line of credit facility for $150,000 bearing interest at 10%. The facility is secured by accounts receivable, inventory and certain equipment.

      On May 12, 1998, the Company signed a merger agreement with General Roofing Services, Inc. (GRS) whereby GRS will acquire the Company in a merger for a combination of cash and common shares of GRS concurrent with the consummation of an initial public offering of the common stock of GRS, subject to certain conditions including consummation of the offering.

                                     ******

INDEPENDENT AUDITORS' REPORT


To the Stockholders of
   Slavik, Butcher & Baecker
   Construction Company, Inc.:

We have audited the accompanying balance sheet of Slavik, Butcher & Baecker Construction Company, Inc. as of June 30, 1997, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
Atlanta, Georgia
May 8, 1998
(May 13, 1998 as to Note 13)

SLAVIK, BUTCHER & BAECKER CONSTRUCTION COMPANY, INC.

BALANCE SHEETS

                                                            JUNE 30,     MARCH 31,
ASSETS                                                        1997         1998
                                                                        (UNAUDITED)

CURRENT ASSETS:
  Cash and cash equivalents                                $   62,697   $  185,748
  Contract receivables, net of an allowance for doubtful
    accounts of $33,246 and $34,309, respectively             939,665    1,475,488
  Costs and estimated earnings in excess of billings          359,624      331,937
  Other receivables                                             2,609        8,989
  Due from stockholder                                                      45,000
  Prepaid expenses and other current assets                    54,685       18,178
  Refundable income taxes                                      11,530
                                                           ----------   ----------
     Total current assets                                   1,430,810    2,065,340

PROPERTY AND EQUIPMENT, net                                   308,578      365,969

OTHER ASSETS                                                   29,018       30,793
                                                           ----------   ----------

TOTAL                                                      $1,768,406   $2,462,102
                                                           ==========   ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                         $  895,668   $  816,683
  Accrued expenses and other current liabilities              156,784      291,916
  Billings in excess of costs and estimated earnings           44,644      194,477
  Note payable                                                 75,000       35,000
  Current portion of long-term debt                            31,937       50,406
  Current portion of capitalized lease obligation              20,124       20,124
  Income taxes payable                                                      16,862
  Deferred tax liabilities                                    116,955      116,955
                                                           ----------   ----------
     Total current liabilities                              1,341,112    1,542,423

LONG-TERM DEBT, net of current portion                         36,893       80,615

CAPITALIZED LEASE OBLIGATION, net of current portion           54,519       37,374

DEFERRED TAX LIABILITIES                                        8,548        8,548
                                                           ----------   ----------

                                                            1,441,072    1,668,960
                                                           ----------   ----------

COMMITMENTS AND CONTINGENCIES (Note 12)

STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 50,000 shares authorized,
     10,000 shares issued and outstanding                      10,000       10,000
  Retained earnings                                           317,334      783,142
                                                           ----------   ----------
                                                              327,334      793,142
                                                           ----------   ----------

TOTAL                                                      $1,768,406   $2,462,102
                                                           ==========   ==========


See notes to financial statements.

SLAVIK, BUTCHER & BAECKER CONSTRUCTION COMPANY, INC.

STATEMENTS OF OPERATIONS

                                 YEAR ENDED         NINE MONTHS ENDED
                                  JUNE 30,              MARCH 31,
                                    1997           1997            1998
                                                       (UNAUDITED)

CONTRACT REVENUES
  EARNED                        $ 11,264,944    $ 8,494,369    $ 9,491,802


COSTS OF CONTRACT
  REVENUES EARNED                  9,927,627      7,476,627      7,744,014
                                ------------    -----------    -----------

GROSS PROFIT                       1,337,317      1,017,742      1,747,788

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES          1,215,085        897,177      1,074,936
                                ------------    -----------    -----------

INCOME FROM OPERATIONS               122,232        120,565        672,852

OTHER INCOME (EXPENSE):
  Interest income                        507            379              3
  Interest expense                   (19,856)       (14,892)        (9,819)
  Other income (expense), net         (1,338)        (1,002)         1,426
                                ------------    -----------    -----------

INCOME BEFORE INCOME TAXES           101,545        105,050        664,462

INCOME TAX PROVISION                  39,958         10,980        198,654
                                ------------    -----------    -----------

NET INCOME                      $     61,587    $    94,070    $   465,808
                                ============    ===========    ===========


See notes to financial statements.

SLAVIK, BUTCHER & BAECKER CONSTRUCTION COMPANY, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY

                             COMMON STOCK     RETAINED
                           SHARES    AMOUNT   EARNINGS    TOTAL

BALANCE, JULY 1, 1996      10,000   $10,000   $255,747   $265,747


  Net income                                    61,587     61,587
                           ------   -------   --------   --------

BALANCE, JUNE 30, 1997     10,000    10,000    317,334    327,334

  Net income (unaudited)                       465,808    465,808
                           ------   -------   --------   --------

BALANCE, MARCH 31, 1998
  (Unaudited)              10,000   $10,000   $783,142   $793,142
                           ======   =======   ========   ========

See notes to financial statements.

SLAVIK, BUTCHER & BAECKER CONSTRUCTION COMPANY, INC.

STATEMENTS OF CASH FLOWS

                                                                                YEAR ENDED      NINE MONTHS ENDED
                                                                                 JUNE 30,           MARCH 31,
                                                                                   1997         1997         1998
                                                                                                   (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                    $  61,587    $  94,070    $ 465,808
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization                                               101,421       73,720      124,394
      Deferred taxes                                                               39,958       25,673
      Changes in operating assets and liabilities:
               Contract receivables, net                                           42,093     (136,297)    (535,823)
               Costs and estimated earnings in excess of billings                 (28,374)     221,085       27,687
               Refundable income taxes                                                                       11,530
               Other assets                                                        (4,087)      11,718       28,352
               Accounts payable and accrued expenses                             (129,384)    (179,315)      56,147
               Billings in excess of costs and estimated earnings                  (9,120)     (15,990)     149,833
               Income taxes payable                                                                          16,862
                                                                                ---------    ---------    ---------
                         Net cash provided by operating activities                 74,094       94,664      344,790
                                                                                ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                                             (82,693)     (80,346)    (181,785)
  Advance to stockholder                                                                                    (45,000)
                                                                                ---------    ---------    ---------
                         Net cash used in investing activities                    (82,693)     (80,346)    (226,785)
                                                                                ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) on line of credit                                    18,550      (21,450)     (40,000)
  Proceeds from long-term debt                                                     24,247       24,247       85,549
  Repayments of long-term debt                                                    (26,105)     (22,332)     (23,358)
  Principal payments under capital lease obligations                              (15,146)      (9,160)     (17,145)
                                                                                ---------    ---------    ---------
                         Net cash provided by (used in) financing activities        1,546      (28,695)       5,046
                                                                                ---------    ---------    ---------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                                 (7,053)     (14,377)     123,051

CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD                                                              69,750       69,750       62,697
                                                                                ---------    ---------    ---------

CASH AND CASH EQUIVALENTS,
  END OF PERIOD                                                                 $  62,697    $  55,373    $ 185,748
                                                                                =========    =========    =========

CASH PAYMENTS FOR:
Interest                                                                        $  19,856    $  14,892    $   9,819
Taxes                                                                           $            $            $ 170,262

See notes to financial statements.

SLAVIK, BUTCHER & BAECKER CONSTRUCTION COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS


1.    GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      GENERAL - Slavik, Butcher & Baecker Construction Company, Inc. (the "Company") operates as a provider of general contractor construction services as well as comprehensive roofing services to commercial, industrial, manufacturing, construction and government customers. The Company also provides residential roofing and remodeling services. The work is generally performed under fixed-price contracts. The lengths of the Company's contracts vary, but generally are less than one year. The Company's principal offices are located in Rochester Hills, Michigan, and the majority of the Company's business is transacted with customers in Michigan.

      INTERIM FINANCIAL INFORMATION - The interim financial statements as of March 31, 1998 and for the nine months ended March 31, 1997 and 1998 are unaudited and certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position, results of operations, and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim period are not necessarily indicative of the results for an entire fiscal year.

      USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

      CONTRACT RECEIVABLES - The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

      CREDIT POLICY - In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, state and local governments and well known local companies whose reputation is known to the Company. Credit checks are performed periodically on its customers' financial condition. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

      PROPERTY AND EQUIPMENT - Property and equipment is stated at cost less accumulated depreciation. Property and equipment are reviewed for impairment and a provision recorded, if necessary, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Routine repairs and maintenance are expensed as incurred; significant improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation is recorded using accelerated and straight-line methods over the estimated useful lives of the related assets. Amortization of assets under capitalized leases is computed using the straight-line method over the shorter of the estimated useful lives of the respective assets or the lease agreement. Depreciation and amortization is provided over the following estimated useful lives:

         Construction equipment                5 years
         Vehicles                              5 years
         Office equipment                      5 years
         Leasehold improvements               31 years
         Equipment under capitalized leases    5 years

      REVENUE AND COST RECOGNITION - Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

      Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, and tools. Selling, general, and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from the percentage of completion calculation for purposes of determining profits earned on uncompleted contracts.

      Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

      The asset, "Costs and estimated earnings in excess of billings," represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings," represents billings in excess of revenues recognized.

      INCOME TAXES - The Company reports income taxes pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred tax assets and liabilities represent the future tax consequences of those differences. Deferred taxes are also recognized for operating losses and tax credits that are available to offset future taxable income and income taxes, respectively. A valuation allowance is provided if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

      NEW ACCOUNTING PRONOUNCEMENT - In June 1997, SFAS No. 130, Reporting Comprehensive Income, was issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company has not adopted SFAS No. 130, but does not believe that the effects, if any, that SFAS No. 130 will have on its financial statements would be significant.

2.    CONTRACT RECEIVABLES

      Contract receivables consist of the following:

                                                JUNE 30,
                                                  1997

         Completed contracts:
           Current accounts                     $439,501
           Retention                              18,097

         Contracts in progress:
           Current accounts                      463,171
           Retention                              52,142
                                                --------

         Subtotal                                972,911
         Less allowance for doubtful accounts     33,246
                                                --------

         Contract receivables, net              $939,665
                                                ========

3.    CONTRACTS IN PROGRESS

      Information relative to contracts in progress is summarized as follows:

                                                    JUNE 30,
                                                      1997

         Costs incurred on uncompleted contracts   $1,890,329
         Estimated earnings                           146,494
                                                   ----------

         Total                                      2,036,823
         Less billings to date                      1,721,843
                                                   ----------

         Net underbillings                         $  314,980
                                                   ==========

      Included in the accompanying balance sheets under the following captions:

                                                               JUNE 30,
                                                                 1997

         Costs and estimated earnings in excess of billings   $ 359,624
         Billings in excess of costs and estimated earnings     (44,644)
                                                              ---------

         Total                                                $ 314,980
                                                              =========

4.    PROPERTY AND EQUIPMENT

      Property and equipment consist of the following:

                                         JUNE 30,
                                           1997

         Construction equipment          $221,869
         Vehicles                         400,348
         Office equipment                 100,874
         Leasehold improvements            59,671
                                         --------

         Subtotal                         782,762
         Less accumulated depreciation    474,184
                                         --------

         Property and equipment, net     $308,578
                                         ========

      Included in property and equipment are the following assets under capitalized leases:

                                           JUNE 30,
                                             1997

         Equipment                         $106,034
         Less:  accumulated depreciation     57,771
                                           --------

         Leased equipment, net             $ 48,263
                                           ========

5.    LONG-TERM DEBT AND NOTES PAYABLE

      A summary of long-term debt is as follows:

                                                                                           JUNE 30,
                                                                                            1997

         Note payable to a financial institution, due April 1999, bearing interest at
           11.5%, with monthly principal and interest payments of $830.  Secured by a
           vehicle.                                                                        $14,264

         Note payable to a financial institution, due March 2001, bearing interest at
           9.25%, with monthly principal and interest payments of $606.  Secured by a
           vehicle.                                                                         22,983

         Various loans payable to a bank, due through fiscal year 2000, bearing interest
           at rates ranging from 8.75% to 10.25%.  Secured by vehicles.                     31,583
                                                                                           -------

         Total                                                                              68,830
         Less:  current portion                                                             31,937
                                                                                           -------

         Long-term debt, net of current portion                                            $36,893
                                                                                           =======

      The Company has a revolving line of credit facility from a bank. Borrowings under this facility are bearing interest at a variable rate based on the lender's index rate (10% at June 30, 1997). Outstanding borrowings at June 30, 1997 were $75,000 and were secured by contract receivables and equipment. Total available unused line as of June 30, 1997 was $175,000.

      The Company has an additional unused line of credit with a bank of $100,000, available at 1-3/4% above the lender's prime rate.

      Aggregate maturities of long-term debt for years ending June 30 are as follows:

         1998              $31,937
         1999               23,752
         2000               11,974
         2001                1,167
                           -------

         Total             $68,830
                           =======

6.    CAPITALIZED LEASE OBLIGATION

      The Company has entered into a lease arrangement for a certain vehicle which expires July 31, 2000 with interest at 9.75%. The asset has been capitalized and the obligation has been recorded as a capitalized lease obligation. As of June 30, 1997, approximate future minimum lease payments (excluding interest) under this capitalized lease obligation were as follows for years ending June 30:

         1998                                                      $20,124
         1999                                                       20,978
         2000                                                       33,541
                                                                   -------

         Present value of net future minimum lease payments         74,643
         Less: current portion of capitalized lease obligations     20,124
                                                                   -------

         Long-term portion of capitalized lease obligations        $54,519
                                                                   =======

7.    INCOME TAXES

      The Company's provision for income taxes for the year ended June 30, 1997 consists of deferred federal income tax expense of $39,958

      The difference between the statutory federal income tax rate and the Company's effective tax rate is as follows:

                                                   JUNE 30,
                                                     1997

         Statutory federal tax rate                   34%
         Nondeductible meals and entertainment         2
         Nondeductible officers' life insurance        2
         Other                                         1
                                                   -----
                                                      39%
                                                   =====

      Components of the Company's deferred tax liabilities are as follows:

                                                      JUNE 30,
                                                        1997

         Deferred tax assets:
           Net operating loss carryforwards           $ 21,169
           Allowance for doubtful accounts              11,304
           Other                                         2,125
                                                      --------
             Total                                      34,598
                                                      --------

         Deferred tax liabilities:
           Contracts in progress                       145,008
           Operating versus capital lease treatment     10,673
           Other                                         4,420
                                                      --------
             Total                                     160,101
                                                      --------

         Net deferred tax liability                   $125,503
                                                      ========

8.    FAIR VALUE OF FINANCIAL INSTRUMENTS

      The Company's financial instruments consist of cash and cash equivalents, contract receivables, accounts and notes payable, debt and capitalized lease obligations. The carrying value of these financial instruments approximates fair value because of their short duration or current interest rates. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure with any one financial institution. The carrying value of debt and capitalized lease obligations approximates their fair value based on current rates for borrowings of similar quality and terms.

      Other financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of contract receivables. The Company's customers are concentrated in the Michigan market. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

9.    MAJOR CUSTOMERS

      At June 30, 1997, $130,251, $111,462, $134,350 and $164,891, respectively, were due from four customers of the Company. For the year ended June 30, 1997, sales of 17% of total sales were made to one customer of the Company.

10.   401(K) PROFIT SHARING PLAN

      The Company has a 401(k) profit sharing plan covering substantially all employees. Each year, participants may contribute up to 15% of pretax annual compensation, not to exceed $10,000, as defined in the plan. Discretionary matching amounts may be contributed at the Company's option. During the year ended June 30, 1997, the Company contributed $28,979.

11.   RELATED PARTY TRANSACTIONS

      The Company leases its facilities under a long-term lease arrangement (expiring March 2000) with an entity owned by the Company's stockholders. The following are the Company's commitments with respect to this lease for the years ending June 30:

         1998               $ 78,000
         1999                 78,000
         2000                 78,000
                            --------

         Total              $234,000
                            ========

      The Company paid rents of $78,000 related to this lease during the year ended June 30, 1997.

      In addition, the Company paid $273,400 in consulting fees during the year ended June 30, 1997 to its stockholders.

12.   COMMITMENTS AND CONTINGENCIES

      The Company is party to various litigation matters involving routine claims incidental to the business of the Company. Although the ultimate outcome cannot presently be determined with certainty, the Company believes, with advice from its legal counsel, that the ultimate liability associated with such claims, if any, will not have a material adverse effect on the Company's financial position or results of operations.

      The Company has entered into a long-term lease arrangement (expiring November 1999) for warehouse facilities. The following are the Company's commitments with respect to this lease for years ending June 30:

         1998                 $18,456
         1999                  18,456
         2000                   7,690
                              -------

         Total                $44,602
                              =======

13.   SUBSEQUENT EVENT

      On May 13, 1998, the Company signed a definitive agreement with General Roofing Services, Inc. (GRS) whereby GRS will acquire the Company in a merger for a combination of cash and common shares of GRS concurrent with the consummation of an initial public offering of the common stock of GRS, subject to certain conditions including consummation of the offering.

INDEPENDENT AUDITORS' REPORT


To the Stockholder of
  Five K Industries, Inc. and Subsidiary:

We have audited the accompanying consolidated balance sheet of Five K Industries, Inc. and subsidiary (the "Company") as of March 31, 1998, and the related consolidated statements of operations, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of Five K Industries, Inc. and subsidiary as of March 31, 1998 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP
Atlanta, Georgia
April 30, 1998
(May 19, 1998 as to Note 12)

INDEPENDENT AUDITORS' REPORT


To the Stockholder of
  Five K Industries, Inc. and Subsidiary:

We have audited the accompanying consolidated balance sheet of Five K Industries, Inc. and subsidiary (the "Company") as of March 31, 1997, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the two years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 1997, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.



BEARDEN & SMITH, P.C.
Atlanta, Georgia
April 28, 1997

FIVE K INDUSTRIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS


                                                                                       MARCH 31,
ASSETS                                                                            1997           1998
CURRENT ASSETS:
  Cash and cash equivalents                                                    $  312,292     $  696,417
  Contract receivables, net of an allowance for doubtful
    accounts of $29,481 and $18,500, respectively                               1,752,465      1,715,404
  Costs and estimated earnings in excess of billings                               57,838         16,850
  Other receivables                                                                28,193         11,236
  Due from related parties                                                             --         25,000
  Inventories                                                                       3,694         35,700
  Refundable income taxes                                                         217,297             --
                                                                               ----------     ----------
          Total current assets                                                  2,371,779      2,500,607


PROPERTY AND EQUIPMENT, net                                                       287,401        374,120

DEFERRED TAX ASSETS                                                                 5,730             --

OTHER ASSETS                                                                       97,862         97,349
                                                                               ----------     ----------

TOTAL                                                                          $2,762,772     $2,972,076
                                                                               ==========     ==========


LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                             $  563,341     $  427,628
  Accrued expenses and other current liabilities                                  372,361        376,535
  Income taxes payable                                                                           228,581
  Billings in excess of costs and estimated earnings                              263,904        121,314
  Current portion of long-term debt                                                    --         40,114
  Deferred tax liabilities                                                        441,750        360,346
                                                                               ----------     ----------
          Total current liabilities                                             1,641,356      1,554,518

LONG-TERM DEBT, net of current portion                                                 --         46,378

DEFERRED TAX LIABILITIES                                                               --         15,334
                                                                               ----------     ----------
          Total                                                                 1,641,356      1,616,230
                                                                               ----------     ----------

COMMITMENTS AND CONTINGENCIES (Note 11)

STOCKHOLDER'S EQUITY:
  Common stock, 100,000 shares authorized,
     $1.00 par value, 7,800 shares outstanding                                      7,800          7,800
  Additional paid-in capital                                                       30,031         30,031
  Retained earnings                                                             1,083,585      1,318,015
                                                                                ---------      ---------

          Total                                                                 1,121,416      1,355,846
                                                                               ----------     ----------

TOTAL                                                                          $2,762,772     $2,972,076
                                                                               ==========     ==========


See notes to consolidated financial statements.

FIVE K INDUSTRIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                           YEARS ENDED MARCH 31,
                                                                    1996           1997           1998
CONTRACT REVENUES
   EARNED                                                       $ 10,402,374   $  9,360,861   $ 11,091,546

COSTS OF CONTRACT
   REVENUES EARNED                                                 8,053,314      6,520,807      7,879,086
                                                                ------------   ------------   ------------

GROSS PROFIT                                                       2,349,060      2,840,054      3,212,460

SELLING, GENERAL AND
   ADMINISTRATIVE EXPENSES                                         2,225,794      2,652,257      2,775,241
                                                                ------------   ------------   ------------

INCOME FROM
   OPERATIONS                                                        123,266        187,797        437,219

OTHER INCOME (EXPENSE):
  Interest income                                                                                   14,104
  Interest expense                                                    (5,149)        (3,010)        (5,094)
  Other income, net                                                   30,848         16,625         22,650
                                                                ------------   ------------   ------------

INCOME BEFORE
   INCOME TAXES                                                      148,965        201,412        468,879

INCOME TAX PROVISION                                                  44,000         80,000        209,449
                                                                ------------   ------------   ------------

NET INCOME                                                      $    104,965   $    121,412   $    259,430
                                                                ============   ============   ============


See notes to consolidated financial statements.

FIVE K INDUSTRIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                     ADDITIONAL
                                                   COMMON STOCK       PAID-IN       RETAINED
                                                 AMOUNT    SHARES     CAPITAL       EARNINGS        TOTAL
BALANCE,
 APRIL 1, 1995                                   $7,800     7,800     $30,031     $   894,708    $   932,539

  Net income                                                                          104,965        104,965
  Distributions to owner                             --        --          --          (6,250)        (6,250)
                                                 ------     -----     -------     -----------    -----------
BALANCE,
 MARCH 31, 1996                                   7,800     7,800      30,031         993,423      1,031,254

  Net income                                                                          121,412        121,412
  Distributions to owner                             --        --          --         (31,250)       (31,250)
                                                 ------     -----     -------     -----------    -----------
BALANCE,
 MARCH 31, 1997                                   7,800     7,800      30,031       1,083,585      1,031,254

   Net income                                                                         259,430        259,430
   Distributions to owner                            --        --          --         (25,000)       (25,000)
                                                 ------     -----     -------     -----------    -----------
BALANCE,
 MARCH 31, 1998                                  $7,800     7,800     $30,031     $ 1,318,015    $ 1,265,684
                                                 ======     =====     =======     ===========    ===========


See notes to consolidated financial statements.

FIVE K INDUSTRIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                YEARS ENDED MARCH 31,
                                                                         1996          1997           1998
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                          $   104,965    $  121,412     $  259,430
 Adjustments to reconcile net income to net
  cash provided by (used in) operating activities:
    Depreciation and amortization                                         72,391        89,552        132,308
    Loss (gain) on disposal of assets                                    (14,134)       11,621             --
    Deferred taxes                                                      (211,786)      234,296        (60,340)
 Changes in operating assets and liabilities:
      Contract receivables, net                                       (1,137,937)      464,845         37,061
      Costs and estimated earnings in excess of billings                  (6,254)      (51,584)        40,988
      Due from related parties                                                                        (25,000)
      Inventories                                                         (6,901)        8,217        (32,006)
      Other receivables                                                  (30,156)       39,341         17,470
      Accounts payable, accrued expenses, other current liabilities
        and income taxes                                               1,054,345      (995,807)       314,339
  Billings in excess of costs and estimated earnings                     115,271       109,410       (142,590)
                                                                     -----------    ----------     ----------

     Net cash provided by (used in) operating activities                 (60,196)       31,303        541,660
                                                                     -----------    ----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment                                    (118,048)      (92,057)      (219,027)
 Proceeds from sale of property and equipment                             14,134        19,500             --
 Other                                                                        --       (75,000)            --
                                                                     -----------    ----------     ----------

     Net cash used in investing activities                              (103,914)     (147,557)      (219,027)
                                                                     -----------    ----------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from the issuance of long-term debt                             50,569            --        108,792
 Repayments of long-term debt                                            (59,667)      (58,996)       (22,300)
 Distributions to stockholder                                             (6,250)      (31,250)       (25,000)
                                                                     -----------    ----------     ----------

     Net cash provided by (used in) financing activities                 (15,348)      (90,246)        61,492
                                                                     -----------    ----------     ----------

NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                                       (179,458)     (206,500)       384,125

CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR                                                       698,250       518,792        312,292
                                                                     -----------    ----------     ----------

CASH AND CASH EQUIVALENTS,
 END OF YEAR                                                         $   518,792    $  312,292     $  696,417
                                                                     ===========    ==========     ==========

CASH PAYMENTS FOR (RECEIPTS FROM):
  Interest                                                           $     5,149    $    3,010     $    6,044
  Taxes                                                              $    69,740    $  288,101     $ (153,822)


See notes to consolidated financial statements.

FIVE K INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     GENERAL - Five K Industries, Inc. and subsidiary (collectively, the "Company") operates as a provider of comprehensive roofing services to commercial, industrial, manufacturing, construction and government customers. The work is generally performed under fixed-price contracts. The length of the Company's contracts varies, but generally are less than one year. The Company's principal offices are located in Smyrna, Georgia and the majority of the Company's business is transacted with customers in Georgia. A majority of the Company's hourly employees are covered by collective bargaining agreements, which expire June 30, 1998 and July 31, 2000.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include all of the accounts of the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     CONTRACT RECEIVABLES - The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

     CREDIT POLICY - In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

     INVENTORIES - Inventories consist primarily of materials and supplies and are valued at the lower of cost, using the first-in, first-out method, or market.

     PROPERTY AND EQUIPMENT - Property and equipment are stated at cost less accumulated depreciation. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Property and equipment are reviewed for impairment and a provision recorded, if necessary, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Depreciation is recorded using accelerated methods over the estimated useful lives of the related assets. Depreciation and amortization is provided over the following estimated useful lives:

        Vehicles                                                         5 years
        Leasehold improvements                                     5 to 10 years
        Machinery and equipment                                     5 to 7 years
        Furniture and fixtures                                      5 to 7 years

     REVENUE AND COST RECOGNITION - Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, and tools. Selling, general, and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project, which are not reflective of effort, are excluded from the percentage of completion calculation for purposes of determining profits on uncompleted contracts.

     Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

     The asset, "Costs and estimated earnings in excess of billings," represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings," represents billings in excess of revenues recognized.

     INCOME TAXES - The Company reports income taxes pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred tax assets and liabilities represent the future tax consequences of those differences. Deferred taxes are also recognized for operating losses and tax credits that are available to offset future taxable income and income taxes, respectively. A valuation allowance is provided if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     RECLASSIFICATION - Certain amounts in the 1996 and 1997 financial statements have been reclassified to conform to the 1998 presentation.

2.   CONTRACT RECEIVABLES

     Contract receivables consist of the following:

                                                                        MARCH 31,
                                                                   1997           1998
        Completed contracts, including retention                $  200,550     $  298,075

        Contracts in progress:
         Current accounts                                        1,070,834        816,724
         Retention                                                 510,562        619,105
                                                                ----------     ----------
                                                                 1,781,946      1,733,904
        Subtotal
        Less:  allowance for doubtful accounts                      29,481         18,500
                                                                ----------     ----------

        Contract receivables, net                               $1,752,465     $1,715,404
                                                                ==========     ==========


3.   CONTRACTS IN PROGRESS

     Information relative to contracts in progress is summarized as follows:

                                                                        MARCH 31,
                                                                   1997           1998
        Costs incurred on uncompleted contracts                $ 2,883,371    $ 3,164,782
        Estimated earnings                                       1,469,633      1,082,867
                                                               -----------    -----------

        Total                                                    4,353,004      4,247,649
        Less: billings to date                                   4,559,070      4,352,113
                                                               -----------    -----------

        Net over-billings                                      $  (206,066)   $  (104,464)
                                                               ===========    ===========

     Included in the accompanying balance sheets under the following captions:

                                                                        MARCH 31,
                                                                   1997           1998
        Costs and estimated earnings in excess of billings     $    57,838     $   16,850
        Billings in excess of costs and estimated earnings        (263,904)      (121,314)
                                                               -----------     ----------

        Total                                                  $  (206,066)    $ (104,464)
                                                               ===========     ==========

4.   PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                        MARCH 31,
                                                                   1997           1998
        Vehicles                                                $  529,323     $  712,126
        Leasehold improvements                                      23,813         23,835
        Machinery and equipment                                    214,138        250,340
        Furniture and fixtures                                      33,352         33,352
                                                                ----------     ----------

        Subtotal                                                   800,626      1,019,653
        Less:  accumulated depreciation                            513,225        645,533
                                                                ----------     ----------

        Property and equipment, net                             $  287,401     $  374,120
                                                                ==========     ==========


5.   LINE OF CREDIT FACILITY AND LONG-TERM DEBT

     On October 15, 1996, the Company entered into a line of credit agreement (the "1996 Line of Credit") with a financial institution, which allowed the Company to borrow up to $200,000. Interest was payable monthly at prime rate plus 1% (prime rate at March 31, 1997 was 8.5%). The 1996 Line of Credit was secured by the Company's accounts receivable. There were no borrowings on the 1996 Line of Credit as of March 31, 1997 and it matured on October 15, 1997.

     On October 15, 1997, concurrent with the expiration of the 1996 Line of Credit, the Company entered into another line of credit agreement (the "1997 Line of Credit") with terms and conditions similar to the 1996 Line of Credit. There were no borrowings on the 1997 Line of Credit as of March 31, 1998 and it matures on October 15, 1998.

     A summary of the Company's long-term debt is as follows:

                                                                               MARCH 31,
                                                                                 1998
        Note payable due on April 1, 1999, bearing interest
         at a fixed rate of 9.25%. Note is payable in monthly
         installments of $1,313 of principal and interest.
         Secured by certain fixed assets.                                      $16,179

        Note payable due on October 15, 2000, bearing interest
         at a fixed rate of 9.5%.  Note is payable in monthly
         payments of $2,567 of principal and interest. Secured
         by certain fixed assets                                                70,313
                                                                               -------
        Total                                                                   86,492
        Less: current portion                                                   40,114
                                                                               -------
        Total                                                                  $46,378
                                                                               =======

     Aggregate maturities of long-term debt for years ending March 31 are as follows:

          1999                                                                 $40,114
          2000                                                                  28,978
          2001                                                                  17,400
                                                                               -------

         Total                                                                 $86,492
                                                                               =======

6.   INCOME TAXES

     The Company's provisions for income taxes consists of the following:

                                                           YEARS ENDED MARCH 31,
                                                    1996           1997           1998
         Current:
           Federal                               $ 225,250      $(104,550)     $ 222,005
           State                                    39,750        (18,450)        47,784
                                                 ---------      ---------      ---------
                                                   265,000       (123,000)       269,789
                                                 ---------      ---------      ---------
         Deferred
           Federal                                (187,850)       172,550        (51,289)
           State                                   (33,150)        30,450         (9,051)
                                                 ---------      ---------      ---------
                                                  (221,000)       203,000        (60,340)
                                                 ---------      ---------      ---------
                                                 $  44,000      $  80,000      $ 209,449
                                                 =========      =========      =========


     The difference between the statutory federal income tax rate and the Company's effective tax rate is as follows:

                                                                 YEARS ENDED
                                                                   MARCH 31,
                                                           1996      1997      1998
         Statutory federal tax rate                        34.0%     34.0%     34.0%
         State tax net of federal benefit                   4.0       4.0       4.0
         Depreciation adjustment                            0.0       0.0       3.6
         Other - permanent differences                     (8.5)      1.7       3.1
                                                           ----      ----      ----

         Effective tax rate                                29.5%     39.7%     44.7%
                                                           ====      ====      ====

     Components of the Company's deferred tax liabilities are as follows:

                                                                       MARCH 31,
                                                                  1997           1998
         Deferred tax assets:
          Allowance for doubtful accounts                       $ 11,203       $  7,030
          Alternative minimum tax carryforward                    47,282             --
          Depreciation                                             5,730             --
          Contribution carryforward                                6,922             --
                                                                  ------       --------
              Total                                               71,137          7,030
                                                                --------       --------

         Deferred tax liabilities:
          Contracts in progress                                  507,157        367,376
          Depreciation                                                --         15,334
                                                                --------       --------

              Total                                              507,157        382,710
                                                                --------       --------

         Net deferred tax liability                             $436,020       $375,680
                                                                ========       ========

7.   FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, contract receivables, accounts and notes payable and debt. The carrying value of these financial instruments approximates fair value because of their short duration. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure with any one financial institution. The carrying value of debt approximates their fair value based on current rates for borrowings of similar quality and terms.

     Other financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of contract receivables. The Company's customers are concentrated in the Georgia market. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

8.   EMPLOYEE BENEFIT PLANS

     The Company has a 401(k) profit sharing plan covering substantially all non-union employees. Each year, participants may contribute up to 15% of pretax annual compensation as defined in the plan. Discretionary matching amounts may be contributed at the Company's option. During the years ended March 31, 1996, 1997, and 1998, the Company contributed $49,000, $52,000, and $51,000, respectively.

     The Company contributes monthly to multi-employer defined benefit union plans based upon hours worked by each eligible employee. Pension expense for these plans was approximately $73,040, $65,180, and $70,740 for the years ended March 31, 1996, 1997 and 1998, respectively.

9.   RELATED PARTY TRANSACTIONS

     The Company's headquarters and warehouse are leased from a relative of the sole shareholder of the Company on a month-to-month basis. The monthly rental for this lease is approximately $3,900.

10.  COMMITMENTS AND CONTINGENCIES

     The Company has entered into a noncancelable lease arrangement for a certain vehicle. The future minimum lease payments are $22,028 which are due in the year ending March 31, 1999.

11.  MAJOR CUSTOMERS

     At March 31, 1997 and 1998, 12.0% and 26.3% of contracts receivable, respectively, were due from two customers of the Company. For the years ended March 31, 1996, 1997, and 1998, sales of 25.6%, 34.4%, and 24.0%, respectively, of total sales were made to two customers of the Company.

12.  SUBSEQUENT EVENT

     On May 19, 1998, the Company signed a merger agreement with General Roofing Services, Inc. ("GRS") whereby GRS will acquire the Company in a merger for a combination of cash and common shares of GRS concurrent with the consummation of an initial public offering of the common stock of GRS, subject to certain conditions including consummation of the offering.

                                    * * * * *

INDEPENDENT AUDITORS' REPORT


To the Stockholders of
 Advanced Roofing, Inc.,
 Advanced Leasing, Inc.,
 K&M Warehouse, Inc. and
 Hi-Rise Crane, Inc.:

We have audited the accompanying combined balance sheets of Advanced Roofing, Inc., Advanced Leasing, Inc., K & M Warehouse, Inc. and Hi-Rise Crane, Inc., all of which are under common ownership and common management, as of December 31, 1996 and October 31, 1997, and the related combined statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996 and for the ten-month period ended October 31, 1997. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the combined financial position of Advanced Roofing, Inc., Advanced Leasing, Inc., K & M Warehouse, Inc. and Hi-Rise Crane, Inc. as of December 31, 1996 and October 31, 1997, and the results of their combined operations and their combined cash flows for each of the two years in the period ended December 31, 1996 and for the ten-month period ended October 31, 1997 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP
Miami, Florida
April 10, 1998,
(May 20, 1998 as to the first
  paragraph of Note 12)

ADVANCED ROOFING, INC. AND AFFILIATES

COMBINED BALANCE SHEETS


                                                                                               MARCH 31,
                                                                DECEMBER 31,   OCTOBER 31,       1998
         ASSETS                                                     1996           1997       (UNAUDITED)
         CURRENT ASSETS:
           Cash and cash equivalents                            $   329,926    $   211,224    $   209,849
           Contract receivables                                   1,614,524      1,200,826      1,671,793
           Costs and estimated earnings in excess of billings       138,836        383,225        551,279
           Other current assets, principally supplies               113,233         69,698        118,464
           Due from affiliates                                           --        181,013        212,812
                                                                -----------    -----------    -----------

              Total current assets                                2,196,519      2,045,986      2,764,197

         PROPERTY AND EQUIPMENT, net                              1,854,496      2,175,025      2,062,833
                                                                -----------    -----------    -----------

         TOTAL                                                  $ 4,051,015    $ 4,221,011    $ 4,827,030
                                                                ===========    ===========    ===========

         LIABILITIES

         CURRENT LIABILITIES:
           Accounts payable                                     $ 1,042,188    $   585,693    $   713,032
           Accrued workers' compensation                            162,092        105,868        105,868
           Other accrued expenses and current liabilities           215,424        279,717        459,039
           Billings in excess of costs and estimated earnings       165,500        156,100        249,600
           Due to related parties                                    41,850        100,000        100,000
           Note payable to bank                                     250,100        400,100        445,100
           Current portion of long-term debt                        245,225        296,354        282,901
                                                                -----------    -----------    -----------

              Total current liabilities                           2,122,379      1,923,832      2,355,540
                                                                -----------    -----------    -----------

         LONG-TERM DEBT, net of current portion                     588,465        649,719        562,538
                                                                -----------    -----------    -----------

         COMMITMENTS AND CONTINGENCIES (Note 11)

         STOCKHOLDERS' EQUITY:
           Common stock                                                 850            873            873
           Additional paid-in capital                               664,203        673,170        673,170
           Retained earnings                                        780,129      1,078,428      1,339,920
                                                                -----------    -----------    -----------

                                                                  1,445,182      1,752,471      2,013,963
           Less treasury stock, at cost                            (105,011)      (105,011)      (105,011)
                                                                -----------    -----------    -----------

              Total stockholders' equity                          1,340,171      1,647,460      1,908,952
                                                                -----------    -----------    -----------

         TOTAL                                                  $ 4,051,015    $ 4,221,011    $ 4,827,030
                                                                ===========    ===========    ===========

See notes to combined financial statements.

ADVANCED ROOFING, INC. AND AFFILIATES

COMBINED STATEMENTS OF OPERATIONS


                                                                          FOR THE
                                                     FOR THE             TEN-MONTH               FOR THE
                                                    YEAR ENDED          PERIOD ENDED       FIVE-MONTH PERIODS
                                                   DECEMBER 31,          OCTOBER 31,         ENDED MARCH 31,
                                                1995         1996           1997           1997            1998
                                                                                                (UNAUDITED)
CONTRACT REVENUES EARNED                   $ 12,077,920  $10,681,751    $10,202,701     $4,933,294     $ 5,068,342

COSTS OF CONTRACT REVENUES EARNED            10,337,731    8,843,162      8,311,953      4,201,115       3,982,463
                                           ------------  -----------    -----------     ----------     -----------

GROSS PROFIT                                  1,740,189    1,838,589      1,890,748        732,179       1,085,879

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES                     1,218,750    1,316,394      1,205,377        676,401         755,651
                                           ------------  -----------    -----------     ----------     -----------

INCOME FROM OPERATIONS                          521,439      522,195        685,371         55,778         330,228

OTHER (INCOME) EXPENSE:
  Interest expense                               24,052       80,198         99,527         37,093          59,871
  Other (income) expense                        (11,953)       3,172         13,531         17,015          (8,237)
                                           ------------  -----------    -----------     ----------     -----------

NET INCOME                                 $    509,340  $   438,825    $   572,313     $    1,670     $   278,594
                                           ============  ===========    ===========     ==========     ===========


See notes to combined financial statements.

ADVANCED ROOFING, INC. AND AFFILIATES

COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                         ADDITIONAL
                                             COMMON        PAID-IN        RETAINED       TREASURY
                                             STOCK         CAPITAL        EARNINGS         STOCK          TOTAL
BALANCE,
 DECEMBER 31, 1994                         $      850    $   58,483         530,787                        590,120

 Net income                                                                 509,340                        509,340

 Purchase of treasury stock                                                               (105,011)    $  (105,011)

 Contributions from
  stockholders                                              605,720                                        605,720

 Distributions to
  stockholders                                                             (470,839)                      (470,839)
                                           ----------    ----------     -----------     ----------     -----------

BALANCE,
 DECEMBER 31, 1995                                850       664,203         569,288       (105,011)      1,129,330

 Net income                                                                 438,825                        438,825

 Distributions to
  stockholders                                                             (227,984)                      (227,984)
                                           ----------    ----------     -----------     ----------     -----------

BALANCE,
 DECEMBER 31, 1996                                850       664,203         780,129       (105,011)      1,340,171

 Net income                                                                 572,313                        572,313

 Issuance of common stock                          23           427                                            450

 Contributions from
  stockholders                                                8,540                                          8,540

 Distributions to
  stockholders                                                             (274,014)                      (274,014)
                                           ----------    ----------     -----------     ----------     -----------

BALANCE,
 OCTOBER 31, 1997                                 873       673,170       1,078,428       (105,011)      1,647,460

 Net income (unaudited)                                                     278,594                        278,594

 Distributions to
  stockholders (unaudited)                                                  (17,102)                       (17,102)
                                           ----------    ----------     -----------     ----------     -----------

BALANCE,
 MARCH 31, 1998 (unaudited)                $      873    $  673,170     $ 1,339,920     $ (105,011)    $ 1,908,952
                                           ==========    ==========     ===========     ==========     ===========


See notes to combined financial statements.

ADVANCED ROOFING, INC. AND AFFILIATES

COMBINED STATEMENTS OF CASH FLOWS


                                                                                      For the         For the Five-Month
                                                                                     Ten-Month          Periods Ended
                                                                For the Year        Period Ended          March 31,
                                                             Ended December 31,      October 31,      1997         1998
                                                             1995          1996         1997             (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                               $ 509,340     $ 438,825    $ 572,313      $   1,670    $ 278,594
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation and amortization                            165,951       261,092      282,161        138,505      146,283
   (Gain) loss on disposal of assets                                       (8,482)      19,785          3,994
   Changes in assets and liabilities:
    Contracts receivable                                    323,295      (920,195)     413,698       (660,857)    (470,967)
    Costs and estimated
     earnings in excess of billings                        (670,589)      574,033     (244,389)       (40,743)    (168,054)
    Other current assets                                      7,499       (72,082)      43,535         28,043      (48,766)
    Accounts due from affiliates                                                      (181,013)          (553)     (31,799)
    Accounts payable                                        372,980         8,655     (456,495)       126,448      127,339
    Accrued workers' compensation and
     other accrued expenses                                 130,336       (32,493)       8,069        339,554      179,320
    Billings in excess of costs and
     estimated earnings                                    (159,124)      165,500       (9,400)       241,100       93,500
                                                          ---------     ---------    ---------      ---------    ---------

     Net cash provided by operating activities              679,688       414,853      448,264        177,161      105,450
                                                          ---------     ---------    ---------      ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment                       (873,937)     (599,376)    (625,525)      (112,463)     (34,091)
 Proceeds from the sale of equipment                                        8,000        3,500
                                                          ---------     ---------    ---------      ---------    ---------

     Net cash used in investing activities                 (873,937)     (591,376)    (622,025)      (112,463)     (34,091)
                                                          ---------     ---------    ---------      ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from the issuance of long-term debt               434,070       446,191      350,240                      44,033
 Payments of long-term debt                                (293,818)     (172,464)    (237,857)      (124,800)    (144,665)
 Net borrowings on note payable to bank                                   250,000      150,000                      45,000
 Borrowings from related parties                                                       100,000
 Payments on borrowings from related parties                 (8,865)      (54,296)     (41,850)
 Contributions from stockholders                            401,220                      8,540          8,540
 Distributions to stockholders                             (266,339)     (227,984)    (274,014)                    (17,102)
                                                          ---------     ---------    ---------      ---------    ---------

     Net cash provided by (used in) financing activities    266,268       241,447       55,059       (116,260)     (72,734)
                                                          ---------     ---------    ---------      ---------    ---------

NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                            72,019        64,924     (118,702)       (51,562)      (1,375)

CASH AND CASH EQUIVALENTS,
 BEGINNING OF PERIOD                                        192,983       265,002      329,926        145,465      211,224
                                                          ---------     ---------    ---------      ---------    ---------

CASH AND CASH EQUIVALENTS,
 END OF PERIOD                                            $ 265,002     $ 329,926    $ 211,224      $  93,903    $ 209,849
                                                          ---------     ---------    ---------      ---------    ---------

SUPPLEMENTARY DISCLOSURE OF
 CASH FLOW INFORMATION:
 Cash paid for interest                                   $  24,052     $  80,198    $  99,527      $  37,093    $  59,871
                                                          =========     =========    =========      =========    =========



NONCASH FINANCING ACTIVITY:
 During 1995, the Company issued notes payable in the amount of $105,011 in exchange for ten shares of common stock.

 During 1995, the Company distributed property with a book value of $204,500 to the stockholders.

 During 1995, the Company's stockholders contributed property with a book value of $204,500 to the Company.


See notes to combined financial statements.

ADVANCED ROOFING, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS
FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 1996,
FOR THE TEN-MONTH PERIOD ENDED OCTOBER 31, 1997,
AND FOR THE FIVE-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)
--------------------------------------------------------------------------------


1.       GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         GENERAL - The accompanying combined financial statements include the accounts of Advanced Roofing, Inc., Advanced Leasing, Inc., K&M Warehouse, Inc. and Hi-Rise Crane, Inc. (collectively referred to herein as the "Company"), all of which are under common ownership and common management and are presented on a combined basis since they are managed as one entity. The Company operates as a provider of comprehensive roofing services to commercial, industrial, manufacturing, construction and government customers. The work is generally performed under fixed-price contracts. The length of the Company's contracts varies, but generally are less than one year. The Company's principal offices are located in Fort Lauderdale, Florida and the majority of the Company's business is transacted with customers in Florida.

         The following represents the components of the Company's capital accounts at October 31, 1997:

                                                                               ADDITIONAL    TREASURY
                                                 PAR      SHARES      COMMON     PAID-IN     TREASURY
                  COMPANY NAME                  VALUE   AUTHORIZED     STOCK     CAPITAL       STOCK

         Advanced Roofing, Inc.                  $  1       1,000    $    100    $    400    $105,011

         Advanced Leasing, Inc.                     1       1,000         500     499,500

         K&M Warehouse, Inc.                        1         500         250     164,303

         Hi-Rise Crane, Inc.                     0.50       1,000          23       8,967
                                                                     --------    --------    --------
         Total at October 31, 1997                                   $    873    $673,170    $105,011
                                                                     ========    ========    ========



         The Hi-Rise Crane, Inc. shares were issued during the ten-month period ended October 31, 1997 and were the only shares issued by any of the entities since December 31, 1994.

         PRINCIPLES OF COMBINATION - The combined financial statements include the accounts of Advanced Roofing, Inc., Advanced Leasing, Inc., K&M Warehouse, Inc. and Hi-Rise Crane, Inc. All significant intercompany balances and transactions have been eliminated in combination.

         INTERIM FINANCIAL INFORMATION - The interim financial statements as of March 31, 1998 and for the five months ended March 31, 1997 and 1998 are unaudited and certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position, results of operations, and cash flows with respect to the interim financial statements have been included. The results of operations for the interim period are not necessarily indicative of the results for an entire fiscal year.

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

         CONTRACT RECEIVABLES - The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

         CREDIT POLICY - In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, state and local governments and local companies whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. Credit checks are performed for significant new customers that are not known to the Company. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

         INVENTORIES - Inventories consist primarily of materials and supplies and are valued at the lower of first-in, first-out cost or market.

         PROPERTY AND EQUIPMENT - Property and equipment are stated at cost less accumulated depreciation. Property and equipment are reviewed for impairment and a provision recorded, if necessary, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation and amortization are recorded using the straight-line method over the estimated useful lives of the related assets. Depreciation and amortization are provided over the following estimated useful lives:

        Buildings and improvements                     30    to     39    years
        Office equipment                                5    to      7    years
        Service equipment and vehicles                  5    to      7    years

         WARRANTIES - The Company provides for future estimated warranty obligations in the period in which the related revenue is recognized.

         REVENUE AND COST RECOGNITION - Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

         Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, and tools. Selling, general, and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from the percentage of completion calculation for purposes of determining profits earned on uncompleted contracts.

         Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

         The asset, "Costs and estimated earnings in excess of billings" on uncompleted contracts, represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings" on uncompleted contracts, represents billings in excess of revenues recognized.

         INCOME TAXES - The Company is an S Corporation for federal income tax purposes. Accordingly, the current taxable income of the Company is taxable to the shareholders who are responsible for the payment of taxes thereon. The tax basis of assets and liabilities of the Company differ from the financial statement basis principally due to the use of the completed contract method of reporting revenues for income tax purposes and due to accelerated depreciation of assets for tax purposes.

         NEW ACCOUNTING PRONOUNCEMENTS - In June 1997, SFAS No. 130, Reporting Comprehensive Income, was issued. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that a company (a) classify items of other comprehensive income by their nature in a financial statement and
         (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company has not determined the effects, if any, that SFAS No. 130 will have on its combined financial statements.

         YEAR-END CHANGE - During the ten-month period ended October 31, 1997 the Company changed its year-end to October 31.

2.       CONTRACT RECEIVABLES

         Contract receivables consist of the following:


                          DECEMBER 31,  OCTOBER 31,
                             1996          1997
Completed contracts:
  Current accounts        $  708,598    $  653,726
  Retention                    2,500
                          ----------    ----------
                             711,098       653,726
Contracts in progress:
  Current accounts           750,326       417,400
  Retention                  153,100       129,700
                          ----------    ----------

Subtotal                     903,426       547,100
                          ----------    ----------

Contract receivables      $1,614,524    $1,200,826
                          ==========    ==========

3.       PROPERTY AND EQUIPMENT

         Property, plant and equipment consist of the following as of:



                                                                           DECEMBER 31,    OCTOBER 31,
                                                                               1996           1997
Land                                                                       $   151,498     $  151,498
Buildings and improvements                                                     677,807        754,438
Office equipment                                                               132,455        132,455
Service equipment and vehicles                                               1,878,035      2,404,094
                                                                           -----------     ----------
                                                                             2,839,795      3,442,485

Less accumulated depreciation                                                  985,299      1,267,460
                                                                           -----------     ----------

                                                                           $ 1,854,496     $2,175,025
                                                                           ===========     ==========

4.      CONTRACTS IN PROGRESS

        Information relative to contracts in progress is summarized as follows:


                                                                           DECEMBER 31,    OCTOBER 31,
                                                                               1996           1997

Costs incurred on uncompleted contracts                                    $ 2,601,836     $1,759,125
Estimated earnings                                                             756,100        558,000
                                                                           -----------     ----------

        Total                                                                3,357,936      2,317,125

Less billings to date                                                        3,384,600      2,090,000
                                                                           -----------     ----------

        Net (over) under billings                                          $   (26,664)    $  227,125
                                                                           ===========     ==========


        Included in the accompanying balance sheets under the following captions:

                                                                           DECEMBER 31,    OCTOBER 31,
                                                                               1996           1997

Costs and estimated earnings in excess
   of billings                                                             $   138,836     $  383,225

Billings in excess of costs and estimated
   earnings                                                                    165,500        156,100
                                                                           -----------     ----------

        Total                                                              $   (26,664)    $  227,125
                                                                           ===========     ==========





5.       401(K) PROFIT SHARING PLAN

         The Company has a 401(k) profit sharing plan covering substantially all employees. Each year, participants may contribute up to 15% of pretax annual compensation, not to exceed $9,000 and $9,500 in 1996 and 1997, respectively, as defined in the plan. The Company shall contribute and allocate to each participant's account an amount equal to the amount withheld from the compensation of such participant pursuant to his or her salary savings agreement. Discretionary matching amounts may be contributed at the Company's option, not to exceed 25% of the participant's contributions. The Company's contributions were $44,979, $30,839, and $25,931 for the years ended December 31, 1995 and 1996 and the ten-month period ended October 31, 1997, respectively.

6.       RELATED PARTY TRANSACTIONS

         During 1995, the Company entered into an agreement to purchase ten shares of issued and outstanding common stock of Advanced Roofing, Inc. from the spouse of a deceased former shareholder under the terms of a Stockholders' Agreement dated January 16, 1992. In exchange for the stock, the Company issued notes payable in the amount of $105,011. The notes bear an interest rate of 10% and are payable in twenty-four equal monthly installments of $4,846 from 1995 through 1997. The amounts payable under the Stockholders' Agreement was $41,850 at December 31, 1996. No amount was outstanding at October 31, 1997.

         During 1997, the Company borrowed $100,000 from a relative of one of the Company's shareholders. The note bears an interest rate of 10%; interest is payable monthly with the principal payable in a lump-sum payment in 1998. The note is secured by an airplane and related equipment owned by one of the Company's shareholders and guaranteed by that same shareholder.

         During the ten-month period ended October 31, 1997, the Company made cash advances to certain affiliates totaling $181,013. The entire balance was outstanding at October 31, 1997.


7.       LONG-TERM DEBT

         A summary of long-term debt is as follows:


                                                                                  DECEMBER 31, OCTOBER 31,
                                                                                      1996         1997

Mortgage note bearing an annual interest rate
of 10%, interest and principal payable in equal
monthly installments of $5,286 from 1995
through 2005; secured by certain real estate                                        $362,186    $338,705

Mortgage note bearing an annual interest rate
of 9%, interest and principal payable in equal
monthly installments of $1,282 from 1994
through 2003; secured by certain real estate                                          77,631      70,389

Various equipment and automobile notes
bearing interest rates ranging from 7.75%
to 9.00%, interest and principal payable
in equal monthly payments due from 1995
through 2000; secured by certain equipment
and automobiles                                                                      393,873     536,975
                                                                                    --------    --------

           Total long-term debt                                                      833,690     946,069

           Less current portion                                                      245,225     296,354
                                                                                    --------    --------

Long-term debt, net of current portion                                              $588,465    $649,715
                                                                                    ========    ========


         The annual aggregate maturities of long-term debt are as follows:


OCTOBER 31,

1998                                                  $     296,354
1999                                                        236,167
2000                                                        138,197
2001                                                         53,989
2002                                                         59,508
Thereafter                                                  161,854
                                                      -------------
Total                                                 $     946,069
                                                      =============





8.       NOTE PAYABLE TO BANK

         The Company has a revolving credit facility with a financial institution for direct borrowings, bearing one percentage point above the lender's prime interest rate (8.5% and 8.25% for 1997 and 1996, respectively) and maturing in yearly intervals, with the next maturity date of April 26, 1998. The credit facility is generally renewed annually and is guaranteed by the stockholders and secured by substantially all of Advanced Roofing, Inc.'s assets. Amounts payable under the revolving credit facility were $250,100 and $400,100 at December 31, 1996 and October 31, 1997, respectively.

9.       MAJOR CUSTOMERS

         At October 31, 1997, $89,498 was due from one customer of the Company. For the ten-month period ended October 31, 1997, sales of 21% of total sales were made to this customer.

10.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company's financial instruments consist of cash and cash equivalents, contract receivables, accounts and notes payable, debt and capitalized lease obligations. The carrying value of these financial instruments approximates fair value because of their short duration or current interest rates. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure with any one financial institution. The carrying value of debt and capitalized lease obligations approximates their fair value based on current rates for borrowings of similar quality and terms.

         Other financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of contract receivables. The Company's customers are concentrated in the Florida market. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

11.      COMMITMENTS AND CONTINGENCIES

         The Company is party to various litigation matters involving routine claims incidental to the business of the Company. Although the ultimate outcome cannot presently be determined with certainty, the Company believes, with advice from its legal counsel, that the ultimate liability associated with such claims, if any, will not have a material adverse effect on the Company's financial position or results of operations.

12.      SUBSEQUENT EVENT

         On May 20, 1998, the Company signed a merger agreement with General Roofing Services, Inc. ("GRS") whereby GRS will acquire the Company in a merger for a combination of cash and common shares of GRS concurrent with the consummation of an initial public offering of the common stock of GRS, subject to certain conditions including the approval by Directors of both companies. The assets and operations related to K&M Warehouse, Inc. and Hi-Rise Crane, Inc. ("Hi-Rise"), together with certain portions of Advanced Leasing, Inc. (consisting primarily of the assets related to Hi-Rise) will not be acquired in connection with the proposed transaction with GRS.

         Additionally, in January 1998, one of the Company's stockholders relinquished control of Hi-Rise. In connection therewith, 45% of Hi-Rise's stock was transferred to an unrelated third party and 10% of the stock was transferred to an officer of the Company.

                                   * * * * * *

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Blackmore and Buckner Roofing, Inc.:

We have audited the accompanying balance sheet of Blackmore and Buckner Roofing, Inc. (the "Company") as of December 31, 1997, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1997 financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




DELOITTE & TOUCHE LLP
Atlanta, Georgia
April 23, 1998
(May 12, 1998 as to Note 11)

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Blackmore and Buckner Roofing, Inc.:

We have audited the accompanying balance sheet of Blackmore and Buckner Roofing, Inc. (the "Company") as of December 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1996 and December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the above-mentioned financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


BLUE & CO., LLC
Indianapolis, Indiana
January 29, 1997

BLACKMORE AND BUCKNER ROOFING, INC.

BALANCE SHEETS
--------------------------------------------------------------------------------


                                                                                                               MARCH 31,
                                                                                DECEMBER 31,    DECEMBER 31,     1998
ASSETS                                                                             1996           1997        (UNAUDITED)
CURRENT ASSETS:
 Cash and cash equivalents                                                      $    66,884     $  238,524    $  246,957
 Contract receivables                                                             2,453,687      1,532,800       778,602
 Cost and estimated earnings in excess of billings                                   66,993        233,135       271,678
 Inventories                                                                         83,327         80,208        75,734
 Prepaid expenses and other current assets                                           13,460         20,060        24,480
                                                                                -----------     ----------    ----------
  Total current assets                                                            2,684,351      2,104,727     1,397,451

PROPERTY AND EQUIPMENT, NET                                                         334,096        361,396       342,734

OTHER ASSETS                                                                         72,213         85,250        90,168
                                                                                -----------     ----------    ----------

                                                                                $ 3,090,660     $2,551,373    $1,830,353
                                                                                ===========     ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable                                                               $   586,427     $  345,532    $  291,104
 Accrued payroll and withholdings                                                   363,581        323,391       159,644
 Accrued expenses                                                                   200,189        131,081        95,332
 Billings in excess of costs and estimated earnings                                 497,601        362,752       122,156
 Current maturities of long-term debt                                                19,286         22,645        22,838
                                                                                -----------     ----------    ----------
  Total current liabilities                                                       1,667,084      1,185,401       691,074

LONG-TERM DEBT, net of current portion                                               58,610         85,073        76,912
                                                                                -----------     ----------    ----------
  Total liabilities                                                               1,725,694      1,270,474       767,986
                                                                                -----------     ----------    ----------

STOCKHOLDERS' EQUITY:
 Common stock, $1 stated value, 40,000 shares authorized,
  37,851, 29,014 and 29,014 shares issued, respectively                              37,851         29,014        29,014
 Additional paid-in capital                                                         501,265        370,352       370,352
 Retained earnings                                                                  880,600        881,533       663,001
 Treasury stock, 4,716 shares in 1996                                               (54,750)
                                                                                -----------     ----------    ----------
  Total stockholders' equity                                                      1,364,966      1,280,899     1,062,367
                                                                                -----------     ----------    ----------

                                                                                $ 3,090,660     $2,551,373    $1,830,353
                                                                                ===========     ==========    ==========

See notes to financial statements.

BLACKMORE AND BUCKNER ROOFING, INC.

STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                                                     THREE MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,                        MARCH 31,
                                     1995            1996            1997            1997            1998
                                                                                          (UNAUDITED)
CONTRACT AND SERVICE
 REVENUES EARNED                 $ 7,210,134     $ 7,704,410     $ 7,738,719     $ 1,401,394     $ 1,061,435

COST OF CONTRACT AND
 SERVICE REVENUES EARNED           5,794,958       5,948,466       6,320,994       1,273,060         896,081
                                 -----------     -----------     -----------     -----------     -----------

GROSS PROFIT                       1,415,176       1,755,944       1,417,725         128,334         165,354

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES           1,161,527       1,326,300       1,219,461         205,840         215,422
                                 -----------     -----------     -----------     -----------     -----------

INCOME (LOSS) FROM OPERATIONS        253,649         429,644         198,264         (77,506)        (50,068)

OTHER INCOME (EXPENSE):
 Interest income                       2,518          11,306          17,331                           5,559
 Interest expense                    (12,433)         (8,438)         (6,958)         (1,557)         (3,108)
 Other income (expense), net          15,879          (1,025)          6,016          (1,357)         (2,646)
                                 -----------     -----------     -----------     -----------     -----------

NET INCOME (LOSS)                $   259,613     $   431,487     $   214,653     $   (80,420)    $   (50,263)
                                 ===========     ===========     ===========     ===========     ===========


See notes to financial statements.

BLACKMORE AND BUCKNER ROOFING, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------


                                                           ADDITIONAL            TREASURY
                                      COMMON STOCK           PAID-IN               STOCK               RETAINED
                                   SHARES      AMOUNT        CAPITAL        SHARES          AMOUNT     EARNINGS         TOTAL

BALANCES, JANUARY 1, 1995          37,851     $  37,851     $ 501,265         4,716     $   (54,750)    $404,878    $  889,244


Distributions to shareholders                                                                            (71,240)      (71,240)

Net income                                                                                               259,613       259,613
                                   ------     ---------     ---------         -----     -----------     --------    ----------

BALANCES, DECEMBER 31, 1995        37,851        37,851       501,265         4,716         (54,750)     593,251     1,077,617

Distributions to stockholders                                                                           (144,138)     (144,138)

Net income                                                                                               431,487       431,487
                                   ------     ---------     ---------         -----     -----------     --------    ----------

BALANCES, DECEMBER 31, 1996        37,851        37,851       501,265         4,716         (54,750)     880,600     1,364,966

Purchase of treasury stock                                                    4,121         (85,000)                   (85,000)

Distributions to stockholders                                                                           (213,720)     (213,720)

Retirement of treasury stock       (8,837)       (8,837)     (130,913)       (8,837)        139,750

Net income                                                                                               214,653       214,653
                                   ------     ---------     ---------         -----     -----------     --------    ----------

BALANCES, DECEMBER 31, 1997        29,014        29,014       370,352                                    881,533     1,280,899

Net loss (unaudited)                                                                                     (50,263)      (50,263)

Distributions to stockholders
 (unaudited)                                                                                            (168,269)     (168,269)
                                   ------     ---------     ---------         -----     -----------     --------    ----------

BALANCES, MARCH 31, 1998
 (unaudited)                       29,014     $  29,014     $ 370,352                                  $ 663,001   $ 1,062,367
                                   ======     =========     =========         =====     ===========     ========    ==========


See notes to financial statements.

BLACKMORE AND BUCKNER ROOFING, INC.

STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                                  THREE MONTHS ENDED
                                                               YEARS ENDED DECEMBER 31,                 MARCH 31,
                                                            1995          1996        1997          1997        1998
                                                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                      $ 259,613   $   431,487   $ 214,653   $   (80,420)  $ (50,263)
  Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
    Depreciation                                            99,120        82,321      88,776        20,197      18,662
    Gain on disposal of assets                              (9,807)         (900)
    Life insurance premiums paid in excess of increase in
     cash surrender value of officers' life insurance                       (576)     (2,456)       (2,139)     (2,273)
    Changes in operating assets and liabilities:
    Contract receivables                                   191,137    (1,275,210)    920,887     1,090,507     754,198
    Costs and estimated earnings in excess of billings      53,936       (47,297)   (166,142)      (74,990)    (38,543)
    Inventories                                             11,425        25,158       3,119         2,532       4,474
    Other current assets                                   (16,540)       17,813      (6,600)       (3,172)     (4,420)
    Accounts payable and accrued expenses                  (27,979)      360,925    (350,193)     (440,773)   (253,924)
    Billings in excess of costs and estimated earnings    (209,658)      270,778    (134,849)       34,785    (240,596)
                                                         ---------   -----------   ---------   -----------   ---------
    Net cash provided by (used in) operating activities    351,247      (135,501)    567,195       546,527     187,315
                                                         ---------   -----------   ---------   -----------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment                       (85,519)      (19,071)   (116,076)       (9,849)
 Proceeds from sale of property and equipment               13,473           900
 Increase in cash surrender value of officers' life
   insurance                                                (9,906)      (10,581)    (10,581)       (2,495)     (2,645)
                                                         ---------   -----------   ---------   -----------   ---------
    Net cash used in investing activities                  (81,952)      (28,752)   (126,657)      (12,344)     (2,645)
                                                         ---------   -----------   ---------   -----------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayments of long-term debt                              (19,414)      (20,222)    (20,178)       (5,135)     (7,968)
 Distributions to stockholders                             (71,240)     (144,138)   (213,720)     (120,396)   (168,269)
 Purchase of treasury stock                                                          (35,000)
                                                         ---------   -----------   ---------   -----------   ---------
    Net cash used in financing activities                  (90,654)     (164,360)   (268,898)     (125,531)   (176,237)
                                                         ---------   -----------   ---------   -----------   ---------

NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                          178,641      (328,613)    171,640       408,652       8,433

CASH AND CASH EQUIVALENTS,
 BEGINNING OF PERIOD                                       216,856       395,497      66,884        66,884     238,524
                                                         ---------   -----------   ---------   -----------   ---------

CASH AND CASH EQUIVALENTS,
 END OF PERIOD                                           $ 395,497   $    66,884   $ 238,524   $   475,536   $ 246,957
                                                         =========   ===========   =========   ===========   =========

Cash payments for:
 Interest                                                $  12,433   $     8,438   $   6,958   $     1,557   $   3,108
                                                         =========   ===========   =========   ===========   =========



See notes to financial statements.

BLACKMORE AND BUCKNER ROOFING, INC.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.       GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         GENERAL - Blackmore and Buckner Roofing, Inc. (the "Company") is a roofing contractor headquartered in Indianapolis, Indiana. The principal activities of the Company include installing commercial and residential roofing, repair work on existing and newly constructed buildings, and metal fabrication. The Company performs these construction activities primarily in Indiana for commercial enterprises.

         A majority of the Company's hourly employees are covered by collective bargaining agreements, which expire May 31, 1998 and May 31, 1999.

         INTERIM FINANCIAL INFORMATION - The interim financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited and certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position, results of operations, and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim period are not necessarily indicative of the results for an entire fiscal year.

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

         CONTRACT RECEIVABLES - The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

         CREDIT POLICY - In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, local school districts, and well-known companies whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. Credit checks are performed for significant new customers that are not known to the Company. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

         INVENTORIES - Inventories consist primarily of materials and supplies and are valued at the lower of cost, using the first-in, first-out method, or market.

         PROPERTY AND EQUIPMENT - Property and equipment is stated at cost less accumulated depreciation. Property and equipment are reviewed for impairment and a provision is provided, if necessary, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation is recorded using the straight-line method over the estimated useful life of the related assets. Depreciation is provided over the following estimated useful lives:

                Buildings                                         10 - 31 years
                Shop and general equipment                        2 - 7 years
                Office equipment                                  5 - 10 years
                Trucks, trailers and vehicles                     3 - 5 years
                Fabrication equipment                             10 years

         WARRANTIES - The Company provides for future estimated warranty obligations in the period in which the related revenue is recognized.

         REVENUE AND COST RECOGNITION - The Company performs repair work under time-and-material contracts and installation work generally under fixed-price contracts. Revenues from time-and-material contracts are recognized currently as the work is performed. Revenue from fixed price contracts is recognized under the percentage-of-completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

         Contract costs include all direct material and labor costs and those indirect costs relating to contract performance such as indirect labor, supplies and tools. Selling, general and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project, which are not reflective of effort, are excluded from the percentage of completion calculation for purposes of determining profits on uncompleted contracts.

         Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of work are reflected in the period in which the facts requiring the revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

         The asset, "Costs and estimated earnings in excess of billings," represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings," represents billings in excess of revenues recognized on uncompleted contracts.

         INCOME TAXES - The Company is an S Corporation for federal income tax purposes. The current taxable income of the Company is taxable to the shareholders who are responsible for the payment of taxes thereon. Accordingly, the accompanying financial statements do not include any provision for federal and state income taxes.

         NEW ACCOUNTING PRONOUNCEMENT - Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standard No. 130, Reporting Comprehensive Income. There are no significant differences between comprehensive income and net income as reported in the Company's Statements of Operations.

         RECLASSIFICATION - Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform to the 1997 presentation.

2.       CONTRACT RECEIVABLES

         Contract receivables include the following:


                                                           DECEMBER 31,
                                                        1996        1997
Completed contracts:
 Current accounts                                    $  593,996  $  851,246
Contracts in progress:
 Current accounts                                     1,766,182     526,072
 Retention                                               93,509     155,482
                                                     ----------  ----------

                                                     $2,453,687  $1,532,800
                                                     ==========  ==========

3.       CONTRACTS IN PROGRESS

         Information relative to contracts in progress, earnings thereon and related billings includes the following:


                                                 DECEMBER 31,
                                             1996          1997

Costs incurred on uncompleted contracts  $ 3,103,306   $ 3,563,178
Estimated earnings                           884,365       477,665
                                         -----------   -----------
Total                                      3,987,671     4,040,843
Less: billings to date                    (4,418,279)   (4,170,460)
                                         -----------   -----------

Net over billings                        $  (430,608)  $  (129,617)
                                         ===========   ===========





         Included in the accompanying balance sheets under the following captions:


                                                          DECEMBER 31,
                                                       1996        1997

Costs and estimated earnings in excess of billings  $  66,993   $ 233,135
Billings in excess of costs and estimated earnings   (497,601)   (362,752)
                                                    ---------   ---------


Total                                               $(430,608)  $(129,617)
                                                    =========   =========

4.      PROPERTY AND EQUIPMENT

        Property and equipment consist of the following:



                                                             DECEMBER 31,
                                                         1996          1997

Land                                                 $   107,381   $   107,381
Buildings                                                351,657       351,657
Shop and general equipment                               431,954       468,685
Office equipment                                         114,297       138,841
Trucks, trailers and vehicles                            333,967       372,567
Fabrication equipment                                    143,459       159,660
                                                     -----------   -----------
                                                       1,482,715     1,598,791

Accumulated depreciation                              (1,148,619)   (1,237,395)
                                                     -----------   -----------
                                                     $   334,096   $   361,396
                                                     ===========   ===========


5.      LONG-TERM DEBT

        A summary of long-term debt is as follows:


                                                                     DECEMBER 31,
                                                                   1996        1997
Note payable to bank under equipment line-of-credit due
 October 2000 bears interest at prime plus 1-1/4% (9.5% and
 9.75% at December 31, 1996 and 1997, respectively)
 Note is payable in monthly principal payments of $744
 plus interest                                                  $  34,226   $  27,120

Note payable to U.S. Small Business Administration due October
 2003 bears interest at 5.2%. Note is payable in monthly
 payments of $560 of principal and interest                        38,151      33,313

Note payable to former stockholder due August 2002 bears
 interest at 8.5%. Note is payable in monthly payments
 of $1,026 of principal and interest                                           47,285

Note payable to former stockholder repaid in 1997                   5,519
                                                                ---------   ---------
                                                                   77,896     107,718
Current maturities                                                (19,286)    (22,645)
                                                                ---------   ---------
                                                                $  58,610   $  85,073
                                                                =========   =========

         Aggregate annual maturities of long-term debt for the years ending December 31, are as follows:



1998                                                 $  22,645
1999                                                    23,679
2000                                                    25,130
2001                                                    17,075
2002                                                    14,253
Thereafter                                               4,936
                                                     ---------
                                                     $ 107,718
                                                     =========


         The Company has a $500,000 line-of-credit with a bank which is available for its current working capital needs, through July 1998, and a $85,000 line-of-credit to be used for capital expenditures. No amounts were outstanding under the working capital line of credit at December 31, 1996 and 1997. The Company had outstanding borrowings of $34,226 and $27,120 under the equipment line of credit at December 31, 1996 and 1997, respectively. These credit facilities require monthly interest payments at the bank's prime rate (8.25% and 8.5% at December 31, 1996 and December 31, 1997, respectively) plus 3/4% and 1-1/4%, respectively.

         The credit facilities are secured by contract receivables, equipment, and mortgages on certain commercial properties, and are personally guaranteed by several of the Company's stockholders. The loan agreements place restrictive covenants on the Company, including maintenance of certain collateral ratios, a specified minimum amount of working capital and net worth, as defined. The credit facilities also contain acceleration clauses in the event the Company enters into a merger agreement or a transfer of ownership occurs. The note payable to the U.S. Small Business Administration is secured under the same terms as the line-of-credit facilities.

6.       FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company's financial instruments consist of cash and cash equivalents, contract receivables, accounts and notes payable and debt. The carrying value of these financial instruments approximates fair value because of their short duration or current interest rates. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure with any one financial institution. The carrying value of debt obligations approximates their fair value based on current rates for borrowings of similar quality and terms.

         Other financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist primarily of contract receivables. The Company's customers are concentrated in the Indiana market. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

7.       MAJOR CUSTOMERS

         At December 31, 1996 and 1997, 51% and 28% of contract receivables, respectively, were due from two customers of the Company. For the years ended December 31, 1995, 1996 and 1997, sales of 27%, 41% and 26%, respectively, of total sales were made to two customers of the Company.

8.      PENSION PLANS

        Substantially all of the Company's nonmanagement employees are covered by collective bargaining agreements. The Company's contributions to various union-sponsored multi-employer pension plans were $113,492, $159,631 and $214,842 in 1995, 1996 and 1997, respectively. Information on the Company's portion of the accumulated plan benefits and the plans' net assets, if any, is not determinable. Under the Employee Retirement Income Security Act of 1974, as amended in 1980, an employer, upon withdrawing from a multi-employer pension plan, is obligated for its proportionate share of the plan's unfunded vested benefits. The Company has no intention of withdrawing from the plans.

        In 1990, the Company adopted a Simplified Employee Pension ("SEP") plan which covers all non-union employees who meet certain age and employment criteria. Contributions to the plan are at the discretion of the Board of Directors. The Company's liability for benefits is limited to the amount funded to the plan. Contributions to the SEP plan were $92,371, $99,077 and $112,023 in 1995, 1996 and 1997, respectively.

9.      STOCKHOLDERS' EQUITY

        COMMON STOCK - At December 31, 1996 and 1997, the Company's common stock consists of 40,000 shares authorized ($1 stated value), 37,851 and 29,014 shares issued and outstanding, respectively, including shares held in treasury. All common shares have equal voting, dividend, participation and liquidation rights.

        TREASURY STOCK - The Company purchased 4,121 shares of common stock on August 1, 1997 for $85,000. The Company paid cash of $35,000 and issued a note payable to a former stockholder in the amount of $50,000.

        On December 31, 1997, the Company retired 8,837 shares of treasury stock at a cost of $139,750. The shares were originally issued at one dollar per share. Additional paid-in capital was reduced for the amount in excess of the original $8,837 purchase price of the common stock, or $130,913.

10.     CONTINGENCY

        The Company is currently involved in arbitration to recover costs incurred in connection with a warranty replacement. Although it is not possible to predict the outcome of the arbitration, in the opinion of management, resolution will not have a material effect on the financial position, results of operations or cash flows of the Company.

11.     SUBSEQUENT EVENT

        On May 12, 1998, the Company signed a merger agreement with General Roofing Services, Inc. ("GRS") whereby GRS will acquire the Company in a merger for a combination of cash and common shares of GRS concurrent with the consummation of an initial public offering of the common stock of GRS, subject to certain conditions including consummation of the offering.

 INDEPENDENT AUDITORS' REPORT


To the Stockholders of
Register Contracting Company, Inc.:

We have audited the accompanying balance sheets of Register Contracting Company, Inc. (the "Company"), as of September 30, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Register Contracting Company, Inc., and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.




DELOITTE & TOUCHE LLP
Jacksonville, Florida
October 31, 1997
(May 8, 1998 as to Note 11)

REGISTER CONTRACTING COMPANY, INC.

BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                SEPTEMBER 30,       MARCH 31,
ASSETS                                                        1996        1997        1998
                                                                                   (UNAUDITED)
CURRENT ASSETS:
 Cash and cash equivalents                                 $  549,829  $  594,137  $  489,396
 Contract receivables, net of an allowance for doubtful
  accounts of $20,916, $20,916, and $35,916, respectively     612,910   1,139,133   1,342,682
 Costs and estimated earnings in excess of billings           109,739      15,352     116,654
 Due from related parties                                     122,619     103,412      85,223
 Inventories                                                   73,981      71,079      88,165
 Prepaid expenses and other current assets                     20,276      35,670      33,622
 Deferred tax assets                                                        2,862
                                                           ----------  ----------  ----------
  Total current assets                                      1,498,354   1,961,645   2,155,742

PROPERTY AND EQUIPMENT, net                                   438,530     476,332     549,253

OTHER ASSETS                                                   22,000      46,000      46,000
                                                           ----------  ----------  ----------
TOTAL                                                      $1,949,884  $2,483,977  $2,750,995
                                                           ==========  ==========  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable                                          $  551,941  $  540,846  $  590,038
 Accrued expenses                                             252,890     344,664     359,160
 Billings in excess of costs and estimated earnings            94,268     174,671     255,582
 Current portion of long-term debt                             21,723      44,558      44,895
 Accrued bonuses                                                          213,684     145,000
 Income taxes payable                                           5,605     107,441
 Deferred tax liabilities                                      93,929                  68,777
                                                           ----------  ----------  ----------
  Total current liabilities                                 1,020,356   1,425,864   1,463,452

LONG-TERM DEBT, net of current portion                         10,406      54,795     132,010

DEFERRED TAX LIABILITIES                                       12,730      22,739      22,739
                                                           ----------  ----------  ----------
  Total                                                     1,043,492   1,503,398   1,618,201
                                                           ----------  ----------  ----------
COMMITMENTS AND CONTINGENCIES (Note 5)

STOCKHOLDERS' EQUITY:
 Common stock, $10 par value; 10,000 shares authorized;
  1902, 1992 and 1992 shares issued and outstanding            19,020      19,920      19,920
 Additional paid-in capital                                    45,291      72,932      72,932
  Retained earnings                                           842,081     887,727   1,039,942
                                                           ----------  ----------  ----------
 Total                                                        906,392     980,579   1,132,794
                                                           ----------  ----------  ----------
TOTAL                                                      $1,949,884  $2,483,977  $2,750,995
                                                           ==========  ==========  ==========

See notes to financial statements.

REGISTER CONTRACTING COMPANY, INC.

STATEMENTS OF OPERATIONS


                                                                                                  SIX MONTHS ENDED
                                                         YEARS ENDED SEPTEMBER 30,                    MARCH 31,
                                                    1995           1996           1997           1997           1998
                                                                                                     (UNAUDITED)
CONTRACT REVENUES
  EARNED                                        $ 6,532,709    $ 6,187,007    $ 6,831,850    $ 3,043,586    $ 4,169,021

COSTS OF CONTRACT
  REVENUES EARNED                                 5,871,215      5,173,719      5,791,836      2,536,567      3,443,424
                                                -----------    -----------    -----------    -----------    -----------

GROSS PROFIT                                        661,494      1,013,288      1,040,014        507,019        725,597

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES                           591,763        803,940      1,002,174        431,272        516,888
                                                -----------    -----------    -----------    -----------    -----------

INCOME FROM
  OPERATIONS                                         69,731        209,348         37,840         75,747        208,709

OTHER INCOME (EXPENSE):
 Interest income                                      7,531         16,665         26,131          9,046         10,884
 Interest expense                                   (19,738)       (17,083)        (9,038)        (4,099)        (8,014)
 Other income                                         3,100         67,337         73,267          6,872         12,275
                                                -----------    -----------    -----------    -----------    -----------

INCOME BEFORE
  INCOME TAXES                                       60,624        276,267        128,200         87,566        223,854

INCOME TAX PROVISION                                 18,848         88,730         82,554         56,042         71,639
                                                -----------    -----------    -----------    -----------    -----------

NET INCOME                                      $    41,776    $   187,537    $    45,646    $    31,524    $   152,215
                                                ===========    ===========    ===========    ===========    ===========


See notes to financial statements.

REGISTER CONTRACTING COMPANY, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY


                                                   COMMON STOCK      ADDITIONAL
                                                ------------------     PAID-IN      RETAINED
                                                SHARES      AMOUNT     CAPITAL      EARNINGS         TOTAL
BALANCE,
 OCTOBER 1, 1994                                 1,800     $18,000                 $  612,768     $  630,768
 Issuance of common stock                          102       1,020     $45,291                        46,311
 Net income                                                                            41,776         41,776
                                                ------     -------     -------     ----------     ----------

BALANCE,
 SEPTEMBER 30, 1995                              1,902      19,020      45,291        654,544        718,855
 Net income                                                                           187,537        187,537
                                                ------     -------     -------     ----------     ----------

BALANCE,
 SEPTEMBER 30, 1996                              1,902      19,020      45,291        842,081        906,392
 Issuance of common stock                           90         900      27,641                        28,541
 Net income                                                                            45,646         45,646
                                                ------     -------     -------     ----------     ----------

BALANCE,
 SEPTEMBER 30, 1997                              1,992      19,920      72,932        887,727        980,579
 Net income (unaudited)                                                               152,215        152,215
                                                ------     -------     -------     ----------     ----------

BALANCE,
 MARCH 31, 1998
 (UNAUDITED)                                     1,992     $19,920     $72,932     $1,039,942     $1,132,794
                                                ======     =======     =======     ==========     ==========


See notes to financial statements.

REGISTER CONTRACTING COMPANY, INC.

STATEMENTS OF CASH FLOWS


                                                                                                             SIX MONTHS ENDED
                                                                   YEARS ENDED SEPTEMBER 30,                    MARCH 31,
                                                              1995           1996           1997           1997           1998
                                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                $  41,776      $ 187,537      $  45,646      $  31,524      $ 152,215
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation and amortization                              90,081         92,781         97,405         41,823         48,702
   Loss (gain) on disposal of assets                           5,803        (48,759)       (11,999)        (2,690)
   Deferred taxes                                             19,442         29,195        (86,782)        12,895         71,640
   Changes in operating assets and liabilities:
    Contract receivables, net                                247,563        145,671       (526,223)      (278,859)      (203,549)
    Costs and estimated earnings in excess billings          208,685        (88,686)        94,387        (66,400)      (101,302)
    Due from related parties                                  (2,592)        (6,587)        26,290         18,268         18,189
    Inventories                                              (44,416)        (8,434)         2,902         (3,435)       (17,086)
    Other current assets                                      36,129         (2,618)       (15,394)        (9,039)         2,048
    Accounts payable and accrued expenses                   (345,147)        73,063         80,679        121,467         63,688
    Billings in excess of costs and estimated earnings       125,032       (150,641)        80,403         36,176         80,911
    Accrued bonuses                                          (29,850)                      213,684                       (68,684)
    Income taxes payable                                      (1,706)         5,605        101,836         50,437       (107,442)
                                                           ---------      ---------      ---------      ---------      ---------
     Net cash provided by (used in) operating activities     350,800        228,127        102,834        (47,833)       (60,670)
                                                           ---------      ---------      ---------      ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment                         (51,762)      (106,760)       (60,331)       (59,000)      (121,623)
 Proceeds from sale of property and equipment                                56,901         41,833          4,000
 Loans to related parties                                   (100,000)        (3,242)       (19,377)
 Receipts on loans to related parties                          7,138                        12,294
 Deposits                                                                                  (24,000)
                                                           ---------      ---------      ---------      ---------      ---------
     Net cash used in investing activities                  (144,624)       (53,101)       (49,581)       (55,000)      (121,623)
                                                           ---------      ---------      ---------      ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from the issuance of long-term debt                  1,500                                       53,740        106,593
 Repayments of long-term debt                                (76,855)       (52,231)       (37,486)       (22,170)       (29,041)
 Repayment of loan to stockholders                           (34,023)       (15,318)
 Net change in line of credit                                140,750       (140,000)
 Proceeds from issuance of stock                              46,311                        28,541         28,541
                                                           ---------      ---------      ---------      ---------      ---------
     Net cash provided by (used in) financing activities      77,683       (207,549)        (8,945)        60,111         77,552
                                                           ---------      ---------      ---------      ---------      ---------

NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                            283,859        (32,523)        44,308        (42,722)      (104,741)

CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR                                           298,493        582,352        549,829        549,829        594,137
                                                           ---------      ---------      ---------      ---------      ---------

CASH AND CASH EQUIVALENTS,
 END OF YEAR                                               $ 582,352      $ 549,829      $ 594,137      $ 507,107      $ 489,396
                                                           =========      =========      =========      =========      =========

SUPPLEMENTAL SCHEDULE OF NON-CASH
 FINANCING AND INVESTING ACTIVITIES:
  Equipment acquired through non-cash financing                           $  25,008      $ 104,710

CASH PAYMENTS FOR:
  Interest                                                 $  19,738      $  17,083      $   9,038      $   4,098      $   8,012
  Taxes                                                                                  $  55,000      $  12,500      $  91,000


See notes to financial statements.

REGISTER CONTRACTING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     GENERAL - Register Contracting Company, Inc. ("RCCI" or the "Company") was incorporated on September 15, 1981 and is engaged in the business of general contracting and commercial roofing throughout the southeastern United States with the majority of its contracts in Florida. The work is generally performed under fixed-price contracts. The lengths of the Company's contracts vary, but are typically less than one year.

     INTERIM FINANCIAL INFORMATION - The interim financial statements as of March 31, 1998 and for the six months ended March 31, 1997 and 1998 are unaudited and certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position, results of operations, and cash flows with respect to the interim financial statements have been included. The results of operations for the interim period are not necessarily indicative of the results for an entire fiscal year.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     CONTRACT RECEIVABLES - The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

     CREDIT POLICY - In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, state and local governments and well known local companies whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. Credit checks are performed for significant new customers that are not known to the Company. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

     INVENTORIES - Inventories consist primarily of materials and supplies and are valued at the lower of cost or market using the first-in, first-out method.

     PROPERTY AND EQUIPMENT - Property and equipment are stated at cost less accumulated depreciation. Property and equipment are reviewed for impairment and a provision recorded, if necessary, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation is recorded using straight-line methods over the estimated useful lives of the related assets. Depreciation is provided over the following estimated useful lives:

          Building improvements                                   15 to 39 years
          Service equipment                                        5 to  7 years
          Furniture and equipment                                  5 to  7 years
          Computer equipment                                             5 years
          Vehicles                                                       5 years

     WARRANTIES - The Company provides for future estimated warranty obligations in the period in which the related revenue is recognized.

     REVENUE AND COST RECOGNITION - Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, and tools. Selling, general, and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from the percentage of completion calculation for purposes of determining profits earned on uncompleted contracts.

     Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

     The asset, "Costs and estimated earnings in excess of billings" on uncompleted contracts, represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings" on uncompleted contracts, represents billings in excess of revenues recognized.

     INCOME TAXES - The Company reports income taxes pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred tax assets and liabilities represent the future tax consequences of those differences. Deferred taxes are also recognized for operating losses and tax credits that are available to offset future taxable income and income taxes, respectively. A valuation allowance is provided if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     NEW ACCOUNTING PRONOUNCEMENTS - Effective October 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. There are no significant differences between comprehensive income and net income as reported in the Company's statements of operations.

2.   CONTRACT RECEIVABLES

     Contract receivables consist of the following:

                                                                                      SEPTEMBER 30,
                                                                                  1996             1997
         Completed contracts, including retention                              $   128,183      $   821,008

         Contracts in progress:
          Current accounts                                                         294,312          234,365
          Retention                                                                211,331          104,676
                                                                               -----------      -----------


         Subtotal                                                                  633,826        1,160,049
         Less: allowance for doubtful accounts                                     (20,916)         (20,916)
                                                                               -----------      -----------


         Contract receivables, net                                             $   612,910      $ 1,139,133
                                                                               ===========      ===========


3.   CONTRACTS IN PROGRESS

     Information relative to contracts in progress is summarized as follows:

                                                                                      SEPTEMBER 30,
                                                                                  1996             1997
         Costs incurred on uncompleted contracts                               $ 1,884,145      $   701,714
         Estimated earnings                                                        321,836          185,726
                                                                               -----------      -----------

         Total                                                                   2,205,981          887,440
         Less: billings to date                                                 (2,190,510)      (1,046,759)
                                                                               -----------      -----------

         Net under (over) billings                                             $    15,471      $  (159,319)
                                                                               ===========      ===========


     Included in the accompanying balance sheets under the following captions:


                                                                                      SEPTEMBER 30,
                                                                                  1996             1997
         Costs and estimated earnings in excess of billings                    $   109,739      $    15,352
         Billings in excess of costs and estimated earnings                        (94,268)        (174,671)
                                                                               -----------      -----------

         Total                                                                 $    15,471      $  (159,319)
                                                                               ===========      ===========

4.   PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                                      SEPTEMBER 30,
                                                                                  1996             1997
         Land                                                                  $    96,266      $   103,803
         Building and improvements                                                 254,622          254,622
         Service equipment and vehicles                                            607,043          690,156
         Office equipment                                                           86,415           89,451
                                                                               -----------      -----------

         Subtotal                                                                1,044,346        1,138,032
         Less: accumulated depreciation                                           (605,816)        (661,700)
                                                                               -----------      -----------

         Property and equipment, net                                           $   438,530      $   476,332
                                                                               ===========      ===========


5.   LONG-TERM DEBT

     A summary of long-term debt is as follows:

                                                                                      SEPTEMBER 30,
                                                                                  1996             1997
         $250,000 unsecured line of credit;                                    $  1,000         $  1,000
          interest is payable monthly and
          accrues at the prime rate plus
          1% (9.5% at September 30, 1997);
          matures December 31, 1997;
          renewable annually

         Vehicle loans; interest accrues at                                      31,129           98,353
          various fixed rates ranging from
          7% to 9.14%; original maturities
          are from 24 to 36 months;
          collateralized by vehicles with a net
          book value of $112,102, and $24,486
          at September 30, 1996 and 1997, respectively                         --------         --------
         Total                                                                   32,129           99,353
         Less: current portion                                                  (21,723)         (44,558)
                                                                               --------         --------

                                                                               $ 10,406         $ 54,795
                                                                               ========         ========

     Aggregate maturities of long-term debt for years ending September 30 are as follows:



          1998                                                                                  $44,558
          1999                                                                                   38,140
          2000                                                                                   16,655
                                                                                                -------

         Total                                                                                  $99,353
                                                                                                =======


6.   INCOME TAXES

     The Company's provisions for income taxes consists of the following:

                                                                                  SEPTEMBER 30,
                                                                         1995         1996         1997
         Current:
          Federal                                                                  $  56,295    $ 144,586
          State                                                                        3,240       24,750
                                                                                   ---------    ---------
                                                                                      59,535      169,336
                                                                                   ---------    ---------

         Deferred:
          Federal                                                     $  15,146       23,474      (78,008)
          State                                                           3,702        5,721       (8,774)
                                                                      ---------    ---------    ---------
                                                                         18,848       29,195      (86,782)
                                                                      ---------    ---------    ---------

                                                                      $  18,848    $  88,730    $  82,554
                                                                      =========    =========    =========


     The difference between the statutory federal income tax rate and the Company's effective tax rate is as follows:

                                                                                  SEPTEMBER 30,
                                                                       1995         1996         1997
         Statutory federal tax rate                                    34.0%        34.0%        34.0%
         State tax, net of federal benefit                              4.2          4.2          4.2
         Other                                                         (7.2)        (6.2)        26.2
                                                                       ----         ----         ----

         Effective rate                                                31.0%        32.0%        64.4%
                                                                       ====         ====         ====


     Deferred taxes have been recorded using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax liabilities are expected to be settled. The settlement of such deferred tax liability in 1997 was at a rate exceeding that previously recorded resulting in an effective rate for 1997 in excess of the statutory rate.

     Construction contracts are reported for tax purposes on the completed-contract method and for financial statement purposes on the percentage-of-completion method. Accelerated depreciation is used for tax reporting, and straight-line depreciation is used for financial statement reporting.

     Components of the Company's deferred tax liabilities are as follows:

                                                                                     SEPTEMBER 30,
                                                                                 1996             1997
         Deferred tax assets:
          Net operating loss carryforwards                                     $ 16,929
          Allowance for doubtful accounts                                         5,856         $ 6,685
          Vacation accrual                                                        3,516           3,516
          Other                                                                  24,717          49,823
                                                                               --------         -------
           Total                                                                 51,018          60,024
                                                                               --------         -------

         Deferred tax liabilities:
          Contracts in progress                                                 144,947          57,162
          Depreciation                                                           12,730          22,739
                                                                               --------         -------
           Total                                                                157,677          79,901
                                                                               --------         -------

         Net deferred tax liability                                            $106,659         $19,877
                                                                               ========         =======


7.   FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, contract receivables, accounts and notes payable, and debt. The carrying value of these financial instruments approximates fair value because of their short duration or current interest rates. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure with any one financial institution. The carrying value of debt approximates their fair value based on current rates for borrowings of similar quality and terms.

     Other financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of contract receivables. The Company's customers are concentrated in the Florida market. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

8.   MAJOR CUSTOMERS

     At September 30, 1997, approximately $329,000 was due from one customer of the Company. Total revenues under this contract represented 52% of the Company's total contract revenues for the year ended September 30, 1997.

9.   EMPLOYEE PROFIT SHARING PLAN

     The Company sponsored a non-contributory employee profit sharing plan adopted on September 27, 1984. Under the plan, employees who are 21 years of age or older and who have been employed at least one year and completed at least 1,000 hours of service were eligible to participate. The plan provided for discretionary contributions by the Company up to the maximum amount permitted under the Internal Revenue Code. The Company's board of directors determines amounts to be contributed to the plan on an annual basis which is largely determined by the Company's performance over the preceding year. Contributions accrued for the year ended September 30, 1996 were $25,000. There were no contributions for the years ended September 30, 1995 or 1997. The Company terminated the plan effective September 30, 1997, at which time the net assets of the plan were disbursed to participants.

10.  RELATED PARTY TRANSACTIONS

     The Company has subcontracted with Gary Register, General Contractor, Inc., a company 100% owned and operated by a shareholder of RCCI. The costs related to these subcontracts are reflected in "Cost of Contract Revenues Earned" and amounted to $44,841, $214,473 and $7,545 for the years ended September 30, 1995, 1996, and 1997, respectively.

     In April 1995, the Company loaned $100,000 to Gibbs and Register, Inc., a company owned in part by shareholders of RCCI. This note is scheduled to be paid off in January 1999, and earns interest at 10% compounded monthly. Interest income related to this loan was $5,078, $10,563, and $9,363 for the years ended September 30, 1995, 1996 and 1997, respectively. Through September 30, 1997, principal payments received relating to this note amounted to $28,709.

     Gibbs and Register, Inc. was issued performance bonds under RCCI's surety policy during 1995, 1996 and 1997.

11.  SUBSEQUENT EVENT

     On May 8, 1998, the Company signed a merger agreement with General Roofing Services, Inc. (GRS) whereby GRS will acquire the Company in a merger for cash concurrent with the consummation of an initial public offering of the common stock of GRS, subject to certain conditions including consummation of the offering.

                                   * * * * * *

                                    PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth an itemized statement of certain estimated expenses incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:


           Securities and Exchange Commission registration fee . . . . . . . . . .       $20,355.00

           NASD filing fee . . . . . . . . . . . . . . . . . . . . . . . . . . . .         7,400.00

           Nasdaq National Market listing fee  . . . . . . . . . . . . . . . . . .

           Blue Sky fees and expenses  . . . . . . . . . . . . . . . . . . . . . .

           Printing and engraving expenses . . . . . . . . . . . . . . . . . . . .

           Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . . .

           Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . . .

           Registrar and Transfer Agent's fees and expenses  . . . . . . . . . . .

           Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                     Total . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $


  All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and Nasdaq National Market listing fee are estimated.

ITEM 14.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company has authority under the Florida General Corporation Act to indemnify all directors and officers to the extent provided in such statute. The Company's Articles of Incorporation provide that the Company shall indemnify its directors to the fullest extent permitted by law either now or hereafter. The Company has also entered into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

  At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 15.         RECENT SALES OF UNREGISTERED SECURITIES

     None.

ITEM 16.         EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

        EXHIBIT
        NUMBER            EXHIBIT
        ------            -------

             1.1      -   Underwriting Agreement among the Registrant, The Robinson-Humphrey Company, LLC and BancAmerica Robertson Stephens*
             2.1      -   Stock Purchase Agreement dated May 12, 1998, by and among the Registrant,
                          Harrington-Scanlon Roofing Company, Inc., a Kansas corporation, and its stockholders*
             2.2      -   Stock Purchase Agreement dated May 8, 1998, by and among the Registrant,
                          Register Contracting Company, Inc., a Florida corporation, Register & Childers
                          Roof Repairs, Inc., a Florida corporation, and their



        EXHIBIT
        NUMBER            EXHIBIT
        ------            -------
                          stockholders*
             2.3      -   Stock Purchase Agreement dated May 13, 1998, by and among the Registrant, S & B
                          Roofing Services, Inc., a Michigan corporation and its stockholders*
             2.4      -   Stock Purchase Agreement dated May 13, 1998, by and among the Registrant,
                          Anthony Roofing, Ltd., an Illinois corporation, and its stockholders*
             2.5      -   Stock Purchase Agreement dated May 12, 1998, by and among the Registrant,
                          Specialty Associates, Inc., a Wisconsin corporation, SAI Wholesale
                          Distributors, Inc., a Wisconsin corporation, and their stockholders*
             2.6      -   Stock Purchase Agreement dated May 13, 1998, by and among the Registrant,
                          Cyclone Roofing Company, a North Carolina corporation, and its sole stockholder*
             2.7      -   Stock Purchase Agreement dated May 19, 1998, by and among the Registrant, Five-
                          K Industries, Inc., a Georgia corporation, and its sole stockholder*
             2.8      -   Stock Purchase Agreement dated May 20, 1998, by and among the Registrant,
                      -   Advanced Roofing, Inc., a Florida corporation, and its stockholders*
             2.9      -   Stock Purchase Agreement dated May 12, 1998, by and among the Registrant,
                          Blackmore & Buckner Roofing, Inc., an Indiana corporation, and its stockholders*
             2.10     -   Stock Purchase Agreement dated May 13, 1998, by and among the Registrant,
                          Wright-Brown Roofing Company, a Michigan corporation, and its stockholders*
             2.11     -   Stock Purchase Agreement dated May 13, 1998, by and among the Registrant,
                          C.E.I. West Roofing Company, Inc., a Colorado corporation, and its stockholders*
             2.12     -   Stock Purchase Agreement dated May 13, 1998, by and among the Registrant,
                          C.E.I. Roofing, Inc., a Texas corporation, and its stockholders*
             2.13     -   Stock Purchase Agreement dated May 13, 1998, by and among the Registrant,
                          C.E.I. Florida, Inc., a Florida corporation, and its stockholders*
             2.14     -   Stock Purchase Agreement dated as of May 25, 1998, by and among the Registrant, GRI of South Florida, Inc., a Florida corporation, and its shareholders*
             2.15     -   Stock Purchase Agreement dated as of May 25, 1998, by and among the Registrant, GRI of West Florida, Inc., a Florida corporation, and its shareholders*
             2.16     -   Stock Purchase Agreement dated as of May 25, 1998, by and among the Registrant, GRI of Orlando, Inc., a Florida corporation, and its shareholders*
             2.17     -   Stock Purchase Agreement dated as of May 25, 1998, by and among the Registrant,
                          Dakota Leasing, Inc., a Florida corporation, and its shareholders*
             3.1      -   Articles of Incorporation of Registrant*
             3.2      -   Bylaws of Registrant*
             4.1      -   Specimen Certificate for the Common Stock*
             5.1      -   Opinion of Baker & McKenzie*
            10.1      -   Employment Agreement dated as of February 16, 1998 between the Registrant and
                          Gregg Wallick*
            10.2      -   Employment Agreement dated as of February 16, 1998 between the Registrant and
                          Eric B. Levine*
            10.3      -   Employment Agreement dated as of February 16, 1998 between the




        EXHIBIT
        NUMBER            EXHIBIT
        ------            -------
                          Registrant and Dale E. Eby*
            10.4      -   Employment Agreement dated as of February 16, 1998 between the Registrant and
                          William A. Abberger III*
            10.5      -   Indemnification Agreement dated May 26, 1998 between the Registrant and Gregg
                          E. Wallick*
            10.6      -   Indemnification Agreement dated May 26, 1998 between the Registrant and Eric B.
                          Levine*
            10.7      -   Indemnification Agreement dated May 26, 1998 between the Registrant and Dale E.
                          Eby*
            10.8      -   Indemnification Agreement dated May 26, 1998 between the Registrant and William
                          A. Abberger III*
            10.9      -   Indemnification Agreement dated May 26, 1998 between the Registrant and
                          Angela Pettus*
            10.10     -   1998 Stock Option and Restricted Stock Purchase Plan adopted May 26, 1998*
            11.1      -   Statement Regarding Computation of Per Share Earnings*
            21.1      -   List of Subsidiaries of the Company
            23.1      -   Consent of Baker & McKenzie (included in Exhibit 5.1)*
            23.2      -   Consents of Independent Auditors
            24.1      -   Powers of Attorney (as set forth on the signature page of the Registration
                          Statement)
            27.1      -   Financial Data Schedules
            99.1      -   Consent of Francis X. Maguire, Proposed Director of the Registrant
            99.2      -   Consent of Charles "Red" Scott, Proposed Director of the Registrant
            99.3      -   Consent of David C. Willis, Proposed Director of the Registrant
            99.4      -   Consent of Robert G. Shuler, Proposed Director of the Registrant
            99.5      -   Consent of John C. Cook, Proposed Director of the Registrant
            99.6      -   Consent of Joel A. Thompson, Proposed Director of the Registrant
            99.7      -   Consent of Thomas E. Brown, Jr., Proposed Director of the Registrant


_________

   * To be filed by amendment.

       (b) Financial Statement Schedules:

           None.

ITEM 17.         UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

         (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

         (4) That insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pompano Beach, Florida, on the 27th day of May, 1998.

                                            GENERAL ROOFING SERVICES, INC.

                                              By:    /s/  Gregg E. Wallick
                                                 ------------------------------
                                                          Gregg E. Wallick
                                           President and Chief Executive Officer

                               POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Gregg E. Wallick with full power of substitution, to file one or more amendments, including post-effective amendments, to this Registration Statement or to file a new registration statement pursuant to Rule 462(b) of the Securities Act for the purpose of registering additional shares of Common Stock, which amendments may make such changes, or new registration statement may contain such information, Gregg Wallick deems appropriate, and each person whose signature appears below, individually and in each capacity stated below, hereby appoints Gregg E. Wallick with full power of substitution, as Attorney-in-Fact to execute his name and on his behalf, to file any such amendments to this Registration Statement or any such new registration statement.


      NAME                                  TITLE                                 DATE
      ----                                  -----                                 ----
/s/  Gregg E. Wallick              President, Chief Executive                   May 27, 1998
-------------------------------     Officer, Director
      Gregg E. Wallick             (Principal Executive Officer)



/s/  Dale E. Eby                   Chief Financial Officer                      May 27, 1998
-------------------------------     Treasurer and Assistant
      Dale E. Eby                   Secretary (Principal Financial
                                    and Accounting Officer)



/s/  Eric B. Levine                Senior Vice President of                     May 27, 1998
-------------------------------     Corporate Development
      Eric B. Levine


/s/  William A. Abberger III       Senior Vice President of                     May 27, 1998
-------------------------------     Operations
      William A. Abberger III


                                 EXHIBIT INDEX


        EXHIBIT
        NUMBER            EXHIBIT
        ------            -------
            21.1      -   List of Subsidiaries of the Company
            23.2      -   Consents of Independent Auditors
            24.1      -   Powers of Attorney (as set forth on the signature page of the Registration
                          Statement)
            27.1      -   Financial Data Schedules
            99.1      -   Consent of Francis X. Maguire, Proposed Director of the Registrant
            99.2      -   Consent of Charles "Red" Scott, Proposed Director of the Registrant
            99.3      -   Consent of David C. Willis, Proposed Director of the Registrant
            99.4      -   Consent of Robert G. Shuler, Proposed Director of the Registrant
            99.5      -   Consent of John C. Cook, Proposed Director of the Registrant
            99.6      -   Consent of Joel A. Thompson, Proposed Director of the Registrant
            99.7      -   Consent of Thomas E. Brown, Jr., Proposed Director of the Registrant
                      -